UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SPARTON CORPORATION

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $1.25 par value per share
	(2)	Aggregate number of securities to which transaction applies: 9,909,316
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $18.50
	(4)	Proposed maximum aggregate value of transaction: $183,322,346
	(5)	Total fee paid: $22,219

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JANUARY 11, 2019

Sparton Corporation

425 North Martingale Road, Suite 1000

Schaumburg, Illinois 60173

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To our Shareholders:

On December 11, 2018, Sparton Corporation (which we refer to as the “Company”), Striker Parent 2018, LLC (which we refer to as “Parent”), and Striker Merger Sub 2018, Inc., a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for Parent to acquire the Company. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into the Company (which we refer to as the “merger”), so that the Company will be the surviving corporation in the merger and a wholly owned subsidiary of Parent. Parent and Merger Sub are owned by funds and accounts affiliated with Cerberus Capital Management, L.P., a private investment firm.

At the effective time of the merger (which we refer to as the “effective time”), each share of the Company’s common stock, par value $1.25 per share (which we refer to as “Company common stock”), issued and outstanding immediately prior to the effective time of the merger (except for shares of Company common stock held by (i) Parent, Merger Sub or any other wholly owned subsidiary of Parent or the Company or any wholly owned subsidiary of the Company and (ii) holders of Company common stock (which we refer to as “Company shareholders”) who have properly exercised dissenters’ rights) will be converted into the right to receive $18.50 in cash without interest (which we refer to as the “merger consideration”). The merger consideration represents a premium of:

•

41% over $13.12, the closing price of Company common stock on The New York Stock Exchange (which we refer to as the “NYSE”) on December 11, 2018, the last full trading day before the public announcement of the merger agreement;

•	32.3% over the 30-day volume weighted average price of Company common stock on the NYSE as of December 11, 2018; and

•	36.2% over the 60-day volume weighted average price of Company common stock on the NYSE as of December 11, 2018.

On [●], 2019, the most recent practicable date before the accompanying proxy statement was mailed to the Company shareholders, the closing price for Company common stock on the NYSE was $[●] per share. We urge you to obtain current market quotations for Sparton Corporation (trading symbol “SPA”).

The Company will hold a special meeting of the Company shareholders (which we refer to as the “special meeting”) in connection with the merger. Company shareholders will be asked to vote to adopt the merger agreement and approve related matters, as described in the accompanying proxy statement. Adoption of the merger agreement requires the affirmative vote in person or by proxy of holders of at least two-thirds of the outstanding shares of Company common stock entitled to vote thereon.

The special meeting will be held on [●], 2019, at [●] [a.m./p.m.], central time, at the offices of the Company, located at 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173.

The board of directors of the Company has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to the Company shareholders and are in the best interests of the Company and the Company shareholders, declared advisable and approved the merger agreement and the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and directed that a proposal for the adoption of the merger agreement be submitted to the Company shareholders for consideration at the special meeting. The board of directors of the Company recommends that the Company shareholders vote “FOR” the adoption of the merger agreement and “FOR” the other matters to be considered at the special meeting.

The accompanying proxy statement provides detailed information about the special meeting, the merger, the merger agreement, the documents related to the merger and other related matters. Please carefully read the entire proxy statement, including its annexes, and any documents incorporated in the proxy statement by reference. In particular, you should read the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement for a description of the risks related to the proposed merger and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2018, and the other reports filed by the Company with the Securities and Exchange Commission and incorporated by reference into the proxy statement, for a description of the risks related to the Company’s business.

On behalf of the board of directors of the Company, thank you for your cooperation and continued support of the Company.

Sincerely,

Joseph J. Hartnett

Interim President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is [●], 2019 and it is first being mailed or otherwise delivered to the Company shareholders on or about [●], 2019.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JANUARY 11, 2019

Sparton Corporation

425 North Martingale Road, Suite 1000

Schaumburg, Illinois 60173

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [●], 2019

NOTICE IS HEREBY GIVEN that Sparton Corporation, an Ohio corporation (which we refer to as the “Company”), will hold a special meeting of holders of shares of common stock of the Company (which we refer to as “Company common stock” and holders of which we refer to as “Company shareholders”) on [●], 2019, at [●] [a.m./p.m.], central time, at 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173 (which we refer to as the “special meeting”) to consider and vote upon the following matters:

1.

A proposal to adopt the Agreement and Plan of Merger, dated as of December 11, 2018, by and among the Company, Striker Parent 2018, LLC, a Delaware limited liability company (which we refer to as “Parent”), and Striker Merger Sub 2018, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), as such agreement may be amended from time to time (which we refer to as the “merger agreement”), a copy of which is attached as Annex A to the accompanying proxy statement, which provides that, upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into the Company (which we refer to as the “merger”), so that the Company will be the surviving corporation in the merger and a wholly owned subsidiary of Parent (which we refer to as the “merger proposal”). Parent and Merger Sub are owned by funds and accounts affiliated with Cerberus Capital Management, L.P., a private investment firm. At the effective time of the merger (which we refer to as the “effective time”), each share of Company common stock issued and outstanding immediately prior to the effective time (except for shares of Company common stock held by (i) Parent, Merger Sub or any other wholly owned subsidiary of Parent or the Company or any wholly owned subsidiary of the Company and (ii) Company shareholders who have properly exercised dissenters’ rights) will be converted into the right to receive $18.50 in cash without interest (which we refer to as the “merger consideration”). For a discussion of the treatment of awards outstanding under the Company stock plans as of the effective time, see the section entitled “The Merger Agreement—Treatment of Company Equity Awards” in the accompanying proxy statement;

2.

A proposal to approve, on a non-binding, advisory basis, the compensation that certain executive officers of the Company may receive in connection with the merger pursuant to agreements or arrangements with the Company (which we refer to as the “compensation proposal”); and

3.

A proposal to approve one or more adjournments of the special meeting, if necessary or advisable, including adjournments to permit further solicitation of proxies in favor of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger proposal (which we refer to as the “adjournment proposal”).

The board of directors of the Company has fixed the close of business on [●], 2019 as the record date for the special meeting. Only Company shareholders of record at that time are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Adoption of the merger agreement requires the affirmative vote in person or by proxy of holders of at least two-thirds of the outstanding shares of Company common stock entitled to vote thereon. Approval of the compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting.

The board of directors of the Company has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to the Company shareholders and are in the best interests of the Company and the Company shareholders, has declared advisable and approved the merger agreement and the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, has directed that a proposal for the adoption of the merger agreement be submitted to the Company shareholders for consideration at the special meeting, and unanimously recommends that the Company shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your vote is very important. We cannot complete the merger unless the Company shareholders approve the merger proposal.

If you have any questions about the merger or the accompanying proxy statement, would like additional copies of the proxy statement or need assistance voting your shares of Company common stock, please contact the Company’s proxy solicitor, Morrow Sodali LLC, 470 West Avenue, 3rd floor, Stamford, CT 06902, by telephone at (203) 658-9400 (for banks and brokerage firms) or (800) 662-5200 (for shareholders) or by email at spa.info@morrowsodali.com. If you hold your shares in “street name” through a bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.

Each copy of the accompanying proxy statement mailed to the Company shareholders is accompanied by a form of proxy card with instructions for voting. Regardless of whether you plan to attend the special meeting, please vote as soon as possible by accessing the Internet site listed on the proxy card, voting telephonically using the phone number listed on the proxy card or submitting your proxy card by mail. If you hold shares of Company common stock in your name as a shareholder of record and are voting by mail, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of shares of Company common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the special meeting in the manner described in the accompanying proxy statement. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. If you hold your stock in “street name” through a bank, broker or other holder of record, please follow the instructions on the voting instruction card furnished by the record holder. If you hold stock in the Company’s 401(k) retirement savings plan, please follow the instructions on the voting instruction card furnished by the plan trustee.

Under Ohio law, Company shareholders who do not vote in favor of or consent to the adoption of the merger agreement will have dissenters’ rights to seek the fair cash value of their shares of Company common stock, but only if they submit a written demand to the Company for such fair cash value before the vote on the merger proposal and comply with the other Ohio law procedures explained in the accompanying proxy statement. Company shareholders who do not vote in favor of the merger proposal and who submit a written demand for payment of the fair cash value of their shares of Company common stock before the vote on the merger proposal and comply with the other Ohio law procedures will not receive the merger consideration.

The accompanying proxy statement provides a detailed description of the special meeting, the merger, the merger agreement, the documents related to the merger and other related matters. Please carefully read the entire proxy statement, including its annexes and any documents incorporated in the proxy statement by reference.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph G. McCormack

Corporate Secretary

Date: [●], 2019

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about the Company from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this proxy statement. You can obtain any of the documents filed with or furnished to the SEC by the Company at no cost from the SEC’s website at https://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement, at no cost by contacting the Company at the following address:

Sparton Corporation

Attention: Shareholders’ Relations Department

425 North Martingale Road, Suite 1000

Schaumburg, Illinois 60173

Telephone: 847-762-5800

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Company shareholders requesting documents must do so by [●], 2019 in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

Morrow Sodali LLC

470 West Avenue—3rd floor

Stamford, CT 06902

Banks and Brokerage Firms Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

Email: spa.info@morrowsodali.com

If you hold your shares in “street name” through a bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.

If you hold your shares in the Company’s 401(k) retirement savings plan, please also contact the plan trustee for additional information.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated [●], 2019 and you should assume that the information in this proxy statement is accurate only as of such date.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

See “Where You Can Find More Information” beginning on page 160 for more details.

-i-

Annex A	MERGER AGREEMENT
Annex B-1	OPINION OF RAYMOND JAMES & ASSOCIATES, INC.
Annex B-2	OPINION OF WELLS FARGO SECURITIES, LLC
Annex C	SECTIONS 1701.84 AND 1701.85 OF THE OGCL

-ii-

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE

SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions that you may have about the merger, the merger agreement and the special meeting. The information in this section does not provide all of the information that might be important to you with respect to the merger or the special meeting. We urge you to read carefully the remainder of this proxy statement, the annexes attached hereto and the other documents referred to or incorporated by reference herein, which contain additional important information. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”

Q:	What is the merger?

A:

Sparton Corporation, an Ohio corporation (which we refer to as the “Company”), Striker Parent 2018, LLC, a Delaware limited liability company (which we refer to as “Parent”), and Striker Merger Sub 2018, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), entered into an Agreement and Plan of Merger, dated December 11, 2018, as such agreement may be amended from time to time (which we refer to as the “merger agreement”). Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into the Company (which we refer to as the “merger”), so that the Company will be the surviving corporation in the merger and a wholly owned subsidiary of Parent. Parent and Merger Sub are owned by funds and accounts affiliated with Cerberus Capital Management, L.P., a private investment firm. A copy of the merger agreement is attached as Annex A to this proxy statement.

The merger cannot be consummated unless, among other things, holders of at least two-thirds of the outstanding shares of common stock of the Company (which we refer to as “Company common stock” and holders of which we refer to as “Company shareholders”) entitled to vote approve the proposal to adopt the merger agreement.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [●], 2019, at [●] [a.m./p.m.], central time, at the offices of the Company, located at 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173.

Q:	Why am I receiving this proxy statement?

A:

We are delivering this document to you because you were a Company shareholder as of [●], 2019, the record date for the special meeting the Company has called to adopt the merger agreement and approve related matters (which we refer to as the “special meeting”). This proxy statement is being used by the board of directors of the Company (which we refer to as the “Company board”) to solicit, on behalf of the Company, proxies of the Company shareholders in connection with the adoption of the merger agreement and related matters and describes the proposals to be presented at the special meeting.

This proxy statement contains important information about the merger and the other proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Company common stock voted by proxy without attending the special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What are the Company shareholders being asked to vote on at the special meeting?

A:	The Company is soliciting proxies from its shareholders with respect to the following proposals:

1.	A proposal to adopt the merger agreement (which we refer to as the “merger proposal”);

2.

A proposal to approve, on a non-binding, advisory basis, the compensation that certain executive officers of the Company may receive in connection with the merger pursuant to agreements or arrangements with the Company, as described in “Proposal 2—Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” (which we refer to as the “compensation proposal”); and

3.

A proposal to approve one or more adjournments of the special meeting, if necessary or advisable, including adjournments to permit further solicitation of proxies in favor of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger proposal (which we refer to as the “adjournment proposal”).

Q:	Why am I being asked to consider and vote on, by non-binding, advisory vote, the compensation proposal?

A:

The SEC rules require the Company to seek a non-binding, advisory vote to approve compensation that will or may become payable by the Company to its named executive officers in connection with the merger. The approval of this proposal is not a condition to the consummation of the merger and will not be binding on the Company or Parent. If the merger agreement is approved by Company shareholders and the merger is consummated, the merger-related compensation may be paid to the Company’s named executive officers even if the Company shareholders do not approve the proposal.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement including its annexes and any documents incorporated by reference herein and have decided how you wish to vote your shares of Company common stock, please vote your shares promptly so that your shares are represented and voted at the special meeting.

If you hold your shares in your name as a shareholder of record, you can complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, and we request that you do this as soon as possible. Alternatively, you may vote through the Internet or by telephone. Information and applicable deadlines for voting by mail, through the Internet or by telephone are set forth in the enclosed proxy card instructions.

If you hold your shares in “street name” through a bank, broker or other holder of record, please refer to the instructions for voting your shares provided by such bank, broker or other holder of record.

If you hold your shares in the Company’s 401(k) retirement savings plan (which we refer to as the “401(k) Plan”), please refer to the instructions for voting your shares provided by the plan trustee, Merrill Lynch, Pierce, Fenner & Smith (which we refer to as “Merrill Lynch”).

Q:	If my shares of Company common stock are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:

No. Your broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a broker, you must provide your broker with instructions on how to vote your shares. Please follow the voting instructions provided by such broker. You may not vote shares held in “street name” by returning a proxy card directly to the Company, or by voting in person at the special meeting, unless you provide a legal proxy, which you must obtain from your broker. “Broker non-votes” are shares held in “street name” by brokers that are present in person or represented by proxy at the special meeting, but for which the beneficial owner has not provided the broker with instructions on how to vote on a particular proposal that such broker does not have discretionary voting power on. Brokers holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement.

Q:	How do I vote my shares held in the Company’s 401(k) retirement savings plan?

A:

If you participate in the 401(k) Plan and hold shares in your plan account, you must provide the 401(k) Plan trustee, Merrill Lynch, with instructions on how to vote your shares. Please follow the voting instructions provided by Merrill Lynch. You may not vote shares held in the 401(k) Plan by returning a proxy card directly to the Company or by voting in person at the special meeting.

If you do not instruct the 401(k) Plan trustee, Merrill Lynch, as to how to vote your shares held in the 401(k) Plan, Merrill Lynch may vote your shares in accordance with its fiduciary obligations under the Employee Retirement Income Security Act of 1974, as amended.

Q:	Why is my vote important?

A:

If you do not submit a proxy card or vote in person at the special meeting, or if you fail to instruct your broker as to how to vote, it will be more difficult for the Company to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, your failure to instruct your broker how to vote or your abstention will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:

All Company shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers or other holders of record and in the 401(k) Plan, are invited to attend the special meeting.

Shareholders of record of shares of Company common stock can vote in person at the special meeting.

If you are not a shareholder of record (in other words, if your shares are held for you in “street name” through a bank, broker or other holder of record), you must obtain a legal proxy, executed in your favor, from your bank, broker or other holder of record of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

Company shareholders who hold shares in the 401(k) Plan may attend the special meeting but may not vote the shares held in the 401(k) Plan in person at the special meeting.

In addition, all Company shareholders must bring a form of personal photo identification in order to be admitted to the meeting. The Company reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to sign, date and return your proxy card, or to vote via the Internet or by telephone, promptly. If you are then present at the special meeting and wish to vote your shares in person, you may revoke your original proxy by voting at the special meeting.

Q:	Will the Company be required to submit the merger proposal to the Company shareholders even if the Company board has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the special meeting, the Company is required to submit the merger proposal to the Company shareholders even if the Company board has withdrawn, modified or qualified its recommendation.

Q:	Are the Company shareholders entitled to dissenters’ rights?

A:

Yes. Company shareholders are entitled to dissenters’ rights under Sections 1701.84 and 1701.85 of the General Corporation Law of the State of Ohio (which we refer to as the “OGCL”). For further information, see “Dissenters’ Rights.”

Q:	If I am a Company shareholder, should I send in my stock certificate(s) now?

A:

No. If the merger proposal is approved, shortly after the consummation of the merger, you will receive a letter of transmittal describing how you may exchange your stock certificate(s) or book-entry shares of Company common stock for the merger consideration. If your shares of Company common stock are held in “street name” through a bank, broker or other holder of record, you should contact the record holder of your shares for instructions as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the merger consideration. If you hold your shares of Company common stock in the 401(k) Plan, you should contact the plan trustee, Merrill Lynch, for instructions as to how to effect the surrender of those shares in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares. If you are a shareholder of record of shares of Company common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement to ensure that you vote every share of Company common stock that you own.

Q:	What will happen to the Company generally as a result of the merger?

A:

If the merger is consummated, Company common stock will be delisted from The New York Stock Exchange (which we refer to as the “NYSE”) and deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and the Company will no longer file periodic reports with the SEC on account of Company common stock. The Company will cease to be an independent public company and will become a wholly owned subsidiary of Parent. You will no longer have any ownership interest in the Company.

Q:	When do you expect the merger to be consummated?

A:

The Company currently expects to consummate the merger in the first calendar quarter of 2019. However, the Company cannot assure you of when or if the merger will be consummated. The closing of the transaction is subject to the satisfaction of various conditions that are not within the Company’s control. The Company must obtain the approval of the Company shareholders to adopt the merger agreement at the special meeting. The Company and Parent must also obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the merger is not consummated?

A:

If the merger is not consummated for any reason, the Company shareholders will not receive any consideration for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent, public company and Company common stock will continue to be listed and traded on the NYSE. In addition, under certain circumstances specified in the merger agreement, the Company may be required to pay a termination fee. See “The Merger Agreement—Termination Fees” for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:

The record date for Company shareholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of Company common stock after [●], 2019, the record date for the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the transferee of your shares.

Q:	Whom should I call with questions?

A:

If you have any questions about the merger or this proxy statement, would like additional copies of this proxy statement, or need assistance voting your shares of Company common stock, please contact the Company’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue—3rd floor

Stamford, CT 06902

Banks and Brokerage Firms Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

Email: spa.info@morrowsodali.com

If your Company common stock is held in “street name” through your bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.

If your Company common stock is held in the 401(k) Plan, please also contact the plan trustee, Merrill Lynch, for additional information.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, including the more detailed information contained elsewhere in this proxy statement, its annexes and the documents incorporated by reference into or otherwise referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”

Parties to the Merger (Page 19)

Sparton Corporation, an Ohio corporation, is a provider of design, development and manufacturing services for complex electromechanical devices, as well as sophisticated engineered products complementary to the same electromechanical value stream. The Company serves the Medical & Biotechnology, Military & Aerospace and Industrial & Commercial markets through two reportable business segments; Manufacturing & Design Services (which we refer to as “MDS”) and Engineered Components & Products (which we refer to as “ECP”). The majority of the Company’s customers are in highly regulated industries where strict adherence to regulations is necessary. The Company’s products and services include offerings for Original Equipment Manufacturers and Emerging Technology customers that utilize microprocessor-based systems which include transducers, printed circuit boards and assemblies, sensors and electromechanical components, as well as development and design engineering services relating to these product sales. The Company also develops and manufactures sonobuoys, anti-submarine warfare devices used by the United States Navy as well as by foreign governments that meet Department of State licensing requirements. Additionally, the Company manufactures rugged flat panel display systems for military panel PC workstations, air traffic control and industrial applications, as well as high performance industrial grade computer systems and peripherals.

Striker Parent 2018, LLC, a Delaware limited liability company, was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of equity financing and debt financing in connection with the merger. Parent is owned by funds and accounts affiliated with Cerberus Capital Management, L.P. (which we refer to as “Cerberus”). Cerberus, together with its affiliates, is one of the world’s leading private investment firms with approximately $35 billion under management. Upon completion of the merger, the Company will be a direct wholly owned subsidiary of Parent.

Striker Merger Sub 2018, Inc., an Ohio corporation and direct wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of equity financing and debt financing in connection with the merger. Upon completion of the proposed merger, Merger Sub will cease to exist.

The Special Meeting (Page 21)

Date, Time and Place of the Special Meeting (Page 21)

The special meeting to vote upon the merger proposal, in addition to the other matters described in this proxy statement, will be held on [●], 2019, at [●] [a.m./p.m.], central time, at the offices of the Company, located at 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173.

Record Date and Quorum (Page 21)

The Company board has fixed the close of business on [●], 2019 as the record date for the determination of the Company shareholders entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were [●] shares of Company common stock outstanding and entitled to vote, held by approximately [●] holders of record. You will have one vote on each matter properly coming before the special meeting for each share of Company common stock that you owned on the record date.

The presence in person or by proxy of the holders of record of a majority of the outstanding voting shares of the Company as of the record date is necessary to constitute a quorum at the special meeting. All shares of Company common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting. If a beneficial owner of Company common stock held by a broker in “street name” does not give voting instructions to the broker, then those shares will not be counted as present in person or by proxy at the special meeting.

Vote Required (Page 22)

Merger Proposal:

•

Standard: Approval of the merger proposal requires the affirmative vote in person or by proxy of holders of at least two-thirds of the outstanding shares of Company common stock entitled to vote thereon.

•

Effect of abstentions and broker non-votes: If you fail to submit a proxy card or vote in person, mark “ABSTAIN” on your proxy or fail to instruct your broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation Proposal:

•

Standard: Approval, on a non-binding, advisory basis, of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your broker how to vote with respect to the compensation proposal, it will have no effect on the proposal.

Adjournment Proposal:

•

Standard: Whether or not a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your broker how to vote with respect to the adjournment proposal, it will have no effect on the proposal.

Voting, Proxies and Revocation (Page 22)

Company shareholders of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the enclosed postage-paid return envelope, or may vote in person by appearing at the special meeting. Company shareholders entitled to vote at the special meeting that hold shares in “street name” through a bank, broker or other holder of record may submit a proxy by following the voting instructions provided by such record holder, or may vote in person by appearing at the special meeting and providing a legal proxy obtained from such record holder. Company shareholders entitled to vote at the special meeting that hold shares in the 401(k) Plan may submit a proxy by following the voting instructions provided by the Merrill Lynch, the 401(k) Plan trustee, and may not vote in person at the special meeting.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted in accordance with the recommendations of the Company board, which, as of the date of this proxy statement, are “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

If you are a shareholder of record of shares of Company common stock, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised. Proxies may be revoked by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to the Company’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m., central time, on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: Sparton Corporation, Attn: Corporate Secretary, 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173.

If you are a “street name” holder of the Company’s common stock, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record. You must contact the record holder of your shares to obtain instructions as to how to change your proxy vote. If you hold your shares of Company common stock in the 401(k) Plan, you should contact the plan trustee, Merrill Lynch, to obtain instructions as to how to change your proxy vote.

The Merger (Page 26)

Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company, so that the Company will be the surviving corporation in the merger and a wholly owned subsidiary of Parent. Upon the consummation of the merger, the separate corporate existence of Merger Sub will cease.

Recommendation of the Company Board of Directors; Reasons for the Merger (Page 81)

After careful consideration of various factors described in “The Merger—Recommendation of the Company Board of Directors; Reasons for the Merger,” the Company board (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to the Company shareholders and in the best interests of the Company and the Company shareholders; (ii) declared advisable and approved the merger agreement and the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger; (iii) directed that a proposal for the adoption of the merger agreement be submitted to the Company shareholders for consideration at the special meeting; and (iv) resolved to recommend that the Company shareholders adopt the merger agreement. The Company board made its determination after consultation with its legal and financial advisors and consideration of numerous factors.

The Company board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Opinion of Raymond James & Associates, Inc. (Page 89 and Annex B-1)

At the December 11, 2018 meeting of the Company board, representatives of Raymond James & Associates, Inc. (which we refer to as “Raymond James”) rendered its oral opinion to the Company board (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion dated the same date), that, as of December 11, 2018, the merger consideration to be received by Company shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to Company shareholders based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of December 10, 2018, and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated December 11, 2018, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex B-1 to this proxy statement. Raymond James provided its opinion for the information and assistance of the Company board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by Company shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Company board or any Company shareholder as to how the Company board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Opinion of Wells Fargo Securities (Page 98 and Annex B-2)

On December 11, 2018, Wells Fargo Securities, LLC (which we refer to as “Wells Fargo Securities”) rendered its oral opinion to the Company board (which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated the same date) that, based upon and subject to the procedures followed, qualifications, assumptions and other matters considered in connection with the preparation of its opinion, as of December 11, 2018, the merger consideration to be received by Company shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to Company shareholders.

Wells Fargo Securities’ opinion was for the information and use of the Company board (in its capacity as such) in connection with its evaluation of the merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to Company shareholders of the merger consideration to be received by such shareholders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Wells Fargo Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B-2 to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to the Company board or any holder of Company common stock as to how any such holder should vote or act on any matter relating to the proposed merger.

Financing of the Merger (Page 106)

The obligations of Parent and Merger Sub to complete the merger are not contingent upon the receipt of any financing.

Cerberus Institutional Partners VI, L.P. (which we refer to as “CIP VI”), which is an affiliate of Cerberus, and Parent have entered into an equity commitment letter, dated as of December 11, 2018 (which we refer to as the “equity commitment letter”), pursuant to which CIP VI committed to purchase securities of Parent for $280 million in cash substantially contemporaneously with the consummation of the merger. Such commitment amount is subject to reduction if Parent does not require the entire amount to pay the aggregate merger consideration and all amounts required to be paid with respect to the Company’s equity awards, to repay or refinance the indebtedness of the Company to the extent required in connection with the transactions contemplated by the merger agreement, and to pay the fees and expenses of Parent, Merger Sub and the surviving corporation in connection with the merger and the transactions contemplated by the merger agreement (which we refer to, collectively, as the “required payments”). Under certain circumstances, the Company is a third party beneficiary to the equity commitment letter.

In the merger agreement, Parent and Merger Sub have represented that the equity financing, when funded in accordance with its terms, will provide Parent with funds sufficient to satisfy, or cause to be satisfied, the required payments.

Parent also plans to finance a portion of the amounts required to complete the merger through a debt financing, which is expected to take the form of a revolving credit facility and a term loan facility. Subject to customary terms, the Company has agreed to, and to cause its subsidiaries to, provide Parent with customary cooperation as reasonably requested by Parent or Merger Sub to assist them in arranging such debt financing.

For more information, see “The Merger—Financing of the Merger—Financing.”

Limited Guarantee (Page 107)

Pursuant to the limited guarantee delivered by CIP VI in favor of the Company, dated as of December 11, 2018 (which we refer to as the “limited guarantee”), CIP VI has guaranteed the due and punctual payment of certain monetary obligations that may be owed by Parent pursuant to the merger agreement, subject to a maximum liability equal to (a) $9.25 million with respect to the reverse termination fee payable by Parent pursuant to the merger agreement, plus (b) $1.5 million with respect to certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses suffered or incurred by the Company, as specified in the merger agreement and in connection with enforcing the limited guarantee. For more information, see “The Merger—Financing of the Merger—Limited Guarantee.”

Interests of the Company’s Executive Officers and Directors in the Merger (Page 107)

The interests of the Company’s executive officers and directors in the merger that are different from, or in addition to, those of the Company shareholders generally are described in the section entitled “The Merger—Interests of the Company’s Executive Officers and Directors in the Merger.” The Company board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the Company shareholders. These interests include (i) the right to receive payments in respect of Company RSUs (as defined below) which will, subject to the limitations described herein, be cashed-out based on the merger consideration; (ii) the receipt of cash severance payments and vested benefits upon a qualifying termination of employment pursuant to the terms of each executive officer’s respective employment agreement; and (iii) entitlement to continued indemnification, expense advancement and insurance coverage under the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 117)

The exchange of shares of Company common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. A Company shareholder who is a U.S. holder and who exchanges shares of Company common stock for cash in the merger will, for U.S. federal income tax purposes, generally recognize gain or loss in an amount equal to the difference, if any, between the amount of such cash received by such Company shareholder and the Company shareholder’s adjusted tax basis in the Company shareholder’s shares of Company common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the recipient provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Company shareholders should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the merger. Company shareholders should also consult their tax advisors for a complete analysis of the effect of the merger on the Company shareholders’ federal, state, local and foreign taxes.

Regulatory Approvals Required for the Merger (Page 119)

The consummation of the merger is subject to the expiration or early termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”). Subject to the terms and conditions of the merger agreement, the parties have agreed to cooperate and use their reasonable best efforts to prepare and file as promptly as practicable all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to consummate the merger or any of the other transactions contemplated by the merger agreement.

The Merger Agreement (Page 121 and Annex A)

Merger Consideration (Page 122)

In the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (which we refer to as the “effective time”) (except for shares of Company common stock held by (i) Parent, Merger Sub or any other wholly owned subsidiary of Parent or the Company or any wholly owned subsidiary of the Company and (ii) Company shareholders who have properly exercised dissenters’ rights, which we refer to collectively as “excluded shares”) will be converted into the right to receive $18.50 in cash, without interest (which we refer to as the “merger consideration”).

Treatment of Company Equity Awards (Page 122)

Restricted Stock. At the effective time, with respect to each outstanding share of Company common stock that is subject to any vesting, forfeiture, repurchase or other lapse restriction (which we refer to as a “restricted share”) under the Sparton Corporation Stock Incentive Plan and the Sparton Corporation 2010 Long-Term Incentive Plan (which we refer to collectively as the “Company stock plans”), the vesting, forfeiture, repurchase or other lapse restriction will lapse and such restricted share will be fully vested and will be converted into the right to receive the merger consideration.

Restricted Stock Units. At the effective time, each outstanding restricted stock unit award in respect of shares of Company common stock granted under the Company stock plans (which we refer to as a “Company RSU”) will fully vest and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the merger consideration in respect of each share of Company common stock underlying such Company RSU.

Stock Options. At the effective time, each outstanding option to purchase shares of Company common stock (which we refer to as a “stock option”) granted under the Company stock plans, whether vested or unvested, that has an exercise price per share that is less than the merger consideration will fully vest and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the merger consideration exceeds the exercise price per share of such stock option and (ii) the total number of shares of Company common stock subject to such stock option. Any stock option that has an exercise price per share that is greater than or equal to the merger consideration will be cancelled at the effective time for no consideration or payment.

Non-Solicitation of Acquisition Proposals (Page 132)

The merger agreement provides that none of the Company, its subsidiaries or its or their representatives retained in connection with the merger will, and the Company will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives retained other than in connection with the merger not to, directly or indirectly:

•

initiate, solicit or knowingly take any action to facilitate, encourage or solicit any acquisition proposal (as defined in “The Merger Agreement—Non-Solicitation of Acquisition Proposals”) or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•

participate in any discussions or negotiations regarding, or furnish or provide any non-public information to any person in connection with, any acquisition proposal or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort relating to an acquisition proposal by, any person that is seeking to make, or has made, an acquisition proposal;

•

except as required by applicable law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, and to the extent that the Company board concludes in good faith, after receiving the advice of its outside legal counsel and its financial advisors, that an acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined in “The Merger Agreement—Non-Solicitation of Acquisition Proposals”), the Company may, prior to the time the merger agreement is adopted by the Company shareholders, make available non-public information or data, and engage in discussions, with respect to certain unsolicited bona fide written acquisition proposals that did not result from a breach of the merger agreement.

No Change in Board Recommendation; No Entry into Alternative Transactions (Page 134)

If the Company board determines in good faith after considering advice from its financial advisors and outside legal counsel that it would be inconsistent with the directors’ fiduciary duties under applicable law to continue to recommend the merger agreement, then it may make a change in its recommendation, provided that:

•

(i) the Company has received an acquisition proposal that did not result from breach of the Company’s agreement not to solicit other offers (and such proposal is not withdrawn) and the Company board determines in good faith, after receiving the advice of its outside legal counsel and its financial advisors, that such acquisition proposal constitutes a superior proposal or (ii) an intervening event, which was unknown, or if known the consequences of which were unknown, to the Company board as of the date of signing the merger agreement, shall have occurred and the Company board determines in good faith, after receiving the advice of its outside legal counsel and its financial advisors, that continuing to recommend the merger agreement would be inconsistent with the directors’ fiduciary duties under applicable law;

•

the Company gives Parent at least four business days’ prior written notice of its intention to take such action and such notice (i) in the case of an acquisition proposal, specifies the latest material terms of, and the identity of the third party making, such acquisition proposal and includes an unredacted copy of any relevant proposed transaction agreements relating to such acquisition proposal and (ii) in the case of an intervening event, includes a description of the intervening event in reasonable detail, and during such four-day period, Parent may propose revisions to the merger agreement; and

•

at the end of such notice period, the Company board discusses and negotiates in good faith any amendment or modification to the merger agreement proposed by Parent and, after receiving the advice of its outside legal counsel and its financial advisors, determines in good faith that it would nevertheless be inconsistent with the directors’ fiduciary duties under applicable law to continue to recommend the merger agreement or not terminate the merger agreement.

Unless the merger agreement has been terminated in accordance with its terms, the Company is required to hold the special meeting for the purpose of voting upon the merger proposal even if there is a change in Company recommendation.

Company Shareholders Meeting (Page 136)

The Company has agreed to hold a special meeting as promptly as practicable for the purpose of voting upon the adoption of the merger agreement and upon other related matters. The Company board has agreed to recommend that the Company shareholders adopt the merger agreement in this proxy statement and in other materials and communications between the Company and the Company shareholders and to use its reasonable best efforts to solicit the adoption of the merger agreement at the special meeting.

Conditions to the Merger (Page 145)

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by the Company shareholders, the absence of any legal prohibitions, the accuracy of the representations and warranties (subject to customary materiality qualifiers), compliance by the other party with its obligations under the merger agreement (subject to customary materiality qualifiers) and the expiration or early termination of the waiting period with respect to the merger under the HSR Act.

Neither the Company nor Parent can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be effected.

Termination (Page 147)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time (whether before or after the adoption of the merger agreement by the Company shareholders (unless otherwise specified below)) under the following circumstances:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent if:

•

the merger is not consummated by May 11, 2019, subject to certain permitted extensions as described in “The Merger Agreement—Termination,” and unless the failure of the merger to be consummated by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	the proposal to adopt the merger agreement is not approved by the Company shareholders at the special meeting; or

•

any law, executive order, ruling, injunction or other order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable, unless the party seeking termination has not observed in all material respects its covenants under the merger agreement with respect to obtaining regulatory approvals;

•	by the Company if:

•

prior to obtaining the approval of the Company shareholders of the merger proposal, in order to enter into a definitive agreement with respect to a superior proposal concurrently with the termination, so long as the Company has complied with its obligation not to solicit other offers and pays the termination fee described below to Parent;

•

there is an uncured breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of Parent or Merger Sub, which, in each case, would constitute the failure of certain closing conditions set forth in the merger agreement; or

•

if the mutual conditions to closing and Parent and Merger Sub’s conditions to closing have been satisfied or waived in accordance with the merger agreement and Parent and Merger Sub fail to consummate the merger on the date that the closing should have occurred pursuant to the merger agreement, the Company delivers written notice to Parent that it stands ready and willing to consummate the merger and Parent and Merger Sub fail to consummate the merger within five business days after the delivery of such notice; and

•	by Parent if:

•

prior to obtaining the approval of the Company shareholders of the merger proposal, the Company board effected a Company adverse recommendation change (as defined in “The Merger Agreement—No Change in Board Recommendation; No Entry into Alternative Transactions”);

•	prior to obtaining the approval of the Company shareholders of the merger proposal, the Company has breached its obligations in any material respect with respect to not soliciting other offers;

•

there is an uncured breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the Company, which, in each case, would constitute the failure of certain closing conditions set forth in the merger agreement; or

•

the Company, any of its subsidiaries or the ERAPSCO JV (as defined in “The Merger—Background of the Merger”) shall have been suspended, debarred, excluded or proposed for debarment from doing business with any governmental entity or shall have been declared non-responsible or ineligible for contracting with any governmental entity and such impairment is not curable or is not cured prior to the earlier of (i) sixty days after written notice of such matter is given by Parent to the Company or (ii) the outside date (as defined in “The Merger Agreement—Termination”).

Expenses (Page 143)

The Company must reimburse Parent for all reasonable documented out-of-pocket expenses to the extent incurred by Parent, Merger Sub or any of their affiliates in connection with the merger agreement (but subject to certain limitations set forth in the merger agreement, which are further described in “The Merger Agreement—Expenses”) if the merger agreement is terminated by Parent due to a willful breach by the Company of any of its covenants or agreements contained in the merger agreement. The aggregate amount of such expenses payable by the Company shall not exceed $4,750,000.

Termination Fees (Page 148)

The Company must pay a termination fee in the amount of $7,500,000 (less the aggregate amount of any expenses paid by the Company as described above) if the merger agreement is terminated in the following circumstances:

•	In the event that the Company terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal.

•	In the event that:

•

after the date of signing the merger agreement and prior to the date of the special meeting, an acquisition proposal has been publicly announced or otherwise publicly disclosed and not withdrawn prior to the date of the special meeting; and

•

thereafter the Company or Parent terminates the merger agreement because the merger proposal is not approved at the special meeting and (i) within twelve months of the date of termination of the merger agreement, the Company enters into a definitive agreement and later consummates a transaction with respect to such acquisition proposal or (ii) otherwise consummates an acquisition proposal within twelve months after the date of termination of the merger agreement, provided that, in the case of each of clause (i) and clause (ii), such acquisition proposal provides for aggregate consideration in excess of $65 million to be paid to the Company, its subsidiaries or their respective shareholders.

•	In the event that:

•	after the date of signing the merger agreement and prior to the outside date, an acquisition proposal has been publicly announced or otherwise disclosed to the Company board;

•	the Company or Parent terminates the merger agreement due to the passing of the outside date or Parent terminates the merger agreement due to a material breach by the Company of the merger agreement;

•

such acquisition proposal shall not have been withdrawn prior to (i) the outside date, if the merger agreement was terminated due to the passing of the outside date or (ii) the applicable date the merger agreement was terminated, if the merger agreement was terminated by Parent due to a material breach by the Company of the merger agreement; and

•

within twelve months after any termination described in the immediately preceding bullet, (i) the Company enters into a definitive agreement to consummate an acquisition proposal and consummates a transaction with respect to such acquisition proposal or (ii) otherwise consummates an acquisition proposal within twelve months after the date of termination of the merger agreement, provided that, in the case of each of clause (i) and clause (ii), such acquisition proposal provides for aggregate consideration in excess of $65 million to be paid to the Company, its subsidiaries or their respective shareholders.

Parent must pay a Parent termination fee in the amount of $9,250,000 to the Company if the merger agreement is terminated in the following circumstances:

•	the Company terminates the merger agreement due to a material breach of the merger agreement by Parent or Merger Sub;

•	the Company exercises its failure to close termination right (as defined in “The Merger Agreement—Termination”).

•

either the Company or Parent terminates the merger agreement due to the passing of the outside date, and as of the time of such termination the Company was entitled to terminate the merger agreement as described in either of the two immediately preceding bullets.

Remedies (Page 149)

The parties are entitled to seek an injunction, specific performance or other equitable remedies to prevent breaches of the merger agreement and to enforce specifically its terms. Furthermore, the Company is entitled to seek specific performance, injunctive relief or other equitable remedies to cause Parent to obtain the financing under the equity commitment letter (which we refer to as the “equity financing”) in order to consummate the closing so long as (i) the mutual conditions to closing and Parent and Merger Sub’s conditions to closing have been satisfied or waived in accordance with the merger agreement at the time when the closing would have occurred, or would have been required to occur, pursuant to the merger agreement and (ii) the Company irrevocably confirms to Parent that it stands ready and willing to consummate the merger in the event specific performance is granted and the equity financing is funded.

The Company is not entitled to receive (i) both (A) a grant of specific performance to cause the equity financing to be funded and the closing to be consummated and (B) the payment of any monetary damages or the payment of the Parent termination fee or (ii) both (A) a payment of any monetary damages and (B) payment of the Parent termination fee.

Aside from the equitable relief described above, the Company’s sole and exclusive remedy under the merger agreement is the right to receive the Parent termination fee and the reimbursement of certain out-of-pocket costs and expenses as provided in the merger agreement. If the Company has received the Parent termination fee and the reimbursement of the costs and expenses contemplated by the merger agreement and the limited guarantee, then none of Parent, Merger Sub or any of their affiliates shall have any liability or obligation with respect to any losses or damages suffered by the Company or any of its affiliates in connection with the merger or the merger agreement, and none of the Company or any of its affiliates shall be entitled to bring any claim arising out of any such matters.

Aside from the equitable relief described above, if Parent has received (i) the termination fee or the expenses (as defined in “The Merger Agreement—Expenses”) (but, in the case of the payment of the expenses, if the Company is subsequently required to pay the termination fee, it must have paid the termination fee) and (ii) the reimbursement of the costs and expenses contemplated by the merger agreement, then none of the Company or any of its affiliates shall have any liability or obligation with respect to any losses or damages suffered by Parent, Merger Sub or any of their respective affiliates in connection with the merger or the merger agreement, and none of Parent, Merger Sub or any of their respective affiliates shall be entitled to bring any claim arising out of any such matters.

Dissenters’ Rights (Page 154 and Annex C)

If the merger agreement is adopted by the Company shareholders, the Company shareholders who do not vote in favor of or consent to the merger proposal and who properly demand payment of the fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 of the OGCL generally provides that shareholders of the Company will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights.

Specifically, any Company shareholder who is a record holder of shares of Company common stock on [●], 2019, the record date for the special meeting, and whose shares are not voted in favor of or have not consented to the adoption of the merger agreement may be entitled to be paid the “fair cash value” of such shares of Company common stock after the effective time. To be entitled to such payment, a Company shareholder must deliver to the Company a written demand for payment of the fair cash value of the shares of Company common stock held by such Company shareholder before the vote on the merger proposal is taken, the Company shareholder must not vote in favor of the merger proposal, and the Company shareholder must otherwise comply with Section 1701.85. A Company shareholder’s failure to vote against the merger proposal will not constitute a waiver of such Company shareholder’s dissenters’ rights, as long as such Company shareholder does not vote in favor of the merger proposal. A proxy returned to the Company signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will constitute a waiver of dissenting shareholders’ rights. Any written demand must specify the Company shareholder’s name and address, the number and class of shares of Company common stock held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such shares of Company common stock.

See the text of Section 1701.84 and Section 1701.85 of the OGCL attached as Annex C to this proxy statement for specific information on the procedures to be followed in exercising dissenters’ rights. Any Company shareholder wishing to exercise dissenters’ rights is encouraged to consult legal counsel before attempting to exercise those rights due to the complexity of the process.

Company shareholders considering seeking payment of the fair cash value of their shares of Company common stock should be aware that the “fair cash value” of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of the fair cash value of their shares of Company common stock. If the shares of Company common stock are listed on a national securities exchange, such as the NYSE, immediately before the effective time, the fair cash value will be the closing sale price of the shares of Company common stock as of the close of trading on the day before the vote of the Company shareholders.

Delisting and Deregistration of Company Common Stock (Page 159)

If the merger is consummated, Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC on account of Company common stock. The Company will cease to be an independent public company and will become a wholly owned subsidiary of Parent. You will no longer have any ownership interest in the Company.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the proposed merger between Merger Sub and the Company, the anticipated timing of the transaction and the business of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this proxy statement, including, but not limited to:

•	the risk that the merger may not be consummated in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company common stock;

•	the risk that required approvals of the merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule;

•	the risk that the Company’s shareholders may fail to approve the merger;

•	the risk that the parties to the merger agreement may fail to satisfy other conditions to the consummation of the merger or meet expectations regarding the timing and consummation of the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the effect of the announcement or pendency of the merger on the Company’s business relationships, operating results, employees and business generally;

•	the risk that the proposed merger disrupts current plans and operations of the Company and potential difficulties in the Company’s employee retention as a result of the merger;

•	risks related to diverting management’s attention from the Company’s ongoing business operations;

•	the outcome of legal proceedings that may be instituted against the Company related to the merger agreement or the merger;

•	the amount of unexpected costs, fees, expenses and other charges related to the merger; and

•	political instability.

For additional factors that could materially affect our financial results and our business generally, please refer to the Company’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2018 (which we refer to as the “2018 Annual Report”) and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and the other reports filed by the Company with the SEC. See “Where You Can Find More Information.” The Company undertakes no obligation to revise these statements following the date of this communication, except as required by law.

PARTIES TO THE MERGER

The Company

Sparton Corporation

425 North Martingale Road, Suite 1000

Schaumburg, Illinois 60173

Telephone: (847) 762-5800

The Company, an Ohio corporation, is a provider of design, development and manufacturing services for complex electromechanical devices, as well as sophisticated engineered products complementary to the same electromechanical value stream. The Company serves the Medical & Biotechnology, Military & Aerospace and Industrial & Commercial markets through two reportable business segments; Manufacturing & Design Services (which we refer to as “MDS”) and Engineered Components & Products (which we refer to as “ECP”). The majority of the Company’s customers are in highly regulated industries where strict adherence to regulations is necessary. The Company’s products and services include offerings for Original Equipment Manufacturers and Emerging Technology customers that utilize microprocessor-based systems which include transducers, printed circuit boards and assemblies, sensors and electromechanical components, as well as development and design engineering services relating to these product sales. The Company also develops and manufactures sonobuoys, anti-submarine warfare devices used by the United States Navy as well as by foreign governments that meet Department of State licensing requirements. Additionally, the Company manufactures rugged flat panel display systems for military panel PC workstations, air traffic control and industrial applications, as well as high performance industrial grade computer systems and peripherals.

Company common stock is traded on the NYSE under the symbol “SPA.” Additional information about the Company and its subsidiaries is included in documents incorporated by reference into this proxy statement. See “Where You Can Find More Information.” The Company maintains a website at http://www.sparton.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated by reference.

Parent

Striker Parent 2018, LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, New York 10022

Telephone: (212) 891-2100

Striker Parent 2018, LLC, a Delaware limited liability company, was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of equity financing and debt financing in connection with the merger. Parent is owned by funds and accounts affiliated with Cerberus Capital Management, L.P. (which we refer to as “Cerberus”). Cerberus, together with its affiliates, is one of the world’s leading private investment firms with approximately $35 billion under management. Upon completion of the proposed merger, the Company will be a direct wholly owned subsidiary of Parent.

Merger Sub

Striker Merger Sub 2018, Inc.

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, New York 10022

Telephone: (212) 891-2100

Striker Merger Sub 2018, Inc., an Ohio corporation and direct wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of equity financing and debt financing in connection with the merger. Upon completion of the proposed merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

This section contains information for the Company shareholders about the special meeting that the Company has called to allow the Company shareholders to consider and vote on the merger proposal and other matters. The Company is mailing this proxy statement to you, as a Company shareholder, on or about [●], 2019. This proxy statement is accompanied by a notice of the special meeting and a form of proxy card that the Company board is soliciting for the Company at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Company board from the Company shareholders for use at the special meeting to be held on [●], 2019, at [●] [a.m./p.m.], central time, at the offices of the Company, located at 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173, or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote upon the following matters:

•	The merger proposal (Proposal 1 on your proxy card);

•	The compensation proposal (Proposal 2 on your proxy card); and

•	The adjournment proposal (Proposal 3 on your proxy card).

The Company shareholders must adopt the merger agreement by approving the merger proposal in order to consummate the merger. A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully in its entirety.

Recommendation of the Company Board of Directors

The Company board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to the Company shareholders and in the best interests of the Company and the Company shareholders and declared advisable and approved the merger agreement and the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Company board unanimously recommends that the Company shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. See “The Merger—Recommendation of the Company Board of Directors; Reasons for the Merger” for a more detailed discussion of the Company board’s recommendation.

Record Date and Quorum

The Company board has fixed the close of business on [●], 2019 as the record date for the determination of the Company shareholders entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were [●] shares of Company common stock outstanding and entitled to vote, held by approximately [●] holders of record. You will have one vote on each matter properly coming before the special meeting for each share of Company common stock that you owned on the record date.

The presence in person or by proxy of the holders of record of a majority of the outstanding voting shares of the Company as of the record date is necessary to constitute a quorum at the special meeting. All shares of Company common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting. Because, under applicable rules, brokers holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of Company common stock held in “street name” does not give voting instructions to the broker that is the record holder of its, his or her shares, then those shares will not be counted as present in person or by proxy at the special meeting if no other proposals are brought before the special meeting.

Vote Required

Merger Proposal

•

Standard: Approval of the merger proposal requires the affirmative vote in person or by proxy of the holders of at least two-thirds of the outstanding shares of Company common stock entitled to vote thereon.

•

Effect of abstentions and broker non-votes: If you fail to submit a proxy card or vote in person, mark “ABSTAIN” on your proxy or fail to instruct your broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation Proposal

•

Standard: Approval, on a non-binding, advisory basis, of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your broker how to vote with respect to the compensation proposal, it will have no effect on the proposal.

Adjournment Proposal

•

Standard: Whether or not a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your broker how to vote with respect to the adjournment proposal, it will have no effect on the proposal.

Voting, Proxies and Revocation

Attending the Special Meeting

All Company shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers or other holders of record or through the 401(k) Plan, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a legal proxy executed in your favor from the record holder of your shares to be able to vote in person at the special meeting. If you hold your shares in the 401(k) Plan, you may not vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. The Company reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Voting by Shareholders of Record

If you are a shareholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•	by proxy—shareholders of record have a choice of submitting a proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the enclosed postage-paid return envelope; or

•	in person—you may attend the special meeting and cast your vote there.

Voting of Shares Held in “Street Name”; Broker Non-Votes

If you are a beneficial owner of shares of Company common stock held in “street name,” you should receive instructions from your bank, broker or other holder of record that you must follow in order to have your shares of Company common stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank, broker or other holder of record. If your bank, broker or other holder of record holds your shares of Company common stock in “street name,” such record holder will vote your shares of Company common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by such record holder with this proxy statement. Please note that, if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote in person at the special meeting, you must obtain a legal proxy executed in your favor from your bank, broker or other holder of record and present such legal proxy at the special meeting.

Under stock exchange rules, brokers who hold shares of Company common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such record holders are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine.” “Broker non-votes” are shares held in “street name” by brokers that are present in person or represented by proxy at the special meeting, but for which the beneficial owner has not provided the record holder with instructions on how to vote on a particular proposal and such record holder does not have discretionary voting power with respect to such proposal. Under applicable rules, brokers holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. If a beneficial owner of Company common stock held in “street name” does not give voting instructions to the applicable broker, then those shares will not be counted as present in person or by proxy at the special meeting. As the vote to approve the merger proposal is based on the total number of shares of Company common stock outstanding at the close of business on the record date, if you fail to issue voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Voting Shares of Company Common Stock Held Through the 401(k) Plan

If you participate in the Company’s 401(k) retirement savings plan (which we refer to as the “401(k) Plan”) and hold shares in your plan account, you may vote the number of shares credited to your account as of the record date. You should receive instructions from the 401(k) Plan trustee, Merrill Lynch, Pierce, Fenner & Smith (which we refer to as “Merrill Lynch”), on how to vote your shares of Company common stock held in the 401(k) Plan. You must provide Merrill Lynch with instructions on how to vote your shares. Only the trustee may vote your plan shares. You may not vote shares held in the 401(k) Plan by returning a proxy card directly to the Company or by voting in person at the special meeting.

If you do not instruct the 401(k) Plan trustee, Merrill Lynch, as to how to vote your shares held in the 401(k) Plan, Merrill Lynch may vote your shares in accordance with its fiduciary obligations under the Employee Retirement Income Security Act of 1974, as amended.

Voting of Proxies; Incomplete Proxies

If you submit a proxy, regardless of the method you choose to submit such proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against, or abstain from voting, on all, some or none of the specific items of business to come before the special meeting.

All shares represented by valid proxies that the Company receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your proxy will be voted in accordance with the recommendations of the Company board, which, as of the date of this proxy statement, are “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Deadline to Vote by Proxy

Please refer to the instructions on your proxy card or voting instruction card to determine the deadlines for submitting your proxy over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the enclosed postage-paid return envelope and must be received by our Corporate Secretary by 5:00 p.m., central time, on [●], 2019.

Revocation of Proxy

If you are a shareholder of record of shares of Company common stock, you may revoke a proxy by:

(i)	signing and returning a proxy card with a later date;

(ii)	voting by telephone or the Internet at a later time;

(iii)	attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy;

(iv)

delivering written notice of revocation to the Company’s Corporate Secretary at 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173, which must be filed with the Corporate Secretary by 5:00 p.m., central time, on [●], 2019.

If you are a “street name” holder of shares of Company common stock, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record or obtaining a legal proxy and voting in person at the special meeting. You must contact the record holder of your shares to obtain instructions as to how to change your proxy vote.

If you hold your shares of Company common stock in the 401(k) Plan, you should contact the plan trustee, Merrill Lynch, to obtain instructions as to how to change your proxy vote.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the Company shareholders necessary to approve the merger proposal, the Company does not anticipate that it will adjourn or postpone the special meeting, unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Company is soliciting your proxy in conjunction with the merger. The Company will bear the cost of soliciting proxies from you. In addition to solicitation of proxies by mail, the Company will request that banks, brokers and other holders of record send proxies and proxy materials to the beneficial owners of Company common stock and secure their voting instructions. The Company has also made arrangements with Morrow Sodali LLC to assist it in soliciting proxies and has agreed to pay Morrow Sodali LLC approximately $20,000 plus reasonable expenses for these services.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Sparton Corporation, Attn: Shareholders’ Relations Department, 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173, or by telephone at 847-762-5800, or the Company’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue—3rd floor

Stamford, CT 06902

Banks and Brokerage Firms Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

Email: spa.info@morrowsodali.com

If you hold your shares in “street name” through a bank, broker or other holder of record, please also contact your bank, broker or other holder of record for additional information.

If you hold your shares in the 401(k) Plan, please also contact the plan trustee, Merrill Lynch, for additional information.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Terms of the Merger

The Company board has unanimously approved the merger agreement and the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company, so that the Company will be the surviving corporation in the merger and a wholly owned subsidiary of Parent. Upon the consummation of the merger, the separate corporate existence of Merger Sub will cease.

At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (except for excluded shares) will be converted into the right to receive the merger consideration. For a discussion of the treatment of awards outstanding under the Company stock plans as of the effective time, see “The Merger Agreement—Treatment of Company Equity Awards.”

The Company shareholders are being asked to adopt the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the consummation of the merger and provisions for terminating or amending the merger agreement.

Background of the Merger

Set forth below is a description of what we believe are the material aspects of the background and history of the merger. This description may not contain all the information that is important to you. The Company encourages you to read carefully the entirety of this proxy statement, including the merger agreement attached as Annex A to this proxy statement, for a more complete understanding of the merger.

This description begins in August 2015 with the Company’s exploration of strategic alternatives that led to a process in which the Company was marketed to potential acquirers and covers the background and history of the various events following that time and leading to the signing of the merger agreement, including, among other things, the signing and termination of a merger agreement (which we refer to as the “Ultra merger agreement”) with Ultra Electronics Holdings plc (which we refer to as “Ultra”). The section below entitled “—Initial Exploration of Strategic Alternatives; Transaction with Ultra,” which covers the start of such process until the signing of the Ultra merger agreement, is substantially identical to the section entitled “Background of the Merger” contained in the proxy statement filed by the Company in connection with the proposed merger with Ultra. For the background and history relating to the merger that arose following the signing of the Ultra merger agreement, please see the section below entitled”—Developments Following Execution of Ultra Merger Agreement,” beginning on page 59.

The Company board and Company management regularly review and assess the Company’s business strategies and objectives, and the Company board regularly reviews and discusses the Company’s performance, risks and opportunities, all with the goal of enhancing value for the Company’s shareholders.

Initial Exploration of Strategic Alternatives; Transaction with Ultra

In August 2015, the Company board, with the assistance of Company management, reviewed the status and performance of the Company’s previously announced strategic growth plan for 2015 through 2020 (which we refer to as the “2020 Vision”) and, as a part of such review, considered the possibility of potential strategic and financial alternatives that might be available to the Company. As part of its review of the 2020 Vision, the Company board heard presentations from two nationally-recognized middle market investment banks regarding the 2020 Vision and the Company’s strategic alternatives. Neither investment bank had been retained by the Company to perform a review of the Company’s strategic alternatives and the investment banks based their analyses solely on publicly available information.

On September 2, 2015, the Company board held a telephonic meeting at which, as a result of its review of the 2020 Vision and in light of the possibility that Cary B. Wood, the President and Chief Executive Officer of the Company at such time, might have an interest in partnering with a potential financial buyer of the Company, the Company board created a special committee of independent directors of the Company board (which we refer to as the “special committee”). The Company board designated Joseph J. Hartnett, the Chairman of the Company board at such time, and directors James D. Fast, Charles R. Kummeth, David P. Molfenter, James R. Swartwout and Frank A. Wilson as the members of the special committee. The special committee was delegated the power of the Company board to, among other things, review the Company’s strategic alternatives and make a recommendation to the Company board regarding the Company’s strategic alternatives. The special committee was authorized to retain its own advisors, including financial advisors and legal counsel, to assist it in discharging its duties.

From September 2, 2015 through September 11, 2015, after seeking the input of the members of the special committee, Mr. Hartnett and Mr. Swartwout researched and reviewed and interviewed representatives of various law firms to identify potential legal counsel to be retained by the special committee to assist it in discharging its duties.

On September 18, 2015, the special committee held a telephonic meeting. Upon the recommendation of Messrs. Hartnett and Swartwout, the special committee voted to retain Mayer Brown LLP (which we refer to as “Mayer Brown”) to serve as its legal counsel.

On September 22, 2015, the special committee held a telephonic meeting at which representatives of Mayer Brown were present. During the meeting, representatives of Mayer Brown discussed the responsibilities the special committee had been charged with by the Company board and reviewed with the members of the special committee their fiduciary duties under applicable law. In addition, representatives of Mayer Brown discussed expected next steps in the process, including the retention by the special committee of a financial advisor to assist the special committee in exploring strategic alternatives. In addition, representatives of Mayer Brown discussed considerations in addressing any potential actions by Mr. Wood and other members of the Company management team to seek third-party support for a potential proposal to acquire control of the Company.

On September 30, 2015, Mr. Wood delivered to the Company board a preliminary, non-binding proposal contemplating that he and Michael W. Osborne, Senior Vice President, Corporate Development of the Company at such time, and certain unspecified financial partners would acquire the Company at an unspecified cash price. The proposal was subject to, among other things, obtaining financing, completion of due diligence with results satisfactory to the financial partners in their sole discretion and negotiation of definitive transaction agreements.

On October 2, 2015, the special committee held a telephonic meeting at which representatives of Mayer Brown were present. During the meeting, a representative of Mayer Brown outlined the terms of the September 30, 2015 proposal sent by Mr. Wood and the special committee discussed the contents of a proposed letter to be sent by the special committee responding to Mr. Wood. Mr. Hartnett also updated the special committee on the process that he and Mr. Swartwout had been following to identify a list of potential financial advisors for the special committee’s consideration, including an initial outreach process conducted by Mayer Brown to eight financial advisors on a “no-names” basis to gauge each financial advisor’s interest in potentially representing the special committee to assist it in exploring strategic alternatives and obtain background on each financial advisor’s expertise and experience for such an assignment. The special committee directed Messrs. Hartnett and Swartwout to continue the process of identifying potential financial advisors to represent the special committee.

On October 5, 2015, Mr. Hartnett, on behalf of the Company board and the special committee, sent to Mr. Wood a letter acknowledging receipt of Mr. Wood’s proposal dated September 30, 2015 and stating that because the special committee had not yet authorized the exploration of an acquisition of the Company, the Company would not be moving forward to entertain Mr. Wood’s proposal at that time. The letter went on to state that in the event that the special committee were to authorize an exploration of an acquisition of the Company, the special committee would notify Mr. Wood of such development. Ultimately, Mr. Wood never submitted another proposal to acquire the Company.

On November 4, 2015, the special committee held a meeting at the Company’s corporate headquarters at which representatives of Mayer Brown were present. During the meeting, representatives of Mayer Brown discussed their observations regarding the joint venture agreement (which we refer to as the “ERAPSCO agreement”) between Sparton DeLeon Springs, LLC, a subsidiary of the Company (which we refer to as “SDS”) and UnderSea Sensor Systems, Inc., a subsidiary of Ultra (which we refer to as “USSI”) under which SDS and USSI are 50/50 partners in a joint venture (which we refer to as the “ERAPSCO JV”). The ERAPSCO JV allows SDS and USSI to combine their own unique and complementary backgrounds to jointly develop and produce U.S. derivative sonobuoy designs for the United States Navy (which we refer to as the “Navy”) as well as for foreign governments that meet Department of State licensing requirements. Representatives of Mayer Brown provided their views on, among other things, the provisions of the ERAPSCO agreement that restrict each party from certain transfers of their respective interests in the ERAPSCO JV, unless the party seeking to make such a transfer first offers the other party the opportunity to purchase such interest (which we refer to as the “ERAPSCO transfer provisions”). Mr. Hartnett also updated the special committee on the process that he and Mr. Swartwout had been following to identify a list of four financial advisors for the special committee to meet with and interview in-person in order to make a final selection of a financial advisor to advise the special committee. Mr. Hartnett described to the special committee the four financial advisors that he and Mr. Swartwout recommended for in-person meetings and, after discussion, the special committee approved their recommendation and directed Messrs. Hartnett and Swartwout to schedule in-person meetings with representatives of those financial advisors.

On November 18 and November 19, 2015, Messrs. Hartnett, Fast, Molfenter and Swartwout held in-person meetings in Rosemont, Illinois with representatives of each of the four financial advisors approved by the special committee. After discussion and consideration by Messrs. Hartnett, Fast, Molfenter and Swartwout, each of Wells Fargo Securities and a middle-market financial advisor (which we refer to as “Financial Advisor A”) were asked to submit a draft of a letter agreement pursuant to which it would be engaged to act as financial advisor to the special committee.

On November 30, 2015, Messrs. Hartnett, Fast, Molfenter and Swartwout conducted a conference call with representatives of Wells Fargo Securities to discuss Wells Fargo Securities’ draft form of engagement letter and requested that Wells Fargo Securities submit a revised draft engagement letter reflecting their comments and discussion.

On December 1, 2015, the special committee held a telephonic meeting at which representatives of Mayer Brown were present. During the meeting, Mr. Hartnett updated the special committee on activities related to the search for and engagement of a financial advisor for the special committee. The special committee supported the selection of Wells Fargo Securities and Financial Advisor A for continued consideration and authorized Messrs. Hartnett, Fast, Molfenter and Swartwout to continue their evaluation, including the negotiation of an acceptable form of engagement letter with each of Wells Fargo Securities and Financial Advisor A, until they were prepared to recommend a financial advisor to the special committee and submit a draft engagement letter for the recommended financial advisor for approval of the special committee.

On December 2, 2015, Wells Fargo Securities submitted to the special committee a revised draft of its engagement letter.

From December 3 through December 29, 2015, representatives of the Company, Wells Fargo Securities and Mayer Brown negotiated the terms of Wells Fargo Securities’ engagement letter to act as financial advisor to the special committee. During this period, Mr. Hartnett provided periodic updates to the special committee on the progress of the negotiations of the Wells Fargo Securities engagement letter and the engagement letter for Financial Advisor A, a revised draft of which was received on December 7, 2015.

On December 14, 2015, in light of the possibility that the special committee might retain Wells Fargo Securities to serve as its financial advisor, Mayer Brown sent to Mr. Hartnett a waiver letter containing an acknowledgement by the special committee that Mayer Brown has represented, and continues to represent, Wells Fargo Securities and its affiliates with respect to matters other than its representation of the special committee and the letter provided that the special committee consents to Mayer Brown continuing to represent the special committee, notwithstanding such representations of Wells Fargo Securities and its affiliates.

On December 29, 2015, on the recommendation of Messrs. Hartnett, Fast, Molfenter and Swartwout, the special committee approved the retention of Wells Fargo Securities to serve as its financial advisor to assist the special committee in exploring strategic alternatives and authorized Mr. Hartnett to execute the Wells Fargo Securities engagement letter that had been negotiated.

On December 31, 2015, the special committee, Wells Fargo Securities and the Company executed the Wells Fargo Securities engagement letter.

On January 5, 2016, representatives of Wells Fargo Securities attended a management presentation at the Company’s corporate headquarters. During the presentation, senior management of the Company reported on the state of the Company’s business and strategy, including the 2020 Vision and key value drivers the Company was pursuing.

On January 8, 2016, the special committee held a telephonic meeting at which representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities reviewed and discussed the Company’s business plan and strategy with the special committee. In addition, the representatives of Wells Fargo Securities reviewed and discussed with the special committee a preliminary list of companies that might potentially be interested in acquiring one or more of the Company’s operations in the event that the Company were to consider divesting part or all of its operations in the future. In addition, the special committee approved the waiver letter that Mayer Brown had sent Mr. Hartnett on December 14, 2015 and directed Mr. Hartnett to execute such waiver letter.

On January 10, 2016, Mr. Kummeth received a telephone call from a representative of a middle market private equity fund focused on the healthcare industry (which we refer to as “Party A”) inquiring about a potential “go-private” acquisition of the Company.

On January 13, 2016, Mr. Kummeth received a follow-up email from the representative of Party A that had contacted him on January 10, 2016 reiterating Party A’s interest in discussing a potential “go-private” acquisition transaction of the Company. In connection with such inquiry, Mr. Kummeth directed the representative of Party A to contact Mr. Hartnett, as chairman of the Company board. The representative of Party A contacted Mr. Hartnett by email later that day to express Party A’s interest in discussing a potential “go-private” acquisition of the Company.

On January 18, 2016, Mr. Hartnett responded by email to the representative of Party A that had sent him the email expressing Party A’s interest in discussing a potential “go-private” transaction of the Company. In his response, Mr. Hartnett thanked the representative of Party A for his email and indicated that the Company board continues to focus on the best path forward for creating value for the Company’s shareholders and that if there is an appropriate time for such a conversation with his organization, the Company board would keep Party A in mind.

On January 28, 2016, the special committee held a telephonic meeting at which representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, Messrs. Kummeth and Hartnett reported to the special committee their communications with the representative of Party A. The special committee also discussed the process for having Company management produce a five-year forecast that Wells Fargo Securities could use for purposes of assisting the special committee in evaluating strategic alternatives. The special committee decided that such forecast would be subject to the review of the special committee and would not be authorized for use by Wells Fargo Securities unless and until approved by the special committee.

On February 5, 2016, Mr. Wood resigned as the President and Chief Executive Officer of the Company and as a member of the Company board, effective as of such date and Mr. Osborne left the Company, also effective as of such date. Also on February 5, 2016, the Company board appointed Mr. Hartnett as interim President and Chief Executive Officer of the Company and Mr. Hartnett resigned as Chairman of the Company board and as a member of the audit committee of the Company board but remained on the Company board as a director and as a member of the special committee. Finally, on February 5, 2016, the Company board appointed Mr. Swartwout to serve as Chairman of the Company board.

On February 8, 2016, Rakesh Sharma, Chief Executive of Ultra, contacted Mr. Swartwout by telephone. During the call, Mr. Sharma expressed an interest in a potential acquisition of the Company’s sonobuoy business. Mr. Swartwout and Mr. Sharma discussed certain potential tax implications of such a transaction as well as matters relating to the Navy, ECP’s largest customer. Mr. Swartwout concluded by telling Mr. Sharma that if the Company were to consider such a transaction, the Company would contact Mr. Sharma first.

On February 9, 2016, a representative of an aerospace and defense company contacted Mr. Hartnett by email regarding a potential strategic transaction with the Company. Mr. Hartnett responded to such representative by email in which he indicated that the Company board continues to focus on the best path forward for creating value for the Company’s shareholders and that if there is an appropriate time for a conversation with his organization regarding a strategic transaction, the Company board would keep his organization in mind. Ultimately, this party did not execute a non-disclosure agreement with the Company or make a proposal to acquire the Company.

On March 8, 2016, the special committee held a meeting at the Company’s corporate headquarters at which representatives of Wells Fargo Securities and Mayer Brown were present, as well as Joseph G. McCormack, Senior Vice President and Chief Financial Officer of the Company and other members of the Company’s senior management. During the meeting, representatives of Wells Fargo Securities reviewed and discussed with the special committee the Company’s historical financial performance, and the historical prices at which its common stock had traded. In addition, the special committee, with the assistance of representatives of Wells Fargo Securities, reviewed and discussed management’s status quo financial forecast plan and the key considerations in evaluating the risks in achieving that plan. Also, representatives of Wells Fargo Securities provided preliminary financial analysis with respect to the Company and described certain strategic alternatives available to the Company, including continuing to execute management’s status quo financial forecast plan, and certain execution and process considerations related thereto, and a possible acquisition of the Company or its business segments by one or more third parties. Upon the conclusion of those discussions, the representatives of Wells Fargo Securities and Mr. McCormack and other members of the Company’s senior management left the meeting and the special committee adopted resolutions recommending to the Company board that the Company proceed to conduct a process (which we refer to as the “marketing process”) to identify parties interested in purchasing or engaging in a merger or other strategic transaction with (i) the Company, (ii) MDS or (iii) the Company as it would exist after a divestiture of MDS, and to identify and determine the price and other terms and conditions upon which any such parties would be willing to consummate any such transactions. The special committee also resolved to recommend to the Company board that the Company board establish a new committee (which we refer to as the “process committee”) comprised of Messrs. Hartnett, Molfenter and Swartwout to conduct the marketing process. The process committee would be assisted and advised by Wells Fargo Securities and Mayer Brown. Such committee would have authority, among other things, to negotiate and execute non-disclosure, standstill and other preliminary agreements and to negotiate purchase agreements, merger agreements and other applicable definitive transaction agreements, except that the process committee would not have the power or authority to authorize the Company to enter into any sale or other business combination transaction or any agreement obligating the Company to consummate any such transaction. Finally, the special committee adopted a resolution to recommend to the Company board that the Company issue a press release announcing that the Company board is considering a range of strategic alternatives with the goal of identifying the best way to enhance shareholder value. Immediately following the adjournment of the meeting of the special committee, the Company board met and adopted resolutions implementing all of the special committee’s recommendations. While not all members of the Company board were members of the process committee, meetings of the process committee were open to all members of the Company board that would like to attend, and often members of the Company board that were not members of the process committee attended meetings of the process committee.

On March 10, 2016, Engine Capital, L.P., Norwood Capital Partners, LP and certain of their respective affiliates (which we collectively refer to as the “Engine Group”) filed a Schedule 13D with the SEC disclosing, in the aggregate, ownership of approximately 6.9% of the outstanding shares of Company common stock. In its Schedule 13D, the Engine Group stated that it had entered into an agreement to, among other things, undertake a plan of action at the Company aimed at enhancing shareholder value, which plan may include, but not be limited to, proposals relating to the Company’s operations, cost and capital allocation, strategic alternatives, the calling of special meetings, and/or reconstitution of the Company board.

On March 16, 2016, Mr. Swartwout contacted Mr. Sharma to inform him that later that day the Company would be issuing a press release announcing that the Company board had been exploring strategic alternatives, with the goal of identifying the best way to enhance shareholder value. Mr. Swartwout also told Mr. Sharma that the Company would like to begin discussions with Ultra in connection with a potential transaction and would like to provide confidential information to Ultra to facilitate those discussions. To that end, Mr. Sharma requested that the Company send to Ultra a draft of a non-disclosure agreement under which the Company would provide certain non-public information to Ultra to facilitate Ultra in making an acquisition proposal.

Later on March 16, 2016, the Company issued a press release announcing that the Company board had been exploring strategic alternatives, with the goal of identifying the best way to enhance shareholder value. The press release stated that Wells Fargo Securities had been retained as financial advisor and that Mayer Brown had been retained as legal advisor to assist in the process.

On March 17, 2016, at the request of the Company board, representatives of Wells Fargo Securities called representatives of Ultra to discuss exploring strategic alternatives with Ultra. During the call, as authorized by the Company board, the representatives of Wells Fargo Securities informed Ultra that a sale of ECP to Ultra might not be financially attractive to the Company, given the potential tax impact on the Company that would result from such a transaction. As directed by the Company board, the representatives of Wells Fargo Securities emphasized that the more straightforward course of action would be an acquisition of the Company in its entirety by Ultra, but the Company board was open to considering other alternatives if superior value could be achieved for the Company’s shareholders.

On March 18, 2016, the process committee held a telephonic meeting. During the meeting, the process committee reviewed and discussed a proposed preparation and marketing timeline, including the assembling of documents for the data room, the preparation of a carve-out audited financial statement for MDS and the preparation of a quality of earnings analysis that would present ECP and MDS as standalone businesses and address corporate costs.

On March 28, 2016, the process committee held a telephonic meeting during which it reviewed and approved a proposal from a nationally recognized accounting and advisory firm to perform a quality of earnings report for the Company and its subsidiaries and a proposal for the Company’s outside auditors to prepare audited carve-out financial statements for MDS.

On April 1, 2016, the process committee held a telephonic meeting during which it reviewed the progress of the preparation of the quality of earnings report for the Company and its subsidiaries and preparation of the audited carve-out financial statements for MDS.

On April 18, 2016, the process committee held a telephonic meeting during which it reviewed and approved certain proposed changes to the latest draft of the non-disclosure agreement received from Ultra and reviewed and discussed an updated timeline for the marketing process.

On April 22, 2016, as requested by the process committee, representatives of Wells Fargo Securities called representatives of Ultra to discuss the possibility of Ultra proposing to acquire the Company and the Company board’s process of exploring strategic alternatives. During the call, a representative of Ultra stated that Ultra was not interested in acquiring MDS, but that Ultra would be open to considering an acquisition of the entire Company.

On April 27, 2016, the Company issued a press release announcing that as part of its previously announced exploration of strategic alternatives, the Company board had authorized Wells Fargo Securities to conduct a process to identify parties interested in acquiring the entire Company.

On April 28, 2016, the Company board held a meeting at its corporate headquarters at which representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities updated the Company board on the status of the marketing process. The representatives of Wells Fargo Securities noted that Baker Tilly Virchow Krause, LLP had commenced work on a quality of earnings report for the Company and its subsidiaries. Representatives of Wells Fargo Securities also discussed the status of the five-quarter forecast and five-year projections being prepared by Company management as well as the current status of the confidential information package regarding the Company to be used in the initial stage of the marketing process. Wells Fargo Securities also reviewed and discussed the 15 potential strategic buyers and 20 potential financial buyers that had to date reached out to Wells Fargo Securities to express an interest in a potential strategic transaction with the Company.

On May 4, 2016, the Company announced that it had entered into an agreement with the Engine Group pursuant to which Alan L. Bazaar and John A. Janitz were appointed to the Company board. Under the agreement, the Engine Group agreed, among other things, to vote its Company shares in support of all of the Company’s director nominees, including both Messrs. Bazaar and Janitz, at the Company’s 2016 annual meeting of shareholders and to abide by customary standstill provisions until January 1, 2017. In addition, under the terms of the agreement, Mr. Janitz and Mr. Bazaar were each appointed to the process committee and the special committee, among other committee appointments.

On May 9, 2016, Ultra Electronics Limited, a subsidiary of Ultra, and the Company entered into a non-disclosure agreement.

On May 11, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of preparations for the marketing process and the timeline for the marketing process. After discussion, the process committee authorized Wells Fargo Securities to contact the 82 potential strategic buyers, including Ultra, that Wells Fargo Securities had identified to the process committee regarding a potential strategic transaction with the Company and to send interested parties a form of non-disclosure agreement approved by the process committee so that the Company could provide certain non-public information to interested parties to facilitate their making of acquisition proposals. In addition, a sub-committee comprised of Mr. Hartnett and Mr. Swartwout was formed to oversee and administer, with the advice of counsel, the negotiation and execution of non-disclosure agreements with potential buyers. The form of non-disclosure agreement approved by the process committee contained customary provisions, including standstill provisions that, for a period of eighteen months, prohibit the counterparty, without the prior written consent of the Company board, from participating in a proposal for the Company either publicly or privately or from asking the Company to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision), except that the counterparty may ask the Company to amend or waive the standstill provisions (i) after the Company enters into a definitive agreement with respect to (or has recommended that Company shareholders accept or approve) a transaction involving the acquisition of all or a majority of the Company’s outstanding equity securities or all or substantially all of the Company’s assets and (ii) in order to make a proposal for the Company to the Company board on a confidential basis.

From May 2016 through July 2016, representatives of Wells Fargo Securities contacted the 81 potential strategic buyers, other than Ultra, which had already been contacted, and sent the process committee-approved form of non-disclosure agreement to the 46 strategic buyers that expressed an interest in exploring a strategic transaction with the Company.

On June 3, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities provided an update on the status of the confidential information package regarding the Company and its businesses (which we refer to as the “CIP”), the status of the strategic buyer outreach process authorized by the process committee and the timeline for the marketing process. After discussion, the process committee authorized Wells Fargo Securities to contact the 98 potential financial buyers that Wells Fargo Securities had identified to the process committee regarding a potential strategic transaction with the Company and to send any interested parties the process committee-approved form of non-disclosure agreement so that the Company could provide certain non-public information to interested parties to facilitate their making of acquisition proposals.

From June 2016 through July 2016, representatives of Wells Fargo Securities contacted the 98 potential financial buyers and sent the process committee-approved form of non-disclosure agreement to the 61 financial buyers that expressed an interest in exploring a strategic transaction with the Company.

On June 10, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. At the meeting, the process committee approved the final form of the CIP to be distributed to all prospective buyers that had executed a non-disclosure agreement with the Company.

On June 14, 2016, Mr. Hartnett attended the regularly scheduled meeting of the board of directors of the ERAPSCO JV at USSI’s offices in Columbia City, Indiana. Following the meeting, representatives of Ultra met with Mr. Hartnett and inquired about the Company board’s process of exploring strategic alternatives. Mr. Hartnett told the representatives of Ultra that Wells Fargo Securities would contact Ultra soon about participating in the marketing process. Representatives of Ultra inquired as to whether the marketing process only contemplated the Company board pursuing a sale of the entire Company, to which Mr. Hartnett responded that the Company board was committed to considering all potential transactions that might create value for the Company shareholders. Finally, a representative of Ultra stated that Ultra would expect that the Company would comply with the ERAPSCO transfer provisions as part of the marketing process. Mr. Hartnett responded that it was not clear at this stage of the marketing process whether the ERAPSCO transfer provisions would apply to any transaction the Company board might select to pursue but that in any event the Company would comply with all of its obligations under the ERAPSCO agreement.

On June 17, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process and reported that to date 19 strategic buyers and 15 financial buyers had executed non-disclosure agreements and received the CIP. In addition, at the meeting, the process committee approved the form of the letter (which we refer to as the “IOI letter”) to solicit initial indications of interest from potential buyers of ECP, MDS or the entire Company. The process committee authorized Wells Fargo Securities to send the approved form of letter to solicit initial indications of interest from potential buyers of ECP, MDS or the entire Company to interested parties with a requested deadline for submissions of initial indications of interest due July 12, 2016.

During the week of June 20, 2016, as instructed, Wells Fargo Securities sent an IOI letter to all potential buyers that received the CIP and had not indicated that they were no longer interested in participating in the marketing process.

On June 24, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Mayer Brown were present. During the meeting, the process committee discussed information provided by Wells Fargo Securities on the status of the marketing process including that, to date, 21 strategic buyers and 28 financial buyers had executed non-disclosure agreements and received the CIP.

On June 29, 2016, the Company board held a meeting at the Company’s corporate headquarters at which representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities updated the Company board on the status of the marketing process and reported that to date, 83 strategic buyers and 101 financial buyers had been contacted, with 21 strategic buyers and 30 financial buyers executing non-disclosure agreements and receiving the CIP and IOI letter. In addition, 28 potential buyers were still negotiating non-disclosure agreements as of such date. In addition, during the meeting, the Company board discussed the advantages and disadvantages of four potential strategic alternative scenarios: (i) a buyer acquiring the entire Company, (ii) a buyer acquiring the entire Company and thereafter the buyer selling one of the Company’s business segments to a second buyer, (iii) a buyer acquiring one of the Company’s business segments and a second buyer then acquiring the Company, which would own the remaining business segment, with both transactions closing substantially simultaneously and (iv) a buyer acquiring one of the Company’s business segments and at a later time a second buyer acquiring the Company, which would own the remaining business segment. Finally, the Company board noted and considered that since Mr. Wood’s resignation on February 5, 2016, the membership of the Company board and the membership of the special committee were the same and that the responsibilities of special committee were, in effect, being discharged by the Company board. In light of such facts, the Company board adopted resolutions formally rendering the special committee inactive, but not dissolving the special committee so that it would be available in the future in the event the special committee needed to be reactivated later in the marketing process. The resolutions adopted by the Company board also charged the Company board with carrying out the duties previously delegated to the special committee, with Wells Fargo Securities and Mayer Brown to serve as advisors to the Company board, which arrangements were subsequently memorialized in amendments to such advisors’ respective engagement letters.

On July 8, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process and reported that to date 23 strategic buyers and 50 financial buyers had executed non-disclosure agreements and received the CIP, with 18 strategic buyers and 44 financial buyers continuing to participate in or not having affirmatively withdrawn from the marketing process.

On July 12, 2016, Wells Fargo Securities received initial indications of interest from seven strategic buyers, including Ultra, and 14 financial buyers. Nine of the initial indications of interest contained a proposal to acquire the entire Company, with indicative prices ranging from $18.00 to $28.00 per share of Company common stock. Six of the initial indications of interest contained a proposal to acquire ECP, with indicative prices ranging from $220 million to $275 million, on a cash-free, debt-free basis. Eight of the initial indications of interest contained a proposal to acquire MDS, with prices ranging from $90 million to $150 million, on a cash-free, debt-free basis. Ultra’s initial indication of interest contained a proposal to acquire the entire Company for $21.00 per share of Company common stock, which attributed a value of $60 million, on a cash-free, debt-free basis, to MDS and a value of $270 million, on a cash-free, debt-free basis, to ECP. In its initial indication of interest, Ultra also expressed a willingness to work with a potential buyer of MDS that had a higher valuation for MDS, if such a joint bid would result in a proposal that would be more attractive to the Company than Ultra’s proposal. Among the initial indications of interest submitted, a non-U.S.based manufacturer of defense products (which we refer to as “Party B”) submitted a proposal to acquire the entire Company at a price range of $26.00 to $28.00 per share of Company common stock. Party B’s indication of interest also contained a proposal to acquire ECP for $250 million, on a cash-free, debt-free basis. Among the initial indications of interest submitted, an indication of interest was also submitted by a financial buyer (which we refer to as “Party C”) to acquire the entire Company at a price range of $25.00 to $28.00 per share of Company common stock. Party A did not submit an initial indication of interest.

On July 15, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities reviewed and discussed its preliminary financial analyses with respect to the Company and its two business segments. In addition, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process and provided a summary of the financial terms of the initial indications of interest received on July 12, 2016. Mr. McCormack also described for the process committee the tax basis analysis of the Company that had recently been completed. The tax basis analysis indicated that, given the Company’s low tax basis in ECP, a sale of ECP would result in significant tax liability to the Company. After a review and discussion with the assistance of representatives of Wells Fargo Securities, the process committee directed that the 13 potential buyers, including Ultra, that had proposed the highest values be invited to participate in the next stage of the marketing process, which would include management presentations.

On July 20, 2016, Wells Fargo Securities received an initial indication of interest from a strategic buyer to acquire ECP for $300 million, on a cash-free, debt-free basis.

On July 22, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including the schedule for management presentations to the potential buyers invited to participate in the next stage of the process. In addition, the process committee approved the potential buyer that submitted its initial indication of interest on July 20, 2016 for advancement to the next stage of the marketing process.

On July 23, 2016, Wells Fargo Securities received an initial indication of interest from a strategic buyer to acquire ECP for $320 million, on a cash-free, debt-free basis. The strategic buyer was invited to advance to the next stage of the marketing process.

On July 25, 2016, at the Company’s corporate headquarters, Mr. Hartnett and other members of Company management gave a management presentation to Ultra regarding the Company, its business segments and operations and its historical and projected financial performance.

From July 26, 2016 through August 12, 2016, Mr. Hartnett and other senior management of the Company gave 14 management presentations at the Company’s corporate headquarters to the other potential buyers that advanced to the next stage of the process.

On July 28, 2016, Wells Fargo Securities received a revised initial indication of interest from a strategic buyer that had not been invited to advance to the next stage in the marketing process. The strategic buyer’s revised proposal was to acquire ECP following the sale of MDS for $325 million on a debt-free basis. The strategic buyer was invited to advance to the next stage of the marketing process.

On July 29, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including the schedule for management presentations to the potential buyers invited to participate in the next stage of the process.

During the week of August 8, 2016, the 15 potential buyers still participating in the marketing process were granted access to limited due diligence materials regarding the Company and its businesses via an online virtual data room.

On August 12, 2016, Wells Fargo Securities sent to the 15 potential buyers still participating in the marketing process a letter requesting the submission by August 19, 2016 of revised indications of interests to acquire the entire Company or one of its business segments.

On August 19, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including with respect to the expected submission later in the day of revised indications of interest from the potential buyers participating in the marketing process.

On August 22, 2016, Mr. Hartnett spoke to Mr. Sharma by telephone regarding Ultra’s participation in the current stage of the marketing process and the next stages in the process.

From August 19 through August 23, 2016, Wells Fargo Securities received revised indications of interest from four strategic buyers, including Ultra, and seven financial buyers. Six of the revised indications of interest contained a proposal to acquire the entire Company, with prices ranging from $19.50 to $28.00 per share of Company common stock. Four of the revised indications of interest contained a proposal to acquire ECP, with prices ranging from $235 million on a cash-free, debt-free basis to $325 million, on a debt-free basis, which proposal was structured as an acquisition of the Company following a pre-closing divestiture of MDS. Two of the revised indications of interest contained a proposal to acquire MDS, with prices ranging from $92.5 million to $120 million, on a cash-free, debt-free basis. Ultra’s revised indication of interest contained a proposal to acquire the entire Company at a price of $26.00 per share of Company common stock, contingent upon a sale of MDS for $145 million. To the extent the sale price for MDS would be higher or lower than $145 million, the per share purchase price would be adjusted accordingly to account for the change in the Company’s implied enterprise value. Ultra also stated in its revised indication of interest that it reserved its rights under the ERAPSCO transfer provisions. Among the revised indications of interest submitted, Party B submitted a proposal to acquire the entire Company at a price range of $26.00 to $28.00 per share of Company common stock. Party B’s revised indication of interest also contained a proposal to acquire the Company’s ECP business segment for $250 million, on a cash-free, debt-free basis. Also, among the revised initial indications of interest submitted, Party C submitted a proposal to acquire the entire Company at a price of $26.00 per share of Company common stock.

On August 24, 2016, the Company board held a meeting at its offices at which representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities reviewed and discussed its preliminary financial analyses with respect to the Company and its two business segments. In addition, a representative of Wells Fargo Securities provided a summary of the revised indications of interest received from August 19, 2016 through August 23, 2016. The Company board discussed the revised indications of interest and noted, among other things, that Ultra’s revised indication of interest reflected a valuation of ECP that was $90 million lower than the highest revised indication of interest for that business segment and a valuation of MDS that was approximately $25 million higher than any other revised indication of interest for that business segment. Wells Fargo Securities also discussed with the Company board the upcoming stages of the marketing process for the parties that continued participating in the process, which would include access for potential buyers to an online virtual data room containing more complete information than that provided to date as well as submission by potential buyers of mark-ups of drafts of definitive transaction documents.

Later in the day on August 24, 2016, Wells Fargo Securities received a revised indication of interest for the acquisition of ECP for a price ranging from $200 million to $220 million, on a cash-free, debt-free basis.

On August 25, 2016, Mr. Hartnett spoke to Mr. Sharma by telephone. Mr. Hartnett told Mr. Sharma that based on the revised indications of interest that had been received, Ultra’s revised indication of interest reflected a valuation of ECP that was $90 million lower than the highest revised indication of interest for that business segment and a valuation of MDS that was approximately $25 million higher than that from any other revised indication of interest for that business segment. Mr. Hartnett encouraged Mr. Sharma to have Ultra raise its price to top all other potential buyers and requested that, if the Company decided to pursue an acquisition of the entire Company by another potential buyer, Ultra commit to work as a cooperative joint venture partner with that potential buyer after completion of the transaction. Mr. Sharma responded that Ultra would further consider its most recent indication of interest and would consider submitting a revised indication of interest in the coming days.

On August 30, 2016, Wells Fargo Securities received a revised indication of interest for the acquisition of MDS for $100 million, on a cash-free, debt-free basis.

On September 1, 2016, Ultra submitted to Wells Fargo Securities a revised indication of interest letter. Ultra’s revised indication of interest contained a proposal to acquire the entire Company at a price of $27.00 per share of Company common stock, contingent upon a sale of MDS for $125 million. To the extent the sale price for MDS would be higher or lower than $125 million, the per share purchase price would be adjusted accordingly to account for the change in the Company’s implied enterprise value. Ultra also stated in its revised indication of interest that it reserved its rights under the ERAPSCO transfer provisions.

On September 2, 2016, the process committee held a telephonic meeting at which representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the revised indications of interest received since the meeting of the Company board on August 24, 2016, including the revised indication of interest received from Ultra on September 1, 2016. After review and discussion with the assistance of representatives of Wells Fargo Securities, the process committee directed that the ten potential buyers, including Ultra, that had proposed the highest values be invited to participate in the next stage of the marketing process.

On September 7, 2016, as directed by the process committee Wells Fargo Securities sent to each of those potential buyers, including Ultra, a process letter that had been approved by the process committee requesting final proposals to acquire the entire Company or one of its business segments by October 7, 2016. The process letters indicated that for potential buyers that would be making proposals to acquire the entire Company or ECP, a form of merger agreement would be sent to them prior to October 7, 2016 for their review and comment and for potential buyers that would be making proposals for MDS, an indicative term sheet setting forth the material terms of an MDS acquisition would be sent to them prior to October 7, 2016 for their review and comment.

On September 12, 2016, a representative of Wells Fargo Securities spoke by telephone with a representative of RBC Capital Markets (which we refer to as “RBC”), a financial advisor to Ultra, regarding the due diligence process. As directed by the process committee, the representatives of Wells Fargo Securities provided RBC with certain information provided by the Company regarding the Company’s corporate cost structure and the likely liabilities that would remain in the Company if the Company were to divest MDS. The representative of RBC informed the representatives of Wells Fargo Securities that Ultra and the Company appeared to have different views on the applicability of the ERAPSCO transfer provisions to the marketing process and that it would be useful for Mr. Hartnett and Mr. Sharma to discuss this matter.

Also on September 12, 2016, additional due diligence materials were made available in the online virtual data room for each of the potential buyers that continued to participate in the process.

On September 13, 2016, Mr. Sharma sent Mr. Hartnett an email indicating that Ultra could not justify spending millions of dollars on due diligence expenses if it did not have exclusivity with the Company regarding a potential strategic transaction and that given the different views of the Company and Ultra as to the applicability of the ERAPSCO transfer provisions to the marketing process, he would like to discuss the issue with Mr. Hartnett by telephone.

On September 14, 2016, Mr. Hartnett spoke with Mr. Sharma by telephone. They discussed the current state of the marketing process, including the fact that other potential buyers were offering higher value than Ultra for a strategic transaction, and their different views as to the applicability of the ERAPSCO transfer provisions to the marketing process. Mr. Hartnett and Mr. Sharma agreed that they would meet, together with their respective financial advisors, in Boston on September 19, 2016 to seek a resolution to the issue relating to the ERAPSCO transfer provisions.

On September 16, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including requests from certain buyers for additional information and site visits at the Company’s facilities. The process committee also discussed issues relating to Mr. Hartnett’s upcoming meeting on September 19, 2016 in Boston with Mr. Sharma and representatives of the Company’s and Ultra’s respective financial advisors.

On September 19, 2016, Mr. Hartnett and Mr. Sharma met in Boston, together with representatives of their respective financial advisors. During the meeting, Mr. Hartnett told Mr. Sharma that a sale of the entire Company was the most likely strategic transaction that would result from the marketing process. Mr. Sharma indicated Ultra’s strong preference that Ultra would only acquire the Company following a sale of MDS or, alternatively, that the Company sell MDS to a buyer and otherwise remain a public company. Mr. Sharma also requested exclusivity in order to remain in the marketing process, to which Mr. Hartnett responded that exclusivity for Ultra was not justified at this time, given the value Ultra had indicated it would be prepared to offer relative to other potential buyers. Mr. Hartnett and Mr. Sharma discussed their respective views on the applicability of the ERAPSCO transfer provisions to the marketing process. Mr. Hartnett indicated to Mr. Sharma that if the Company were to pursue a transaction for the Company or ECP to be acquired by a potential buyer other than Ultra, the Company would provide an opportunity for representatives of Ultra to meet with representatives of such potential buyer prior to the Company entering into a definitive transaction agreement with such potential buyer. Mr. Hartnett and Mr. Sharma agreed that they should consider amending the ERAPSCO agreement to clarify the application of the ERAPSCO transfer provisions to circumstances such as the marketing process, as well as modify other commercial points relating to issues that had arisen in the ERAPSCO JV since the last time the ERAPSCO agreement was amended. Although the Company and Ultra and their respective advisors subsequently negotiated a draft of an amendment of the ERAPSCO agreement, no such amendment or other agreement regarding the applicability of the ERAPSCO transfer provisions was ever executed by the Company, Ultra or their respective subsidiaries.

On September 21, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, Mr. Hartnett, with the assistance of a representative of Wells Fargo Securities summarized for the process committee the matters discussed at the meeting with representatives of Ultra and its financial advisor that they attended in Boston on September 19, 2016, including with respect to working with Ultra and its representatives to amend the ERAPSCO agreement.

On September 21, 2016, as directed by the process committee, Wells Fargo Securities sent to potential buyers that would be making proposals to acquire the entire Company or ECP, including Ultra, a form of merger agreement, which had been prepared by Mayer Brown and approved by the process committee, for their review and comment to be included in their proposals that were due on October 7, 2016. The draft proposed, among other things, (i) a “hell or high water” provision that required the proposed buyer to take any and all actions necessary to obtain antitrust approval for the merger (including offering and agreeing to divestitures with respect to its existing business or the Company’s business and/or litigating to resist or eliminate any order seeking to delay or prohibit the merger), (ii) a termination fee of 2% of the equity value of the transaction, (iii) a right for the Company board to change its recommendation that the Company shareholders vote to adopt the merger agreement (even in the absence of a superior proposal) if the Company board determined in good faith, after consulting with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties to shareholders. The draft did not condition the closing of the merger on the parties obtaining any regulatory approval, other than clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), or on the potential buyer obtaining financing.

On September 30, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including that several potential buyers continued to appear to be actively conducting due diligence, with Ultra and Party B appearing the most active to date. In addition, two bidders, including Party C, informed Wells Fargo Securities that they were no longer going to participate in the marketing process, while three other potential buyers appeared to only be performing limited due diligence.

On September 30, 2016, as directed by the process committee, Wells Fargo Securities sent to potential buyers, that would be making proposals to acquire MDS, an indicative term sheet, which had been prepared by Mayer Brown and approved by the process committee, setting forth the material terms of an MDS acquisition for their review and comment to be included in their proposals that were due on October 7, 2016. The indicative term sheet provided for, among other things, (i) a transaction for the sale of MDS that would close immediately prior to the consummation of a merger transaction pursuant to which another potential buyer would acquire the Company, (ii) a cash purchase price for MDS on a cash-free, debt-free basis, (iii) certain transition services and supply arrangements to be entered into with the Company, (iv) approval of the transaction by the Company shareholders and (v) the potential buyer to obtain representation and warranty insurance to provide coverage for claims relating to a breach of representation or warranty by the Company or any of its subsidiaries, with no liability of the Company or its subsidiaries for such claims. The indicative term sheet did not condition the closing of the transaction on the parties obtaining any regulatory approval other than clearance under the HSR Act or on the potential buyer obtaining financing.

On October 7, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including that Party C had re-engaged in the marketing process and was expected to submit a proposal on October 7, 2016.

From October 7, 2016 through October 10, 2016, Wells Fargo Securities received revised indications of interest from three potential buyers, including Party C. Two of the revised indications of interest contained proposals to acquire the entire Company and one revised indication of interest contained a proposal to acquire ECP. There were no revised indications of interest with a proposal to acquire MDS. Party C submitted a revised indication of interest containing a proposal to acquire the entire Company for $26.00 per share of Company common stock, with the other updated indication of interest containing a proposal at a price of $21.00 per share of Company common stock. Neither Party C nor the other potential buyer submitted a mark-up of the merger agreement with their updated indications of interest, but Party C included an issues list. The indication of interest containing a proposal to acquire ECP was at a price of $260 million, on a debt-free basis, which proposal was structured as an acquisition of the Company following a pre-closing divestiture of MDS, and did not contain a mark-up of the merger agreement, but did include an issues list.

On October 8, 2016, Mr. Hartnett and Mr. Sharma spoke by telephone. During the conversation, Mr. Sharma informed Mr. Hartnett that Ultra was no longer pursuing a strategic transaction with the Company, but that, given the ERAPSCO JV relationship, Ultra would like for the Company to provide an opportunity for representatives of Ultra to meet with representatives of any potential buyer of the Company or ECP prior to the Company entering into a definitive transaction agreement with such potential buyer.

On October 9, 2016, Mr. Hartnett sent Mr. Sharma an email confirming that the Company would provide an opportunity for representatives of Ultra to meet with representatives of any potential buyer of the Company or ECP prior to the Company entering into a definitive transaction agreement with such potential buyer.

On October 14, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including with respect to the three updated indications of interest that were received from October 7, 2016 through October 10, 2016. A representative of Wells Fargo Securities also noted that except for the three potential buyers that submitted a revised indication of interest and Party B, all other potential buyers had withdrawn from the marketing process. In that regard, an updated indication of interest from Party B was expected to be received later on October 14, 2016.

Later on October 14, 2016, Party B submitted an updated indication of interest containing a proposal to acquire the entire Company for $24.00 per share of Company common stock and a mark-up of the merger agreement.

On October 19, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including with respect to discussions with the potential buyers remaining in the marketing process. At the meeting, representatives of Wells Fargo Securities, noting that the number of potential buyers in the process had decreased from ten to four, with Party B and Party C appearing to be the potential buyers most interested in pursuing a potential strategic transaction with the Company, provided additional information regarding investment banking and lending relationships that it or its affiliates had with these remaining bidders. Among other things, a representative of Wells Fargo Securities highlighted for the process committee that (i) Wells Fargo Securities or an affiliate of Wells Fargo Securities is the lead bank for the current credit facility of a subsidiary of Party B and (ii) Wells Fargo Securities or an affiliate of Wells Fargo Securities is a participant in the current credit facility of a consultant that has been advising Party B in its evaluation of a strategic transaction with the Company and that might also provide equity financing to Party B in connection with any such transaction. Representatives of Wells Fargo Securities and Mr. McCormack then left the meeting. The process committee considered whether, in light of Wells Fargo Securities’ relationships with Party B and the consultant, the Company board should retain a second financial advisor in connection with its consideration of strategic alternatives. In response to a request from Party B, the process committee also authorized Wells Fargo Securities to provide Party B with the names of parties that might be interested in acquiring MDS following an acquisition of the entire Company by Party B. Party C had not made a similar request.

On October 24, 2016, as directed by the process committee, Wells Fargo Securities sent Party B and Party C a process letter requesting final proposals to acquire the entire Company to be submitted by November 4, 2016.

On October 28, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including with respect to discussions with Party B and Party C. A representative of Wells Fargo Securities informed the process committee that, as requested by Party B and with the consent of the process committee, Wells Fargo Securities had provided Party B with the names of parties that might be interested in acquiring MDS following an acquisition of the entire Company by Party B. A representative of Wells Fargo Securities stated that Party B was well along in its due diligence but that Party C, whose proposal contemplated obtaining financing from a fund that invests in special situation opportunities (which we refer to “Party D”) had a significant amount of due diligence to complete.

On November 2, 2016, the Company board held a meeting at its corporate headquarters at which representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo

Securities updated the process committee on the status of the marketing process, including with respect to discussions with Party B and Party C and the status of their respective due diligence to date. The Company board also discussed updating the then-current 5-year management forecast, such updated forecast to be discussed at a meeting of the Company board to be scheduled for November 8, 2016. The revised 5-year forecast would then be provided to potential buyers for the next round of proposals from Party B and Party C, the due date for which would be extended to November 15, 2016. The Company board noted that the revised 5-year forecast would likely reflect a downward adjustment of financial performance, as compared to the then-current 5-year forecast. After the representatives of Wells Fargo Securities left the meeting, a representative of Mayer Brown described for the Company board the potential conflicts of interest that Wells Fargo Securities might have as a result of the relationships with Party B that it disclosed, in light of Party B being one of only two bidders remaining in the marketing process, to the process committee on October 19, 2016. After discussion, the Company board decided to seek to identify a potential second financial advisor to assist it in the exploration of strategic alternatives.

On November 8, 2016, the Company board held a telephonic meeting at which members of Company management and representatives of Wells Fargo Securities and Mayer Brown were present. Company management presented and discussed a revised 5-year management forecast, which after discussion, the Company board approved, with certain changes, for distribution to Party B and Party C.

On November 14, 2016, the Company board held a telephonic meeting at which representatives of Mayer Brown were present. At the meeting, the Company board discussed the potential conflicts of interest of Wells Fargo Securities that were discussed by the Company board at its November 2, 2016 meeting, in light of Party B being one of only two bidders remaining in the marketing process. After discussion, the Company board decided to engage a second financial advisor to advise it in evaluating potential strategic alternatives available to the Company, including the marketing process, and provide a fairness opinion in the event the Company board decides to pursue a strategic transaction.

On November 15, 2016, Party C submitted a proposal to acquire the entire Company for $26.25 per share of Company common stock. The proposal contained a detailed list of due diligence requests and a letter from a national investment bank stating that it was “highly confident” that an acquisition of the Company could be financed in the then-current debt markets. Party C’s proposal also contained a mark-up of the merger agreement.

On November 16, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including with respect to the proposal received from Party C on November 15, 2016. The representative of Wells Fargo Securities stated that Wells Fargo Securities understood that Party C was an uncommitted family office fund with investors that included several prominent families in the United States. The process committee asked Wells Fargo Securities to follow up with Party C to obtain information regarding the identities of financing sources for Party C’s proposal. The process committee decided to not make a decision on how to proceed with Party C until it learned whether Party B would submit a proposal.

On November 17, 2016, Party B submitted a proposal to acquire the entire Company for $21.50 per share of Company common stock. The proposal contained a detailed list of due diligence requests and requested a meeting with Ultra to discuss the ERAPSCO JV and agree on maintaining the ERAPSCO JV without material change through 2023. Party B also requested exclusivity with the Company for 30 days and included in its proposal a form of the exclusivity agreement it was prepared to execute.

Also on November 17, 2016, Party C sent to Wells Fargo Securities a letter outlining its sources and uses of funds for its proposal that it submitted on November 15, 2016. Also in the letter, Party C indicated that it was important that it be permitted to engage with USSI to discuss the ERAPSCO agreement.

On November 18, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Mayer Brown were present. During the meeting, Mr. Hartnett updated the process committee on the status of the marketing process, including with respect to the proposal received from Party B on November 17, 2016 and the letter received from Party C on November 17, 2016. After discussion, the process committee decided that Mr. Hartnett and a representative of Mayer Brown would have a conference call with representatives of Party C and its counsel for the purpose of determining the identities of the investors in Party C and the parties providing financing for Party C’s proposal and requesting that Party C submit written equity and debt commitments in connection with the financing of its proposal. Later on November 18, 2016, Mr. Hartnett and a representative of Mayer Brown had a telephone call with representatives of Party C and its counsel, after which Party C sent a letter to Wells Fargo Securities setting forth additional information identifying its sources of financing for its proposal.

On November 18, 2016, with the approval of the Company board, the Company entered into an agreement with Raymond James for Raymond James to serve as a second financial advisor to advise the Company board in evaluating potential strategic alternatives available to the Company, including the marketing process, and provide a fairness opinion in the event the Company board decides to pursue a strategic transaction. In an amendment to Wells Fargo Securities’ engagement letter, the Company consented to Wells Fargo Securities remaining as the Company’s financial advisor notwithstanding its participation in certain financings for Party B and its affiliates, and Wells Fargo Securities agreed, subject to certain limitations, to reduce its transaction fee payable upon the closing of a strategic transaction involving the Company by the amount of the transaction fee that the Company pays to Raymond James in connection with such transaction but not exceeding the lesser of $1.5 million and 50% of the amount of the transaction fee that would otherwise have been payable to Wells Fargo Securities.

On November 20, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including with respect to the proposals received from Party B and Party C and subsequent correspondence. The process committee instructed Wells Fargo Securities and Raymond James to contact representatives of Party C to determine the status of their financing efforts with their identified financing sources.

On November 22, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including with proposals received from Party B and Party C. After reviewing and discussing with the assistance of representatives of Wells Fargo Securities and Raymond James, the process committee decided to pursue a potential acquisition of the Company by Party C and, to that end, seek to arrange a meeting with representatives of the Company and Ultra and Party C, respectively. In addition, the process committee requested that Wells Fargo Securities and Raymond James continue to encourage Party B to make a more competitive proposal.

Also on November 22, 2016, Party C sent a letter to Wells Fargo Securities reiterating its financing sources for its proposal and indicating that Party D is also prepared to provide an “equity backstop” for Party C’s proposal. Party C also reiterated its need to engage with USSI to discuss the ERAPSCO agreement.

On December 2, 2016, Mr. Hartnett, Mr. Sharma and a representative of Party C met at the Company’s corporate headquarters to discuss the ERAPSCO JV. Mr. Sharma and the representative of Party C each made presentations to each other regarding their respective companies and their views on the future of the ERAPSCO JV and the ERAPSCO agreement in the event Party C were to acquire the Company. At the conclusion of the meeting, the representative of Party C indicated to Mr. Hartnett that Party C would require exclusivity with the Company to continue in the marketing process, although he did not specify a duration of such requested exclusivity.

Also on December 2, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, Mr. Hartnett reported on the meeting with Mr. Sharma and the representative of Party C earlier in the day. A representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including discussions with representatives of Party B.

On December 5, 2016, Mr. Hartnett spoke with Mr. Sharma by telephone. During the conversation, Mr. Sharma told Mr. Hartnett that he thought Party C would be an acceptable joint venture partner for Ultra, in the event that Party C were to acquire the Company.

On December 6, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including discussions with representatives of the financial advisors to Party B and Party C. A representative of Wells Fargo Securities noted that Party C did not seem to be moving with much urgency to get to a final agreement on a transaction and Party B also could not make any commitment on the timing of an increased value proposal, if any.

On December 7, 2016, Party B sent Wells Fargo Securities a letter increasing its November 17, 2016 proposal from $21.50 to $24.50 per share of Company common stock. The letter also requested exclusivity with the Company for 30 days and stated that the revised proposal would expire on December 12, 2016, if the Company did not agree to exclusivity by such date.

On December 9, 2016, Mr. Hartnett spoke by telephone with a representative of Party C regarding changes that Party C intended to propose to Ultra regarding the ERAPSCO JV. During the call they agreed that Mr. Hartnett would seek to arrange a telephone call with representatives of Ultra and Party C.

On December 10, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting Mr. Hartnett and representatives of Wells Fargo Securities and Raymond James updated the process committee on the status of the marketing process, including discussions with representatives of Party C and the financial advisors to Party B and Party C. The process committee instructed Wells Fargo Securities and Raymond James to contact the financial advisor to Party B to seek an extension of the expiration date of Party B’s proposal.

On December 11, 2016, Mr. Hartnett, Mr. Sharma and a representative of Party C held a conference call to discuss changes that Party C intended to propose to Ultra regarding the ERAPSCO JV. After the conference call, Mr. Hartnett spoke with the representative of Party C who told Mr. Hartnett that arriving at an agreement with Ultra on the future conduct of the ERAPSCO JV was necessary if Party C were to proceed with its proposal to acquire the Company. Mr. Hartnett emphasized that any agreement that Party C sought with Ultra would need to be obtained quickly, as the Company board was considering options other than Party C’s proposal.

On December 13, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting Mr. Hartnett and representatives of Wells Fargo Securities and Raymond James updated the process committee on the status of the marketing process, including discussions with representatives of Party C and Ultra and the financial advisors to Party B and Party C. A representative of Wells Fargo Securities reported that Party B had agreed to keep its proposal open beyond the previously stated expiration date, without providing a revised expiration date. The process committee decided to allow representatives of Party C and Ultra to have until December 16, 2016 to discuss the ERAPSCO JV and come to an agreement on the future conduct of the ERAPSCO JV in the event Party C acquires the Company.

On December 16, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting Mr. Hartnett and representatives of Wells Fargo Securities and Raymond James updated the process committee on the status of the marketing process, including discussions with representatives of the financial advisor to Party

C earlier that day. The process committee decided that Mr. Hartnett would contact Mr. Sharma to determine whether Ultra was amenable to entering into an agreement acceptable to Party C regarding the future conduct of the ERAPSCO JV in the event Party C acquires the Company.

Later on December 16, 2016, Mr. Hartnett spoke to Mr. Sharma by telephone. Mr. Sharma stated that he thought that Ultra and Party C were aligned on the future conduct of the ERAPSCO JV in the event Party C were to acquire the Company and that he thought an agreement reflecting that understanding could be executed. Mr. Sharma stated that he would send a draft of an amendment to the ERAPSCO agreement to reflect the relevant changed terms to memorialize this understanding.

On December 19, 2016, a representative of Ultra sent to Mr. Hartnett a draft of an amendment to the ERAPSCO agreement to reflect changes that Ultra proposed to the terms of the ERAPSCO agreement for the future conduct of the ERAPSCO JV in the event Party C were to acquire the Company.

On December 20, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting representatives of Mayer Brown, Wells Fargo Securities and Raymond James reviewed with the process committee the draft amendment to the ERAPSCO agreement and the process committee, with the assistance of the Company board’s legal and financial advisors, discussed a potential response. The process committee decided that Mr. Hartnett would contact a representative of Party C to discuss a response to Ultra’s proposed draft of an amendment to the ERAPSCO agreement and then Mr. Hartnett would contact Mr. Sharma to respond to such proposal.

On December 20, 2016, Mr. Hartnett spoke with a representative of Party C by telephone during which they discussed Ultra’s proposed amendment to the ERAPSCO agreement and they both agreed that Ultra’s proposed amendment was unworkable and did not provide the clarity that Party C sought regarding the future conduct of the ERAPSCO JV in the event Party C were to acquire the Company. Later that day, Mr. Hartnett sent an email to Mr. Sharma to schedule a telephone call to discuss Ultra’s proposed amendment to the ERAPSCO agreement, but he and Mr. Sharma did not have that discussion.

On December 26, 2016, Party C sent to Wells Fargo Securities a letter revising its November 15, 2016 proposal. Party C stated in its letter that it had received the clarification it had requested regarding the future conduct of the ERAPSCO JV in the event Party C were to acquire the Company and that Party C was reducing the amount of its proposal to acquire the entire Company from $26.25 to $23.50 per share of Company common stock.

On December 30, 2016, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting Mr. Hartnett and representatives of Wells Fargo Securities and Raymond James updated the process committee on the status of the marketing process, including the revised proposal received from Party C on December 26, 2016, and discussions with representatives of Party C and its financial advisor regarding the revised proposal. The feedback from a representative of Party C and its financial advisor was that Ultra’s proposed amendment to the ERAPSCO agreement appeared to indicate a lack of cooperation from Ultra with Party C with respect to the potential future of the ERAPSCO JV. The process committee, with the assistance of Wells Fargo Securities, Raymond James and Mayer Brown, also discussed whether it was likely that Ultra would react differently to Party B regarding the ERAPSCO JV, should a transaction with Party B be pursued. The process committee decided that Wells Fargo Securities and Raymond James should contact each of Party B and Party C and ask them to provide proposals assuming that there would be no changes to the ERAPSCO agreement or other agreement with Ultra prior to an acquisition of the Company and that the post-acquisition conduct of the ERAPSCO JV would be governed by the ERAPSCO agreement as currently in effect. Representatives of Mayer Brown would be available to discuss their views on the ERAPSCO agreement with representatives of Party B and Party C, to the extent such parties desired to have those discussions.

On January 4, 2017, representatives of Mayer Brown, Wells Fargo Securities, Raymond James and Party C held a conference call on which they discussed the ERAPSCO agreement, including the ERAPSCO transfer provisions.

Also on January 4, 2017, Party B sent a letter to Wells Fargo Securities stating that in order to re-engage in the marketing process, it was requesting permission from the Company to engage in discussions with Ultra and the Navy, the largest customer of the ERAPSCO JV.

On January 5, 2017, Mr. Hartnett had a telephone conversation with a representative of Party B in which such representative stated that Party B had concluded that the ERAPSCO transfer provisions would not apply to an acquisition of the Company by Party B and that Party B was willing to proceed with a transaction to acquire the Company without conditioning its proposal on any amendment to the ERAPSCO agreement. The representative of Party B also requested that Mr. Hartnett arrange an in-person meeting with representatives of Party B, the Company and Ultra to discuss the future conduct of the ERAPSCO JV in the event Party B were to acquire the Company.

On January 6, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting Mr. Hartnett and representatives of Wells Fargo Securities and Raymond James updated the process committee on the status of the marketing process, including recent discussions with representatives of Party B and Party C. A representative of Wells Fargo Securities reported that representatives of Party C’s financial advisor had stated that as a result of its due diligence efforts, Party C had concluded that the ERAPSCO transfer provisions would not apply to an acquisition of the Company by Party C. The process committee decided that Mr. Hartnett should contact Mr. Sharma and arrange a meeting with Mr. Hartnett, Mr. Sharma and a representative of Party B. The process committee also decided that the Company’s advisors should continue providing to Party C due diligence material and information with respect to the ERAPSCO JV.

On January 9, 2017, Party C sent to Wells Fargo Securities a letter stating that, in light of the results of its recent due diligence efforts, Party C is willing to move forward with a transaction to acquire the Company without conditioning its proposal on any amendment to the ERAPSCO agreement.

During the week of January 9, 2017, a representative of RBC contacted a representative of Wells Fargo Securities by telephone and stated that Ultra would not be comfortable with having Party B as a joint venture partner if Party B were to acquire the Company, given that Ultra and Party B are competitors in markets other than sonobuoys. The representative of Wells Fargo Securities suggested a meeting with representatives of the Company, Ultra and Party B to address any concerns Ultra might have with the possibility of having Party B as a potential joint venture partner.

On January 13, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting Mr. Hartnett updated the process committee on his efforts to arrange a meeting with Mr. Sharma, Mr. Hartnett and a representative of Party B. Representatives of Wells Fargo Securities and Raymond James updated the process committee on the status of discussions with financial advisors to Party B and Party C and discussions with Ultra’s financial advisor. A representative of Wells Fargo Securities reported regarding the call from Ultra’s financial advisor indicating that Ultra would not be comfortable with Party B as a joint venture partner. The process committee directed Mayer Brown to prepare a mark-up of the draft merger agreement submitted by Party C with its November 15, 2016 proposal.

On January 20, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting Mr. Hartnett updated the process committee on his efforts to arrange a meeting with Mr. Sharma, Mr. Hartnett and a representative of Party B. A representative of Raymond James updated the process committee on the status of discussions with the financial advisor to Party C. The process committee directed Mayer Brown to send a mark-up of Party C’s draft of the merger agreement to counsel for Party C.

Later on January 20, 2017, Mayer Brown sent a mark-up of Party C’s draft of the merger agreement to counsel for Party C.

On January 25, 2017, the Company board held a meeting at its corporate headquarters at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities and Raymond James updated the Company board on the status of the marketing process, including with respect to discussions with Party B and Party C and the status of such parties’ due diligence efforts to date. It was reported that the financial advisor for Party C stated that Party C did not see material issues in the draft of the merger agreement that Mayer Brown sent Party C’s counsel on January 20, 2017. Mr. Hartnett reported that a meeting with Mr. Sharma, Mr. Hartnett and a representative of Party B would be held at Ultra’s corporate headquarters on January 30, 2017. The Company board discussed the final information it would require from Party C, including an update on Party C’s financing structure and commitments from financing sources. The Company board directed Mayer Brown to send to Party B’s counsel a revised draft of the merger agreement that Party B submitted with its October 14, 2016 proposal. The Company board directed Company management to update the current financial projections to reflect results of the Company’s second fiscal quarter for the 2017 fiscal year and directed Wells Fargo Securities and Raymond James to provide the updated projections to Party B and Party C on January 30, 2017. The Company board directed Wells Fargo Securities and Raymond James to request that “best and final” proposals from Party B and Party C be submitted by February 2, 2017.

Later on January 25, 2017, a representative of Raymond James received a telephone call from a representative of a middle-market private equity fund (which we refer to as “Party E”). Party E had signed a non-disclosure agreement, but had withdrawn early in the marketing process without submitting an initial indication of interest. The representative of Party E stated that Party E was seeking to re-enter the marketing process and was highly motivated to pursue a transaction to acquire the Company. The representative of Raymond James told the representative of Party E that while the marketing process was well-advanced, Party E should submit a proposal, which would be provided to the Company board for consideration.

On January 27, 2017, Wells Fargo Securities, at the request of the process committee, sent Party E a draft of the form of merger agreement previously provided to other potential buyers.

On January 28, 2017, Mayer Brown sent a mark-up of Party B’s draft of the merger agreement to counsel for Party B.

On January 30, 2017, Mr. Hartnett, Mr. Sharma and representatives of Party B met at Ultra’s corporate headquarters. During the meeting Mr. Sharma and the representatives of Party B discussed their views on the future operation of the ERAPSCO JV in the event Party B were to acquire the Company. Mr. Sharma indicated that he did not think Ultra would be comfortable with Party B as a joint venture partner in the ERAPSCO JV, given that Ultra and Party B are competitors in markets other than sonobuoys. Mr. Sharma also acknowledged to Mr. Hartnett and the representatives of Party B that Ultra could not control whether Party B acquired the Company, but under the ERAPSCO agreement, Ultra, like the Company, had the right to terminate the agreement for convenience on 18 months notice and Ultra might exercise that right. Following the meeting, a representative of Party B spoke with Mr. Hartnett and requested a meeting with a representative of the Navy in order to discuss issues relating to the ERAPSCO JV in the event Party B were to acquire the Company.

On January 30, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting Mr. Hartnett updated the process committee on the meeting among Mr. Sharma, Mr. Hartnett and a representative of Party B that had taken place at Ultra’s corporate headquarters earlier in the day. Representatives of Wells Fargo Securities and Raymond James updated the process committee on the status of the marketing process, including the recent communications with Party E and its interest in re-engaging in the marketing process and that a proposal from Party E was expected to be received soon.

On January 31, 2017, Party E submitted a proposal to acquire the Company for $25.50 per share of Company common stock. The proposal indicated that Party E believed it could complete due diligence and execute a definitive agreement to acquire the Company within two to three weeks. The proposal did not include a mark-up of the merger agreement but included a merger agreement issues list.

On February 1, 2017, representatives of Wells Fargo Securities received a telephone call from a representative of an electronic medical device manufacturer (which we refer to as “Party F”). Party F had signed a non-disclosure agreement, but had withdrawn early in the marketing process after submitting two prior indications of interest to acquire MDS. The representative of Party F stated that Party F was seeking to re-enter the marketing process and was seeking to pursue a transaction to acquire the Company. The representative of Wells Fargo Securities told the representative of Party F that while the marketing process was well-advanced, Party F should submit a proposal, which would be provided to the Company board for consideration.

Later on February 1, 2017, Party F submitted a proposal to acquire the Company for $23.00 per share of Company common stock and requesting exclusivity with the Company while Party F completed its due diligence.

On February 1, 2017, Wells Fargo Securities and Raymond James sent to Party B, Party C, Party E and Party F a process letter requesting final proposals by February 6, 2017.

On February 3, 2017, Mr. Hartnett and other members of Company management gave a management presentation at the Company’s corporate headquarters to representatives of Party E.

On February 6, 2017, Party B submitted a proposal to acquire the Company for $24.50 per share of Company common stock and reiterated its request for exclusivity with the Company for 30 days. Also that day, Party C submitted a proposal to acquire the Company for $24.00 per share of Company common stock and also requested exclusivity with the Company for 30 days.

On February 7, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, the representatives of Wells Fargo Securities and Raymond James updated the Company board on the status of the marketing process, including with respect to proposals that had been received on February 6, 2017. Party E had not yet submitted a proposal following its January 31, 2017 proposal, but had indicated that it expected to do so later that day. The Company board discussed the remaining due diligence requests from Party C, including completion of a quality of earnings report and environmental due diligence and the Company board’s need to further understand the financing arrangements being proposed by Party C. The Company board also discussed Party B’s request to meet with representatives of the Navy and the closing condition in Party B’s draft of the merger requiring approval of the Committee on Foreign Investment in the United States (which we refer to as “CFIUS”). The Company board directed Wells Fargo Securities, Raymond James and Mayer Brown to follow-up with Party B and Party C to discuss these issues and decided to hold its next meeting after receipt of Party E’s proposal.

On February 12, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities and Raymond James updated the Company board on the status of the marketing process, including with respect to proposals from Party B and Party C that had been received on February 6, 2017, including advantages and disadvantages of each proposal, as well as the follow-up actions that the Company board’s advisors had taken as directed by the Company board at its last meeting. A representative of Raymond James stated that neither Party E nor Party F submitted a proposal. Party E stated that following its due diligence, any proposal it would submit would be less than $20.00 per share of Company common stock and it did not view that its bid would be competitive. Party F indicated that it did not have the time and resources to submit a proposal and it believed the per share price it would propose would be low compared to other likely proposals. With regard to Party C’s proposal, Wells Fargo Securities and Raymond James had asked for copies of the equity backstop letter from Party D to support Party C’s bid. After initial resistance, Party C provided a copy of an equity backstop letter from Party D, which a representative of Raymond James described as a letter of support that lacked the terms and conditions of an equity commitment letter. The representative of Raymond James stated that he subsequently asked for details on the terms and conditions of the proposed Party D financing but to date had not received any additional information. As part of the discussion of Party B’s proposal, a representative of Mayer Brown described for the Company board the CFIUS approval process, as well as other defense-related governmental approvals that would be required in a transaction with Party B. After discussion, the Company board decided to pursue exclusivity with Party B and identified the following additional process points to be completed prior to the Company entering into an exclusivity agreement with Party B: (i) Mr. Hartnett would contact a representative of the Navy that oversees the sonobuoy program to discuss a potential acquisition of the Company by Party B, (ii) Mayer Brown would pursue discussions with Party B’s counsel to address key legal matters relating to a definitive agreement, including a reverse break-up fee if regulatory approvals are not obtained and (iii) Wells Fargo Securities and Raymond James would seek additional information from Party B with respect to its ability to finance an acquisition of the Company. Subject to the process committee receiving feedback to its satisfaction on these items, the Company board authorized the Company to execute an exclusivity agreement with Party B for an exclusivity period not to exceed 30 days.

On February 15, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities and Raymond James updated the process committee on recent discussions with Party B and Party C. Mr. Hartnett updated the process committee on the discussion he had with a representative of the Navy. A representative of Mayer Brown updated the process committee on a discussion he had with counsel for Party B.

On February 16, 2017, Party C sent a letter to the Company stating that it would increase its proposed price per share of Company common stock to $24.25, assuming Party C and the Company have entered into a mutually acceptable exclusive negotiation arrangement by February 20, 2017.

On February 17, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities and Raymond James described the revised proposal received from Party C on February 16, 2017 and discussions with representatives of Party D regarding its intention to provide financing for a transaction with Party C and regarding the due diligence work that Party D indicated it needed to complete. After discussion, the process committee decided that because the most recent price per share offered by Party C remained less than the price offered by Party B, Wells Fargo Securities and Raymond James should attempt to have Party C extend its deadline for obtaining exclusivity with the Company to February 22, 2017 and the Company should continue to seek to sign an exclusivity agreement with Party B.

On February 20, 2017, Party C sent a letter to the Company stating that it would increase its proposed price per share of Company common stock to $24.50, assuming Party C and the Company have entered into a mutually acceptable exclusive negotiation arrangement by February 22, 2017.

On February 22, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities and Raymond James described the revised proposal received from Party C on February 20, 2017 and discussions with representatives of Party C regarding its ability to obtain financing from Party D and its remaining due diligence requirements, including with respect to a quality of earnings report and additional environmental due diligence. After discussion, the process committee decided that the Company should continue to seek to sign an exclusivity agreement with Party B, with a term not to exceed 30 days, and authorized Mr. Hartnett to execute such an agreement.

On February 23, 2017, Mayer Brown sent to counsel for Party B a revised draft of the form of exclusivity agreement Party B had delivered in its proposal on November 17, 2016.

Also on February 23, 2017, Ultra sent a letter to the Company stating, among other things, its position that the ERAPSCO transfer provisions give USSI a right of last refusal for any offer to purchase the Company, reserving its rights under the ERAPSCO agreement and requesting that the Company provide it the terms and conditions on which the Company would propose to engage in a transaction.

On February 24, 2017, Arnold & Porter Kaye Scholer LLP (which we refer to as “Arnold & Porter”), counsel to Ultra sent a letter to Mayer Brown stating, among other things, that in the event the Company fails to comply with its obligations under the ERAPSCO transfer provisions, Ultra will take all legal action available to it to enforce its rights.

On March 3, 2017, Mr. Hartnett provided copies of the letters from Ultra and Arnold & Porter to a representative of Party B.

Also on March 3, 2017, USSI sent a letter to the Company requesting that the Company confirm by March 10, 2017 in writing that it will honor its obligations under the ERAPSCO transfer provisions, and stating that, if the Company did not so confirm, then USSI will invoke the dispute resolution mechanism provided for in the ERAPSCO agreement.

Also on March 3, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, representatives of Mayer Brown described for the Company board the recent correspondence that had been received from Ultra and Arnold & Porter and described the drafts of suggested response letters to be sent to Ultra and Arnold & Porter respectively that set forth the Company’s explanation of why the ERAPSCO transfer provisions are not applicable to any transaction the Company was pursuing at that time. Representatives of Mayer Brown also described the status of negotiations of the exclusivity agreement with Party B’s counsel. After discussion, the Company board decided that the Company should continue to seek to sign an exclusivity agreement with Party B, as previously authorized, and that the Company and Mayer Brown should send their respective response letters immediately. Later that day, the Company and Mayer Brown sent their response letters to Ultra and Arnold & Porter, respectively, and Mr. Hartnett provided copies of the response letters and the most recent letter from Ultra to a representative of Party B.

On March, 7, 2017, Ultra sent a letter to the Company stating, among other things, that its counsel would be contacting the Company’s attorneys to agree on next steps to establish procedures for the dispute resolution mechanism under the ERAPSCO agreement and that Ultra will not be a party to a joint venture agreement with Party B in any form or manner other than honoring Ultra’s obligations following termination. The letter went on to state that if the acquirer is Party B, Ultra would serve notice of its decision to terminate the ERAPSCO agreement. Later that day, Mr. Hartnett forwarded the letter to a representative of Party B.

On March 9, 2017, Party C sent a letter to the Company stating that it was withdrawing its requirement that a quality of earnings review be completed and it was also significantly reducing its list of remaining open due diligence items. In addition, the letter went on to state that Party C’s best offer price per share of Company common stock was $24.50, and assuming Party C and the Company have entered into a mutually acceptable exclusive negotiation arrangement by March 13, 2017, Party C believed it could complete its remaining confirmatory due diligence in 15 business days. The letter also confirmed that Party D was partnering with Party C in the transaction by providing all of the equity that Party C was not providing itself.

Later on March 9, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, Mr. Hartnett reported on recent discussions he had had with a representative of Party B, including with respect to the threat to terminate the ERAPSCO agreement contained in the most recent letter from Ultra. Representatives of Wells Fargo Securities and Raymond James updated the Company board on the status of discussions with Party C’s financial advisors, including with respect to the letter received from Party C earlier in the day and the equity financing to be provided by Party D for an acquisition of the Company by Party C. Given the recent developments reported to the Company board, including Ultra’s threat in its most recent letter to terminate the ERAPSCO agreement in the event that Party B were to be the acquirer of the Company and the significant reduction in Party C’s due diligence requests, the Company board, after discussion with its legal and financial advisors, decided to pursue an acquisition of the Company by Party C, instead of Party B, and grant Party C the 15 business day exclusivity period it requested in order to complete its due diligence and for the parties to work toward the signing of a definitive agreement for Party C to acquire the Company. After discussion, the Company board decided that Mr. Hartnett would contact Mr. Sharma to determine whether Ultra would find Party C an acceptable joint venture partner and representatives of Wells Fargo Securities and Raymond James would reach out to Party C and Party D to seek further information regarding Party C’s proposal, including details regarding the proposed financing arrangements and confirmatory due diligence requirements.

On March 11, 2017, Mr. Hartnett spoke with Mr. Sharma by telephone inquiring of him whether Ultra would find Party C an acceptable partner in the ERAPSCO JV. Mr. Sharma indicated that, as opposed to Party B, Party C would be an acceptable joint venture partner for Ultra.

On March 13, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, Mr. Hartnett reported on the recent discussions he had had with Mr. Sharma. Mr. Hartnett also reported that he had a discussion with a representative of Party B in which he was told that Party B is reconsidering whether it will remain in the marketing process in light of the most recent letter that the Company received from Ultra. Representatives of Wells Fargo Securities and Raymond James updated the Company board on the status of discussions with Party C’s financial advisor with respect to confirmatory due diligence requirements. A representative of Mayer Brown reported on discussions he had with counsel for Party C regarding financing commitments and transaction structure as it relates to obtaining regulatory approval. After discussion, the Company board authorized Mr. Hartnett to execute an exclusivity agreement with Party C for a term not to exceed 15 business days.

Later on March 13, 2017, Mayer Brown sent to counsel for Party C a draft of an exclusivity agreement. From March 13, 2017 through March 15, 2017, Mayer Brown, counsel for Party C and counsel for Party D negotiated the exclusivity agreement.

On March 15, 2017, the Company, Party C and Party D executed an exclusivity agreement providing for exclusivity through April 5, 2017.

From March 15, 2017 through April 5, 2017, Company management, Wells Fargo Securities and Raymond James had telephone calls with representatives of Party C and its financial advisors and Party D to discuss Party C and Party D’s due diligence review. During this period, representatives of Wells Fargo Securities and Raymond James also had telephone calls with representatives of Party C’s financial advisors and Party D to discuss the financing commitments Party C and Party D were putting in place for an acquisition of the Company. During that period, representatives of Mayer Brown had telephone calls with representatives of counsel to Party D to discuss the draft of the merger agreement.

On March 31, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities and Raymond James updated the Company board on the status of process with Party C and Party D, including with respect to Party C and Party D’s due diligence requests. A representative of Mayer Brown discussed the most significant issues on the merger agreement raised in discussions with Party D’s counsel and indicated that despite repeated requests, counsel for Party D had not committed to a time table for delivering comments to the merger agreement or the disclosure schedules. With Party C and Party D’s period of exclusivity about to expire, the Company board decided that no extension would be granted until Party C and Party D first committed to a time table for delivering comments to the merger agreement and the disclosure schedules.

On April 5, 2017, representatives of Wells Fargo Securities and Raymond James spoke by telephone to representatives of Party C and its financial advisor and Party D. Representatives of Party D acknowledged that they had not completed their due diligence and were not in a position to provide a date by which they thought they would complete their due diligence. Representatives of Party D stated that during the exclusivity period they had met with representatives of Ultra to discuss the ERAPSCO JV. A representative of Party D stated that based on those discussions, Party C and Party D now believe that Ultra is of the view that Party C and Party D would not be acceptable joint venture partners and they believe that Ultra would not be a cooperative partner with Party C or Party D in the ERAPSCO JV in the event of an acquisition of the Company.

On April 7, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities and Raymond James updated the Company board on the recent discussions with Party C and its financial advisor and Party D. The Company board considered potential next steps in the marketing process, including (i) continuing with Party C and Party D without granting an extension of exclusivity, (ii) re-engaging with Party B, (iii) seeking to re-engage with other potential acquirers of the Company that had previously withdrawn from the marketing process, (iv) exploring whether to pursue a sale of MDS with a later potential sale of the Company, which would have continued as the owner of ECP, (v) approaching Ultra regarding a potential acquisition of the Company or (vi) concluding the marketing process without a strategic transaction. The Company board discussed and evaluated the various potential next steps and decided to simultaneously continue working with Party C and Party D without granting an extension of exclusivity and seek to re-start discussions with Party B. In addition, it was decided that Mr. Hartnett would contact Mr. Sharma to seek his feedback regarding his meeting with representatives of Party C and Party D.

On April 10, 2017, Mr. Hartnett spoke with Mr. Sharma regarding his discussion with representatives of Party C and Party D. After recounting the issues he had discussed with representatives of Party C and Party D, Mr. Sharma indicated that if Party C and Party D were to withdraw from the marketing process, Ultra would be interested in acquiring the Company.

On April 11, 2017, at the request of the Company board, a representative of Wells Fargo Securities spoke with Mr. Sharma regarding a potential acquisition of the Company by Ultra. During the discussion, Mr. Sharma stated that if Ultra were to acquire the Company, MDS would need to be divested prior to or at the same time that Ultra acquires the Company.

On April 12, 2017, a representative of Wells Fargo Securities spoke again with Mr. Sharma regarding a potential acquisition of the Company by Ultra. Mr. Sharma told the representative of Wells Fargo Securities that Ultra would have to update its financial analysis of the Company before responding with a proposed price per share of Company common stock and would require a period of exclusivity.

On April 14, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, Mr. Hartnett reported on the recent discussions he had had with Mr. Sharma. In addition, representatives of Wells Fargo Securities and Raymond James updated the Company board on the recent discussions with representatives of Party C and Party D in which Party C and Party D described their remaining due diligence and reiterated that the Company’s relationship with Ultra in the ERAPSCO JV caused them concerns because their discussions with representatives of Ultra did not demonstrate a clear willingness by Ultra to be a cooperative partner with the Company in the ERAPSCO JV following an acquisition of the Company by Party C and Party D. A representative of Wells Fargo Securities recounted the discussions with Mr. Sharma on April 11, 2017 and

April 12, 2017 in which Mr. Sharma indicated that Ultra would like to obtain updated financial information and obtain a period of exclusivity. A representative of Wells Fargo Securities also reported regarding a discussion with the financial advisor to Party B in which the financial advisor indicated that Party B would likely not pursue an acquisition of the Company, given the response from Ultra to the possibility of an acquisition of the Company by Party B, including Ultra’s threat to terminate the ERAPSCO agreement in the event of such an acquisition. After discussion, the Company board decided to explore a transaction for a potential acquisition of the Company by Ultra, including a potential contemporaneous divestiture of MDS.

On April 20, 2017, a representative of the Navy forwarded to Mr. Hartnett a copy of a letter received by the Secretary of Defense from Representative Jim Banks, member of the U.S. House of Representatives from the Third District in Indiana, requesting a briefing concerning the measures in place to ensure continuity of sonobuoy supply and the protection of sonobuoy intellectual property from contractors from “non-Five Eyes” nations who might seek to acquire all or a part of the ERAPSCO JV. The Navy asked the Company to provide certain information requested in Representative Banks’ letter, which would be incorporated into the Department of Defense’s response to Representative Banks’ information request.

On April 21, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. A representative of Wells Fargo Securities reported that Wells Fargo Securities was expecting a proposal from Ultra to acquire the Company later in the day, although Ultra’s financial advisors had said that the price per share of Company common stock would be less than $24.50. Representatives of Wells Fargo Securities and Raymond James reported that at this point Party C and Party D have said they would not be interested in pursuing an acquisition of the Company that did not include ECP, and Party B had not been in recent contact with the Company’s financial advisors.

Later in the day on April 21, 2017, Ultra sent an indication of interest to Wells Fargo Securities to acquire the Company for $23.50 per share of Company common stock. In its letter, Ultra stated that a sale of MDS would not be a condition to Ultra’s acquisition of the Company; however, the letter also stated that Ultra required assistance from the Company’s financial advisor in identifying parties that might be interested in acquiring MDS and that Ultra be permitted to negotiate with those parties. Ultra also requested six weeks of exclusivity with the Company.

On April 25, 2017, Guggenheim Securities, LLC (which we refer to as “Guggenheim”), financial advisor to Ultra, sent to Wells Fargo Securities its initial due diligence request list.

On April 26, 2017, the Company board held a meeting at its corporate headquarters at which Mr. McCormack was present and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present by telephone. A representative of Wells Fargo Securities reported that Party C and Party D had withdrawn from the marketing process, with a representative Party D indicating that if at a later time Party D were to pursue an acquisition of the Company, it would need to conduct an extensive due diligence process because they would need to proceed on the assumption that the ERAPSCO JV would be terminated in connection with an acquisition of the Company. The representative of Party D indicated that under such circumstances, an acquisition of the Company would be at a price per share for Company common stock below Party C and Party D’s current price of $24.50. Representatives of Raymond James and Wells Fargo Securities also reported on recent discussions with Party B’s financial advisor. Party B’s financial advisor informed Raymond James that Party B would consider submitting an updated proposal, which would assume a termination of the ERAPSCO JV in connection with an acquisition of the Company by Party B; however, any such proposal would be at a price per share for Company common stock below Party B’s current price of $24.50. Representatives of Raymond James and Wells Fargo Securities also described for the Company board Ultra’s indication of interest received on April 21, 2017 and noted that Ultra did not ascribe a separate value to MDS in its indication of interest. The Company board decided to have Wells Fargo Securities and Raymond James engage with Ultra’s financial advisor to determine how much value Ultra is ascribing to MDS in its indication of interest and wait to receive Party B’s next proposal.

Also on April 26, 2017, the Company sent to the Navy by email its response to the request for information it received from the Navy on April 20, 2017 in connection with Representative Banks’ letter to the Department of Defense.

On April 28, 2017, Ultra sent an updated indication of interest to Wells Fargo Securities that maintained the same terms as the April 21, 2017 indication of interest and ascribed a minimum value for MDS materially below other indications received by the Company from bidders for MDS.

On May 1, 2017, Ultra sent an updated indication of interest to Wells Fargo Securities that maintained the same terms as the April 28, 2017 indication of interest but instead provided for only a four week exclusivity period. The updated indication of interest also provided that Ultra would provide to the Company a list of open due diligence items by the end of the first week of exclusivity and that if a substantial majority of such items were not provided to Ultra by the end of the second week of exclusivity, the exclusivity period would be automatically extended for one to two weeks.

On May 1, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. A representative of Wells Fargo Securities provided the Company board with an update regarding the updated indication of interest letter from Ultra received earlier in the day. The Company board discussed Ultra’s request for exclusivity for a period of four to six weeks. Representatives of Wells Fargo Securities and Raymond James also reported that representatives of Party B had not replied to their inquiries about whether Party B was willing to submit a revised proposal to acquire the Company. After discussion, the Company board authorized Mr. Hartnett to negotiate an exclusivity agreement with Ultra.

On May 2, 2017, at the request of the Company board, representatives of Wells Fargo Securities and Raymond James sent to Guggenheim and RBC a draft of a document outlining a proposed four week process to allow Ultra to engage with potential MDS buyers before the execution of a merger agreement with the Company.

Later in the day on May 2, 2017, Mayer Brown sent to Arnold & Porter a draft of an exclusivity agreement. From May 2, 2017 through May 10, 2017, Mayer Brown and Arnold & Porter negotiated the exclusivity agreement.

On May 3, 2017, representatives of Wells Fargo Securities and Raymond James discussed with RBC and Guggenheim the proposed four week process to allow Ultra to engage with potential MDS buyers before the execution of a merger agreement with the Company, which process included, with the consent of the Company board, Wells Fargo Securities contacting potential MDS buyers that participated in the marketing process and providing confidential information to and obtaining initial indications of interest from potential MDS buyers and Ultra negotiating definitive purchase agreements with selected potential MDS buyers. Entry by the Company or Ultra into a definitive agreement to acquire MDS would not be a condition to the execution of a merger agreement or the closing of Ultra’s acquisition of the Company. From May 3, 2017 through July 7, 2017, representatives of Wells Fargo Securities, with the consent of the Company board, provided assistance to RBC and Guggenheim in exploring a potential sale of MDS.

On May 10, 2017, the Company and Ultra executed an exclusivity agreement providing for exclusivity through June 7, 2017, except that if by May 22, 2017 the Company shall not have provided Ultra a substantial majority of the due diligence items on a list to be provided by Ultra to the Company no later than May 15, 2017, the exclusivity period would be automatically extended to June 21, 2017. The exclusivity agreement contained provisions permitting the Company and its representatives and advisors to assist Ultra in the process of soliciting proposals from potential buyers of MDS.

On May 17, 2017, representatives of Wells Fargo Securities spoke by telephone with a representative of Guggenheim. The representative of Guggenheim stated that under the listing rules of the United Kingdom Listing Authority (which we refer to as the (“UKLA”), Ultra’s acquisition of the Company would be subject to the approval of Ultra’s shareholders.

On May 19, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities provided the process committee with an update regarding the solicitation of potential buyers of MDS. In addition, a representative of Wells Fargo Securities reported regarding the progress of Ultra’s due diligence review of the Company since the exclusivity agreement was entered into by the Company and Ultra. A representative of Wells Fargo Securities and a representative of Mayer Brown also reported to the process committee that Ultra’s financial advisor indicated that the approval of the transaction by Ultra’s shareholders would be a closing condition to the transaction. As there remained outstanding a substantial number of Ultra’s due diligence requests, the process committee expected that exclusivity would be extended to June 21, 2017, and exclusivity was so extended to that date.

On May 24, 2017, Arnold & Porter sent to Mayer Brown a revised draft of the merger agreement that had been provided to Ultra on September 21, 2016 in connection with Ultra’s participation in the marketing process.

On May 26, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. A representative of Wells Fargo Securities updated the process committee on the progress Ultra was making in its due diligence and the structure under which Ultra intended to raise funds to pay the purchase price in the transaction by doing an equity placement, to be completed on the date that the transaction is announced. Representatives of Wells Fargo Securities and Raymond James also reviewed with the process committee the seven initial indications of interest that been submitted for MDS by potential buyers. The purchase prices in such indications ranged from $39 million to $80 million for the sale of MDS, on a cash-free, debt-free basis. The representatives of Wells Fargo Securities and Raymond James told the process committee that, in light of the prices in the initial indications of interest for MDS, they had attempted to obtain from Ultra a higher price per share of Company common stock in the transaction. In response, Ultra refused to raise its price, stating that the MDS sale was not a condition to the transaction and that Ultra was taking the execution risk on selling MDS after it acquires the Company.

On May 31, 2017, a representative of Wells Fargo Securities received an email from an individual representing a publicly listed supplier of aerospace and defense products and systems (which we refer to as “Party G”) seeking to make a proposal to acquire the Company. In accordance with the terms of the exclusivity agreement, the Company notified Ultra of the receipt of this communication.

On June 2, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. A representative of Mayer Brown discussed key issues raised by counsel for Ultra in its draft of the merger agreement. A representative of Mayer Brown also described the approach that Mayer Brown is taking in the revised draft of the merger agreement that it is preparing, including with respect to provisions related to certainty of closing, among other issues. A representative of Wells Fargo Securities reported on the progress Ultra has been making in its due diligence. He further reported that five of the seven parties that had provided indications of interest in acquiring MDS have been given access to the confidential information the Company has compiled in a virtual online data room and that they will be asked to provide more definitive proposals to the Company’s financial advisors and Ultra’s financial advisors, after additional due diligence has been performed.

On June 4, 2017, representatives of Wells Fargo Securities and Mayer Brown had a conference call with representatives of Guggenheim and RBC and Ultra’s U.K. counsel and outside accountants. During the call, the parties discussed the process and timing for completion of Ultra’s shareholder circular to be sent to its shareholders in connection with the shareholder meeting to be held for Ultra’s shareholders to vote on the transaction as well as the timing for such meeting. In addition, in connection with the preparation of Ultra’s shareholder circular, representatives of Ultra’s outside accountants and counsel described certain information that would be required to be provided to Ultra by the Company.

On June 6, 2017, Party G sent to a representative of Wells Fargo Securities a non-binding proposal to acquire the Company for $22.00 to $24.00 per share of Company common stock. In accordance with the terms of the exclusivity agreement, the Company notified Ultra of the receipt of this communication and provided Ultra a copy of the proposal.

On June 9, 2017, a representative of the Company spoke with a representative of Ultra. During the conversation, the representative of the Company described a potential breach by the Company of its financial covenants in its credit agreement for the test period ending on the last day of the Company’s fiscal quarter ending July 2, 2017. The representative of the Company told the representative of Ultra that the Company was working with its creditor banks to have any such potential breach, if it were to occur, waived by such banks.

Also on June 9, 2017, Mayer Brown sent to Arnold & Porter a revised draft of the merger agreement.

On June 12, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities and Mayer Brown were present. A representative of Wells Fargo Securities reported on progress Ultra and its representatives have made, detailing milestones that Ultra had indicated needed to be achieved prior to executing a merger agreement with the Company, including with respect to Ultra’s remaining due diligence requirements and its drafting and filing with the UKLA of a shareholder circular with respect to the meeting of Ultra shareholders that would be required to be convened to vote on approval of the transaction. The representative also reported that representatives of Ultra’s financial advisors indicated that Ultra currently expects to submit to the Company on June 23, 2017 a letter confirming its price for an acquisition of the Company and setting out its requirements to be satisfied before executing a merger agreement, which letter would be sent following a meeting of Ultra’s board of directors. A representative of Mayer Brown described for the process committee certain considerations and implications of the Company executing a merger agreement with Ultra concurrently with Ultra filing its shareholder circular with the UKLA instead of executing the merger agreement only after the shareholder circular has been approved by the UKLA for mailing to Ultra’s shareholders. The later the date that Ultra would be permitted to hold its shareholders meeting to vote on the transaction, the longer the opportunity the Ultra board would have to, in the exercise of its fiduciary duties, change its recommendation to its shareholders that they approve the transaction. After discussion, the Company board decided to seek to sign a merger agreement with Ultra as soon as possible, even if the shareholder circular shall not have been approved by the UKLA.

On June 13, 2017, at the direction of the process committee and with the consent of Ultra, a representative of Wells Fargo Securities sent to a representative of Party G an email stating that Party G’s proposal had been forwarded to the Company board and that once the Company board had a response to such proposal, Wells Fargo Securities would contact Party G.

On June 16, 2017, Arnold & Porter sent to Mayer Brown a revised draft of the merger agreement.

On June 19, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. A representative of Wells Fargo Securities reported on the status of Ultra’s progress on the milestones it previously identified as being required for it to enter into a merger agreement to acquire the Company. He also reported that Ultra indicated that it would send a letter confirming its price per share of Company common stock prior to the process committee’s next meeting. A representative of Mayer Brown advised the process committee on key issues remaining to be resolved in merger agreement negotiations, including with respect to closing certainty and efforts to obtain regulatory approval. The process committee decided to extend the exclusivity period under the Company’s exclusivity agreement with Ultra to June 26, 2017 and authorized Mr. Hartnett to execute an amendment to the exclusivity agreement to grant such extension.

On June 21, 2017, representatives of Wells Fargo Securities and Mayer Brown had a conference call with representatives of Guggenheim, RBC and Ultra’s counsel. On the call, the participants discussed items remaining to be resolved in the merger agreement, including with respect to (i) whether the Ultra shareholder meeting would be held prior to, contemporaneous with or after the Company shareholder meeting, (ii) whether Ultra would obtain the support of certain shareholders through undertakings under which such shareholders would agree to vote to approve the transaction at the Ultra shareholders meeting, (iii) the timing of the filing and the level of efforts in seeking approval of the UKLA for the Ultra shareholder circular to be sent to Ultra’s shareholders in connection with the Ultra shareholders meeting, (iv) Ultra’s level of efforts in pursuing and obtaining all governmental approvals, including clearances under the HSR Act and CFIUS, (v) whether Ultra would have the right to terminate the merger agreement if a governmental authority shall have filed an action seeking to restrain the transaction and (vi) the amounts of the termination fees to be paid by the Company and Ultra if the merger agreement were to be terminated under certain circumstances.

Later in the day on June 21, 2017, representatives of Mayer Brown had a conference call with representatives of Arnold & Porter to negotiate terms of the merger agreement. During the call, Mayer Brown and Arnold & Porter engaged in discussions and negotiations regarding, among other things, (i) the scope of each party’s representations and warranties in the merger agreement, (ii) the scope of the restrictions on the Company’s operations of its business between signing of the merger agreement and closing of the merger, (iii) the provisions permitting the Company board to effect a change of recommendation in certain circumstances, (iv) financing and regulatory matters, (v) the circumstances in which a termination fee would become payable by the Company to Ultra and the size of such fee, (vi) the circumstances in which a termination fee would become payable by Ultra to the Company and the size of such fee and (vii) certain closing conditions.

Also on June 21, 2017, the Company and Ultra entered into an amendment to the exclusivity agreement extending the exclusivity period to June 26, 2017.

On June 22, 2017, Mayer Brown sent to Arnold & Porter a draft of the disclosure schedules to the merger agreement.

Also on June 22, 2017, representatives of Wells Fargo Securities and Raymond James spoke by telephone with representatives of Guggenheim and RBC. During the call, representatives of Wells Fargo Securities and Raymond James, at the direction of the Company board, described a potential breach by the Company of its financial covenants in its credit agreement for the test period ending on the last day of the Company’s fiscal quarter ending July 2, 2017. The representatives of Guggenheim and RBC responded that they did not believe that Ultra would execute the merger agreement if the breach were not to be waived by the creditor banks under the credit agreement.

On June 23, 2017, MergerMarket published an article reporting that the Company and Ultra were in “deep sale discussions.”

On June 24, 2017, in response to the MergerMarket article, as required by the UKLA, Ultra issued a press release confirming it was in advanced discussions to acquire the Company.

On June 26, 2017, in response to the MergerMarket article and Ultra’s press release of June 24, 2017, the Company issued a press release confirming it was in discussions to be acquired by Ultra.

Also on June 26, 2017, Ultra sent to the Company its final offer to acquire the Company for $22.35 per share of Company common stock. Ultra’s final offer was conditioned upon, among other things, the Company’s lenders waiving the Company’s compliance with its debt covenants from signing to closing of the transaction. Ultra also requested that exclusivity be extended to July 10, 2017.

On June 26, 2017, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. A representative of Wells Fargo Securities described the final offer received from Ultra earlier in the day and explained that Ultra believed that the outstanding debt of the company was $12 million higher than the amount it had been assuming for purposes of determining the enterprise value of the Company. In light of Ultra’s view that debt was higher than it previously assumed, Ultra reduced the price per share of Company common stock so that the enterprise value remained constant over the two different debt levels. The representative also reported on recent discussions with representatives of Ultra’s financial advisors regarding the recent actions and efforts of Company management to negotiate an amendment of the Company’s credit facilities and the expected timing for entering into an amendment with the necessary lenders thereunder as well as the final due diligence work that Ultra desires to complete before the execution of a merger agreement. The representative of Wells Fargo Securities also reviewed the five recently received revised indications of interest from potential buyers of MDS. The purchase prices in such indications ranged from $45 million to $80 million for the sale of MDS on a cash-free, debt-free basis. A representative of Mayer Brown updated the process committee on the status of merger agreement negotiations that Mayer Brown had been having with Arnold & Porter. After discussion, the process committee instructed Wells Fargo Securities and Raymond James to engage with Ultra’s financial advisors to seek to obtain a per share price for Company common stock of at least $23.50. The process committee decided to extend the period of exclusivity with Ultra to July 6, 2017.

Also on June 26, 2017, the Company and Ultra entered into an amendment to the exclusivity agreement extending the exclusivity period to July 6, 2017.

On June 28, 2017, Mayer Brown sent to Arnold & Porter a revised draft of the merger agreement.

On June 28, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities reported that, as instructed by the Company board, Wells Fargo Securities and Raymond James had contacted Guggenheim and RBC to seek to obtain a higher per share price for Company common stock, stating that the level of the Company’s indebtedness was the same as the amount Ultra had assumed when Ultra’s price per share of Company common stock was $23.50. Ultra’s financial advisors told Wells Fargo Securities and Raymond James they would discuss the matter with Ultra.

On June 30, 2017, Arnold & Porter sent to Mayer Brown a revised draft of the merger agreement.

Also on June 30, 2017, Guggenheim sent to Wells Fargo Securities a final “package deal” reflecting a revised final offer to acquire the Company for $23.50 per share of Company common stock, which was contingent on the Company accepting Ultra’s position on four major open points in the merger agreement: (i) Ultra would have no obligation to make any divestitures or agree to any restrictions on its business in connection with obtaining governmental approvals for the transaction and Ultra would have no obligation to litigate if a governmental authority filed suit challenging the transaction, (ii) the amount of the termination fees payable by the Company or Ultra in certain circumstances would each be $7.5 million, (iii) the Ultra board of directors would have no obligation to hold a meeting of the Ultra shareholders to vote on the approval of the transaction if the Ultra board of directors shall have changed its recommendation that Ultra shareholders should vote to approve the transaction and (iv) Ultra would not be required to hold the Ultra shareholders meeting by a date certain specified in the merger agreement.

Also on June 30, 2017, the Company entered into an amendment to its credit facility that, among other things, waived any event of default that may have occurred solely as a result of the Company’s failure to comply with its leverage covenants in the credit agreement for the test period ending on the last day of the Company’s fiscal quarter ending June 2017 and changed the trailing 4-quarter EBITDA requirements that the Company and its subsidiaries are to maintain to $22,500,000 for the fiscal quarter ending June 2017; $20,000,000 for the fiscal quarter ending September 2017; and $22,000,000 for the fiscal quarter ending December 2017.

On July 1, 2017, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of

Wells Fargo Securities discussed the recent price negotiations with Ultra and its advisors and that $23.50 per share of Company common stock was now being offered by Ultra, subject to the Company accepting the four major points in Ultra’s package deal. A representative of Mayer Brown described for the Company board the terms in the merger agreement that the Company had been requesting from Ultra and the positions Ultra was taking in its package deal. After discussion, the Company board decided to accept the four positions in Ultra’s package deal, subject to clarifying Ultra’s draft of the merger agreement to provide that if the Ultra shareholders meeting is not held by a date prior to the outside date of the merger agreement, the Company would have the right to terminate the merger agreement and receive a termination fee from Ultra, and subject to Mayer Brown and Arnold & Porter negotiating the remaining outstanding terms of the merger agreement.

Later on July 1, 2017, a representative of Wells Fargo Securities reported to a representative of Guggenheim the conditions under which the Company board would accept Ultra’s package deal and the representative of Guggenheim confirmed those conditions were acceptable to Ultra.

From July 2, 2017 through July 6, 2017, Mayer Brown and Arnold & Porter finalized the terms of the merger agreement and disclosure schedules.

On July 5, 2017, the Company board held a telephonic meeting at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present to, among other things, consider the proposed merger with Ultra at a price of $23.50 per share of Company common stock. A representative of Mayer Brown reviewed with the members of the Company board their fiduciary duties under applicable law. Representatives of Wells Fargo Securities and Raymond James then joined the meeting and, with Mr. Hartnett, reviewed the developments in the marketing process since the last meeting of the Company board on July 1, 2017 with respect to the proposed transaction with Ultra and the solicitation of indications of interest for MDS. At the request of the Company board, representatives of Wells Fargo Securities and Raymond James then reviewed with the Company board their respective preliminary financial analyses with respect to the Company and the proposed merger. Mayer Brown provided the Company board with both a written and an oral summary of the key terms of the merger agreement, noting any items in the merger agreement that remained to be resolved. A representative of Mayer Brown also described for the Company board the resolutions that the Company board would consider adopting at its next meeting. Following discussion and consideration of the proposed transaction with Ultra, the Company board unanimously determined to proceed with the merger, assuming satisfactory finalization of definitive transaction documentation.

On July 6, 2017, the Company board held a telephonic meeting at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present to, among other things, consider the proposed merger with Ultra. A representative of Mayer Brown reviewed with the Company board the resolution of the issues in the merger agreement that had been unresolved as of the time of the meeting of the Company board on July 5, 2017. At the request of the Company board, representatives of Wells Fargo Securities reviewed with the Company board Wells Fargo Securities’ financial analyses with respect to the Company and the proposed merger. Thereafter, at the request of the Company board, Wells Fargo Securities rendered its oral opinion to the Company board (which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated July 6, 2017) to the effect that, as of July 6, 2017, and based upon and subject to certain assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the merger consideration to be received by the holders of shares of the Company common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. At the request of the Company board, representatives of Raymond James confirmed the financial analysis they had presented to the Company board at its meeting on July 5, 2017. Thereafter, at the request of the Company board, Raymond James rendered its oral opinion to the Company board (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion dated July 6, 2017) that based upon and subject to the factors, limitations and assumptions set forth therein, as of July 6, 2017, the merger consideration to be paid to the holders of shares of the Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Company board then unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to the Company shareholders and are in the best interests of the Company and the Company shareholders, (ii) authorized, declared advisable and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) directed that a proposal for the adoption of the merger agreement be submitted to the Company shareholders for consideration at the special meeting and (iv) resolved to recommend that the Company shareholders adopt the merger agreement.

Early in the morning of July 7, 2017, the Company, Ultra and Merger Sub executed the Ultra merger agreement and the Company issued a press release announcing entry into the Ultra merger agreement prior to the opening of trading on the NYSE that morning.

Developments Following Execution of Ultra Merger Agreement

On July 21, 2017, each of the Company and Ultra filed with the Department of Justice and the Federal Trade Commission a premerger notification and report form under the HSR Act with respect to the transaction contemplated by the Ultra merger agreement (which we refer to as the “HSR filings”). Under the HSR Act and the rules promulgated thereunder, the transaction contemplated by the Ultra merger agreement could not be consummated until the Company and Ultra had made the HSR filings and furnished the necessary information to the Department of Justice and the Federal Trade Commission and until a 30-day waiting period (or any extension of the waiting period) expired or was terminated.

On August 21, 2017, after discussions with the Department of Justice, Ultra withdrew its HSR filing and then re-filed it on August 23, 2017. As a result of the re-filing, a second 30-day waiting period under the HSR Act commenced on August 23, 2017.

On September 22, 2017, the Department of Justice delivered notices to each of Ultra and the Company pursuant to which the Department of Justice made a second request for information in connection with the Department of Justice’s review of the transaction contemplated by the Ultra merger agreement (which we refer to as the “second request”). As a result of the second request, the waiting period under the HSR Act was extended until 30 days after Ultra and the Company had substantially complied with the second request.

On October 5, 2017, the Company held a special meeting of the Company shareholders and the Company shareholders voted in favor of adopting the Ultra merger agreement.

On October 23, 2017, the Company, Ultra and the Department of Justice entered into a timing agreement pursuant to which, among other things, the Company and Ultra agreed not to consummate the transaction contemplated by the Ultra merger agreement until 90 days following the date on which both of them shall have certified compliance with the second request, unless the Department of Justice’s investigation shall have been closed sooner, subject to certain exceptions.

On March 5, 2018, the Company announced the termination by the Company and Ultra of the Ultra merger agreement as a result of the staff of the Department of Justice informing the parties that it intended to recommend that the Department of Justice block the transaction contemplated by the Ultra merger agreement. Under an agreement entered into by the parties to the Ultra merger agreement, the parties agreed to release each other from certain claims and liabilities arising out of or related to the Ultra merger agreement or the transactions contemplated thereby, including any termination fees. The Company’s announcement also stated that, as a result of the termination of the Ultra merger agreement, the Company would seek to re-engage with parties that previously expressed an interest in acquiring all or a part of the Company and that are in a position to expeditiously proceed to effect such a transaction.

Also on March 5, 2018, the Company announced that, during the Department of Justice’s review of the transaction contemplated by the Ultra merger agreement, the Navy expressed the view that instead of the

Company and Ultra proceeding with such transaction, each of the Company and Ultra should enhance its ability to independently develop, produce and sell sonobuoys and over time work toward the elimination of their use of the ERAPSCO JV for such activities.

In addition, on March 5, 2018, a representative of Party B contacted Mr. Hartnett by telephone and indicated that Party B was once again interested in exploring a potential acquisition of the Company. Mr. Hartnett told the representative of Party B that the Company’s financial advisors would be contacting parties that might be interested in an acquisition of a portion or all of the Company and that the Company’s financial advisors would contact Party B’s financial advisor to discuss Party B’s interest in a potential acquisition of the Company.

From March 5, 2018 through March 9, 2018, at the direction of the Company board, the Company’s financial advisors contacted representatives of parties that previously expressed an interest in an acquisition of a portion or all of the Company, including a representative of the financial advisor for Party B.

On March 6, 2018, a representative of Cerberus contacted a representative of Wells Fargo Securities by telephone expressing interest in a potential acquisition of the Company. The representative of Wells Fargo Securities told the representative of Cerberus that executing a transaction expeditiously was a priority for the Company and that he would convey to the Company board Cerberus’ interest in a potential acquisition of the Company.

On March 7, 2018, the Department of Justice delivered notices to each of Mayer Brown (we refer to the notice to Mayer Brown as the “DOJ notice”) and counsel for Ultra stating that the Department of Justice had opened an investigation into the ERAPSCO agreement as being in potential violation of Section 1 of the Sherman Act (which we refer to as the “DOJ investigation”). Such notices also requested that certain documents and electronic information be preserved by the Company, Ultra and their respective affiliates and counsel in connection with the DOJ investigation.

On March 9, 2018, a representative of Party B contacted Mr. Hartnett by telephone to reiterate that Party B was interested in exploring a potential acquisition of the Company.

On March 12, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities and Raymond James informed the Company board that, since the Company had issued its press release regarding the termination of the Ultra merger agreement on March 5, 2018, Wells Fargo Securities and Raymond James had discussions with 15 parties, including Cerberus and Party B and a U.S. based manufacturer of defense products (which we refer to as “Party H”), regarding a potential transaction involving the Company. Party H had signed a non-disclosure agreement as part of the marketing process prior to the signing of the Ultra merger agreement, but had withdrawn in the initial phase of the marketing process after submitting two prior indications of interest to acquire ECP. A representative of Wells Fargo Securities also noted that Party B had indicated that it would send an updated list of due diligence requests and that it would be prepared to submit a new indication of interest within two weeks after Party B receives responses to such requests. The Company board also discussed resuming the marketing process to identify parties interested in exploring an acquisition of a portion or all of the Company, the length of time such parties would need to complete their due diligence in connection with the renewed marketing process and the effect the renewed marketing process would have on the business and operations of the Company.

Later on March 12, 2018, Party B sent a letter to Wells Fargo Securities stating that Party B remained interested in potentially acquiring the Company and requested that the Company provide certain due diligence materials. In the letter, Party B indicated that it anticipated that it could submit a new indication of interest one to two weeks following its receipt of such information. Party B also stated in its letter that it would request exclusivity with the Company for a period of time that was not specified in the letter following submission of its indication of interest.

On March 13, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, the Company board and representatives of Wells Fargo Securities and Raymond James discussed the March 12, 2018 letter from Party B. Wells Fargo Securities and Raymond James also reviewed and discussed 13 potential acquirers, including Cerberus, Party B and Party H, that either had reached out to Wells Fargo Securities and Raymond James following the termination of the Ultra merger agreement to express an interest in a potential strategic transaction with the Company or may have an interest in such a transaction. The Company board and the representatives of Wells Fargo Securities and Raymond James also discussed the logistics and timing associated with the marketing process and the amount of due diligence new participants in the marketing process might require. The Company board noted that Party B had conducted a significant amount of due diligence in the initial process and thus could be in a position to sign a definitive agreement to acquire the Company more quickly than other potential bidders. The Company board authorized management to engage with Party B regarding a potential strategic transaction involving the Company and to negotiate and execute any supplements, amendments or modifications to Party B’s non-disclosure agreement with the Company as management deemed advisable. The Company board also discussed the option of pursuing a standalone business plan in the event that Party B was not able to move forward quickly with a potential transaction. Following such discussions, the Company board authorized the Company to resume the marketing process and authorized Wells Fargo Securities and Raymond James to contact the 13 potential buyers that Wells Fargo Securities and Raymond James had identified to the Company board. Of such 13 potential buyers, nine had received signed non-disclosure agreements and received the CIP and five had attended management presentations in the marketing process prior to the execution of the Ultra merger agreement.

On March 15, 2018, Party B and the Company entered into a standstill agreement which supplemented the non-disclosure agreement signed by Party B and the Company during the marketing process. The standstill agreement included standstill provisions which, for a period of eighteen months, prohibited Party B, without the prior written consent of the Company board, from acquiring any securities of the Company or participating in a proposal for the Company either publicly or privately or from asking the Company to amend or waive such standstill provisions (often referred to as a “don’t ask, don’t waive” provision), except that (i) all of the standstill restrictions would automatically terminate (other than Party B’s restriction from acquiring the Company’s securities) if the Company enters into a definitive agreement with respect to (or has recommended that Company shareholders accept or approve) a transaction involving the acquisition of all or a majority of the Company’s outstanding equity securities or all or substantially all of the Company’s assets and (ii) nothing in the standstill agreement or the non-disclosure agreement would prohibit Party B making to the Company board on a confidential basis one or more proposals for a strategic transaction involving the Company.

On March 23, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Mayer Brown were present. During the meeting, Mr. Hartnett updated the Company board on the Company’s preliminary discussions with Party B regarding a potential strategic transaction with the Company and, based on a conversation he had with a representative of Party B, on Party B’s meeting with the Navy. The Company board then discussed the feasibility of resuming the marketing process to identify a beneficial strategic transaction expeditiously and the timing and logistics associated therewith. The Company board reactivated the process committee comprised of Messrs. Molfenter, Bazaar, Swartwout and Hartnett to conduct the marketing process. The process committee would be assisted and advised by Wells Fargo Securities, Raymond James and Mayer Brown and would have the authority, among other things, to negotiate and execute non-disclosure, standstill and other preliminary agreements and any amendments or modifications to any such agreements. The Company board and representatives of Mayer Brown discussed engaging a consultant in connection with a potential stand-alone business plan and the Company board determined that, in light of the commencement of the marketing process, the Company board would wait to engage such a consultant until it had further clarity on the results of the marketing process.

On March 27, 2018, Cerberus and the Company entered into a non-disclosure agreement which included standstill provisions substantially similar to the ones contained in the standstill agreement entered into by Party B and the Company on March 15, 2018.

On March 29, 2018, Party B sent an indication of interest to Wells Fargo Securities to acquire the Company for $23.50 per share of Company common stock. In its letter, Party B stated that its indication of interest was subject to the completion of confirmatory due diligence to Party B’s satisfaction, including being provided opportunities to meet with the Navy and Ultra regarding Party B’s potential acquisition of the Company and the ERAPSCO JV. Party B also requested 21 days of exclusivity with the Company.

On April 2, 2018, the process committee held a telephonic meeting at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the marketing process with 15 parties with which Wells Fargo Securities and Raymond James had discussions, including the timing and logistics associated therewith. The representative of Wells Fargo Securities also updated the process committee on preliminary discussions with Party B’s financial advisor regarding Party B’s March 29, 2018 proposal. After discussion, the process committee directed Wells Fargo Securities to deliver a process letter to each of the potential buyers participating in the marketing process.

On April 4, 2018, as directed by the process committee, Wells Fargo Securities (i) sent to each of the potential buyers participating in the marketing process a process letter requesting indications of interest to acquire the Company to be submitted by April 18, 2018 and (ii) provided each of the participants in the marketing process that had executed non-disclosure agreements access to limited due diligence materials regarding the Company and its businesses via an online virtual data room.

On April 6, 2018, the process committee held a telephonic meeting at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including that, to date, five strategic buyers and six financial buyers had executed non-disclosure agreements, amendments to existing non-disclosure agreements or standstill agreements each of which included standstill provisions substantially similar to the ones contained in the standstill agreement entered into by Party B and the Company on March 15, 2018. Such representative of Wells Fargo Securities also updated the process committee on discussions between Wells Fargo Securities and Party B’s financial advisor. Mr. Hartnett informed the process committee that a meeting among Mr. Hartnett, representatives of Party B and Ultra had been scheduled for April 13, 2018 at Ultra’s headquarters. The process committee then discussed Party B’s request for exclusivity and determined that such exclusivity would only be granted after Party B had completed all of its substantive due diligence.

Also on April 6, 2018, a representative of Party G that was employed by a significant shareholder of Party G contacted a representative of Wells Fargo Securities by telephone to express Party G’s interest in a potential acquisition of the Company.

From April 6, 2018 through April 13, 2018, representatives of Wells Fargo Securities and representatives of Party G (including employees of Party G’s significant shareholder) had several discussions regarding the marketing process and Party G’s interest in acquiring the Company.

On April 9, 2018, a representative of a potential strategic buyer contacted Mr. Hartnett by email to indicate that the strategic buyer may be interested in exploring a potential acquisition of the Company. Later that day, at the request of the Company, Wells Fargo Securities confirmed that the Company was interested in having such strategic buyer participate in the marketing process.

On April 11, 2018, Wells Fargo Securities sent such strategic buyer the form of non-disclosure agreement. After a series of discussions between Wells Fargo Securities and such strategic buyer, a representative of the strategic buyer informed representatives of Wells Fargo Securities by email on April 16, 2018 that such strategic buyer would not be participating in the marketing process.

On April 11, 2018, as directed by the process committee, Wells Fargo Securities sent to Party B a form of merger agreement, which had been prepared by Mayer Brown and approved by the process committee. The draft was substantially similar to the Ultra merger agreement except that, among other things, (i) the provisions specific to Ultra (such as those relating to Ultra’s shareholder vote) were deleted, (ii) the parent termination fee would be payable if the merger agreement was terminated due to a failure to obtain requisite regulatory approvals and (iii) the amount of the parent termination fee would be two times the amount of the termination fee.

Between April 13, 2018 and April 17, 2018, members of Company management held telephonic meetings with several of the participants in the marketing process, including Cerberus and Party H, to discuss, among other things, the ERAPSCO JV and such participant’s interest in acquiring the Company and due diligence of the Company.

On April 13, 2018, Mr. Hartnett and representatives of Party B and Ultra held a meeting at Ultra’s corporate headquarters to discuss the ERAPSCO JV and their expectations for the future conduct of the ERAPSCO JV in the event Party B were to acquire the Company.

Also on April 13, 2018, a representative of Wells Fargo Securities sent the form non-disclosure agreement to a representative of Party G and encouraged Party G to proceed expeditiously as the marketing process had already commenced and other participants in the marketing process had already begun their due diligence review of the Company.

On April 16, 2018, the process committee held a telephonic meeting at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, Mr. Hartnett updated the process committee on the meeting with Party B and Ultra and informed the process committee that a meeting between Party B and the Navy had been scheduled for April 18, 2018. A representative of Wells Fargo Securities updated the process committee on the status of the marketing process and indicated that it was still anticipating that the potential buyers, including Party B, Party H and Cerberus, would deliver their indications of interest on or around April 18, 2018.

On April 17, 2018, Party G sent a mark-up of the form of non-disclosure agreement to Wells Fargo Securities.

On April 18, 2018, Mr. Hartnett and representatives of Party B held a meeting with the Navy regarding Party B’s potential acquisition of the Company.

Also on April 18, 2018, at the instruction of the Company, a representative of Wells Fargo Securities indicated to Party G that, given the role that the significant shareholder of Party G was playing in Party G’s consideration of a potential acquisition of the Company, the Company would require that such significant shareholder be a party to the non-disclosure agreement in order for Party G to participate in the marketing process.

Later on April 18, 2018, the Company determined not to allow Party G to participate in the marketing process in light of the fact that the participants in the marketing process were further along in their due diligence of the Company, that allowing Party G to catch up with other bidders could result in a delay of the marketing process and that executing a transaction expeditiously was a priority for the Company.

On April 18, 2018 and April 19, 2018, Wells Fargo Securities, on behalf of the Company, received indications of interest from four strategic buyers, including Party B (which updated its current indication of interest) and Party H, and one financial buyer, which was Cerberus. The initial indications of interest reflected indicative prices ranging from $21.00 to $23.50 per share of Company common stock. Cerberus’ indication of interest contained a proposal to acquire the entire Company for $23.50 per share of Company common stock and stated that (i) its proposal was contingent on satisfactory completion of due diligence which it expected to complete within 30 days and (ii) it intended to acquire both ECP and MDS. Party B did not submit a new indication of interest letter, but Party B submitted a mark-up of the draft merger agreement sent to Party B on April 11, 2018 in which Party B, among other things, deleted the provisions providing that the parent termination fee would be payable if the merger agreement was terminated due to a failure to obtain requisite regulatory approvals. A representative of Party B also told representatives of Wells Fargo Securities and Raymond James that based on updated share count information in the Company’s dataroom, Party B’s price per share of Company common stock was $22.25. Party H submitted a proposal to acquire the entire Company at a price of $23.00 per share of Company common stock and stated that it expected that its due diligence would be completed and a merger agreement with the Company could be executed within 45 to 60 days.

Also on April 19, 2018, Wells Fargo Securities, on behalf of the Company, received an unsolicited indication of interest from Party G which contained a proposal to acquire the entire Company for $24.00 per share of Company common stock, which proposal was based solely on publicly available information.

On April 20, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities provided a summary of the financial terms of the six proposals received on April 18, 2018 and April 19, 2018, with indicative prices ranging from $21.00 to $24.00 per share of Company common stock, and a description of the extent of due diligence conducted by each potential buyer. As part of the summary, the representative of Wells Fargo Securities noted that Party G’s indicated price of $24.00 per share of Company common stock was based on publicly available information and that, taking into account additional information in the Company’s dataroom, which information was made available to the participants in the marketing process, Party G’s indicated price was equivalent to $22.48 per share of Company common stock. The Company board, with the assistance of representatives of Wells Fargo Securities and Mayer Brown, discussed the circumstances involving Party G and affirmed the Company’s decision to exclude Party G from the marketing process. Representatives of Mayer Brown described the changes made by Party B in its mark-up of the draft merger agreement. Mr. Hartnett also provided the Company board an update on his meeting with Party B and the Navy. Following such discussions, the Company board instructed Wells Fargo Securities to indicate to Party B that granting Party B exclusivity would be based on the following conditions: (i) Party B must confirm a price of $23.50 per share of Company common stock, (ii) Party B must agree that the merger agreement would include provisions providing that the parent termination fee would be payable if the merger agreement was terminated due to a failure to obtain requisite regulatory approvals and (iii) a discussion between Party B’s counsel and Mayer Brown must be held to discuss regulatory due diligence matters relating to Party B and the results of such discussion must not indicate any significant regulatory risk associated with a transaction for the Company to be acquired by Party B. The Company board also authorized Messrs. Swartwout and Hartnett to negotiate the terms of and execute an exclusivity agreement with Party B for an exclusivity period not to exceed 21 days, subject to satisfaction of the foregoing conditions.

On April 23, 2018, representatives of Party B’s financial advisor informed representatives of Wells Fargo Securities and Raymond James that Party B had determined that, after consideration of the due diligence information that had been provided to date, including with respect to the Company’s financial condition, the uncertainty of the future of the ERAPSCO JV and the anticipated difficulty in executing a post-acquisition divestiture of MDS, Party B’s board of directors decided that Party B would not be moving forward with a potential acquisition of the Company and would be withdrawing from the marketing process.

On April 25, 2018, the Company board held a meeting at which representatives of the Company’s senior management and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the Company board on the status of the marketing process. Wells Fargo Securities also discussed with the Company board Party B’s withdrawal from the marketing process and reviewed the financial terms of the proposals received from the five other potential buyers on April 18, 2018 and April 19, 2018. The representatives of Wells Fargo Securities and Raymond James indicated that Party G’s proposal was less credible than those of other bidders because such bidders had access to additional due diligence materials of the Company and Party G had relied exclusively on publicly available information. Following this review, the Company board noted that Cerberus’ and Party H’s proposals reflected the highest prices proposed by all potential buyers in the marketing process and that Cerberus and Party H had been more active in their due diligence than the other potential buyers. The Company board then discussed information Wells Fargo Securities had provided to the Company board in advance of the meeting regarding business relationships between Wells Fargo Securities and Cerberus and Party H. A representative of Raymond James informed the Company board that Raymond James would provide the Company board disclosures regarding its relationships with Cerberus and Party H at a later point in time. After discussion, the Company board determined (i) to continue the marketing process, (ii) to allow Cerberus and Party H into the next stage of the marketing process and (iii) to allow Party H to contact a financial acquirer that owned and operated businesses in the contract manufacturing industry (which we refer to as “Party I”), with which Ultra had engaged in discussions to sell MDS prior to the termination of the Ultra merger agreement, as Party H had indicated that it did not intend to hold MDS and that Party H needed certainty with respect to how it would divest MDS if it were to acquire the Company.

On April 26, 2018, as directed by the Company board, Wells Fargo Securities sent to Cerberus and Party H a form of merger agreement, which had been prepared by Mayer Brown and approved by the process committee, for their review and comment to be included in their proposals.

On April 30, 2018, Wells Fargo Securities sent to Cerberus and Party H a process letter requesting final proposals to acquire the entire Company to be submitted by May 16, 2018.

On May 2, 2018, representatives of Company management held a due diligence call with representatives of Cerberus, Lowenstein Sandler LLP, transaction counsel to Cerberus (which we refer to as “Lowenstein Sandler”), and Blank Rome LLP, government contracts counsel to Cerberus (which we refer to as “Blank Rome”), to discuss matters relating to the ERAPSCO JV, including the DOJ investigation. Representatives of Wells Fargo Securities were also present on this call.

On May 3, 2018, at the Company’s corporate headquarters, Mr. Hartnett and other members of Company management gave a management presentation to Cerberus regarding the Company, its business segments and operations and its historical and projected financial performance.

On May 4, 2018, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, Mr. Hartnett and a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including discussions with representatives of Cerberus and Party H, and Party H’s intent to engage Party I and possibly other third parties in connection with a potential sale of MDS.

On May 7, 2018 and May 8, 2018, at the Company’s facility in DeLeon Springs, Florida, members of Company management met with Cerberus for a site visit and to discuss the ERAPSCO JV, the Company’s business and historical operations and the Company’s projected financial performance. Mr. Hartnett attended such meeting by telephone.

On May 9, 2018, representatives of Cerberus, Mayer Brown, Lowenstein Sandler and Blank Rome had a conference call to further discuss the DOJ investigation.

On May 10, 2018, at the Company’s facility in DeLeon Springs, Florida, members of Company management gave a management presentation to Party H regarding the Company, its business segments and operations and its historical and projected financial performance and gave a tour of such facility. Mr. Hartnett attended such management presentation by telephone.

On May 14, 2018, the process committee held a telephonic meeting at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including progress made by Cerberus and Party H in their respective due diligence of the Company.

On May 16, 2018, Wells Fargo Securities received updated indications of interest from Cerberus and Party H. In addition, Party H’s indication of interest included its proposed mark-up of the form of merger agreement. Cerberus’ indication of interest contained a proposal to acquire the entire Company for $22.00 per share of Company common stock, reaffirmed its intention to acquire both ECP and MDS and requested 21 days of exclusivity. Party H’s indication of interest contained a proposal to acquire the entire Company for $23.50 per share of Company common stock and requested 30 days of exclusivity, but did not include any proposed plan with respect to a sale of MDS.

On May 17, 2018, Wells Fargo Securities received Cerberus’ proposed mark-up of the form of merger agreement.

On May 18, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Mayer Brown described for the members of the Company board the business relationships with Cerberus and Party H that were disclosed by each of Wells Fargo Securities and Raymond James. After consideration of such disclosures, the Company board determined that such relationships would not be likely to impair the ability of Wells Fargo Securities and Raymond James to provide objective advice and concluded that it was appropriate for the Company board to continue to receive advice from such financial advisors. Following such discussion, a representative of Wells Fargo Securities provided a summary of the financial terms of Cerberus’ and Party H’s proposals received on May 16, 2018. The representative of Wells Fargo Securities also discussed the extent of due diligence performed by each of Cerberus and Party H and noted that Cerberus had performed substantially more due diligence than Party H to date. A representative of Mayer Brown then described the changes made by Cerberus and Party H in their respective mark-ups of the form of merger agreement and noted that Cerberus’ mark-up was far more extensive than that of Party H. After further discussion, the Company board determined that it was not the appropriate time to enter into exclusivity with either Cerberus or Party H. The Company board then instructed Wells Fargo Securities to (i) inform Cerberus and Party H that the Company would not provide exclusivity and press them to commit to a timeframe to executing a merger agreement with the Company, (ii) make a counterproposal to Cerberus to increase its price from $22.00 to $23.50 per share of Company common stock and (iii) press Party H to increase the pace of its due diligence and commit to a plan with respect to its potential sale of MDS. The Company board also instructed Mayer Brown to engage with counsel for Cerberus to negotiate the terms of the merger agreement.

Later on May 18, 2018, representatives of Wells Fargo Securities contacted representatives of Cerberus by telephone to relay the Company board’s counterproposal that Cerberus increase its price from $22.00 to $23.50 per share of Company common stock, which the representatives of Cerberus and Wells Fargo Securities discussed and the representatives of Cerberus said they would consider further. The representatives of Wells Fargo Securities also informed Cerberus that the Company board would not grant Cerberus exclusivity at such time and asked Cerberus to confirm whether it was willing to proceed on that basis, and the representatives of Cerberus indicated that they would consider proceeding on that basis.

Also on May 18, 2018, representatives of Wells Fargo Securities and Raymond James contacted representatives of Party H and Party H’s financial advisor and discussed the status of Party H’s due diligence and Party H’s plans with respect to a potential sale of MDS. In the course of their discussion, the representatives of Party H indicated that Party H was prepared to proceed expeditiously with their due diligence and execute a merger agreement within 30 days provided the results of due diligence are satisfactory. The representatives of Party H also indicated that Party H’s entering into a merger agreement to acquire the Company would not be contingent on finalizing the terms of a sale of MDS. The representatives of Wells Fargo Securities and Raymond James also informed Party H that the Company board would not grant Party H exclusivity at such time and asked Party H to confirm whether it was willing to proceed on that basis, and the representatives of Party H indicated that they would consider proceeding on that basis.

On May 19, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to negotiate terms of the merger agreement. During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, (i) the scope of each party’s representations and warranties in the merger agreement, including the Company’s representations and warranties with respect to government contracting matters and the ERAPSCO JV, (ii) financing matters, (iii) the circumstances in which a termination fee would become payable by the Company to Parent and the size of such fee and (iv) the circumstances in which a termination fee would become payable by Parent to the Company and the size of such fee.

On May 22, 2018, representatives of Cerberus contacted representatives of Wells Fargo Securities by telephone to inform them that Cerberus would not increase its price of $22.00 per share of Company common stock, but it was willing to proceed without being provided exclusivity.

On May 23, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities provided an update on the status of the marketing process, including an update on the discussions that took place with the representatives of Cerberus, Party H and their respective advisors since the May 18, 2018 meeting of the Company board. In addition, the Company board, with the assistance of representatives of each of Wells Fargo Securities, Raymond James and Mayer Brown, discussed potential paths forward in the marketing process if Party H did not confirm that it was prepared to proceed without exclusivity. After this discussion, the Company board directed Company management to continue pursuing a transaction with Cerberus and Party H, if Party H confirmed that it was willing to proceed without being provided exclusivity.

On May 24, 2018, representatives of Party H’s financial advisor contacted representatives of Wells Fargo Securities by telephone to inform them that Party H was willing to proceed without being provided exclusivity.

On May 30, 2018, a representative of Party G contacted a representative of Wells Fargo Securities by telephone and stated that unless Party G were to be immediately permitted to participate in the marketing process, Party G would send to the Company board on June 1, 2018 a letter with a proposal to acquire the Company and would also publicly disclose that letter on that same day. Later that day, Party G and the Company entered into a non-disclosure agreement to which the significant shareholder of Party G, whose employees had acted as representatives of Party G, was also a party and which included standstill provisions substantially similar to the ones contained in the standstill agreement entered into by Party B and the Company on March 15, 2018.

On May 31, 2018, Party G was granted access to the due diligence materials regarding the Company and its businesses via an online virtual data room.

On June 1, 2018, Company management and representatives of Mayer Brown and the Company’s regular outside counsel had a conference call with representatives of Cerberus, Lowenstein Sandler and Blank Rome to discuss due diligence matters relating to the ERAPSCO JV.

On June 8, 2018, representatives of Mayer Brown and Lowenstein Sandler had a conference call to discuss possible structures for Cerberus’ potential acquisition of the Company.

On June 11, 2018, a representative of Party G contacted a representative of Wells Fargo Securities by telephone to inform him that Party G was not interested in acquiring MDS and that it would need a third party to purchase MDS.

Also on June 11, 2018, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, representatives of Wells Fargo Securities and Mayer Brown updated the process committee on the status of the marketing process, including the conference call between Mayer Brown and Lowenstein Sandler on June 8, 2018. After discussion, the process committee directed Wells Fargo Securities to request that Cerberus and Party H commit to a definitive time frame for executing a merger agreement with the Company, and authorized Messrs. Swartwout and Hartnett to continue to provide Mayer Brown input and guidance in the preparation of the Company’s mark-up of Cerberus’ draft of the merger agreement.

On June 12, 2018, at the Company’s corporate headquarters, Mr. Hartnett and other members of Company management gave a management presentation to Party G regarding the Company, its business segments and operations and its historical and projected financial performance.

From June 12 through June 18, 2018, representatives of Wells Fargo Securities had a series of calls with representatives of Party H’s financial advisor regarding the Company board’s desire that Party H commit to a time frame for signing a merger agreement with the Company. On these calls, the representatives of Party H’s financial advisor indicated that Party H was willing to commit to a 30-day time frame for executing a merger agreement with the Company if it were to be granted exclusivity for such period. In response, the representatives of Wells Fargo Securities requested that Party H submit an updated indication of interest reaffirming its proposal to acquire the Company for $23.50 per share of Company common stock.

On June 14, 2018, Mayer Brown sent a mark-up of Cerberus’ draft of the merger agreement to Lowenstein Sandler.

On June 15, 2018, Party G sent an updated indication of interest to Wells Fargo Securities to acquire the Company for $19.50 per share of Company common stock and requested 30 days of exclusivity.

On June 16, 2018, representatives of Mayer Brown and Lowenstein Sandler held a conference call to discuss and negotiate terms of the merger agreement. During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, (i) the scope of representations related to ERAPSCO, FDA matters, intellectual property and government contracting, (ii) the definition of material adverse effect, (iii) the Company’s obligation to cooperate in any Cerberus financing, (iv) the circumstances in which a termination fee would become payable by the Company to Parent and the size of such fee, (v) the circumstances in which a termination fee would become payable by Parent to the Company and the size of such fee and (vi) the definition of superior proposal.

On June 18, 2018, representatives of Wells Fargo Securities had a call with representatives of Cerberus regarding the Company board’s desire that Cerberus commit to a time frame for signing a merger agreement with the Company. On the call, the representatives of Cerberus indicated that Cerberus anticipated it could complete its due diligence and sign a merger agreement within 14 days.

Later on June 18, 2018, the process committee held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the process committee on the status of the marketing process, including his discussions with representatives Party H between June 12, 2018 and June 18, 2018 and representatives of Cerberus earlier in the day on June 18, 2018. The representative of Wells Fargo Securities also provided a summary of the financial terms of Party G’s updated proposal received on June 15, 2018. After discussion, the process committee determined not to proceed with Party G in light of the fact that its price was significantly lower than that of Cerberus and Party H.

Following such process committee meeting, on June 18, 2018, Party H sent an updated indication of interest to Wells Fargo Securities in which it reaffirmed its proposal to acquire the Company for $23.50 per share of Company common stock and requested 30 days of exclusivity.

Also on June 18, 2018, the ERAPSCO JV received a notice from the Navy stating that the ERAPSCO JV had been excluded from the competitive range (which we refer to as the “range exclusion”) under Navy Solicitation No. N00019-19-R-0002 for the government fiscal years (which we refer to as “GFY”) 19-23 AN/SSQ-125A Production Sonobuoy (which we refer to as the “Q-125A solicitation”).

On June 20, 2018, Company management requested a debriefing with the Navy regarding the range exclusion (which we refer to as the “debriefing”).

Also on June 20, 2018, at the request of the Company, Wells Fargo Securities informed Cerberus and Party H of the range exclusion.

On June 21, 2018, Company management and representatives of Wells Fargo Securities and Raymond James had conference calls with representatives of each of (i) Cerberus, Lowenstein Sandler and Blank Rome and (ii) Party H to discuss with them the range exclusion and the planned debriefing. On such calls, representatives of Cerberus and Party H indicated that they would require additional due diligence information regarding the range exclusion, including, among other things, updated financial projections from Company management taking into account the impact of the range exclusion.

On June 25, 2018, the Navy agreed to schedule the debriefing for June 28, 2018.

On June 27, 2018, Company management made available to Cerberus and Party H updated financial projections from the Company taking into account the impact of the range exclusion.

Also on June 27, 2018, the Company board held a meeting at its corporate headquarters at which Mr. McCormack was present and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present by telephone. During the meeting, Mr. Hartnett and a representative of Wells Fargo Securities updated the Company board on recent discussions with Cerberus and Party H regarding the range exclusion and the upcoming debriefing.

On June 28, 2018, Mr. Hartnett and other members of Company management met with the Navy and attended the debriefing.

On June 29, 2018, Company management and representatives of Wells Fargo Securities and Raymond James had conference calls with representatives of each of Cerberus and Party H to update them on the debriefing.

On June 30, 2018, a representative of Party H’s financial advisor contacted a representative of Wells Fargo Securities by telephone. On that call, the representative of Party H’s financial advisor confirmed that (i) Party H was still interested in pursuing an acquisition of the Company but at a reduced price of $17 to $18 per share of Company common stock, (ii) Party H’s interest in acquiring the Company was contingent upon Party H meeting with each of Ultra, the Navy and the Department of Justice regarding the ERAPSCO JV and Party H being afforded three weeks of confirmatory due diligence after such meetings and (iii) Party H’s requirement that it be given a period of exclusivity. The representative of Party H’s financial advisor also explained that Party H intended to withdraw its proposal if the Company board presented a counterproposal for a price greater than $18 per share of Company common stock.

On July 2, 2018, a representative of Cerberus informed Wells Fargo Securities that Cerberus had determined that, in light of the range exclusion, its concerns regarding the Navy’s view of the Company and the ERAPSCO JV, it would not be moving forward with a potential acquisition of the Company and would be withdrawing from the marketing process.

On July 3, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the Company board on the discussions with Party H on June 30, 2018 and

Cerberus on July 2, 2018. Representatives of Wells Fargo Securities and Raymond James provided a summary of the financial terms of Party H’s proposal. After discussion, the Company board determined to proceed with Party H on the basis of its June 30, 2018 proposal and authorized Mr. Hartnett to negotiate and execute an exclusivity agreement with Party H for an exclusivity period that would expire no later than July 30, 2018.

Later on July 3, 2018, Wells Fargo Securities sent Party H’s financial advisor a form of exclusivity agreement prepared by Mayer Brown.

On July 7, 2018, the Company and Party H executed an exclusivity agreement providing for exclusivity through July 30, 2018.

On July 9, 2018, the ERAPSCO JV filed a bid protest (which we refer to as the “bid protest”) with the United States Government Accountability Office (which we refer to as the “GAO”) challenging the range exclusion and requested that the GAO restore the ERAPSCO JV’s ability to participate in the Q-125A solicitation. Also on that day, the Company issued a press release announcing the filing of the bid protest.

On July 13, 2018, Mayer Brown sent a mark-up of Party H’s draft of the merger agreement to counsel to Party H.

On July 17, 2018, at the Company’s facility in DeLeon Springs, Florida, Mr. McCormack and other members of Company management met with Party H to discuss the Company, its business segments and operations and its historical and projected financial performance and gave a tour of such facility. Mr. Hartnett attended such meeting by telephone.

On July 20, 2018, Mayer Brown sent to counsel to Party H a draft of the Company disclosure letter to the merger agreement.

On July 25, 2018, a representative of Party H’s financial advisor contacted a representative of Wells Fargo Securities by telephone. On that call, the representative of Party H’s financial advisor indicated that Party H was in the advanced stages of negotiating a purchase agreement for the sale of MDS with Party I (which we refer to as the “MDS purchase agreement”) and requested that Company management review the representations and warranties of the MDS purchase agreement and inform Party H if they had any concerns regarding such language. The representative of Wells Fargo Securities indicated that Party H would need to provide a mark-up of the merger agreement before Company management and the Company’s legal advisors devote any time to reviewing any terms of the MDS purchase agreement.

On July 26, 2018, Party H’s financial advisor sent Wells Fargo Securities a draft of the representations and warranties contained in the MDS purchase agreement.

On July 27, 2018, counsel to Party H sent a mark-up of the merger agreement to Mayer Brown. Such mark-up included a new condition to closing which required that the conditions to closing under the MDS purchase agreement be satisfied in order for the transactions contemplated by the merger agreement to close (which we refer to as the “MDS closing condition”).

On July 30, 2018, the Company board, by unanimous written consent, authorized the exclusivity period under the exclusivity agreement with Party H to be extended to August 6, 2018, subject to Party H agreeing to delete the MDS closing condition from the merger agreement.

Also on July 30, 2018, a representative of Wells Fargo Securities indicated to Party H’s financial advisor that (i) exclusivity would be extended to August 6, 2018 only if Party H agreed to delete the MDS closing condition from the merger agreement and (ii) any extension of exclusivity beyond August 6, 2018 would be conditioned on Party H confirming a price of $18 per share of Company common stock.

In addition, on July 30, 2018, representatives of Party H held a meeting with the Department of Justice regarding the DOJ investigation.

On August 1, 2018, a representative of Party H’s financial advisor contacted a representative of Wells Fargo Securities by telephone. On that call, the representative of Party H’s financial advisor confirmed that Party H was willing to delete the MDS closing condition from the merger agreement and was seeking to sign the merger agreement by August 15, 2018 but would not be in a position to confirm its price until the following week after Company management provided certain addition due diligence information. The representative of Party H’s financial advisor also informed Wells Fargo Securities that Party H expected Company management and the Company’s legal advisors to take an active role in the negotiation of the representations and warranties of the MDS purchase agreement and the drafting the disclosure schedules thereto.

Later on August 1, 2018, the Company and Party H executed an amendment to the exclusivity agreement, which extended the exclusivity period to August 6, 2018.

On August 2, 2018, Mayer Brown sent a mark-up of the merger agreement to counsel to Party H.

On August 3, 2018, Mr. Hartnett and representatives of Party H and Ultra held a meeting at Ultra’s corporate headquarters to discuss the ERAPSCO JV and the future conduct of the ERAPSCO JV in the event Party H were to acquire the Company.

On August 6, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the Company board on the status of discussions with Party H regarding a potential acquisition of the Company, including the discussions which took place on July 30, 2018, and on the status of discussions among Party H, Party I and the Company regarding a potential sale of MDS and the terms of the MDS purchase agreement. The representative of Wells Fargo Securities also discussed the financial terms of Party H’s proposal. A representative of Mayer Brown then explained the extent of the assistance requested by Party H from Company management and the Company’s legal advisors with respect to the negotiation of the MDS purchase agreement and the disclosure schedules thereto. After discussion, the Company board authorized Company management to extend exclusivity with Party H to August 10, 2018.

Later on August 6, 2018, the Company and Party H executed an amendment to the exclusivity agreement which extended the exclusivity period to August 10, 2018.

Also on August 6, 2018, Mayer Brown sent to counsel to Party H a further updated draft of the Company disclosure letter to the merger agreement.

On August 9, 2018, Company management and representatives of Party H, Party H’s financial advisor, Wells Fargo Securities and Mayer Brown had a conference call to discuss the extent to which Company management and the Company’s legal advisors would participate in the negotiation of certain terms of the MDS purchase agreement, including the representations and warranties thereof. On that call, Company management and the representatives of Party H determined that each had contemplated a different scope of work for Company management and the Company’s legal advisors and determined to clarify Company management’s and the Company’s legal advisors’ role in the MDS purchase agreement process moving forward.

From August 9, 2018 through early September 2018, the Company and Party H came to an agreement on the extent to which Company management and the Company’s legal advisors would participate in the negotiation of the MDS purchase agreement, and Mayer Brown prepared a draft of the disclosure schedules to the MDS purchase agreement and Mayer Brown, counsel for Party H and counsel for Party I reviewed and provided comments to the representations and warranties set forth in the MDS purchase agreement and the disclosure schedules thereto.

On August 10, 2018, Party H’s financial advisor contacted Wells Fargo Securities by telephone to confirm Party H’s proposal to acquire the Company for $18 per share of Company common stock and to indicate that Party H was now seeking to sign the merger agreement by August 24, 2018.

Also on August 10, 2018, Mayer Brown and counsel for Party H had a conference call to discuss the disclosure schedules to the MDS purchase agreement. On that call, counsel for Party H indicated that Party H did not intend to sign the merger agreement unless such signing was concurrent with the signing of the MDS purchase agreement.

Later on August 10, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the Company board on the status of discussions with Party H regarding a potential acquisition of the Company, including the discussions which took place earlier that day. The Company board and the representatives of Wells Fargo Securities and Mayer Brown also discussed the status of Party H’s negotiation of the MDS purchase agreement with Party I and the reasons for Party H’s continued delay in finalizing and signing the merger agreement, including Party H’s intention that it sign the MDS purchase agreement simultaneously with the merger agreement. After discussion, the Company board directed Wells Fargo Securities and Raymond James to inform Party H that the Company would continue to pursue an acquisition of the Company by Party H and assist Party H in connection with negotiating the MDS sale agreement. The Company board also authorized Company management to extend exclusivity with Party H to August 24, 2018.

On August 14, 2018, Mr. Hartnett, Mr. McCormack and representatives of Party H, Party H’s financial advisor, Wells Fargo Securities, Raymond James, Party H’s counsel and Mayer Brown had a conference call to discuss the timeline and steps necessary to executing the merger agreement and the MDS purchase agreement, including Party H’s intent to obtain representation and warranty insurance with respect to the MDS purchase agreement.

On August 15, 2018, the Company and Party H executed an amendment to the exclusivity agreement which extended the exclusivity period to August 24, 2018.

On August 22, 2018, the Company board held a meeting at its corporate headquarters at which Mr. McCormack was present and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present by telephone. During the meeting, a representative of Wells Fargo Securities updated the Company board on the status of Party H’s negotiation of the MDS purchase agreement with Party I and Party I’s due diligence of MDS, including Party H’s intent to obtain representation and warranty insurance with respect to the MDS purchase agreement. The representative of Wells Fargo Securities conveyed Wells Fargo Securities’ understanding that a representation and warranty insurer’s underwriting process could take a minimum of seven to ten days and that such process had not yet been commenced by Party H. The Company board and a representative of Mayer Brown discussed both transactions, including anticipated timing and open items. After discussion, the Company board also authorized Company management to extend exclusivity with Party H to August 31, 2018.

On August 23, 2018, Wells Fargo Securities sent Party H’s financial advisor a form of amendment to the exclusivity agreement prepared by Mayer Brown which extended exclusivity to August 31, 2018. Party H did not sign and return the amendment to Wells Fargo Securities or send any other response to such amendment to Wells Fargo Securities or Mayer Brown.

On August 30, 2018, the Navy issued a notice to the ERAPSCO JV that it had taken corrective action to reopen the competitive range regarding the Q-125A solicitation and allow the ERAPSCO JV in that competitive range, which allowed the ERAPSCO JV to again participate in the Q-125A solicitation.

On August 31, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting,

a representative of Wells Fargo Securities updated the Company board on the status of discussions with Party H regarding a potential acquisition of the Company and the potential sale of MDS to Party I. The representative of Wells Fargo Securities noted that Party H had indicated that it had not yet started the underwriting process for the representation and warranty insurance for the potential MDS sale transaction but that Party H expected it would be completed within 20 days. After discussion, the Company board authorized Company management to extend exclusivity with Party H to September 14, 2018.

On September 4, 2018, as a result of the Navy’s decision to restore the ERAPSCO JV’s ability to participate in the Q-125A solicitation, the GAO dismissed the bid protest.

On September 5, 2018, the Company issued a press release announcing that the Navy had taken corrective action with respect to the range exclusion and the GAO had dismissed the bid protest.

On September 13, 2018, the Company filed a restatement (which we refer to as the “restatement”) of its consolidated financial statements for the quarterly periods ended October 1, 2017, December 31, 2017 and April 1, 2018 under Item 4.02 of Form 8-K. The restatement was made to correct an understatement of inventory and a corresponding overstatement of cost of goods sold which arose as a result of a processing error during the consolidation of the Company’s financial results after implementing a new enterprise resource management system.

On September 14, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the Company board on the status of discussions with Party H regarding a potential acquisition of the Company and the potential sale of MDS to Party I. The representative of Wells Fargo Securities also updated the Company board on recent discussions with Party H regarding the restatement and told the Company board that Party H had indicated that it would likely not be in a position to sign a merger agreement for two weeks. After discussion, the Company board authorized Company management, if requested by Party H, to extend exclusivity with Party H up to two weeks following the date of the meeting.

On September 17, 2018, a representative of Cerberus contacted Wells Fargo Securities to indicate that Cerberus had a renewed interest in pursuing an acquisition of the Company.

On September 18, 2018, Party H’s financial advisor informed Wells Fargo Securities that, after consideration of the results of its due diligence, Party H would no longer be pursuing a transaction to acquire the Company.

Also on September 18, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities updated the Company board on Party H’s decision not to pursue an acquisition of the Company and Cerberus’ renewed interest in acquiring the Company. The Company board, with the assistance of the representative of Wells Fargo Securities, also discussed pursuing a sale of MDS by the Company to Party I and terminating the marketing process to pursue a standalone business strategy. The Company board decided to review the revised financial forecasts for the Company that were being prepared by Company management prior to deciding on how to respond to Cerberus’ renewed interest in pursuing an acquisition of the Company.

On September 21, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, the Company board, with the assistance of a representative of Wells Fargo Securities, discussed the various options the Company board could pursue with respect to a strategic transaction involving the Company, including reengaging with Cerberus and terminating the marketing process to pursue a standalone business strategy. Messrs. Hartnett and McCormack also described the changes made in the revised financial forecasts. After discussion, the Company board directed Wells Fargo Securities to inform Cerberus that the Company board was willing to consider a proposal from Cerberus subject to Cerberus agreeing to conduct only limited additional due diligence and working to execute a merger agreement with the Company expeditiously.

Later on September 21, 2018, Cerberus submitted an indication of interest which contained a proposal to acquire the entire Company for $18.50 per share of Company common stock. In its proposal, Cerberus indicated that it had substantially completed its due diligence in June 2018 and it was confident it would be able to complete its due diligence and finalize transaction documents within seven days after the Company engaged with Cerberus.

On September 24, 2018, Cerberus was granted access to due diligence materials regarding the Company and its businesses via an online virtual data room.

On September 26, 2018, members of Company management held a due diligence call with representatives of Cerberus to discuss matters relating to the restatement and Q4 FY19 financial performance of the Company. Representatives of Wells Fargo Securities were also present on the call.

On September 29, 2018, updated financial forecasts for the Company prepared by Company management were provided to Cerberus via an online virtual data room.

On October 2, 2018, members of Company management held a due diligence call with representatives of Cerberus to discuss matters relating to the Company’s updated financial forecasts. Representatives of Wells Fargo Securities were also present on the call.

On October 4, 2018, members of Company management held a due diligence call with representatives of Cerberus to discuss matters relating to the Company’s bid for the Q-125A solicitation. Representatives of Wells Fargo Securities were also present on the call.

On October 5, 2018, Cerberus submitted an updated indication of interest which confirmed Cerberus’ proposal to acquire the entire Company for $18.50 per share of Company common stock. The proposal contained an extensive list of due diligence requests and requested 14 days of exclusivity. Cerberus also confirmed that it was confident it would be able to complete its due diligence and finalize transaction documents within 7 days of full access to information and management. In subsequent discussions that day between Cerberus and Wells Fargo Securities, Cerberus indicated that $18.50 was the highest price that Cerberus was willing to propose.

Also on October 5, 2018, Lowenstein Sandler sent a mark-up of the Company’s June 14, 2018 draft of the merger agreement to Mayer Brown.

On October 8, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities reviewed the financial terms of Cerberus’ proposal from October 5, 2018 and noted the extensive due diligence plan that had been submitted by Cerberus as part of such proposal. The representative of Wells Fargo Securities also reported to the Company board that a representative of Cerberus had told Wells Fargo Securities that $18.50 per share of Company common stock was the highest price that Cerberus is prepared to offer to acquire the Company. In addition, a representative of Mayer Brown described to the Company board the changes proposed by Cerberus in its extensive mark-up of the merger agreement, including, among other things (i) the addition of a right for Cerberus to terminate the merger agreement in the event that the ERAPSCO agreement is terminated for any reason or upon the occurrence of certain other events relating to the ability of the Company and its subsidiaries to contract with a government entity, (ii) the addition of an expense reimbursement that would become payable by the Company to Parent in the event Company shareholders did not adopt the merger agreement, (iii) an increase in the size of the termination fee payable by the Company to Parent under certain circumstances and (iv) a decrease in the size of the termination fee payable by Parent to the Company under certain circumstances. After discussion, the Company board determined to proceed to negotiate with Cerberus without granting Cerberus exclusivity on the condition that Cerberus would (i) accept a merger agreement that contains terms substantially closer to the form of merger agreement provided by the Company and (ii) proceed quickly to finish its due diligence and execute the merger agreement. The Company board instructed Wells Fargo Securities and Raymond James to communicate such conditions to Cerberus and to clarify that the Company would terminate further discussions if Cerberus did not commit to a target date to execute the merger agreement. The Company board then authorized Company management to enter into an exclusivity agreement with an exclusivity period of seven days only if Cerberus accepted the Company board’s conditions but insisted on exclusivity in order to proceed. In addition, the Company board authorized Messrs. Swartwout and Hartnett to negotiate the merger agreement and the other transaction documents and provide Mayer Brown guidance in its preparation of a mark-up of such documents.

Later on October 8, 2018, at the direction of the Company board, representatives of Wells Fargo Securities contacted representatives of Cerberus by telephone to relay the Company board’s conditions and position on timing as determined by the Company board at the meeting held earlier that day. The representatives of Cerberus confirmed that Cerberus was willing to proceed on such terms without being provided exclusivity.

On October 9, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to have a preliminary discussion regarding the terms of Cerberus’ proposal, including Cerberus’ mark-up of the merger agreement.

On October 11, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to negotiate terms of the merger agreement. During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, (i) the scope of the Company’s representations and warranties with respect to the ERAPSCO JV, (ii) the circumstances in which a termination fee would become payable by the Company to Parent and the size of such fee, (iii) the size of the termination fee payable by Parent to the Company, (iv) the definition of material adverse effect, (v) the circumstances in which Parent can terminate the merger agreement, including for certain types of material adverse effects, (vi) the definition of superior proposal which would trigger the Company’s ability to terminate the merger agreement under certain circumstances and (vii) the circumstances in which an expense reimbursement would become payable by the Company to Parent and the maximum amount of such reimbursement.

Also on October 11, 2018, at the Company’s corporate headquarters, Mr. Hartnett and other members of Company management met with Cerberus to discuss Cerberus’ due diligence.

On October 13, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to negotiate terms of the merger agreement. During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, Cerberus’ proposals for resolving the matters discussed on October 11, 2018.

Later on October 13, 2018, Lowenstein Sandler sent drafts of the equity commitment letter and the limited guarantee to Mayer Brown.

On October 14, 2018, Mayer Brown sent a mark-up of the merger agreement to Lowenstein Sandler.

On October 17, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to negotiate terms of the merger agreement, the equity commitment letter and the limited guarantee. During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, (i) financing matters, (ii) the scope of the restrictions on the Company’s ability to make certain capital and operational expenditures between signing of the merger agreement and closing of the merger, (iii) the definition of acquisition proposal and superior proposal, (iv) the circumstances in which an expense reimbursement would become payable by the Company to Parent and the maximum amount of such reimbursement, (v) reimbursement for certain expenses in connection with the Company’s enforcement of the limited guarantee and (vi) the Company’s third party beneficiary right to specific performance under the equity commitment letter.

Also on October 17, 2018, Mr. Hartnett and representatives of Cerberus and Ultra held a meeting at Ultra’s corporate headquarters (with Mr. Hartnett participating by telephone) to discuss the ERAPSCO JV and the future conduct of the ERAPSCO JV in the event Cerberus were to acquire the Company. During that meeting, a representative of Cerberus requested that Ultra waive the ERAPSCO transfer provisions with respect to the merger which the representatives of Ultra said they would consider and requested that Cerberus send its proposed language with respect to such waiver.

On October 18, 2018, a representative of Cerberus contacted a representative of Wells Fargo Securities by telephone to discuss Cerberus’ concerns that Ultra could assert rights under the ERAPSCO transfer provisions with respect to the merger and Cerberus’ intention of seeking Ultra’s consent under the ERAPSCO transfer provisions with respect to the merger (which we refer to as the “Ultra consent”). Later that day, Lowenstein Sandler sent a draft letter agreement with respect to the Ultra consent (which we refer to as the “consent letter”) to Mayer Brown.

Later on October 18, 2018, Mayer Brown sent mark-ups of the equity commitment letter and the limited guarantee to Lowenstein Sandler.

On October 19, 2018, representatives of Mayer Brown and Lowenstein Sandler discussed Cerberus’ intention to seek the Ultra consent and the proposed form of the consent letter. Later that day, a representative of Mayer Brown noted in an email to representatives of Lowenstein Sandler the Company’s position that the Company would not be a party to the consent letter and that no view of the Company or its affiliates or advisors relating to such matter be communicated to Ultra.

On October 22, 2018, Lowenstein Sandler sent mark-ups of the merger agreement, the equity commitment letter and the limited guarantee to Mayer Brown.

On October 24, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, the Company board, with the assistance of Mr. McCormack and representatives of Wells Fargo Securities and Raymond James, discussed a revision to the projections prepared by Company management and shared with Cerberus through the online virtual data room, which revision would reflect financial information relating to additional potential sonobuoy sales in connection the recent increase in the federal budget for sonobuoy purchases and potential Q-125A sonobuoy sales, in light of the Navy’s recent corrective action with respect to the range exclusion. The revision to the financial forecasts would result in an increase to the Company’s projected revenues, income and other related financial metrics. A representative of Wells Fargo Securities noted that, although not reflected in the projections available to Cerberus in the online virtual data room, the information that underlies the revision to the projections had already been provided to Cerberus prior to its October 5, 2018 proposal and that Cerberus was nearly complete with its financial due diligence. The Company board also discussed requesting that Cerberus increase its price in light of the revision to the projections and the potential delay associated with such a request. Representatives of Mayer Brown also discussed the status of the transaction documents, including the merger agreement, the limited guarantee and the equity commitment letter. After discussion, the Company board authorized Company management to make the revised projections available to Cerberus and determined that it would consider whether to request a higher price from Cerberus after such revised projections had been provided to Cerberus.

On October 29, 2018, representatives of Cerberus, Lowenstein Sandler and Mayer Brown had a conference call to further discuss the Company’s views as to the ERAPSCO transfer provisions and the Ultra consent. On such call, a representative of Mayer Brown noted that the Company’s position was that the ERAPSCO transfer provisions did not apply to the merger and that the Ultra consent should not be pursued with Ultra.

On October 30, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to negotiate terms of the merger agreement, the equity commitment letter and the limited guarantee.

During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, (i) the scope of the Company’s representations and warranties with respect to government contracting matters, (ii) limitation of liability and sole recourse, (iii) the scope of the restrictions on the Company’s ability to make certain capital and operational expenditures between signing of the merger agreement and closing of the merger, (iv) the circumstances in which an expense reimbursement would become payable by the Company to Parent and the maximum amount of such reimbursement, (v) reimbursement for certain expenses under the limited guarantee in connection with enforcing the limited guarantee and (vi) the Company’s third party beneficiary right to specific performance under the equity commitment letter.

On October 31, 2018, the Company board held a meeting at the Company’s corporate headquarters at which Mr. McCormack was present and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present by telephone. During the meeting, Mr. Hartnett and a representative of Wells Fargo Securities updated the Company board on the status of discussions with Cerberus regarding the Ultra consent. The Company board and a representative of Mayer Brown then discussed the Company board’s position that the ERAPSCO transfer provisions did not apply to the merger and the possible ways that allowing Cerberus to engage with Ultra with respect to the Ultra consent could affect the Company’s relationship with Ultra and could delay the signing of the merger agreement. After discussion, the Company board determined that it would permit Cerberus to seek the Ultra consent but would not permit Cerberus to seek any amendment to the ERAPSCO agreement. The Company board, with the assistance of its financial advisors, also considered whether to seek a price increase from Cerberus and determined that, in light of the recent revised projections prepared by Company management, Cerberus’ previous awareness of the information that was reflected in the recent revised projections, the Company’s recent financial performance, and the risks of a potential delay in signing the merger agreement, it would not seek such an increase from Cerberus.

On November 2, 2018, Lowenstein Sandler sent a mark-up of the merger agreement to Mayer Brown.

On November 3, 2018, Lowenstein Sandler sent mark-ups of the equity commitment letter and the limited guarantee to Mayer Brown.

On November 6, 2018, a representative of Cerberus sent a draft of the consent letter to a representative of Wells Fargo Securities, together with a letter to the Company board stating that Cerberus believed that parties to the ERAPSCO JV should acknowledge that the ERAPSCO transfer provisions do not apply to the merger in order to provide certainty to all parties. Later that day, at the direction and with the input of Messrs. Swartwout and Hartnett, Mayer Brown sent comments to the consent letter to Lowenstein Sandler.

Later on November 6, 2018, Mayer Brown sent a mark-up of the merger agreement to Lowenstein Sandler.

On November 7, 2018, the Company board held a telephonic meeting at which Mr. McCormack and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, Mr. Swartwout, Mr. Hartnett and a representative of Mayer Brown updated the Company board on the status of discussions with Cerberus regarding the Ultra consent. Representatives of Mayer Brown then described the terms of the revised consent letter and the comments made by Mayer Brown thereto. The Company board, with the assistance of the representatives of Wells Fargo Securities, Raymond James and Mayer Brown, then discussed the Company’s options with respect to Cerberus’ desire to obtain the Ultra consent. After discussion, the Company board determined to permit Cerberus to send the Ultra consent to Ultra and to inform Cerberus that it had until November 14, 2018 to obtain the Ultra consent so long as the consent letter is in a form satisfactory to the Company board and that, if Cerberus failed to obtain the Ultra consent by November 14, 2018, the Company board would consider its options, including potentially terminating the marketing process. The Company board also authorized Messrs. Swartwout and Hartnett to negotiate the terms of the consent letter.

On November 8, 2018, a representative of Cerberus sent a draft of the consent letter to a representative of Ultra.

Also on November 8, 2018, Mayer Brown sent mark-ups of the equity commitment letter and the limited guarantee to Lowenstein Sandler.

On November 11, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to negotiate terms of the merger agreement, the equity commitment letter and the limited guarantee. During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, (i) limitation of liability and sole recourse, (ii) the scope of the restrictions on the Company’s ability to make certain capital and operational expenditures between signing of the merger agreement and closing of the merger, (iii) reimbursement for certain expenses under the limited guarantee in connection with enforcing the limited guarantee and (iv) the Company’s right to specific performance to cause Parent to exercise certain of its rights under the equity commitment letter.

On November 12, 2018, a representative of Ultra sent a mark-up of the consent letter to a representative of Cerberus. The Ultra mark-up of the consent letter was subsequently provided to Mr. Hartnett by a representative of Cerberus, and a revised draft of the consent letter reflecting Cerberus’ proposed changes was provided to Mr. Hartnett on November 14, 2018.

On November 15, 2018, Mayer Brown provided comments on the consent letter to Lowenstein Sandler. Later that day, Lowenstein Sandler sent a revised draft of the consent letter to Arnold & Porter.

On November 18, 2018, Lowenstein Sandler sent mark-ups of the merger agreement, the equity commitment letter and the limited guarantee to Mayer Brown.

On November 19, 2018, Arnold & Porter sent comments to the consent letter to Lowenstein Sandler. Later that day, a representative of Cerberus provided the revised consent letter to Mr. Hartnett.

Later on November 19, 2018, the Company board held a meeting at the Company’s corporate headquarters at which Mr. McCormack was present and representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present by telephone. During the meeting, Mr. Hartnett and representatives of Mayer Brown updated the Company board on the status of discussions with Cerberus with respect to the Ultra consent and described Ultra’s proposed changes to the consent letter. The Company board and the representatives of Mayer Brown then discussed changes to the latest draft of the consent letter. After discussion, the Company board instructed Mr. Hartnett to begin preparing for a possible termination of the marketing process, including the preparation of a press release announcing such termination.

Following such meeting of the Company board, on November 19, 2018, a representative of Mayer Brown had a call with a representative of Lowenstein Sandler to relay the Company board’s comments to the consent letter. Later that day, Lowenstein Sandler sent a further revised draft of the consent letter to Mayer Brown. Following approval of the revised draft by Mayer Brown, Lowenstein Sandler transmitted the revised consent letter to Arnold & Porter.

On November 20, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to negotiate terms of the merger agreement. During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, (i) the scope of the Company’s representations and warranties with respect to government contracting matters, (ii) limitation of liability and sole recourse, (iii) the scope of the restrictions on the Company’s ability to make certain capital and operational expenditures between signing of the merger agreement and closing of the merger, (iv) the circumstances in which an expense reimbursement would become payable by the Company to Parent and the maximum amount of such reimbursement, (v) reimbursement for certain expenses under the limited guarantee in connection with enforcing the limited guarantee and (vi) the Company’s third party beneficiary right to specific performance under the equity commitment letter.

On November 21, 2018, Wells Fargo Securities received an unsolicited indication of interest from Party I which contained a proposal to acquire MDS for a price of $36 million, on a cash-free, debt-free basis.

Also on November 21, 2018, a representative of a potential strategic buyer contacted Wells Fargo Securities and Mr. Hartnett by email to indicate that such strategic buyer may be interested in acquiring the Company.

On November 26, 2018, the Company board held a telephonic meeting at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, a representative of Wells Fargo Securities described the communications received from Party I and the potential strategic buyer on November 21, 2018 and updated the Company board on the status of discussions with Cerberus regarding the Ultra consent, including that Cerberus had received a mark-up of the consent letter from Ultra earlier that day which Cerberus was prepared to execute. After discussion, the Company board determined not to pursue the proposals from Party I or the potential strategic buyer because discussions with Cerberus were in advanced stages.

On November 27, 2018, Mayer Brown sent mark-ups of the merger agreement, the equity commitment letter and the limited guarantee to Lowenstein Sandler.

On November 27 and 28, 2018, certain members of Company management and representatives of Cerberus had calls with certain customers of the Company.

On November 29, 2018, Cerberus and Ultra executed the consent letter. A representative of Lowenstein Sandler provided a copy of the consent letter to Mayer Brown later that day.

Later on November 29, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to negotiate terms of the merger agreement. During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, (i) the scope of the Company’s representations and warranties with respect to government contracting matters, (ii) the scope of the restrictions on the Company’s ability to make certain capital and operational expenditures between signing of the merger agreement and closing of the merger and (iii) the Company’s right to specific performance to cause Parent to exercise certain of its rights under the equity commitment letter.

Also on November 29, 2018, Lowenstein Sandler sent mark-ups of the merger agreement, the equity commitment letter and the limited guarantee to Mayer Brown.

On November 30, 2018, the Company board held a telephonic meeting at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present to, among other things, consider the proposed merger with Cerberus at a price of $18.50 per share of Company common stock. A representative of Mayer Brown reviewed with the members of the Company board their fiduciary duties under applicable law. Representatives of Wells Fargo Securities and Raymond James then joined the meeting. A representative of Mayer Brown then described for the members of the Company board the business relationships with Cerberus that were disclosed by each of Wells Fargo Securities and Raymond James to the Company board in advance of the meeting. After deliberation and consideration of such disclosures, the Company board determined that such relationships disclosed would not likely impair the ability of Wells Fargo Securities and Raymond James to provide objective advice and concluded that it was appropriate for the Company board to continue to receive advice from such financial advisors. Following such discussion, Mr. Hartnett and representatives of Wells Fargo Securities and Raymond James reviewed with the Company board the developments in discussions with Cerberus since the last meeting of the Company board on November 26, 2018. At the request of the Company board, representatives of Wells Fargo Securities and Raymond James then reviewed with the Company board their respective preliminary financial analyses with respect to the Company and the proposed merger. Mayer Brown provided the Company board with both a written and an oral summary of the key terms of the merger agreement, noting any items in the merger agreement that remained to be resolved. A representative of Mayer Brown also described for the Company board the resolutions that the Company board would consider adopting to approve the merger agreement. Following discussion and consideration of the proposed transaction with Cerberus, the Company board determined to proceed with the merger, assuming satisfactory finalization of definitive transaction documentation.

On December 1, 2018, Mayer Brown sent mark-ups of the merger agreement, the equity commitment letter and the limited guarantee to Lowenstein Sandler. In addition, Mayer Brown sent a list of proposed changes to the Company disclosure letter to the merger agreement to Lowenstein Sandler which list included, among other things, a change to exclude the DOJ investigation from certain of the representations and warranties of the Company in the merger agreement (which we refer to as the “DOJ investigation carve out”). Later that day, Lowenstein Sandler informed Mayer Brown that Cerberus was not able to accept the Company’s proposed language regarding the DOJ investigation carve out because the DOJ notice had not been made available to Cerberus.

On December 2, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to negotiate terms of the merger agreement. During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, (i) the DOJ investigation carve out, (ii) the outside date and (iii) the scope of the restrictions on the Company’s ability to make certain capital and operational expenditures between signing of the merger agreement and closing of the merger. Also during the call, Lowenstein Sandler informed Mayer Brown that Cerberus would require additional due diligence regarding the DOJ investigation before agreeing to any form of DOJ investigation carve out.

Also on December 2, 2018, the Company board held a telephonic meeting at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present. During the meeting, Mr. Hartnett and the representatives of Mayer Brown and Wells Fargo Securities updated the Company board on the status of finalization of the transaction documents and discussions with Cerberus, including the DOJ investigation carve out.

Later on December 2, 2018, Lowenstein Sandler sent mark-ups of certain terms of the merger agreement to Mayer Brown.

In addition, on December 2, 2018, a representative of Cerberus delivered to Wells Fargo Securities a letter detailing the sources of Cerberus’ funding for the merger. Later that day, Cerberus and the Company entered into a non-disclosure agreement covering information and materials, including an audit of CIP VI, to be disclosed by Cerberus to the Company in order for the Company to verify Cerberus’ source of funds for the merger and Cerberus provided such information and materials to the Company.

On December 3, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to discuss certain due diligence matters with respect to the DOJ investigation.

On December 4, 2018, representatives of Cerberus and Lowenstein Sandler had a telephonic meeting with the Department of Justice regarding the DOJ investigation.

On December 5, 2018, representatives of Mayer Brown had a conference call with representatives of Lowenstein Sandler to negotiate terms of the merger agreement, the equity commitment letter and the limited guarantee. During the call, Mayer Brown and Lowenstein Sandler engaged in discussions and negotiations regarding, among other things, (i) the DOJ investigation carve out, (ii) the outside date, (iii) the scope of the restrictions on the Company’s ability to make certain capital and operational expenditures between signing of the merger agreement and closing of the merger and (iv) the maximum amount of certain expenses reimbursable to the Company under the limited guarantee.

From December 5, 2018 through December 11, 2018, Mayer Brown and Lowenstein Sandler finalized the terms of the merger agreement, the Company disclosure letter to the merger agreement, the Cerberus disclosure letter to the merger agreement, the equity commitment letter and the limited guarantee.

On December 11, 2018, the Company board held a telephonic meeting at which representatives of Wells Fargo Securities, Raymond James and Mayer Brown were present to, among other things, consider the proposed merger with Cerberus. A representative of Mayer Brown reviewed with the Company board the resolution of the issues in the merger agreement that had been unresolved as of the time of the meeting of the Company board on December 2, 2018. At the request of the Company board, representatives of Wells Fargo Securities reviewed with the Company board Wells Fargo Securities’ financial analyses with respect to the Company and the proposed merger. Thereafter, at the request of the Company board, Wells Fargo Securities rendered its oral opinion to the Company board (which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated December 11, 2018) to the effect that, as of December 11, 2018, and based upon and subject to certain assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the merger consideration to be received by the holders of shares of the Company common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. At the request of the Company board, representatives of Raymond James confirmed the methodologies they had presented to the Company board at its meeting on November 30, 2018 and provided an updated financial analysis using such methodologies and reflecting market conditions as of the close of market on December 10, 2018. Thereafter, at the request of the Company board, Raymond James rendered its oral opinion to the Company board (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion dated December 11, 2018) that based upon and subject to the factors, limitations and assumptions set forth therein, as of December 11, 2018, the merger consideration to be paid to the holders of shares of the Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Company board then unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to the Company shareholders and are in the best interests of the Company and the Company shareholders, (ii) declared advisable and approved the merger agreement and the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) directed that a proposal for the adoption of the merger agreement be submitted to the Company shareholders for consideration at the special meeting and (iv) resolved to recommend that the Company shareholders adopt the merger agreement.

Late in the evening on December 11, 2018, the Company, Parent and Merger Sub executed the merger agreement.

Prior to the opening of trading on the NYSE on December 12, 2018, the Company issued a press release announcing entry into the merger agreement.

Recommendation of the Company Board of Directors; Reasons for the Merger

Recommendation of the Company Board of Directors

The Company board recommends that you vote “FOR” the merger proposal.

Reasons for the Merger

Following the termination of the Ultra merger agreement on March 4, 2018, the Company board held 25 meetings and the process committee held 7 meetings at which the potential acquisition of the Company was discussed. The Company’s outside legal advisor, Mayer Brown, participated in portions of all of these meetings, and the Company’s financial advisors, Wells Fargo Securities and Raymond James, participated in portions of certain of these meetings.

At a meeting held on December 11, 2018, the Company board unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to the Company shareholders and are in the best interests of the Company and the Company shareholders, (ii) declared advisable and approved the merger agreement and the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) directed that a proposal for the adoption of the merger agreement be submitted to the Company shareholders for consideration at the special meeting and (iv) recommended that the Company shareholders adopt the merger agreement.

In reaching its decision to unanimously approve and recommend the adoption of the merger agreement and to recommend that the Company shareholders approve the merger proposal, the Company board consulted with Company management, as well as its legal and financial advisors, and considered numerous factors, including, but not limited to, the following material factors (not in any relative order of importance):

•

Management’s and the Company board’s understanding of the business, operations, financial condition, financing needs, earnings, growth plans, strategy and prospects of the Company, as well as the Company’s historical and projected financial performance, including the fact that, in order to comply with the desire of the Navy that each of the Company and Ultra enhance its ability to independently develop, produce and sell sonobuoys and over time work toward full and open competition for production sonobuoy contracts, the Company would need to materially increase its internally funded research and development expenses and related expenditures in order to meet such expectations;

•

That the Navy’s most recent solicitation for the AN/SSQ-125A production sonobuoy for government fiscal years (which we refer to as “GFY”) 19-23 was subject to a competitive bid process and would not be awarded to the ERAPSCO JV pursuant to a sole source indefinite delivery, indefinite quantity (which we refer to as “IDIQ”) contract as the Navy has customarily done in the past with respect to the Company’s other sonobuoy products;

•

That the Navy has decided to limit its award of a sole source contract for the AN/SSQ-36B, AN/SSQ-53G, AN/SSQ-62F, and AN/SSQ-101B sonobuoys to the ERAPSCO JV to a three year IDIQ contract for GFY19-21 (with one base year and two option years), in lieu of a customary five year IDIQ contract, in order to allow the Navy to begin a competitive bidding processes with respect to such sonobuoys as soon as GFY22;

•	That the Navy has indicated that it intends to take steps to increase the number of and competition among sonobuoy suppliers;

•

The Company board’s consideration of the current state of the economy, debt and equity financing markets and uncertainty surrounding forecasted economic conditions both in the near term and the long term, and both generally and within the Company’s industry in particular;

•	That the $18.50 per share merger consideration represented a premium of:

•	41% over the closing price of Company common stock on the NYSE on December 11, 2018, the last full trading day before the public announcement of the merger agreement;

•	32.3% over the 30-day volume weighted average price of Company common stock on the NYSE as of December 11, 2018; and

•	36.2% over the 60-day volume weighted average price of Company common stock on the NYSE as of December 11, 2018;

•

The historic trading ranges of the Company’s common stock and the potential trading range of the Company’s common stock absent announcement of the merger agreement and the cessation of its previously announced sale process;

•

The fact that the Company board was well-informed about the Company’s strategic alternatives on account of the thorough review of the Company’s strategic plan and strategic alternatives conducted by the Company’s management;

•	The fact that, following the termination of the Ultra merger agreement, the Company had engaged in preliminary discussions with a number of parties other than Cerberus, none of which resulted in a proposal the Company board deemed as attractive as Cerberus’s proposal from a value or likelihood of consummation perspective;

•

The fact that, following the termination of the Ultra merger agreement, the Company board had conducted the marketing process and had, after taking into account the results of the marketing process and the preliminary discussions with other parties arising from the marketing process and the advice of the Company’s management and the Company’s financial advisors, Wells Fargo Securities and Raymond James, concluded that the acquisition of the Company by an affiliate of Cerberus provided the most likely path to creating the greatest value for the Company shareholders;

•

The Company board’s belief that the all-cash merger consideration will allow the Company shareholders to realize in the near term a fair value, in cash, for their shares, while avoiding medium and long-term market and business risks and the risks associated with seeking to realize current expectations for the Company’s future financial performance;

•

The Company board’s belief that, in light of the Company’s financial condition and future prospects, the merger consideration compensates the Company shareholders not only for the value of the Company’s current business and results but also for the future growth in earnings and cash flows, even assuming realization of the financial forecasts prepared by the Company management and the successful execution of the Company’s growth plans;

•

The financial analyses reviewed and discussed with the Company board by representatives of Wells Fargo Securities as well as the oral opinion of Wells Fargo Securities rendered to the Company board on December 11, 2018 (which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated the same date) that, based upon and subject to the procedures followed, qualifications, assumptions and other matters considered in connection with the preparation of its opinion, as of December 11, 2018, the merger consideration to be received by Company shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to Company shareholders;

•

The oral opinion of Raymond James rendered to the Company board on December 11, 2018 (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion dated the same date), that, based upon and subject to the factors, limitations and assumptions set forth therein, as of the date of such opinion, the merger consideration to be received by the Company shareholders pursuant to the merger agreement was fair, from a financial point of view, to Company shareholders, including the various analyses undertaken by Raymond James in connection with its opinion, certain of which are described below under “—Opinion of Raymond James & Associates, Inc.” beginning on page 89 of this proxy statement;

•

The terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing of the merger, the form and structure of the merger consideration and the termination rights of the parties;

•	The belief of the Company board, after negotiations with Cerberus, that the merger consideration provided for in the merger agreement represented the highest consideration reasonably attainable;

•

That, while the merger agreement contains a covenant prohibiting the Company from soliciting third-party acquisition proposals, the merger agreement permits the Company, prior to the time that the Company shareholders adopt the merger agreement, to discuss and negotiate, under specified circumstances, an unsolicited acquisition proposal should one be made and, if the Company board determines in good faith, after consultation with its legal and financial advisors, that the unsolicited acquisition proposal constitutes a superior proposal within the meaning of the merger agreement, the Company board is permitted, after taking certain steps, to change or withdraw its recommendation of the merger agreement in response to a superior proposal or terminate the merger agreement in order to enter into a definitive agreement for that superior proposal, subject to payment of a termination fee of $7,500,000 to Cerberus;

•

That the standstill provisions contained in the non-disclosure agreements that the Company entered into with parties interested in potentially acquiring the Company (i) automatically terminate (other than such parties’ restriction from acquiring the Company’s securities) if the Company enters into a definitive agreement with respect to (or the Company board has recommended that Company shareholders accept or approve) a transaction involving the acquisition of all or a majority of the Company’s outstanding equity securities or all or substantially all of the Company’s assets and (ii) permit such parties to make one or more confidential proposals to the Company board for a strategic transaction involving the Company;

•

That the merger agreement allows the Company board, prior to the time that the Company shareholders adopt the merger agreement, to change or withdraw its recommendation of the merger agreement in response to a material event, circumstance, change, effect, development or condition that was not known to the Company board when the merger agreement was entered into (or if known, the consequences of which were not known to the Company board when the merger agreement was entered into), if the Company board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to change or withdraw its recommendation would be inconsistent with the Company board’s fiduciary duties under applicable law;

•

That Parent is obligated to pay the Company a reverse termination fee of $9,250,000 to be paid by Parent under the circumstances specified in the merger agreement (see the section entitled “The Merger Agreement—Termination Fees” beginning on page 148 of this proxy statement);

•	The likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the fact that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•	more generally, the fact that the conditions to the closing of the merger are specific and limited in scope;

•	the business reputation and capabilities of Cerberus, and the Company board’s assessment that Cerberus is willing to devote the resources necessary to close the merger in an expeditious manner;

•

CIP VI’s financial condition and the discussions relating thereto among the Company board, management and the Company’s financial advisors, the Company’s and its legal advisors’ review of the equity commitment letter, and Parent’s and Merger Sub’s representations in the merger agreement that the amount of the equity financing, when funded pursuant to the equity commitment letter, will be sufficient to satisfy all of Parent’s, Merger Sub’s and the surviving corporation’s obligations under the merger agreement (including payment of the aggregate merger consideration and payment of all amounts payable to holders of Company equity awards pursuant to the merger agreement), to repay or refinance the indebtedness of the Company and its subsidiaries required in connection with the transactions contemplated by the merger agreement, and to pay all fees and expenses of Parent, Merger Sub and the surviving corporation in connection with the merger and the transactions contemplated by the merger agreement;

•	the Company’s ability to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement;

•	the Company’s ability to seek specific performance to cause Parent to enforce its right to cause the equity financing to be funded pursuant to the terms of the equity commitment letter; and

•	the exclusions from the definition of “material adverse effect” set forth in the merger agreement;

•

The terms and conditions of (a) the equity commitment letter entered into by CIP VI and Parent and (b) the limited guarantee entered into by CIP VI and the Company, which provide that, among other things (not in any relative order of importance):

•

under the terms of the equity commitment letter, CIP VI has committed to purchase securities of Parent for $280 million in cash at or prior to the closing of the transactions contemplated by the merger agreement and, subject to the terms of the equity commitment letter, the Company is a third party beneficiary under the equity commitment letter for the purpose of enforcing Parent’s right to cause the commitment thereunder to be funded; and

•	CIP VI has guaranteed the payment of certain monetary obligations of Parent owed to the Company under the merger agreement;

•

The dissenters’ rights of the Company shareholders to demand “fair cash value” of their shares pursuant to Sections 1701.84 and 1701.85 of the OGCL if they comply in all respects with Section 1701.85 of the OGCL and the absence of any closing conditions related to the exercise of dissenters’ rights; and

•	The fact that the merger and the merger agreement are subject to approval by holders of two-thirds of the outstanding shares of the Company common stock.

The Company board also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•

The risk that the merger will be delayed or will not be completed, including the risk that the required regulatory approvals may not be obtained, as well as the potential loss of value to the Company shareholders and the potential negative impact on the financial position, operations and prospects of the Company if the merger is delayed or is not completed for any reason;

•

That the Company shareholders will have no ongoing equity participation in the Company or any equity participation in Cerberus, CIP VI or Parent following the merger and that the Company shareholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the Company common stock in the future;

•

The risk of incurring substantial expenses related to the merger, including in connection with the pursuit of regulatory approvals, including in the event that the merger is not ultimately consummated;

•

The significant costs involved in connection with negotiating the merger agreement and completing the merger, the substantial management time and effort required to effectuate the merger and the potential disruptions to the Company’s day-to-day operations during the pendency of the merger;

•

The risk, if the merger is not consummated, that the pendency of the merger could affect adversely the relationship of the Company and its subsidiaries with their respective regulators, customers, employees, suppliers, agents and others with whom they have business dealings;

•

The restrictions in the merger agreement on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or other action it would otherwise take with respect to the operations of the business absent the pendency of the merger;

•	That the receipt of cash in exchange for shares of the Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes;

•

That the Company’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of the Company shareholders, including the accelerated vesting of stock-based awards held by executive officers and directors, the payment of cash severance to certain executives of the Company if a termination of employment were to occur under specified circumstances in connection with the merger, and the interests of the Company’s directors and officers in indemnification by Parent and the surviving corporation and insurance coverage from the surviving corporation under the terms of the merger agreement (see the section entitled “—Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 107 of this proxy statement);

•

That the termination fee of $7,500,000 to be paid by the Company to Parent under the circumstances specified in the merger agreement, which, while as a percentage of the equity value of the transaction is within a customary range for similar transactions, may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company, or may reduce the price offered by those other parties in a competing bid (see the section entitled “The Merger Agreement—Termination Fees” beginning on page 148 of this proxy statement);

•

That the Company will be obligated to pay the out-of-pocket transaction expenses of Parent, Merger Sub and their affiliates, up to a maximum amount of $4,750,000 if the merger agreement is terminated under the circumstances specified in the merger agreement (see the section entitled “The Merger Agreement—Expenses” beginning on page 143 of this proxy statement); and

•

That the right afforded to Parent under the merger agreement to match acquisition proposals that the Company board determines in good faith are superior proposals may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company.

The foregoing discussion of the information and factors considered by the Company board is not intended to be exhaustive, but includes the material factors considered by the Company board. In view of the variety of factors considered in connection with its evaluation of the merger, the Company board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Company board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination.

The Company board based its recommendation on the totality of the information presented.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Prospective Financial Information

The Company does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty and unpredictability of the underlying assumptions and estimates. However, the Company is including in this proxy statement a summary of certain unaudited prospective financial information that was provided to the Company board for use in connection with its evaluation of the proposed merger and to the Company financial advisors, who were authorized to rely upon such projections, including for Wells Fargo Securities’ and Raymond James’ use in providing financial advice to the Company board. The inclusion of this information should not be regarded as an indication that any of the Company, Cerberus, Parent, Merger Sub, Wells Fargo Securities, Raymond James, their respective representatives or any other recipient of this information considered, or now considers, it necessarily to be predictive of actual future results (which may be significantly more or less favorable), or that it should be construed as financial guidance, and it should not be relied on as such. None of the Company, Cerberus, Parent, Merger Sub, Wells Fargo Securities, Raymond James or any other person assumes responsibility if future results are materially different from those discussed in this proxy statement. In addition, analyses relating to the value of the Company’s business do not purport to be appraisals or reflect the prices at which the Company’s business may actually be sold. Company management directed Wells Fargo Securities and Raymond James to use the unaudited prospective financial information with respect to the Company that was provided by Company management in connection with the preparation of the financial analyses Wells

Fargo Securities and Raymond James reviewed and discussed with the Company board at its meeting on December 11, 2018 and the preparation of Wells Fargo Securities’ and Raymond James’ opinions to the Company board rendered at that meeting.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Furthermore, the unaudited prospective financial information should not be construed as commentary by Company management as to how Company management expects the Company’s actual results to compare to Wall Street research analysts’ estimates, as to which the Company expresses no view.

Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to the Company’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2018 Annual Report, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and the other reports filed by the Company with the SEC.

The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The Company can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement, similar estimates and assumptions would be used. The Company does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions underlying the unaudited prospective financial information are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on the Company of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on the Company of any possible failure of the merger to occur. None of the Company, Wells Fargo Securities, Raymond James or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Company shareholder or other person regarding the Company’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The summary of the unaudited prospective financial information included below is being provided solely because it was made available to the Company board, Cerberus, Parent, and Wells Fargo Securities and Raymond James, financial advisors to the Company, and not to influence your decision as to whether to vote for the merger proposal.

The Company board, Cerberus, Parent, Wells Fargo Securities and Raymond James were provided with unaudited prospective financial information with respect to the Company prepared by Company management for the fiscal years 2019 through 2023, and calendar years 2018 (“CY 2018E”) and 2019 (“CY 2019P”). The following table summarizes selected unaudited prospective financial data for the fiscal years 2019 through 2023, and CY 2018 and CY 2019, prepared based on historical data available to the Company as of September 30, 2018, for each of MDS, ECP, corporate, and on a consolidated basis.

	FY 2019E (1)	FY 2020P	FY 2021P	FY 2022P	FY 2023P	CY 2018E (2)	CY 2019P
	(in thousands, except per share data)
EBITDA (3)
MDS Segment	$10,761	$10,943	$11,598	$12,292	$13,024	$8,357	$11,232
ECP Segment	26,880	27,550	26,511	30,441	33,393	28,796	25,593
Corporate	(10,252)	(11,150)	(11,217)	(11,269)	(11,345)	(13,753)	(10,778)
Consolidated	27,389	27,343	26,892	31,464	35,072	23,400	26,047

Adjusted EBITDA (4)
MDS Segment	10,761	10,943	11,598	12,292	13,024	9,346	11,232
ECP Segment	26,880	27,550	26,511	30,441	33,393	28,796	25,593
Corporate	(9,380)	(10,878)	(10,945)	(10,997)	(11,073)	(7,800)	(10,506)
Consolidated	28,261	27,615	27,164	31,736	35,344	30,342	26,319

Management EBITDA (5)
MDS Segment	10,761	10,943	11,598	12,292	13,024	9,346	11,232
ECP Segment	26,880	27,550	26,511	30,441	33,393	28,796	25,593
Corporate	(9,571)	(11,150)	(11,217)	(11,269)	(11,345)	(7,344)	(10,778)
Consolidated	28,070	27,343	26,892	31,464	35,072	30,798	26,047

Unlevered, after-tax free cash flow (6)	15,020	10,919	12,396	20,235	16,550	—	—

Adjusted diluted earnings per share (7)	0.66	0.85	0.91	1.40	1.81	—	—

(1)

Represents the projected results for the fiscal year ended June 30, 2019 consisting of actual results for the first quarter ended September 30, 2018 and projected results for the last three quarters ending June 30, 2019.

(2)

Represents the projected results for the calendar year ended December 30, 2018 consisting of actual results for the first three quarters ended September 30, 2018 and projected results for the quarter ended December 30, 2018.

(3)	EBITDA consists of earnings before deduction of interest, income taxes, depreciation and amortization.

(4)	EBITDA to Adjusted EBITDA is reconciled as follows:

	FY 2019E		FY 2020P		FY 2021P		FY 2022P		FY 2023P		CY 2018E		CY 2019P
MDS Segment	$—		$—		$—		$—		$—		$989	(a)	$—
ECP Segment	—		—		—		—		—		—		—
Corporate	872	(b)	272	(c)	276	(c)	272	(c)	272	(c)	5,953	(d)	272	(c)
Consolidated	872		272		276		272		272		6,942		272

(a)	Consists of actual operating costs incurred during the three quarters ended September 30, 2018 that are non-recurring.

(b)	Consists of non-recurring costs of $681 and $191 of stock-based compensation expense.

(c)	Consists of stock-based compensation.

(d)	Consists of non-recurring expenses of $6,404 and stock-based compensation expense (income) of $(451).

(5)	Adjusted EBITDA to Management EBITDA removes the adjustment for stock-based compensation discussed in footnote (4) above and also removes $5 from CY 2018E related to interest income.

(6)	Unlevered, after-tax free cash flow as follows:

	2019E	2020P	2021P	2022P	2023P
Management EBITDA	$28,070	$27,343	$26,892	$31,464	$35,072
One-time restructuring implementation cost	681	—	—	—	—
Income taxes	3,167	3,585	3,666	4,782	5,692
Capital expenditures	5,634	6,731	7,081	7,123	7,239
(Increase)/Decrease changes in working capital	3,568	6,108	3,749	(676)	5,591
Unlevered, after-tax free cash flow	15,020	10,919	12,396	20,235	16,550

(7)

For purposes of adjusted diluted earnings per share, adjusted earnings consists of after-tax net income (including forecasted, tax-effected management restructuring adjustments), plus one-time and non-recurring items, treating stock-based compensation as a cash expense. Adjusted net income and diluted shares outstanding as follows:

	2019E	2020P	2021P	2022P	2023P
Adjusted Net Income	$6,532	$8,383	$9,047	$13,903	$17,886
Diluted Shares Outstanding	9,909	9,909	9,909	9,909	9,909

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with accounting principles generally accepted in the United States of America, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports incorporated by reference into this proxy statement relate to the Company’s historical financial information. They do not extend to the unaudited prospective financial information and should not be read to do so.

In light of the foregoing, and considering that the special meeting will be held after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Company shareholders are cautioned not to place unwarranted reliance on such information, and the Company urges all Company shareholders to review the Company’s most recent SEC filings for a description of the Company’s reported financial results. See “Where You Can Find More Information.”

Opinion of Raymond James & Associates, Inc.

The Company retained Raymond James as financial advisor on November 18, 2016. Pursuant to that engagement, the Company board requested that Raymond James evaluate the fairness, from a financial point of view, to the Company’s shareholders of the merger consideration to be received by such shareholders pursuant to the merger agreement.

At the December 11, 2018 meeting of the Company’s board, representatives of Raymond James rendered its oral opinion to the Company board (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion dated the same date), that, as of the date of such opinion, the merger consideration to be received by Company shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to Company shareholders based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of December 10, 2018 and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex B-1 to this proxy statement. The summary of the opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such written opinion. Company shareholders are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information of the Company board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by Company shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Company board or to any Company shareholder as to how the Company board, such Company shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the merger agreement, dated as of December 11, 2018 (which we refer to as the “draft agreement”);

•	reviewed the Company’s audited and unaudited financial statements;

•

reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to Raymond James by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for each quarterly period from September 30, 2018 through June 30, 2023, as approved for Raymond James’ use by the Company (which we refer to in this opinion summary as the “Projections”);

•	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

•	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

•	reviewed the financial and operating performance of the Company and those of other selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms, and other terms available to Raymond James on a confidential basis, of certain transactions Raymond James deemed to be relevant;

•

reviewed the current and historical market prices for the Company common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•

reviewed a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

•	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With the Company’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided by the Company to or otherwise reviewed by or discussed between Raymond James and the Company, Raymond James, with the Company’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and Raymond James relied upon the Company to advise Raymond James promptly if any information previously provided by the Company became inaccurate or was required to be updated during the period of Raymond James’s review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft agreement reviewed by Raymond James, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or the Company that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the Company shareholders. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Company board to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of the Company, on the fact that the Company was assisted by legal, accounting and tax advisors, and, with the consent of the Company relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors, as to all legal, accounting and tax matters with respect to the Company and the merger.

In formulating its opinion, Raymond James considered only the merger consideration to be received by the Company shareholders, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or such class of persons, in connection with the merger whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Company board at its meeting on December 11, 2018, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to the Company or the contemplated merger.

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of fifteen publicly-traded companies, consisting of eight Electronic Manufacturing Services (“EMS”) companies and seven Defense Electronics (“DE”) companies, that it deemed relevant, including:

Electronic Manufacturing Services:

Enterprise Value / EBITDA (1)
Company Name	CY2018E	CY2019P
Benchmark Electronics, Inc.	N/A	N/A
Celestica Inc.	4.6x	4.1x
Ducommun Inc.	N/M	N/M
Flex Ltd.	4.7x	4.5x
Jabil Inc.	3.4x	3.1x
Plexus Corp.	9.2x	8.0x
Sanmina Corp.	6.0x	5.5x
TTM Technologies, Inc.	5.7x	5.3x

(1)

Items noted as “N/A” are not publicly available / determinable. Items noted as “N/M” are considered not meaningful to the analysis if the multiple falls outside of one and a half (1.5) standard deviations from the mean.

Defense Electronics:

Enterprise Value / EBITDA (1)
Company Name	CY2018E	CY2019P
Cobham plc	9.4x	8.7x
Comtech Telecommunications Corp.	8.7x	9.5x
Cubic Corp.	15.4x	11.4x
Kratos Defense & Security Solutions, Inc.	N/M	N/M
Mercury Systems, Inc.	20.2x	17.5x
Teledyne Technologies Inc.	15.6x	14.6x
Ultra Electronics Holdings plc	8.8x	8.1x

(1)	Items noted as “N/M” are considered not meaningful to the analysis if the multiple falls outside of one and a half (1.5) standard deviations from the mean.

The two independent data sets were compiled and applied to each operating segment of the Company. The EMS data set of companies was compiled for the MDS business, while the DE data set of companies was compiled for the ECP business. The EBITDA multiples derived from each data set were weighted based on each segment’s respective percentage contribution to its corresponding period’s Management EBITDA and applied to the total Management EBITDA for the respective period to reach a weighted conclusion. For the calendar year ending December 31, 2018, 75.5% was weighted to the ECP business and 24.5% was weighted to the MDS business. For the calendar year ending December 31, 2019, 69.5% was weighted to the ECP business and 30.5% was weighted to the MDS business. Given Raymond James’ understanding of the Company’s business and the relative significance of the two operating businesses, in Raymond James’ professional judgment, weighting the respective businesses in this manner was an appropriate and reasonable way to value the enterprise. Management EBITDA is a term utilized by the Company management and is defined as earnings before interest, taxes, depreciation, and amortization plus adjustments for facilities consolidation, earnouts, goodwill, and other one-time, and non-recurring items provided by the Company management.

Raymond James calculated various financial multiples for each company, including enterprise value (market value plus debt, plus preferred stock, plus minority interests, less cash and equivalents) compared to EBITDA, using publicly available consensus research EBITDA estimates for the selected companies for calendar years ending December 31, 2018 and 2019, referred to as CY2018E and CY2019P. The estimates published by research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for the Company implied by the merger consideration. The results of the selected public companies analysis are summarized below:

Enterprise Value / EBITDA
	CY2018E	CY2019P
Mean	11.2x	9.6x
Median	10.6x	8.8x
Minimum	7.4x	6.6x
Maximum	17.5x	14.6x

Merger Consideration	8.3x	9.8x

Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples for each of the metrics to the Company’s actual and projected financial results and determined the implied equity price per share of Company common stock and then compared those implied equity values per share to the merger consideration of $18.50 per share. The results of this are summarized below:

	Enterprise Value / EBITDA
	CY2018E	CY2019P
Mean	$27.59	$18.11
Median	$25.82	$15.79
Minimum	$15.86	$10.01
Maximum	$47.18	$31.09

Merger Consideration	$18.50	$18.50

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected acquisitions of companies in the EMS and DE sectors, with transaction enterprise values below one billion dollars that closed during the last eight years and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis were:

Electronic Manufacturing Services:

Company Name	Enterprise Value / LTM EBITDA
Acquisition of Viasystems Group, Inc. by TTM Technologies, Inc. (May-2015)	7.6x
Acquisition of CDR Manufacturing, Inc. by Key Tronic Corp. (Sep-2014)	7.6x
Acquisition of Parvus Corp. by Curtiss-Wright Corp. (Oct-2013)	7.8x
Acquisition of DDi Corp. by Viasystems Group, Inc. (May-2012)	7.5x
Acquisition of Remmele Engineering, Inc. by RTI International Metals, Inc. (Feb-2012)	8.3x
Acquisition of LaBarge, Inc. by Ducommun, Inc. (Jun-2011)	8.9x

Defense Electronics:

Company Name	Enterprise Value / LTM EBITDA
Acquisition of Anaren, Inc. by TTM Technologies, Inc. (April-2018)	14.0x
Acquisition of Themis Computer, Inc. by Mercury Systems, Inc. (February-2018)	13.7x
Acquisition of QRC Technologies, Inc. by DC Capital Partners, LLC (May-2016)	N/D
Acquisition of API Technologies Corp. by J.F. Lehman & Co. (Apr-2016)	15.2x
Acquisition of TeleCommunication Systems, Inc. by Comtech Telecommunications Corp. (Feb-2016)	10.7x
Acquisition of GATR Technologies, Inc. by Cubic Corp. (Feb-2016)	N/D
Acquisition of the Electronics Product Division of Kratos Defense & Security Solutions, Inc. by Ultra Electronics Holdings plc (Aug-2015)	12.0x
Acquisition of Anaren, Inc. by Veritas Capital (Feb-2014)	11.4x
Acquisition of Six3 Systems, Inc. by CACI International, Inc. (Nov-2013)	13.4x
Acquisition of Micronetics, Inc. by Mercury Systems, Inc. (Aug-2012)	10.7x
Acquisition of Composite Engineering, Inc. by Kratos Defense & Security Solutions, Inc. (Jul-2012)	9.7x
Acquisition of Ticom Geomatics, Inc. by Six3 Systems, Inc. (Apr-2012)	N/D
Acquisition of EMS Technologies, Inc. by Honeywell International Inc. (Aug-2011)	14.8x
Acquisition of Herley Industries, Inc. by Kratos Defense & Security Solutions, Inc. (Mar-2011)	7.3x
Acquisition of CPI International, Inc. by Veritas Capital (Feb-2011)	9.0x
Acquisition of Applied Signal Technology, Inc. by Raytheon Co. (Jan-2011)	16.0x

(1)	Items noted as “N/D” indicate transactions where proprietary, not publicly disclosed information is included in the summary mean and median statistics, but not disclosed.

The two independent data sets were compiled for each operating segment of the Company. The EMS data set of transactions was compiled for the MDS business, while the DE data set of transactions was compiled for the ECP business. The EBITDA multiples derived from each data set were weighted based on each segment’s respective percentage contribution to the trailing twelve months (“TTM”) Management EBITDA (MDS TTM as of September 30, 2018 at 21.4% and ECP TTM as of September 30, 2018 at 78.6%) and applied to the total TTM Management EBITDA to reach a weighted conclusion. Given Raymond James’ understanding of the Company’s business and the relative significance of the two operating businesses, in Raymond James’ professional judgment, weighting the respective businesses in this manner was an appropriate and reasonable way to value the enterprise.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ EBITDA, in each case for twelve months ended prior to closing of the transaction, where such information was publicly available. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for the Company implied by the merger consideration. Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples to the Company’s actual TTM EBITDA to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $18.50 per share. The results of the selected transactions analysis are summarized below:

	Enterprise Value / Trailing Twelve Months EBITDA	Implied Per Share Equity Price
Mean	11.2x	$32.89
Median	10.9x	$31.47
Minimum	7.3x	$18.95
Maximum	14.5x	$44.52

Merger Consideration	7.2x	$18.50

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of the Company’s projected free cash flows beginning September 30, 2018 through the end of fiscal year 2019 and continuing through the end of fiscal year 2023 on a standalone basis. Raymond James calculated unlevered free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used fiscal year 2023 as the final year for the analysis and utilized two methodologies for comparison purposes to calculate a terminal value: (i) applied multiples ranging from 9.0x to 11.0x, selected by Raymond James upon the application of its professional judgment and expertise, to fiscal year 2023 EBITDA in order to derive a range of terminal values for the Company in 2023 and (ii) applied perpetual growth rates ranging from 2.0% to 4.0%, selected by Raymond James upon the application of its professional judgment and expertise, to fiscal year 2023 unlevered free cash flow in order to derive a range of terminal values for the Company in 2023.

The projected unlevered free cash flows and terminal values were discounted using rates ranging from 11.0% to 13.0%, which range was selected, upon the application of Raymond James’s professional judgment and expertise, to reflect the weighted average after-tax cost of debt and equity capital associated with executing the Company’s business plan. This range was selected based on Raymond James’ experience and judgment and an estimate of the Company’s weighted average cost of capital. The resulting range of present enterprise values was adjusted by the Company’s net debt (the face amount of total debt and preferred stock and book value of non-controlling interests less the amount of cash and cash equivalents, as reflected on its most recent publicly available balance sheet) and divided by the number of diluted shares outstanding in order to arrive at a range of present values per share of Company common stock. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for Company common stock implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value / Per Share
Terminal Value EBITDA Multiple Method
Minimum	$16.07
Maximum	$22.19

Perpetual Growth Rate Method
Minimum	$7.46
Maximum	$14.40

Merger Consideration	$18.50

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to the significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of the Company.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Company board (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the Company shareholders of the merger consideration to be received by such shareholders in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Company board in making its determination to approve the merger.

Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Company board’s or Company management’s views with respect to the Company, Cerberus and its affiliates, or the merger. Raymond James provided advice to the Company with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the Company board or that any specific merger consideration constituted the only appropriate consideration for the merger. The Company placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on December 10, 2018, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

During the two years preceding the date of Raymond James’ written opinion, Raymond James has not been engaged by, performed services for or received any compensation from the Company other than any amounts that were paid to Raymond James under the engagement letter, as it was amended in connection with the current transaction, described in this proxy statement pursuant to which Raymond James was retained as a financial advisor to the Company board to assist in reviewing strategic alternatives. During the two years preceding the date of Raymond James’ written opinion, Raymond James has not been engaged by, performed services for or received any compensation from Cerberus or its affiliates except as follows and as further described in Raymond James’ written opinion, the full text of which is attached as Annex B-1 to this proxy statement: Raymond James received fees of approximately $2.8 million in connection with the sale of a Cerberus portfolio company, Raymond James’s fixed income group earned fees of approximately $163,000 in connection with participation in mortgage-backed underwritings sponsored by a subsidiary of Cerberus, Raymond James’s fixed income institutional sales has earned commissions of $868,000 since January 1, 2016 for trading with various Cerberus funds or accounts, and Raymond James Bank (“RJ Bank”) directly or indirectly holds or recently held certain loan positions regarding Cerberus-affiliated entities which may have provided fees to RJ Bank during the duration of the loan.

For services rendered in connection with the delivery of its opinion, the Company paid Raymond James a customary investment banking fee of $400,000 upon delivery of its opinion. The Company will also pay Raymond James a customary fee for advisory services in connection with the merger of $600,000, $500,000 of which is contingent upon the closing of the merger. The Company also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement. For services rendered in connection with the delivery of an opinion and advisory services in connection with the Ultra transaction, the Company paid Raymond James customary fees totaling $400,000 in July 2017.

The Company retained Raymond James as its financial advisor in connection with the proposed merger based on Raymond James’ experience and reputation. Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of the Company and Cerberus affiliated companies for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to the Company and / or Cerberus and / or its affiliated companies or other participants in the merger in the future, for which Raymond James may receive compensation.

Opinion of Wells Fargo Securities, LLC

On December 11, 2018, Wells Fargo Securities rendered its oral opinion to the Company board (which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated the same date) that, based upon and subject to the procedures followed, qualifications, assumptions and other matters considered in connection with the preparation of its opinion, as of December 11, 2018, the merger consideration to be received by Company shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to Company shareholders.

Wells Fargo Securities’ opinion was for the information and use of the Company board (in its capacity as such) in connection with its evaluation of the merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to Company shareholders of the merger consideration to be received by such shareholders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Wells Fargo Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B-2 to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to the Company board or any holder of Company common stock as to how any such holder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Wells Fargo Securities:

•	Reviewed a draft, dated December 11, 2018, of the merger agreement and certain publicly available business and financial information relating to the Company;

•

Reviewed certain other information relating to the Company, including financial forecasts for the Company prepared and provided to Wells Fargo Securities by the management of the Company (the “Projections”);

•	Spoke with the management of the Company regarding the business and prospects of the Company;

•

Considered certain financial and stock market data of the Company and compared that data with similar data for other companies with publicly traded equity securities in businesses that Wells Fargo Securities deemed relevant;

•	Considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that Wells Fargo Securities deemed relevant; and

•	Considered such other information, financial studies and analyses and financial, economic and market criteria that Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities did not independently verify any of the foregoing information, and Wells Fargo Securities assumed and relied upon such information being complete and accurate in all respects. Wells Fargo Securities was advised, and at the Company’s direction assumed, that the Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. At the Company’s direction, Wells Fargo Securities further assumed that the Projections were a reasonable basis on which to evaluate the Company and the merger and used and relied upon such forecasts for purposes of its analyses and opinion. Wells Fargo Securities expressed no view or opinion with respect to the Projections or the assumptions upon which they were based.

For purposes of its analyses and opinion, at the Company’s direction, Wells Fargo Securities assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. Wells Fargo Securities also assumed that the merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof material to its analyses or opinion. In addition, Wells Fargo Securities was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. With the Company board’s consent, Wells Fargo Securities further assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Wells Fargo Securities in all respects material to its analyses and opinion.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger, or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice. Wells Fargo Securities assumed that the Company had or would obtain such advice or opinions from appropriate professional sources.

Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo Securities did not undertake, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Wells Fargo Securities’ opinion did not address the relative merits of the merger as compared to any alternative transactions or strategies that might have been available to the Company, nor did it address the underlying business decision of the Company board or the Company to proceed with or effect the merger. Wells Fargo Securities did not express any opinion as to the prices at which shares of Company common stock may be purchased or sold at any time.

Under the terms of its engagement, neither Wells Fargo Securities’ opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise, should be construed as creating, and Wells Fargo Securities will not be deemed to have, any fiduciary, agency or similar duty to the Company board, the Company, Parent, any security holder or creditor of the Company or Parent or any other person, regardless of any prior or ongoing advice or relationships. Under the terms of its engagement, Wells Fargo Securities was retained by the Company as an independent contractor and the opinion and other advice rendered by Wells Fargo Securities were provided solely for the use and benefit of the Company board (in its capacity as such) in connection with its evaluation of the proposed merger. As a matter of state law, Wells Fargo Securities believes the opinion and other advice of Wells Fargo Securities may not be used or relied upon by any other person without its prior written consent. See e.g., Joyce v. Morgan Stanley, 538 F.3d 797 (7th Cir. 2008), HA2003 Liquidating Trust v. Credit Suisse Secs. (USA) LLC, 517 F.3d 454 (7th Cir. 2008) and Collins v. Morgan Stanley Dean Witter, 224 F.3d 496 (5th Cir. 2000). By limiting the foregoing statement to matters of state law, Wells Fargo Securities is not, and should not be deemed to be, admitting that Wells Fargo Securities has any liability to any persons with respect to its advice or opinion under the federal securities laws. Furthermore such statement is not intended to affect the rights and responsibilities of the Company board under governing state law or the federal securities laws. Any claims under the federal securities laws against Wells Fargo Securities or the Company board will be subject to adjudication by a court of competent jurisdiction.

Financial Analyses

In connection with rendering its opinion to the Company board, Wells Fargo Securities performed a variety of analyses, including those described below. The summary of Wells Fargo Securities’ analyses is not a complete description of the analyses underlying Wells Fargo Securities’ opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo Securities’ opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.

In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Wells Fargo Securities’ analyses for comparative purposes is identical to the Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company.

While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty.

Wells Fargo Securities’ opinion was only one of many factors considered by the Company board in evaluating the proposed merger. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the merger consideration or of the views of the Company board or management with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between the Company and Parent, and the decision to enter into the merger agreement was solely that of the Company board.

The following is a summary of the material financial analyses performed by Wells Fargo Securities in connection with the preparation of its opinion and reviewed with the Company board on December 11, 2018. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo Securities. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create an incomplete view of Wells Fargo Securities’ analyses.

For purposes of its analyses, Wells Fargo Securities reviewed a number of financial metrics, including the following:

•	Adjusted Earnings Per Share—generally the amount of the relevant company’s earnings per share as adjusted for any one-time and non-recurring items for a specified time period.

•	Adjusted EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, amortization, and any one-time and non-recurring items for a specified time period.

•

Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the value as of such date of its net debt (the face amount of total debt and preferred stock and book value of non-controlling interests less the amount of cash and cash equivalents, as reflected on its most recent publicly available balance sheet).

Unless the context indicates otherwise, (i) enterprise values used in the selected companies analyses described below were calculated using the market price of the common stock of the selected companies listed below as of December 7, 2018, (ii) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions, and (iii) the estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Projections, and estimates of the future financial performance for the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

Selected Companies Analysis. Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. The selected companies were selected because they were deemed similar to the Company’s ECP or MDS businesses in one or more respects.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the calendar year 2019, or “CY 2019E Adj. EBITDA”; and

•	Share price as a multiple of estimated adjusted earnings per share for the calendar year 2019, or “CY 2019E Adj. EPS.”

The selected companies for the Company’s ECP business and the corresponding and median Enterprise Value to CY 2019E Adj. EBITDA multiples for the selected companies were:

Enterprise Value/ CY 2019E Adj. EBITDA Multiple
Teledyne Technologies Incorporated	14.7x
Cobham plc	8.4x
Mercury Systems, Inc.	17.2x
OSI Systems, Inc.	9.1x
Ultra Electronics Holdings plc	8.1x
Comtech Telecommunications Corp.	10.2x
Ducommun Incorporated	9.3x

Metric	Median
Enterprise Value / CY 2019E Adj. EBITDA	9.3x

The selected companies for the Company’s MDS business and the corresponding and median Enterprise Value to CY 2019E Adj. EBITDA multiples for the selected companies were:

Enterprise Value/ CY 2019E Adj. EBITDA Multiple (1)
Flex Ltd.	4.5x
Jabil Inc.	3.1x
TTM Technologies, Inc.	5.3x
Sanmina Corporation	5.5x
Plexus Corp.	8.0x
Celestica Inc.	4.2x
Ducommun Incorporated	9.3x
Benchmark Electronics, Inc.	N/A

(1)	Items noted “N/A” are not publicly available and not included in calculation of median.

Metric	Median
Enterprise Value / CY 2019E Adj. EBITDA	5.3x

The corresponding and the mean, median, high and low share price to CY 2019E Adj. EPS multiples for all of the selected companies identified above were:

Share Price/ CY2019E Adj. EPS Multiple
Teledyne Technologies Incorporated	22.7x
Cobham plc	15.0x
Mercury Systems, Inc.	25.7x
OSI Systems, Inc.	17.9x
Ultra Electronics Holdings plc	10.6x
Comtech Telecommunications Corp.	26.5x
Ducommun Incorporated	16.6x
Flex Ltd.	7.1x
Jabil Inc.	7.6x
TTM Technologies, Inc.	0.1x
Sanmina Corporation	8.6x
Plexus Corp.	14.1x
Celestica Inc.	7.7x
Benchmark Electronics, Inc.	13.5x

Metric	Mean	Median	High	Low
Share Price / CY 2019E Adj. EPS	14.0x	14.6x	26.5x	0.1x

Taking into account the results of the selected companies analysis, Wells Fargo Securities added the amount that resulted from applying a multiple range of 8.3x to 9.3x to CY 2019E Adj. EBITDA for the Company’s ECP business to the amount that resulted from applying a multiple range of 4.3x to 5.3x to CY 2019E Adj. EBITDA for the Company’s MDS business and deducted the amount that resulted from applying a multiple range of 7.1x to 8.1x (reflecting a weighted average multiple based on the relative contribution of the Company’s ECP and MDS businesses, respectively, to the Company’s CY 2019E Adj. EBITDA) to CY 2019E Adj. EBITDA attributable to the Company’s unallocated corporate overhead. Wells Fargo Securities also applied a multiple range of 14.0x to 16.0x to CY 2019E Adj. EPS for the Company. The selected companies analysis indicated implied valuation reference ranges per share of Company common stock of $11.36 to $13.99 based on the Company’s CY 2019E Adj. EBITDA and $8.66 to $9.90 based on the Company’s CY 2019E Adj. EPS. Wells Fargo Securities noted that the merger consideration to be paid in the merger pursuant to the merger agreement is $18.50 per share of Company common stock.

Selected Transactions Analysis. Wells Fargo Securities considered certain financial terms of certain transactions involving target companies that Wells Fargo Securities deemed relevant. The selected transactions were selected because they involved target companies that were deemed similar to the Company’s ECP or MDS businesses in one or more respects.

The financial data reviewed included Enterprise Value as a multiple of Adjusted EBITDA for the last twelve months prior to the announcement of the applicable transaction for which data was publicly available, or “LTM Adj. EBITDA.”

The selected transactions for the Company’s ECP business and the corresponding and mean and median Enterprise Value to LTM Adjusted EBITDA multiples, to the extent publicly available, for the selected transactions were:

Date Announced	Acquiror	Target	Enterprise Value/ LTM Adjusted EBITDA Multiple (1)
04/2018	TTM Technologies, Inc.	Anaren, Inc.	14.1x
04/2016	J.F. Lehman & Co.	API Technologies Corp.	15.1x
11/2015	Benchmarks Electronics, Inc.	Secure Communications Systems	N/A
08/2015	Ultra Electronics Holdings plc	Kratos Electronics Products	10.7x
02/2014	Veritas Capital Fund L.P.	Anaren, Inc.	12.7x
08/2012	Mercury Computer Systems, Inc.	Micronetics Inc.	10.7x
07/2012	Kratos Defense & Security Solutions	Composite Engineering, Inc.	9.7x
02/2012	L-3 Communications	Kollmorgen Electro-Optical	7.5x
12/2011	Mercury Computer Systems, Inc.	KOR Electronics	N/A
02/2011	Veritas Capital	CPI International	8.8x
01/2011	Raytheon	Applied Signal Technology	17.3x

(1)	Items noted “N/A” are not publicly available and not included in calculation of mean or median.

Metric	Mean	Median
Enterprise Value/ LTM Adjusted EBITDA	11.8x	10.7x

The selected transactions for the Company’s MDS business and the corresponding and mean and median Enterprise Value to LTM Adjusted EBITDA multiples, to the extent publicly available, for the selected transactions were:

Date Announced	Acquiror	Target	Enterprise Value/ LTM Adjusted EBITDA Multiple (1)
05/2015	TTM Technologies, Inc.	Viasystems Group, Inc.	7.3x
04/2015	Natel Engineering Co.	OnCore Manufacturing Services LLC	N/A
12/2012	CTS Corporation	D&R Technology	8.5x
05/2012	Viasystems Group, Inc.	DDI Corp.	7.4x
01/2012	RTI International Metals	Remmele Engineering, Inc.	8.3x
06/2011	Ducommun Technologies, Inc.	LaBarge Inc.	8.8x
12/2010	Charlesbank Capital Partners	OnCore Manufacturing Services LLC	N/A
04/2010	TTM Technologies, Inc	Meadville Holdings Limited	7.6x

(1)	Items noted “N/A” are not publicly available and not included in calculation of mean or median.

Metric	Mean	Median
Enterprise Value/ LTM Adjusted EBITDA	8.0x	8.0x

Taking into account the results of the selected transactions analysis, Wells Fargo Securities added the amount that resulted from applying a multiple range of 9.5x to 10.5x to Adjusted EBITDA for the last twelve months ended September 30, 2018 for the Company’s ECP business to the amount that resulted from applying a multiple range of 6.0x to 7.0x to Adjusted EBITDA for the last twelve months ended September 30, 2018 for the Company’s MDS business and deducted the amount that resulted from applying a multiple range of 8.8x to 9.8x (reflecting a weighted average multiple based on the relative contribution of the Company’s ECP and MDS businesses, respectively, to the Company’s LTM Adjusted EBITDA) to Adjusted EBITDA for the last twelve months ended September 30, 2018 attributable to the Company’s unallocated corporate overhead. The selected transactions analysis indicated an implied valuation reference range per share of Company common stock of $24.00 to $27.55. Wells Fargo Securities noted that the merger consideration to be paid in the merger pursuant to the merger agreement is $18.50 per share of Company common stock.

Discounted Cash Flow Analysis. Wells Fargo Securities also performed a discounted cash flow analysis with respect to the Company. Wells Fargo Securities calculated the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Projections. For purposes of the discounted cash flow analyses, Wells Fargo Securities applied discount rates (selected based on Wells Fargo Securities’ experience and judgment and an estimate of the Company’s weighted average cost of capital) ranging from 11.5% to 12.5% and terminal value multiples (selected based on Wells Fargo Securities’ experience and judgment) ranging from 8.5x to 10.0x to management estimates of fiscal year 2023 Adjusted EBITDA, referred to as “Management EBITDA” in the unaudited financial information provided above beginning on page 86. The discounted cash flow analysis indicated an implied valuation reference range per share of Company common stock of $15.48 to $19.51. Wells Fargo Securities noted that the merger consideration to be paid in the merger pursuant to the merger agreement is $18.50 per share of Company common stock.

Other Matters

The Company retained Wells Fargo Securities as its financial advisor in connection with the proposed merger based on Wells Fargo Securities’ experience and reputation. Wells Fargo Securities is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Wells Fargo Securities became entitled to an opinion fee of $750,000 upon the rendering of its opinion. Wells Fargo Securities will also become entitled to receive a transaction fee, currently estimated to be approximately $2.25 million, based on the implied value of the proposed merger, upon the closing of the merger against which the opinion fee and certain advisory fees will be creditable to the extent previously paid. In addition, the Company agreed to reimburse Wells Fargo Securities for certain expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities that may arise out of Wells Fargo Securities’ engagement. In addition, Wells Fargo Securities acted as financial advisor to the Company board in connection with the transaction contemplated by the Ultra merger agreement, which agreement was terminated without consummation of the Ultra transaction, for which Wells Fargo Securities received aggregate fees of approximately $900,000 for providing certain advice and its opinion in connection therewith.

Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Wells Fargo Securities and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. Wells Fargo Securities and its affiliates may in the future provide investment and commercial banking advice and services to, and may otherwise seek to expand their business and commercial relationships with the Company and certain of its affiliates for which Wells Fargo Securities and its affiliates would expect to receive compensation. Wells Fargo Securities and its affiliates have in the past provided investment and commercial banking advice and services to Cerberus (which we refer to together with its portfolio companies and other entities affiliated or associated with Cerberus as the “Cerberus Group”) and certain members of the Cerberus Group, including among other things, during the past two years, having provided certain debt and equity underwriting and real estate related advisory services to portfolio companies in the Cerberus Group that are unrelated to the merger and having acted as co-manager in connection with credit facilities of members of the Cerberus Group, for which Wells Fargo Securities and its affiliates have received compensation of approximately $19.5 million. Wells Fargo

Securities and its affiliates are also lenders to or participants in one or more of the credit facilities of the Company and its affiliates and of certain members of the Cerberus Group, including CIP VI. With respect to the credit facility of CIP VI, prior to the execution of the merger agreement, Wells Fargo Securities understood after discussions with representatives of Cerberus and informed the Company board that the members of the Cerberus Group did not intend to finance the merger by making borrowings under such facility. Wells Fargo Securities and its affiliates may in the future otherwise seek to expand its business and commercial relationships with members of the Cerberus Group, for which Wells Fargo Securities and its affiliates would expect to receive compensation. In the ordinary course of business, Wells Fargo Securities and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, Cerberus and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Well Fargo Securities’ opinion. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

Financing of the Merger

The obligations of Parent and Merger Sub to complete the merger are not contingent upon the receipt of any financing.

Financing

CIP VI, which is an affiliate of Cerberus, and Parent have entered into the equity commitment letter, pursuant to which CIP VI committed to purchase securities of Parent for $280 million in cash substantially contemporaneously with the consummation of the merger. Such commitment amount is subject to reduction if Parent does not require the entire amount to pay the aggregate merger consideration and all amounts required to be paid with respect to the Company’s equity awards, to repay or refinance the indebtedness of the Company to the extent required in connection with the transactions contemplated by the merger agreement, and to pay the fees and expenses of Parent, Merger Sub and the surviving corporation in connection with the merger and the transactions contemplated by the merger agreement (which we refer to, collectively, as the “required payments”).

CIP VI’s obligation to make the investment pursuant to the equity commitment letter is subject to (a) the valid execution and delivery of the merger agreement by all parties to the merger agreement and the merger agreement not having been terminated, (b) the satisfaction, or waiver by Parent, of each of the conditions to Parent’s obligations to consummate the transactions contemplated by the merger agreement set forth in the merger agreement and (c) the substantially contemporaneous consummation of the merger in accordance with the terms of the merger agreement.

The equity commitment letter will terminate upon, among other events, the closing of the merger, valid termination of the merger agreement, the Company’s bringing certain legal proceedings against CIP VI or certain of its affiliates relating to the equity commitment letter, the merger agreement, the limited guarantee or any of the transactions contemplated thereby, or the payment of all the obligations of CIP VI under the limited guarantee.

The equity commitment letter provides, among other things, that (a) if the Company becomes entitled to specific performance under the merger agreement to cause Parent to obtain the equity financing, then the Company is an express third party beneficiary of Parent’s rights under the equity commitment letter solely for the purpose of causing the investment to be made pursuant to its terms and (b) the Company is an express third party beneficiary of the confidentiality provisions of the equity commitment letter. In addition, the merger agreement provides that Parent and Merger Sub will maintain in effect the equity commitment letter in accordance with its terms and subject to its conditions, or on such other terms as are permitted by the merger agreement or agreed to in writing by the Company.

In the merger agreement, Parent and Merger Sub have represented that the equity financing, when funded in accordance with its terms, will provide Parent with funds sufficient to satisfy, or cause to be satisfied, the required payments.

Parent also plans to finance a portion of the amounts required to complete the merger through a debt financing, which is expected to take the form of a revolving credit facility and a term loan facility. Subject to customary terms, the Company has agreed to, and to cause its subsidiaries to, provide Parent with customary cooperation as reasonably requested by Parent or Merger Sub to assist them in arranging such debt financing.

Limited Guarantee

To induce the Company to enter into the merger agreement, CIP VI executed the limited guarantee, dated as of December 11, 2018, in favor of the Company. Under the limited guarantee, subject to the limitations described therein, CIP VI has absolutely, irrevocably and unconditionally guaranteed to the Company the due and punctual payment of Parent’s obligations under the merger agreement to (a) pay the Parent termination fee under the circumstances provided in the merger agreement, (b) pay all reasonable out-of-pocket costs, fees and expenses (including reasonable legal fees and expenses) incurred by the Company in connection with the enforcement of Parent’s obligation to pay the Parent termination fee pursuant to the merger agreement, and (c) reimburse the Company for certain expenses and indemnify the Company against certain losses in connection with the Company’s financing cooperation covenants under the merger agreement (collectively, the “Obligations”). CIP VI is also obligated to pay all reasonable out-of-pocket costs, fees and expenses (including reasonable legal fees and expenses) incurred by the Company in connection with the enforcement of CIP VI’s obligation to satisfy the Obligations (the “Reimbursement”). CIP VI’s liability under clause (a) above shall not exceed $9,250,000, and its liability under clauses (b) and (c) above and with respect to the Reimbursement is subject to a maximum of $1,500,000.

The limited guarantee terminates upon the earliest of (a) the consummation of the transactions contemplated by the merger agreement, (b) the date on which all of the Obligations are fully satisfied and the Reimbursement is fully paid in accordance with the terms of the merger agreement or the limited guarantee, (c) the date on which the Company initiates certain legal proceedings related to the limited guarantee against certain affiliates of CIP VI (other than Parent or Merger Sub), and (d) the date that is 90 days after the merger agreement is terminated in accordance with its terms, except that, in the case of clause (d), the limited guarantee will not terminate at the end of such 90-day period if the Company has commenced a legal proceeding to enforce its rights with respect to the Obligations or the Reimbursement in which case the limited guarantee will terminate upon the earliest of (i) a final non appealable resolution of such proceeding by the relevant court and the payment or satisfaction of all of the obligations imposed by such court or (ii) a written agreement by CIP VI and the Company resolving such claims.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendation of the Company board with respect to the merger, you should be aware that the Company’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of the other Company shareholders. The Company board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in determining to recommend to Company shareholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. These interests are described below.

The amounts described below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the consummation of the merger. As a result, the actual amounts, if any, to be received by the executive officers and non-employee directors may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Treatment of Company Equity Awards

The restricted stock, restricted stock units and stock options (which we collectively refer to as the “Company equity awards”) held by the Company’s employees, including the Company’s executive officers, and by directors of the Company immediately prior to the effective time will be cancelled in exchange for a cash payment in the same manner as those Company equity awards held by other employees of the Company. As described further in the section titled “The Merger Agreement—Treatment of Company Equity Awards,” such awards will be subject to the following treatment:

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Restricted Stock. At the effective time, with respect to each restricted share under the Company stock plans, the vesting, forfeiture, repurchase or other lapse restriction will lapse and such restricted share will be fully vested and will be converted into the right to receive the merger consideration.

•

Restricted Stock Units. At the effective time, each Company RSU will fully vest and will be cancelled and converted into the right to receive the merger consideration in respect of each share of Company common stock underlying such Company RSU. The cash amount will be paid as soon as reasonably practicable (but no later than five business days) after the effective time.

•

Stock Options. At the effective time, each stock option granted under the Company stock plans, whether vested or unvested, that has an exercise price per share that is less than the merger consideration will fully vest and will be cancelled and converted into the right to receive, an amount in cash, without interest, equal to the product of (i) the amount by which the merger consideration exceeds the exercise price per share of such stock option and (ii) the total number of shares of Company common stock subject to such stock option. The cash amount will be paid as soon as reasonably practicable (but no later than five business days) after the effective time. Any stock option that has an exercise price per share that is greater than or equal to the merger consideration will be cancelled at the effective time for no consideration or payment.

All stock options held by the Company’s named executive officers, other executive officers and directors that are vested or are scheduled to be vested or accelerated in connection with the merger as of the date of this proxy statement have an exercise price greater than $18.50 per share and, therefore, no named executive officers, other executive officers or directors will receive compensation for their stock options in connection with the merger. In addition, as of the date of this proxy statement no restricted shares under Company stock plans are outstanding. Further information regarding the named executive officers may be found in “—Golden Parachute Compensation” beginning on page 115.

The table below sets forth certain information (without subtraction of applicable withholding taxes) of the Company RSUs held by the Company’s executive officers and directors for which vesting will be accelerated in connection with the merger.

	Aggregate Number of Shares Subject to Company RSUs (#)	Cash Value ($) (1)
Named Executive Officers
Joseph J. Hartnett	—	—
Joseph G. McCormack	23,886	441,891
Gordon B. Madlock	10,412	192,622
Joseph T. Schneider (2)	—	—
Steven M. Korwin	9,772	180,782
Michael A. Gaul	8,229	152,237

Other Executive Officer
James M. Lackemacher	8,957	165,705

Non-employee Directors
Alan L. Bazaar	—	—
James D. Fast	—	—
Charles R. Kummeth	—	—
David P. Molfenter	—	—
James R. Swartwout	—	—
Frank A. “Andy” Wilson	—	—

(1)	Calculated by multiplying the aggregate number of shares issuable upon settlement of Company RSUs by $18.50 and then rounded to the nearest whole dollar.

(2)	Mr. Schneider resigned effective April 13, 2018, but is included as a named executive officer in this section pursuant to the rules of the SEC.

The Company’s Employment Arrangements with Named Executive Officers

Each of the Company’s named executive officers is party to an employment agreement with the Company (each, an “employment agreement” and, collectively, the “employment agreements”). A brief summary of the employment agreements of named executive officers and potential payments upon termination or change in control is set out below.

Joseph J. Hartnett—Interim President and Chief Executive Officer

Mr. Hartnett’s employment agreement is for at-will employment without a set term. Pursuant to the employment agreement, Mr. Hartnett is entitled to receive a salary at a rate of $50,000 per month. In addition, Mr. Hartnett is eligible for a bonus, payable in cash, shares of Company common stock, or a combination of cash and shares of Company common stock while employed by the Company as Interim President and Chief Executive Officer or upon termination; any such bonus is payable at the sole discretion of the Company board’s independent members. On December 11, 2018, the Company board approved the grant of a discretionary bonus to Mr. Hartnett in the amount of $385,000. The bonus will become payable in cash upon or following the consummation of the merger provided Mr. Hartnett is employed with the Company on the closing date of the merger or if Mr. Hartnett is terminated by the Company without cause, dies, or becomes disabled prior to the closing date of the merger. Mr. Hartnett will not be entitled to the bonus if he terminates his employment voluntarily or is terminated by the Company for cause prior to the closing date of the merger.

Mr. Hartnett is also eligible to participate in the Company’s benefit programs in accordance with their terms, including their eligibility provisions. While employed as Interim President and Chief Executive Officer, Mr. Hartnett does not receive any compensation for his service as a member of the Company board.

Joseph G. McCormack—Senior Vice President, Chief Financial Officer

Mr. McCormack’s employment agreement provides for: (i) at-will employment; (ii) a current annual base salary of $335,000; (iii) eligibility for a performance bonus of 45% of his annual base salary, based upon the Company Short-Term Incentive Plan (which we refer to as the “STIP”), provided that certain target objectives are attained; (iv) eligibility for participation in the 2010 Long-Term Stock Incentive Plan (which we refer to as the “2010 LTIP”) with an annual grant target award of $400,000; (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees, including, without limitation, health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs; (vi) certain severance detailed below; and (vii) covenants not to compete or solicit employees for eighteen months following termination or to disclose confidential information.

If the Company terminates Mr. McCormack’s employment for any reason other than cause (as defined below), death, or disability, or if Mr. McCormack terminates his employment for good reason (as defined below), the Company will pay Mr. McCormack: (i) severance in an amount equal to nine months of his current base salary (or, if the termination is within twelve months of a change in control; he will be entitled to 145% of the greater of his base salary as of the date of termination and his base salary as of the date of such change in control), payable over a period of nine months (or twelve months in connection with change in control) as a part of the Company’s standard payroll; (ii) nine months of COBRA premiums for medical insurance for Mr. McCormack and/or his dependents if he so elects (or twelve months of COBRA premiums if the termination is within twelve months of a change in control); and (iii) outplacement services in an amount not to exceed $25,000. Mr. McCormack’s receipt of such benefits is subject to his delivery of a signed release of claims and the return of all property in his possession or control that belongs to the Company. In addition, if Mr. McCormack violates the confidentiality, nonsolicitation, and noncompetition covenants set forth in the employment agreement, the Company may terminate such benefits and Mr. McCormack will repay any such benefits he has received in excess of one month.

Under Mr. McCormack’s employment agreement, “cause” means any of the following: (a) personal dishonesty; (b) gross negligence; (c) violation of any law, rule or regulation; (d) breach of applicable confidentiality, nonsolicitation or noncompetition provisions to which he is subject, including such provisions under the employment agreement; (e) a breach of any material provision of the Company’s Code of Business Conduct and Ethics or other policies and procedures; (f) use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. McCormack or the Company; (g) use of illegal drugs; or (h) failure or refusal to substantially perform his duties and responsibilities to the Company as reasonably determined from time to time by the President and Chief Executive Officer of the Company (or his designee). For any termination pursuant to subsections (d) or (h), the Company shall first give written notice of the breach to Mr. McCormack, and if the breach is susceptible to a cure, the Company shall give Mr. McCormack a reasonable opportunity to promptly (within thirty days) cure the breach.

Under Mr. McCormack’s employment agreement, “good reason” means the occurrence of any of the following: (a) a material adverse change in Mr. McCormack’s title, duties or responsibilities, including reporting responsibilities, other than temporarily while disabled or otherwise incapacitated; or (b) the Company otherwise materially breaches the employment agreement, provided that (i) Mr. McCormack shall provide written notice to the Company of the good reason in (a) or (b) above no more than ninety days after the initial existence of the good reason; and (ii) the Company is afforded thirty days to remedy the material change or breach; and (iii) if the

Company fails to cure, Mr. McCormack terminates his employment within thirty days following the expiration of such cure period.

Under Mr. McCormack’s employment agreement “change in control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the Company possessing thirty percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Company board is replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Company board before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Under the employment agreement, Mr. McCormack agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of eighteen months thereafter; and (iii) not to solicit employees or customers during the term and for a period of eighteen months thereafter.

In the event a change in control of the Company is consummated in fiscal year 2019, Mr. McCormack would receive $75,000 under the terms of his fiscal year 2019 STIP, representing 50% of his targeted fiscal year 2019 STIP.

Gordon B. Madlock—Senior Vice President, Operations

Mr. Madlock’s employment agreement, as amended, provides for: (i) at-will employment; (ii) a current annual base salary of $305,083, subject to annual review by the Chief Executive Officer; (iii) eligibility for a performance bonus of 45% of his annual base salary, based upon the STIP, provided that certain target objectives set by the Chief Executive Officer are attained; (iv) eligibility for participation in the 2010 LTIP with an annual grant target award of $200,000; (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees including, without limitation, health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs; (vi) certain severance detailed below; and (vii) covenants not to compete or solicit employees for eighteen months following termination or to disclose confidential information.

If Mr. Madlock’s employment is terminated for any reason other than “just cause” (as defined below), death or disability, or if his employment is involuntarily terminated within twelve months of a change in control (as defined below), the Company will pay Mr. Madlock: (i) severance equal to nine months’ salary (or 145% of his salary in connection with a change in control), payable over a period of nine months (or twelve months in connection with change in control) as a part of the Company’s standard payroll; (ii) nine months of COBRA premiums (or twelve months in connection with a change in control); and (iii) outplacement services in an amount not to exceed $25,000. Mr. Madlock’s receipt of such benefits is subject to his delivery of a signed release of claims and the return of all property in his possession or control that belongs to the Company. In addition, if Mr. Madlock violates the confidentiality, nonsolicitation, and noncompetition covenants set forth in the employment agreement, the Company may terminate such benefits and Mr. Madlock will repay any such benefits he has received in excess of one month.

Under Mr. Madlock’s employment agreement, “just cause” means any of the following: (i) the commission of any illegal act; (ii) the commission of any act of dishonesty, fraud, gross negligence, or willful deceit in connection with his employment; (iii) the use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. Madlock or the Company; (iv) a material and willful failure to perform his assigned duties; (v) the use of illegal drugs or conviction of a crime which is a felony or which involves theft, dishonesty, unethical conduct or moral turpitude; (vi) willful violation of any of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to him; (vii) willful and material violation of the Company’s written policies; or (viii) willful and material breach of his employment agreement.

Under Mr. Madlock’s employment agreement, “change in control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the Company possessing thirty percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Company board is replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Company board before the date of appointment or election; or (iv) any one person, or more than one person acting as group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Under the employment agreement, Mr. Madlock agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of eighteen months thereafter; and (iii) not to solicit employees or customers during the term and for a period of eighteen months thereafter.

In the event a change in control of the Company is consummated in fiscal year 2019, Mr. Madlock would receive $60,000 under the terms of his fiscal year 2019 STIP, representing 50% of his targeted fiscal year 2019 STIP.

Steven M. Korwin—Senior Vice President, Quality and Engineering

Mr. Korwin’s employment agreement provides for: (i) at-will employment; (ii) a current annual base salary of $264,702 subject to annual review by the Chief Executive Officer; (iii) eligibility for a performance bonus of 45% of his annual base salary, based upon the STIP, provided that certain target objectives set by the Chief Executive Officer are attained; (iv) eligibility for participation in the 2010 LTIP with an annual grant target award of $178,000; (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees including without limitation health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs; (vi) certain severance detailed below; and (vii) covenants not to compete or solicit employees for eighteen months following termination or to disclose confidential information.

The provisions regarding Mr. Korwin’s termination of employment are generally the same as those of Mr. Madlock.

Under the employment agreement, Mr. Korwin agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of eighteen months thereafter; and (iii) not to solicit employees or customers during the term and for a period of eighteen months thereafter.

In the event a change in control of the Company is consummated in fiscal year 2019, Mr. Korwin would receive $60,000 under the terms of his fiscal year 2019 STIP, representing 50% of his targeted fiscal year 2019 STIP.

Michael A. Gaul—Group Vice President, Manufacturing and Design Services

Mr. Gaul’s employment agreement provides for: (i) at-will employment; (ii) a current annual base salary of $241,119 subject to annual review by the Senior Vice President, Operations; (iii) eligibility for a performance bonus of 40% of his annual base salary, based on the STIP, provided that certain target objectives set by the Senior Vice President, Operations, have been attained; (iv) eligibility for participation in the 2010 LTIP with an annual grant target award of $125,000; (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees, including, without limitation, health insurance coverage, disability, 401(k) plan, Non-Qualified Deferred Compensation Plan and any applicable incentive programs; (vi) certain severance detailed below; and (vii) covenants not to compete or solicit employees for eighteen months following termination or to disclose confidential information.

If Mr. Gaul’s employment is terminated for any reason other than “cause” (as defined below), death or disability, or if his employment is involuntarily terminated within twelve months of a change in control (as defined below), the Company will pay Mr. Gaul: (i) severance equal to nine months’ salary (or 140% of his annual base salary in connection with a change in control), payable over a period of nine months (or twelve months in connection with change in control) as a part of the Company’s standard payroll; (ii) nine months of COBRA premiums (or twelve months in connection with a change in control); and (iii) outplacement services in an amount not to exceed $25,000. Mr. Gaul’s receipt of such benefits is subject to his delivery of a signed release of claims and the return of all property in his possession or control that belongs to the Company. In addition, if Mr. Gaul violates the confidentiality, nonsolicitation, and noncompetition covenants set forth in the employment agreement, the Company may terminate such benefits and Mr. Gaul will repay any such benefits he has received in excess of one month.

Under Mr. Gaul’s employment agreement, “cause” means any of the following: (a) personal dishonesty; (b) gross negligence; (c) violation of any law, rule or regulation; (d) breach of applicable confidentiality, nonsolicitation or noncompetition provisions to which he is subject, including such provisions under the employment agreement; (e) a breach of any material provision of the Company’s Code of Business Conduct and Ethics or other policies and procedures; (f) use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. Gaul or the Company; (g) use of illegal drugs; or (h) failure or refusal to substantially perform his duties and responsibilities to the Company as reasonably determined from time to time by the Senior Vice President, Operations of the Company (or his designee).

Under Mr. Gaul’s employment agreement “change in control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the Company possessing thirty percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Company board are replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Company board before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Under the employment agreement, Mr. Gaul agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of eighteen months thereafter; and (iii) not to solicit employees or customers during the term and for a period of twelve months thereafter.

In the event a change in control of the Company is consummated in fiscal year 2019, Mr. Gaul would receive $48,224 under the terms of his fiscal year 2019 STIP, representing 50% of his targeted fiscal year 2019 STIP.

Joseph T. Schneider—Senior Vice President, Sales and Marketing

Effective May 26, 2015, the Company entered into an employment agreement with Joseph T. Schneider, which was amended September 23, 2015. As described below, Mr. Schneider has resigned.

Mr. Schneider’s employment agreement, as amended, provides for: (i) at-will employment; (ii) annual base salary of $265,000, subject to annual review by the Chief Executive Officer; (iii) eligibility for a performance bonus of 45% of Mr. Schneider’s annual base salary, based upon the STIP, provided that certain target objectives set by the Chief Executive Officer are attained; (iv) eligibility for participation in the 2010 LTIP with an annual grant target award of $150,000; (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees including, without limitation, health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs; (vi) certain severance detailed below; and (vii) covenants not to compete or solicit employees for twelve months following termination or to disclose confidential information.

If Mr. Schneider’s employment is terminated for any reason other than “cause” (as defined below), death or disability, or if his employment is involuntarily terminated within twelve months of a change in control (as defined below), the Company will pay Mr. Schneider: (i) severance equal to nine months’ salary (or 145% of his annual base salary in connection with a change in control), payable over a period of nine months (or twelve months in connection with change in control) as a part of the Company’s standard payroll; (ii) nine months of COBRA premiums (or twelve months in connection with a change in control); and (iii) outplacement services in an amount not to exceed $25,000. Mr. Schneider’s receipt of such benefits is subject to his delivery of a signed release of claims and the return of all property in his possession or control that belongs to the Company. In addition, if Mr. Schneider violates the confidentiality, nonsolicitation, and noncompetition covenants set forth in the employment agreement, the Company may terminate such benefits and Mr. Schneider will repay any such benefits he has received in excess of one month.

Under Mr. Schneider’s employment agreement, “cause” means any of the following: (a) personal dishonesty; (b) gross negligence; (c) violation of any law, rule or regulation; (d) breach of applicable confidentiality, nonsolicitation or noncompetition provisions to which he is subject, including such provisions under the employment agreement; (e) a breach of any material provision of the Company’s Code of Business Conduct and Ethics or other policies and procedures; (f) use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. Schneider or the Company; (g) use of illegal drugs; or (h) failure or refusal to substantially perform his duties and responsibilities to the Company as reasonably determined from time to time by the President and Chief Executive Officer of the Company (or his designee).

Under Mr. Schneider’s employment agreement “change in control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the Company possessing thirty percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Company board are replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Company board before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Under the employment agreement, Mr. Schneider agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of twelve months thereafter; and (iii) not to solicit employees or customers during the term and for a period of twelve months thereafter.

Mr. Schneider resigned as Senior Vice President of Sales and Marketing of the Company effective April 13, 2018. Under the terms of his employment agreement, upon his voluntary resignation, the Company was required to pay Mr. Schneider his base salary on a pro-rata basis that accrued up to the effective date of his resignation.

Mr. Schneider remains subject to his existing restrictive covenants under the employment agreement, including a covenant not to compete for twelve months following the date of his termination.

Parent’s Arrangements with the Company’s Executive Officers

As of the date of this proxy statement, none of the Company’s executive officers has entered into any agreement with Parent or any of Parent’s affiliates regarding employment with, or the right to purchase the equity of, the surviving corporation or one or more of its affiliates. However, Parent may enter into consulting or retention arrangements with certain executive officers upon the consummation of the merger. A representative of Cerberus has communicated to each of Mr. Gaul and Mr. Lackemacher that Parent expects to provide a retention opportunity to such individuals in an amount equal to their current retention bonus arrangements payable on the earlier of (i) 12 months post-closing and (ii) the employee’s involuntary termination (other than for cause).

Golden Parachute Compensation

This section sets forth information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The merger-related compensation payable to these individuals is the subject of a non-binding, advisory vote of the Company shareholders, as described below in the section “Proposal 2—Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

The estimated value of the payments and benefits that the Company’s named executive officers will receive in connection with the merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the consummation of the merger occurs on January 1, 2019 (the latest practicable date determined in accordance with Item 402(t) of Regulation S-K); (ii) the merger consideration; (iii) salary levels as of the date of this proxy statement; (iv) the number of unvested Company equity awards held by the named executive officers as of the date of this proxy statement, assuming a merger closing date of January 1, 2019; and (v) termination of each named executive officer’s employment without “cause” (as defined in each named executive officer’s employment agreement) immediately after the consummation of the merger. See “—The Company’s Employment Arrangements with Named Executive Officers” for the definition of “cause” in each named executive officer’s employment agreement.

Depending on when the merger occurs, certain Company equity awards that would be unvested as of January 1, 2019 and included in the table below may vest independently of the merger pursuant to their terms based on continued service with the Company. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect any compensation actions that may occur before the consummation of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

The table below quantifies the estimated value of the cash severance that would be payable to each named executive officer assuming each individual had a qualifying termination of employment on the assumed merger closing date of January 1, 2019.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)
Joseph J. Hartnett	385,000	—	—	385,000
Joseph G. McCormack	560,750	441,891	52,201	1,054,842
Gordon B. Madlock	502,370	192,622	46,206	741,198
Steven M. Korwin	443,818	180,782	46,206	670,806
Michael A. Gaul	385,791	152,237	46,206	584,234
Joseph T. Schneider (4)	—	—	—	—

(1)

Except as noted in the following table, these payments are “double-trigger” (i.e., they are triggered by a change in control and are conditioned on the named executive officer’s qualifying termination during the twelve-month period following the change in control) and consist of the following:

Name	Salary ($)	Discretionary Bonus ($) (A)	Total ($)
Joseph J. Hartnett	—	385,000	385,000
Joseph G. McCormack	485,750	75,000	560,750
Gordon B. Madlock	442,370	60,000	502,370
Steven M. Korwin	383,818	60,000	443,818
Michael A. Gaul	337,567	48,224	385,791
Joseph T. Schneider	—	—	—

(A)

With the exception of Mr. Hartnett, who does not participate in the STIP, these amounts represent one-half of fiscal year 2019 STIP targeted payouts. These payments are “single-trigger” (i.e., they are triggered by a change in control and are not conditioned upon the named executive officer’s qualifying termination).

(2)

The equity amounts consist of the “Total Cash Value” of accelerated vesting of Company RSUs described above in the section entitled “—Treatment of Company Equity Awards” and set forth in the tables presented therein (assuming the target level of performance has been achieved for Company RSUs). These amounts are based on the merger consideration of $18.50 and payments are “single-trigger.”

(3)

These payments are “double-trigger” and represent the payments by the Company for outplacement services and twelve months of health insurance premiums following the consummation of the merger as follows:

Name	Outplacement Services ($)	Health Insurance Premium Payable by the Company ($)	Total ($)
Joseph J. Hartnett	—	—	—
Joseph G. McCormack	25,000	27,201	52,201
Gordon B. Madlock	25,000	21,026	46,026
Steven M. Korwin	25,000	21,026	46,026
Michael A. Gaul	25,000	21,026	46,026
Joseph T. Schneider	—	—	—

(4)	Mr. Schneider resigned from the Company effective April 13, 2018.

Director and Officer Indemnification and Insurance

The merger agreement provides that Parent will, and will cause the surviving corporation to, indemnify and hold harmless certain current employees of the Company and each present and former director and officer of the

Company and its subsidiaries to the fullest extent permitted by applicable law against any and all costs and liabilities incurred in connection with any suit, action, arbitration, litigation, mediation or legal, arbitral, administrative or other proceeding arising out of or pertaining to matters existing or occurring at or prior to the effective time relating to such person’s service with, at the request of or for the benefit of the Company or its subsidiaries, including the transactions contemplated by the merger agreement, and will, and will cause the surviving corporation to, also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement also provides that, from and after the effective time, Parent will cause the surviving corporation to honor the provisions, to the extent they are enforceable under applicable law, regarding exculpation of directors, limitation of liability of directors and officers and advancement of expenses contained in the Company’s articles of incorporation, code of regulations, the comparable organizational documents of any of the Company’s subsidiaries or any indemnification contract between the applicable indemnified party and the Company or any of its subsidiaries immediately prior to the effective time. The Company has entered into an indemnification agreement with each of its directors and officers.

Subject to certain limitations, the merger agreement also requires Parent to cause the surviving corporation to maintain, for a period of six years after the consummation of the merger, the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies from an insurer with the same or better credit rating as the Company’s current insurance carrier with benefits, levels of coverage and terms and conditions that are at least as favorable as the Company’s policies existing immediately prior to the effective time with respect to matters existing or occurring at or prior to the effective time, including acts or omissions in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement. The surviving corporation will not, however, be required to spend annually an amount greater than 300% of the annual premium paid by the Company for the fiscal year immediately prior to the effective time. The Company may in its sole discretion obtain, prior to the effective time, a six-year prepaid “tail” policy at an aggregate cost no greater than six times the maximum described in the preceding sentence, providing coverage not less favorable than the Company’s policies existing immediately prior to the effective time. For additional information, see the section of this proxy statement entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to the Company shareholders. This discussion does not address the consequences of the merger to Company shareholders who receive cash pursuant to the exercise of dissenters’ rights. This discussion applies to a Company shareholder only if the shareholder holds shares of Company common stock as capital assets for U.S. federal income tax purposes, and does not apply to Company shareholders that are members of a special class of persons subject to special rules, including but not limited to:

•	Shareholders that are not U.S. holders (as defined below);

•	Dealers in securities;

•	Traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	Tax-exempt organizations;

•	Life insurance companies;

•	Financial institutions;

•	Regulated investment companies;

•	Real estate investment trusts;

•	Partnerships (or entities or arrangements taxable as partnerships for U.S. federal income tax purposes);

•	Company shareholders that use shares of Company common stock as part of a straddle or a hedging or conversion transaction;

•	Company shareholders that have a functional currency other than the U.S. dollar;

•	Company shareholders that acquired shares of Company common stock upon the exercise of stock options or otherwise as compensation; or

•	Company shareholders that hold an equity interest, actually or constructively, in Parent.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, final, temporary and proposed U.S. Treasury Regulations, published rulings and administrative guidance from the Internal Revenue Service (which we refer to as the “IRS”) and court decisions, all as of the date of this proxy statement. These laws and other authorities are subject to change, possibly on a retroactive basis.

This discussion addresses only U.S. federal income taxation and does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a Company shareholder.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Company common stock. The Company does not intend for this discussion to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the IRS may not agree with the tax consequences described in this proxy statement.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding shares of Company common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to the partner.

Each Company shareholder is urged to consult with the Company shareholder’s own tax advisor as to the tax consequences of the merger in the Company shareholder’s particular circumstances, including the applicability and effect of U.S. federal (including the alternative minimum tax), state, local and foreign tax laws and of changes in those laws.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

A trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	An estate that is subject to U.S. federal income tax on the estate’s income regardless of its source.

Tax Consequences of the Merger

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the amount of cash received with respect to such shares, determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding and Information Reporting” and (ii) the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally equals the price the U.S. holder paid for its shares of Company common stock less any distributions received that were in excess of the Company’s current and accumulated earnings and profits (but not reduced below zero). Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for each such block of shares of Company common stock exceeds one year at the effective time, and otherwise will be short-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally eligible for a reduced rate of U.S. federal income taxation. There are limitations on the deductibility of capital losses.

Medicare Tax

U.S. holders that are individuals, estates or trusts that do not fall into a special class of trusts that is exempt from such tax are generally subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes capital gain recognized on the exchange of shares of Company common stock for cash in the merger, unless such capital gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). There are limitations on deducting capital losses in calculating a U.S. holder’s net investment income. U.S. holders are urged to consult their own tax advisors regarding the applicability of the Medicare tax to gain recognized on the exchange of shares of Company common stock for cash in the merger.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 24%) with respect to the merger consideration, unless the U.S. holder properly establishes an exemption or provides the U.S. holder’s correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the IRS in a timely manner.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each Company shareholder should consult the Company shareholder’s own tax advisor regarding the applicability of the rules discussed above to the Company shareholder and the particular tax effects to the Company shareholder of the merger in light of the Company shareholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals Required for the Merger

The consummation of the merger is subject to the expiration or early termination of the waiting period applicable to the consummation of the merger under the HSR Act. Subject to the terms and conditions of the merger agreement, the parties have agreed to cooperate and use their reasonable best efforts to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to consummate the merger or any of the other transactions contemplated by the merger agreement. These approvals include clearance or approval under the HSR Act and from the Defense Security Service of the U.S. Department of Defense (which we refer to as “DSS”), as described further below. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement.

Hart-Scott Rodino

The consummation of the merger is subject to antitrust review in the United States. Under the HSR Act, and the rules promulgated thereunder, the merger cannot be consummated until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission and the Department of Justice and until the applicable 30-day waiting period has expired or has been terminated. On December 20, 2018, the Company and Cerberus each filed a premerger notification and report form under the HSR Act, and the waiting period is scheduled to expire on January 22, 2019. The parties requested early termination of the 30-day waiting period under the HSR Act.

DSS

Subject to the terms and conditions in the merger agreement, Parent and the Company have agreed to use their reasonable best efforts to (i) have the Company prepare and submit to DSS and, to the extent applicable, any other agency of the U.S. government, notification of the merger and the other relevant transactions contemplated by the merger agreement (which we refer to as the “DSS Notification”) pursuant to the National Industrial Security Program Operating Manual (DoD 5220.22-M) (which we refer to as “NISPOM”); and (ii) take all steps that are, among other things, necessary to obtain assurances, reasonably deemed sufficient by Parent or one of its subsidiaries, that neither the DSS nor any other governmental entity of competent jurisdiction will take unfavorable actions to deny or delay the merger, or make an unfavorable national interest determination in accordance with the NISPOM, or make any other negative determinations concerning the Company under any applicable national or industrial security regulations of a federal governmental entity of the U.S. Government.

On Monday, December 17, 2018, the Company’s Facility Security Officer contacted the responsible official at DSS to notify DSS of the merger agreement and to inform the government that the Company intended to submit a written notification of the planned transaction pursuant to Section 1-302(g) of the NISPOM. The Company is preparing to take certain actions contemplated by the merger agreement and undertaking to provide DSS with all required documentation during the coming weeks.

THE MERGER AGREEMENT

The following discussion contains certain information about the merger. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement attached as Annex A to this proxy statement and incorporated herein by reference. We urge you to read carefully this entire proxy statement, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the public reports of the Company filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The merger agreement contains representations and warranties by Parent and Merger Sub, on the one hand, and the Company, on the other hand. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations that were negotiated and agreed to by the Company, on the one hand, and Parent and Merger Sub, on the other hand. In particular, in your review of the representations and warranties contained in the merger agreement, and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally relevant to investors or applicable to reports and documents filed with the SEC, and some were qualified by certain confidential disclosures made by the Company, Parent and Merger Sub in connection with the merger agreement and certain public filings made by the Company with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement.

For the foregoing reasons, the representations and warranties, or any descriptions of those provisions, should not be read alone or relied upon as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in, or incorporated by reference into, this proxy statement. See “Where You Can Find More Information.” The Company will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Effects of the Merger; Directors and Officers

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement and in accordance with the Ohio General Corporation Law (which we refer to as the “OGCL”). At the effective time, the separate corporate existence of Merger Sub will cease. As the surviving corporation, the Company will continue to exist following the merger. As a result of the merger, the surviving corporation will be a wholly owned subsidiary of Parent.

The directors of Merger Sub immediately prior to the effective time will, from and after the effective time, be the directors of the surviving corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and code of regulations. The officers of Merger Sub immediately prior to the effective time will, from and after the effective time, be the officers of the surviving corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and code of regulations.

Closing and Effective Time of the Merger

The merger agreement provides that the closing for the merger (the “closing”) will take place on the third business day following the first day on which all of the conditions to the closing (described in “—Conditions to the Merger” beginning on page 145 of this proxy statement) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing), or at such other time as the Company and Parent may agree in writing.

The effective time will occur when the certificate of merger has been duly filed with the Secretary of State of the State of Ohio (or at such later time as the Company and Parent may agree in writing and specify in the certificate of merger).

Merger Consideration

In the merger, each share of Company common stock issued and outstanding immediately prior to the effective time (except for excluded shares) will be converted into the right to receive the merger consideration of $18.50 in cash without interest. Excluded shares include (1) cancelled shares, which are comprised of shares of Company common stock owned immediately prior to the effective time by Parent, Merger Sub or any other wholly owned subsidiary of Parent or by the Company or by any wholly owned subsidiary of the Company (including treasury stock) and (2) dissenting shares, which are comprised of shares of Company common stock held by shareholders who have properly exercised dissenters’ rights. At the effective time, cancelled shares will automatically cease to be outstanding, will be cancelled and will cease to exist. For information on the treatment of dissenting shares in the merger, see the section below entitled “—Dissenters’ Rights” beginning on page 124 of this proxy statement and the section entitled “Dissenters’ Rights” beginning on page 154 of this proxy statement.

Treatment of Company Equity Awards

Restricted Stock

At the effective time, with respect to each outstanding restricted share that is subject to any vesting, forfeiture, repurchase or other lapse restriction under the Company stock plans, such vesting, forfeiture, repurchase or other lapse restriction will lapse and such restricted share will be fully vested and will be converted into the right to receive the merger consideration.

Restricted Stock Units

At the effective time, each outstanding Company RSU will fully vest and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the merger consideration in respect of each share of Company common stock underlying such Company RSU. The cash amount will be paid as soon as reasonably practicable (but no later than five business days) after the effective time.

Stock Options

At the effective time, each outstanding stock option granted under the Company stock plans, whether vested or unvested, that has an exercise price per share that is less than the merger consideration will fully vest and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the merger consideration exceeds the exercise price per share of such stock option and (ii) the total number of shares of Company common stock subject to such stock option. The cash amount will be paid as soon as reasonably practicable (but no later than five business days) after the effective time. Any stock option that has an exercise price per share that is greater than or equal to the merger consideration will be cancelled at the effective time for no consideration or payment.

Exchange and Payment Procedures

Prior to the effective time, Parent will select and enter into an agreement with a paying agent. Under the agreement with the paying agent, the paying agent will act as agent for the Company shareholders in connection with the merger and receive payment of the aggregate merger consideration to which the Company shareholders are entitled pursuant to the merger agreement. At or prior to the effective time, Parent will deposit or cause to be deposited with the paying agent cash in immediately available funds in an amount sufficient to fund the aggregate merger consideration payable to the Company shareholders pursuant to the merger agreement.

Promptly after the effective time, and in any event within four business days thereafter, Parent will cause the paying agent to mail or otherwise provide to each person who was, as of immediately prior to the effective time, a holder of record of shares of Company common stock (other than holders of excluded shares) the following:

•

transmittal materials, including a letter of transmittal, specifying that delivery of shares of Company common stock will be effected only upon proper delivery of the certificate representing shares of Company common stock (or affidavits of loss in lieu thereof) or book entry shares to the paying agent; and

•	instructions for use in effecting the proper delivery of the certificate representing shares of Company common stock (or affidavits of loss in lieu thereof) or book entry shares to the paying agent.

Upon surrender of a certificate representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares to the paying agent together with the properly completed and validly executed transmittal materials and any other documents reasonably required by the transmittal material instructions or by the paying agent (collectively, the “required transmittal materials”), the holder of a certificate representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive, and Parent will cause the paying agent to pay and deliver promptly after the effective time, a cash amount equal to the product of the number of shares of Company common stock represented by the holder’s certificates and book-entry shares multiplied by the merger consideration and any certificate representing shares of Company common stock surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of a certificate representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares.

Until surrendered in the manner contemplated above, each share of Company common stock will be deemed to represent at any time after the effective time only the right to receive upon such surrender (together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to the transmittal material instructions or by the paying agent) the merger consideration pursuant to the merger agreement, except for excluded shares which are described in the section below entitled “—Dissenters’ Rights” beginning on page 124 of this proxy statement and the section entitled “Dissenters’ Rights” beginning on page 154 of this proxy statement. Parent is required to pay or cause to be paid all charges and expenses of the paying agent set forth in the agreement with the paying agent.

Any merger consideration deposited with the paying agent (including the proceeds of any investment thereof) that remains undistributed one year after the effective time will be delivered to Parent or the surviving corporation upon demand by Parent. Thereafter, any holders of shares of Company common stock (other than excluded shares) will be entitled to look only to Parent and the surviving corporation for payment of the merger consideration upon surrender of their certificates representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares in accordance with the procedures for surrender set forth above, and Parent and the surviving corporation will remain liable (subject to applicable abandoned property, escheat or other similar law) for payment of claims for the merger consideration payable upon due surrender of such certificates representing shares of Company common stock (or affidavits of loss in lieu thereof) or book-entry shares.

From and after the effective time, the stock transfer books of the Company will be closed and there will be no transfers on the stock transfer books of the Company of the shares of Company common stock that were outstanding immediately prior to the effective time.

If any certificate representing shares of Company common stock has been lost, stolen, or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such certificate representing shares of Company common stock to be lost, stolen or destroyed and, if required by the paying agent, the surviving corporation or Parent, the posting by such person of a bond in a reasonable amount as the paying agent, surviving corporation or Parent may direct as indemnity against any claim that may be made against it with respect to such certificate representing shares of Company common stock and (ii) delivery of the required transmittal materials, the paying agent will pay and deliver promptly after the effective time in exchange for such certificate representing shares of Company common stock a cash amount in immediately available funds equal to the product of the number of shares of Company common stock represented by the lost, stolen or destroyed certificate representing shares of Company common stock multiplied by the merger consideration, without interest.

The paying agent, Parent and the surviving corporation will be entitled to deduct and withhold, or cause to be deducted or withheld, any applicable taxes from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of Company common stock, Company restricted stock, Company RSUs or Company stock options, and pay over such withheld amount to the appropriate governmental entity. Any amount so withheld will be promptly remitted to the applicable governmental entity and be treated for all purposes under the merger agreement as having been paid to the person in respect of whom such deduction and withholding was made. Further, the paying agent, Parent and the surviving corporation will be entitled to treat the Company as a United States real property holding corporation and the interests in the Company as United States real property interests for purposes of Sections 897 and 1445 of the Internal Revenue Code of 1986, as amended, if the Company fails to deliver to Parent a certificate at the closing in the form attached to the merger agreement as Exhibit C, to the effect that the interests in the company are not United States real property interests and that the Company was not, for certain periods, a real property holding corporation.

Dissenters’ Rights

Any shares of Company common stock that are held by a holder of record who is entitled to demand and properly demands payment of the fair cash value of such shares of Company common stock as a dissenting shareholder pursuant to, and who complies in all respect with, the provisions of Section 1701.85 of the OGCL, will not be converted into the right to receive the merger consideration, but will instead at the effective time become entitled to receive the fair cash value of such dissenting shares in accordance with the provisions of Section 1701.85 of the OGCL and, at the effective time, all such dissenting shares will cease to be outstanding, will automatically be cancelled and will cease to exist, and such holder of record will cease to have any other rights with respect to such shares of Company common stock, except as set forth in the merger agreement and the OGCL. If any holder of record fails to perfect or otherwise waives, withdraws or loses the right to proceed under Section 1701.85 of the OGCL or a court of competent jurisdiction determines that such holder of record is not entitled to the relief provided by Section 1701.85 of the OGCL, then the right of such holder of record to be paid the fair cash value of such holder of record’s dissenting shares will be deemed to have been converted at the effective time into, and will have become, the right to receive the merger consideration. The Company must give Parent prompt notice of any demands for the fair cash value of the shares of Company common stock, attempted withdrawals of such demands and any other instruments delivered to the Company pursuant to the OGCL with respect to a demand for the fair cash value of the shares of Company common stock, and will provide Parent an opportunity to participate in all negotiations and proceedings with respect to any demands under Section 1701.85 of the OGCL. Prior to the effective time, the Company will not, and will not agree to, without Parent’s prior written consent, make any payment with respect to, or settle or offer to settle, any demands under Section 1701.85 of the OGCL.

Adjustments to Prevent Dilution

If the number of shares of Company common stock or securities convertible or exchangeable into or exercisable for shares of Company common stock issued and outstanding after the date of signing the merger agreement and prior to the effective time are changed into a different number of shares of Company common stock or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the merger consideration will be equitably adjusted, without duplication, to provide the holders of shares of Company common stock the same economic effect contemplated by the merger agreement prior to such change.

Representations and Warranties

Representations and Warranties of the Company

The merger agreement contains customary representations and warranties made by the Company to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the Company disclosure letter or in certain SEC reports filed by the Company. In particular, certain of these representations and warranties are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the Company, as further described in the section entitled “—Material Adverse Effect” beginning on page 127 of this proxy statement). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the Company did not have actual knowledge after reasonable inquiry.

In the merger agreement, the Company made representations and warranties to Parent and Merger Sub regarding, among other things:

•	the Company’s due organization, valid existence, good standing and authority to carry on its businesses;

•	ownership of the Company’s subsidiaries;

•	the Company’s capitalization, including the number of shares of Company common stock and equity-based awards outstanding;

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the Company’s corporate power and authority to execute and deliver, and perform its obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against the Company;

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the Company board’s determination that the merger is in the best interests of the Company shareholders, the Company board’s authorization, approval and declaring advisable the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, direction that the adoption of the merger agreement be submitted to a vote at a special meeting of the Company shareholders and recommendation that the Company shareholders adopt the merger agreement, which we refer to collectively as the “Company board recommendation”;

•

the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of the Company entering into and performing under the merger agreement;

•	the governmental consents, approvals, notices and filings required in connection with the transactions contemplated by the merger agreement;

•	the proper filing of documents by the Company with the SEC and the accuracy of the information contained in those documents;

•	the conformity with generally accepted accounting principles of the Company’s financial statements filed with the SEC and the absence of certain undisclosed liabilities;

•	internal controls over financial reporting and disclosure controls and procedures;

•	the compliance of this proxy statement with applicable laws, and the accuracy of information contained in this proxy statement;

•

the Company’s and its subsidiaries’ conduct of business, in all material respects, in the ordinary course of business between September 30, 2018 and December 11, 2018, and the absence of a material adverse effect or certain other changes during such period;

•

the absence of certain legal proceedings, investigations and governmental orders against the Company or its subsidiaries and the completeness of information provided to Parent relating to the DOJ investigation;

•	compliance with certain material contracts;

•	compliance with applicable laws and the existence, effectiveness and status of necessary licenses and permits;

•	certain labor and employment matters;

•	certain employee benefits matters, including matters related to Company benefit plans;

•	certain tax matters;

•	certain environmental matters;

•	matters relating to the Company’s insurance policies;

•	matters relating to the Company’s owned and leased property;

•	matters relating to the Company’s intellectual property;

•	matters relating to the Company’s compliance with applicable privacy laws;

•	the required vote of the Company’s shareholders to adopt the merger agreement;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the receipt of fairness opinions from Wells Fargo Securities and Raymond James;

•	the inapplicability of any anti-takeover law or anti-takeover provision of the Company’s articles of incorporation or code of regulations to the merger.

•	the absence of undisclosed affiliate arrangements required to be described under Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

•	compliance with applicable export control laws, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010;

•	compliance with certain contracts and bids with governmental entities;

•	the validity and sufficiency of the Company’s security clearances;

•	certain matters related to the Company’s material customers and material suppliers; and

•

certain matters relating to the ERAPSCO JV, including (i) due organization, valid existence, good standing and authority to carry on the ERAPSCO JV’s business, (ii) the absence of certain undisclosed liabilities, (iii) the absence of certain legal proceedings, investigations and governmental orders against the ERAPSCO JV, (iv) compliance with the contracts of the ERAPSCO JV and (v) compliance with applicable laws and the existence, effectiveness and status of necessary licenses and permits.

All of the representations and warranties of the Company with respect to the ERAPSCO JV are qualified (a) solely to the extent that the matters contemplated by such representations and warranties are (i) within the power and under the control of SDS or (ii) caused by or otherwise arise as a result of any actions of SDS acting in its capacity as a general partner of the ERAPSCO JV and (b) to the extent not qualified by clause (a) above, to the knowledge of the Company.

The representations and warranties in the merger agreement of the Company will not survive the effective time.

Material Adverse Effect

Many of the Company’s representations and warranties in the merger agreement are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which means any change, effect, event, occurrence, state of circumstances or development (each of which we refer to as a “Change”) that has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, except that no Change arising out of or resulting from any of the following will, either alone or in combination, constitute or contribute to a material adverse effect:

•	Changes in the economy in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

•	Changes that affect any of the industries in which the Company or its subsidiaries do business;

•	Changes in the financial, debt, capital, credit or securities markets generally in the United States or elsewhere in the world, including changes in interest rates;

•

Changes in the stock price or trading volume of the shares of Company common stock or credit rating of the Company or any of its subsidiaries or any failure by the Company to meet published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, except that the Changes underlying any such Change or failure that are not otherwise excluded from the definition of material adverse effect may be considered in determining whether there has been a material adverse effect;

•	Changes in any applicable law or generally accepted accounting principles or any principles or interpretations of generally accepted accounting principles;

•	an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any weather related events, force majeure events or natural disasters;

•

the execution and delivery of the merger agreement or the public announcement or pendency of the merger or the other transactions contemplated by the merger agreement, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, joint venture counterparties or employees of the Company and its subsidiaries, or any action taken or requirements imposed by any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement; and

•	any matter disclosed in the Company disclosure letter;

except, with respect to the first, second, third and sixth bullets above, in the case of Changes that disproportionally adversely affect the Company and its subsidiaries, taken as a whole, as compared to the other companies operating in the industries in which the Company and its subsidiaries operate, only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect.

In addition, the following shall be deemed a “material adverse effect” for purposes of the merger agreement and are not subject to the exceptions described above: (i) the suspension, debarment, or exclusion or proposed debarment from doing business with any governmental entity of the Company, its subsidiaries or the ERAPSCO JV, or (ii) the declaration of the Company, its subsidiaries or the ERAPSCO JV as non-responsible or ineligible for contracting with any governmental entity.

Representations and Warranties of Parent and Merger Sub

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the Parent disclosure letter. In particular, certain of these representations and warranties are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of Parent did not have actual knowledge after reasonable inquiry. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, valid existence, good standing (where recognized under applicable law) and authority to carry on their businesses;

•

their limited liability or corporate or similar power and authority to execute and deliver, and perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

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the absence of violations of, or conflicts with, Parent’s or its subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of entering into and performing under the merger agreement;

•	the accuracy of information supplied by Parent to the Company to be included in this proxy statement;

•	the absence of certain legal proceedings, investigations and governmental orders against Parent and Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the capitalization, ownership and operations of Merger Sub;

•	the lack of ownership of any of the Company’s securities by Parent, Merger Sub or any of their respective subsidiaries;

•

the validity and enforceability of the equity commitment letter Parent entered into in connection with the execution of the merger agreement and, subject to receipt of financing, the availability to Parent of sufficient funds to consummate the merger and the other transactions contemplated by the merger agreement;

•	the absence of any requirement that the holders of any class of capital stock of Parent approve the merger agreement;

•

the validity and enforceability of the limited guarantee Parent entered into in connection with the execution of the merger agreement and the absence of a default or breach under the limited guarantee by CIP VI;

•

their independent investigation of the Company and its business and the absence of reliance by them on any representation, warranty or other statement by any person on behalf of the Company or any of its subsidiaries other than the representations and warranties expressly set forth in the merger agreement;

•	the absence of sanctions under certain applicable laws;

•

the absence of Parent, Merger Sub and all of Parent’s affiliates which would have direct or indirect ownership or control of the surviving corporation after the effective time, from registration for any purposes under the International Tariff and Arms Regulations (which we refer to as “ITAR”) and not having engaged in certain actions that would result in a violation of the ITAR or the Federal Acquisition Regulations (which we refer to as “FAR”);

•

the absence of reasons that the Company could be considered to be under foreign ownership, control or influence under the NISPOM and the absence of any such foreign interest from having certain power to affect the operations of Parent after the effective time; and

•

the absence of information known to Parent that could be expected to result in DSS or another governmental entity preventing or materially impairing or delaying the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement of each of Parent and Merger Sub will not survive the effective time.

Conduct of the Company’s Business Pending the Merger

Under the merger agreement, the Company has agreed to certain restrictions on the operation of its business until the earlier of the effective time and the termination of the merger agreement. In general, the Company and its subsidiaries will carry on their businesses in the ordinary course of business consistent with past practice and will use commercially reasonable efforts to preserve substantially intact their current business organizations, maintain their current goodwill and preserve their relationships with significant customers and suppliers and other persons with whom they have material business relationships and with governmental entities that regulate the conduct of the business by the Company and its subsidiaries in a manner consistent with past practice and retain the services of their officers and key employees as of the date of signing the merger agreement. In addition, except as specifically disclosed in the Company disclosure letter, as required by applicable law or with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not, and will not permit its subsidiaries to:

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other voting securities or equity interests, other than cash dividends or distributions by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

•

adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than transactions solely between or among the Company and its wholly owned subsidiaries;

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purchase, redeem or otherwise acquire any shares of its or its subsidiaries’ capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (i) the withholding of shares of Company common stock in the ordinary course of business consistent with past practice to satisfy tax obligations or the exercise price with respect to awards granted pursuant to the Company stock plans and (ii) the acquisition by the Company in the ordinary course of business consistent with past practice of awards granted pursuant to the Company stock plans in connection with the forfeiture of such awards or rights, in each case, with respect to awards that are outstanding as of the date of signing the merger agreement and in accordance with their terms as of the date of signing the merger agreement or granted after the date of signing the merger agreement in accordance with the merger agreement;

•

issue, deliver, sell, pledge, dispose of, encumber or subject to any lien any shares of its capital stock, ownership interests, any other voting securities (other than the issuance of shares by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company), or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than upon the vesting or settlement of restricted shares under the Company stock plans, Company RSUs, and stock options granted under the Company stock plans that are outstanding as of the date of signing the merger agreement or granted after the date of signing the merger agreement in accordance with the merger agreement, in each case, vested or settled in accordance with their terms;

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amend, waive or rescind the Company’s articles of incorporation or code of regulations or the comparable organizational or governing documents of any subsidiary of the Company, other than, in the case of the organizational or governing documents of any subsidiary of the Company, amendments that effect solely ministerial changes to such documents;

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merge or consolidate with any person, or purchase property or assets (including equity interests) of any person, or make capital contributions to any person, in each case, other than (i) purchases of inventory, equipment and other personal property in the ordinary course of business or, for such purchases not in the ordinary course of business, in an amount not in excess of $1,000,000 in the aggregate, or (ii) transactions solely between or among the Company and its wholly owned subsidiaries;

•

sell, license, lease, transfer, assign, divest, cancel, abandon, or otherwise dispose of or permit a lien (other than certain permitted liens) to be placed upon any of its properties, rights, or assets (including the Company’s intellectual property) with a value in excess of $1,000,000 in the aggregate, other than (i) sales, licenses, or other dispositions of assets in the ordinary course of business consistent with past practice; (ii) sales, transfers and dispositions of obsolete, non-operating or worthless assets or properties; (iii) sales, licenses, leases, transfers or other dispositions made in connection with any transaction between or among the Company and its wholly owned subsidiaries or (iv) pursuant to contracts existing as of the date of signing the merger agreement;

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incur, create, assume, redeem, prepay, defease, cancel, or, in any material respect, modify any indebtedness of the Company or its subsidiaries or enter into any arrangement having the economic effect of any of the foregoing, other than (i) borrowings and prepayments under the Company’s existing revolving credit facilities in existence as of the date of the merger agreement that are made solely for working capital purposes in the ordinary course of business consistent with past practice, (ii) the incurrence, redemption, prepayment, defeasance, cancellation, or modification of indebtedness of the Company or a wholly owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company, (iii) the incurrence, creation or assumption of indebtedness to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company or a subsidiary of the Company than such existing indebtedness (including with respect to any prepayment penalties, fees or charges) and (iv) with respect to any indebtedness not incurred, created, assumed, redeemed, prepaid, defeased, cancelled or modified as set forth above, the incurrence, creation, assumption, redemption, prepayment, defeasance, cancellation, or modification of indebtedness of the Company or its subsidiaries not in excess of $1,000,000 in aggregate principal amount outstanding that does not provide for any prepayment penalties, fees or charges;

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subject to the Company’s covenant in the merger agreement related to transaction litigation, settle, terminate or compromise any proceedings or investigations with a governmental entity or third party, in each case, threatened, made or pending against the Company or any of its subsidiaries, in excess of $1,000,000 in the aggregate for all such proceedings or investigations, other than the settlement, termination or compromise of proceedings or investigations made in the ordinary course of business or for an amount (excluding any amounts that are covered by any insurance policies of the Company or its subsidiaries, as applicable) not in excess of the amount reflected or reserved therefor in the most recent financial statements (or the notes thereto) of the Company included in the documents filed with the SEC by the Company since September 1, 2016 or in excess of $1,000,000 in the aggregate for all such proceedings or investigations, except that in no event will the Company or any of its subsidiaries settle, terminate or compromise any proceeding or investigation if such settlement, termination or compromise involves injunctive relief against the Company or any of its subsidiaries or restricts the conduct of the Company’s business following the effective time or commence any proceeding without first consulting with Parent and considering its views in good faith;

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except as required pursuant to the terms of any Company benefit plan or other written agreement disclosed to Parent in the Company disclosure letter, in each case, as in effect on the date of signing the merger agreement, (i) promote or hire any officers or employees to a position of vice president or more senior without first consulting with Parent and considering its views in good faith, (ii) grant to any director or executive officer or employee any increase in compensation or pay, or award any bonuses or incentive compensation other than, in the case of non-executive employees, in the ordinary course of business consistent with past practice, (iii) grant to any current or former director, executive officer or employee any increase in severance, change of control, retention, or termination pay, (iv) grant or amend any equity awards, (v) enter into any new, or modify any existing, employment, consulting, severance, retention or termination agreement with any current or former director, executive officer or any other employee or individual consultant pursuant to which the annual base salary of such individual under such agreement exceeds $150,000, (vi) establish, adopt, enter into, terminate, waive or amend in any material respect any collective bargaining agreement or material Company benefit plan, or (vii) take any action to accelerate any rights or benefits under any Company benefit plan, except that the above restrictions will not restrict the Company or any of its subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants, but excluding any individual severance arrangements or any options or other equity awards) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

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other than as required by generally accepted accounting principles (or any interpretation thereof), including pursuant to standards, guidelines, and interpretations of the Financial Accounting Standards Board or any similar organization, or by law, including pursuant to SEC rule or policy, make any change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company where such change would reasonably be expected to be material to the Company and its subsidiaries, taken as a whole;

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make any material tax election or change or rescind any material tax election or tax method of accounting or, except as may be required by law, tax accounting period; settle or compromise any tax liability or, with respect to any claim or assessment that does not relate to U.S. federal income tax, consent to any claim or assessment relating to a material amount of taxes; other than in the ordinary course of business consistent with past practice, file any amended tax return; enter into any tax allocation, sharing, indemnity or closing contract or similar arrangement relating to any potential claim or assessment of taxes; consent to any extension or waiver of the statute of limitations period applicable to any material taxes; or prepare any tax return in a manner inconsistent with past practice, except as may be required by law;

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materially amend or modify or cancel or terminate, or waive any material rights under, any material contract or create or waive any material rights with respect to any material Company real property or make any material alterations, improvements, or modifications to any Company real property;

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enter into certain contracts that would have been considered certain specified types of material contracts for purposes of the merger agreement if they were put into effect prior to the date of signing the merger agreement, except in the ordinary course of business consistent with past practice or as expressly permitted under the merger agreement;

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adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger and any other mergers, consolidations, restructurings, recapitalizations or other reorganizations solely between or among the Company and its wholly owned subsidiaries;

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make capital expenditures or other expenditures to implement, install or integrate any new software (as opposed to patches or repairs to existing software) used for enterprise resource planning or management of the Company’s core business processes, or otherwise replace any such software, including any such software used with respect to the Company’s facilities in Irvine, California, in excess or $300,000 in the aggregate other than for expenditures in accordance with the Company’s expenditure plans, subject to certain limitations and requirements as described in the merger agreement;

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fail to keep in force any insurance policy or comparable replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its subsidiaries as are currently in effect; or

•	authorize any, or commit or agree to take any, of the foregoing prohibited actions.

From the date of signing the merger agreement until the earlier of the effective time and the termination of the merger agreement, except as expressly permitted by the merger agreement, neither Parent nor the Company will, and each will cause their respective subsidiaries not to, take any action that is reasonably likely to prevent, or materially impair or delay, the consummation of the merger.

From the date of signing the merger agreement until the earlier of the effective time and the termination of the merger agreement, except as expressly permitted by the merger agreement, the Company and SDS shall take all actions in their respective power and within their reasonable control to carry on the business of the ERAPSCO JV in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve substantially intact the current business organizations of the ERAPSCO JV, maintain the ERAPSCO JV’s goodwill and preserve the ERAPSCO JV’s relationships with significant customers and suppliers and other persons with whom the ERAPSCO JV has material business relationships in a manner consistent with past practice and retain the services of the ERAPSCO JV’s general manager, officers and personnel as of the date of the merger agreement, and the Company and SDS shall take all actions in their respective power and within their reasonable control to ensure the ERAPSCO JV does not take certain actions specified in the merger agreement.

The merger agreement is not intended to give any of the parties to the merger agreement, directly or indirectly, the right to control or direct another party’s operations prior to the effective time. Prior to the effective time, each party will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its operations.

Non-Solicitation of Acquisition Proposals

Non-Solicitation of Acquisition Proposals

From the date of signing the merger agreement until the earlier of the effective time and the termination of the merger agreement, the Company is subject to restrictions on its ability to solicit third-party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction (subject to certain exceptions prior to the time the Company shareholder approval is obtained as described further below). Specifically, the Company, its subsidiaries, and any officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (which we refer to as “representatives”) retained by the Company or its subsidiaries in connection with the merger may not, and the Company must use its reasonable best efforts to cause its and its subsidiaries’ representatives retained by the Company or its subsidiaries other than in connection with the merger not to, directly or indirectly:

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initiate, solicit or knowingly take any action to facilitate, encourage or solicit any acquisition proposal (as defined below) or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•

participate in any discussions or negotiations regarding, or furnish or provide any non-public information to any person in connection with, any acquisition proposal or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort relating to an acquisition proposal by, any person that is seeking to make, or has made, an acquisition proposal;

•

except as required by applicable law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal.

Under the merger agreement, an acquisition proposal means any inquiry, proposal or offer from any person (other than Parent, Merger Sub or their respective affiliates) relating to (i) any direct or indirect acquisition or purchase of a business or assets in a single transaction or series of related transactions that constitutes more than 15% of the net revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis, or more than 15% of the issued and outstanding shares of Company common stock, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning, directly or indirectly, more than 15% of the issued and outstanding shares of Company common stock (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company, in each case, whose business constitutes more than 15% of the net revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis); or (iv) any merger, consolidation, share exchange, business combination, joint venture, partnership or similar transaction or any reorganization, recapitalization or dissolution or similar transaction (other than a reorganization, recapitalization or dissolution involving solely the parties to such partnership on a pro rata basis in accordance with their then-current equity ownership), in each case, involving any partnership to which the Company is party whose business constitutes more than 15% of the net revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis.

Existing Discussions

Except as permitted under the merger agreement, the Company agreed, upon execution of the merger agreement, to immediately cease any solicitation, discussions, or negotiations with any person (other than Parent, Parent’s affiliates and their respective representatives) with respect to an acquisition proposal or other proposal that would reasonably be expected to lead to an acquisition proposal that existed on or prior to the date of signing the merger agreement. The Company agreed that it would promptly request the return or destruction of all non-public information furnished to any person and its representatives (other than Parent, Parent’s affiliates and their respective representatives) by or on behalf of the Company with respect to any acquisition proposal prior to the date of signing the merger agreement. Any breach of the non-solicitation obligations described above by any subsidiary of the Company or any Company representative will be deemed a breach by the Company.

Notice

The Company must promptly (and, in any event, within 48 hours after receipt) notify Parent of receipt by the Company, any of the Company’s subsidiaries, or any of their respective representatives of any acquisition proposal or any request for non-public information or inquiry relating to any acquisition proposal. The Company will provide Parent with notice of such receipt, the identity of the person making any such acquisition proposal or request for non-public information or inquiry, the material terms and conditions of such acquisition proposal, request or inquiry, as applicable, and copies of any documents evidencing or delivered in connection with any such acquisition proposal, request or inquiry. The Company will keep Parent informed on a reasonably current basis of any material developments, discussions or negotiations regarding any such acquisition proposal, request or inquiry (including any changes thereto), and will promptly (and, in any event, within 48 hours after receipt) provide Parent with copies of all correspondence and written materials sent or provided to the Company or any of its subsidiaries that describes any terms or conditions of any acquisition proposal, inquiry or request.

Fiduciary Exception

Notwithstanding the foregoing restrictions, prior to the time the Company shareholder approval is obtained, the Company may, subject to the Company providing prior notice to Parent:

•

furnish or provide information in response to a request by a person who has made an unsolicited, bona fide written acquisition proposal that did not result from a violation of the non-solicitation obligations described above if the Company receives from the person requesting such information an executed confidentiality agreement on terms not less favorable in the aggregate to the Company than the those contained in the confidentiality agreement between the Company and Parent (such confidentiality agreement may contain confidentiality provisions that permit the Company to comply with the terms of the merger agreement but will not include any provisions requiring exclusive negotiations); or

•	engage in discussions with such person and its representatives with respect to such acquisition proposal;

in each case if, prior to taking such action, the Company board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined below).

In addition, the Company must provide to Parent a copy of any confidentiality agreement entered into as contemplated in bullet one above promptly after its execution.

Under the merger agreement, a superior proposal means a bona fide, unsolicited written acquisition proposal that did not result from the Company’s breach of the non-solicitation obligations described above and relating to any direct or indirect acquisition or purchase of (i) assets that generate more than 50% of the consolidated total revenues and operating income of the Company and its subsidiaries as set forth in the Company’s audited consolidated financial statements for the fiscal year ended on July 1, 2018 in the Company’s 2018 Annual Report, (ii) assets that constitute more than 75% of the consolidated total assets of the Company and its subsidiaries as set forth in the Company’s 2018 Annual Report, or (iii) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Company board determines in good faith is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the acquisition proposal and the person making the acquisition proposal, and if consummated, would result in a transaction more favorable to the Company shareholders from a financial point of view than the merger (taking into account the most recent irrevocable written binding offer proposed by Parent to amend the terms of the merger agreement).

No Change in Board Recommendation; No Entry into Alternative Transactions

No Change in Board Recommendation; No Entry into Alternative Transactions

In the merger agreement, the Company board agreed to make the Company board recommendation to the Company shareholders. Subject to certain exceptions described below, the Company board and each committee of the Company board may not:

•

withdraw, fail to make or modify in a manner adverse to Parent or Merger Sub (or propose to withdraw, fail to make or modify in a manner adverse to Parent or Merger Sub) the Company board recommendation;

•	fail to include in this proxy statement the Company board recommendation;

•	approve, adopt or recommend, or propose to approve, adopt or recommend, any acquisition proposal;

•	if any acquisition proposal is structured as a tender or exchange offer that is commenced, fail to recommend against the Company shareholders accepting such tender or exchange offer within ten business days of commencement of the tender or exchange offer pursuant to Rule 14d-2 of the Exchange Act (or such fewer number of days as remain prior to the Company shareholders meeting, as it may be adjourned or postponed in accordance with the merger agreement); or

•	agree or resolve to take any of the foregoing prohibited actions (we refer to each of the above actions as a “Company adverse recommendation change”).

Fiduciary Exception

Notwithstanding any of the foregoing restrictions, prior to the time the Company shareholder approval (as defined in “—Conditions to the Merger”) is obtained, if the Company, any of its subsidiaries or any of their respective representatives receives from any person, after the date of signing the merger agreement, an unsolicited, bona fide written acquisition proposal that did not result from a breach of the Company’s non-solicitation obligations described above and that the Company board determines in good faith, after consultation with its financial advisors and outside legal counsel, is a superior proposal, the Company board may, in response to such superior proposal, (i) effect a Company adverse recommendation change or (ii) terminate the merger agreement (as described in the section below entitled “—Termination” beginning on page 147 of this proxy statement) for the purpose of entering into a definitive written agreement concerning such a superior proposal (subject to paying the required termination payment to Parent concurrently with such termination, as described in the section entitled “—Termination Fees” beginning on page 148 of this proxy statement). However, the Company board may not take any such action, and as a condition precedent to taking such action, unless:

•

the Company provides Parent with at least four business days’ prior written notice of the Company board’s intention to effect a Company adverse recommendation change or terminate the merger agreement, specifying in such notice the reasons underlying such intention and including an unredacted copy of any relevant proposed transaction agreements, the identity of the party making the superior proposal and the material terms of such superior proposal;

•

during the four-business-day period following Parent’s receipt of such notice, Parent may propose revisions to the terms of the transactions contemplated by the merger agreement (it being understood that any change to the financial terms or any other material terms of the applicable superior proposal triggers an extension to the notice period to ensure that at least two business days remain in the notice period following any such change);

•

the Company board will discuss and negotiate, and will cause its representatives to discuss and negotiate, in good faith with Parent during the four-business-day notice period to the extent Parent reasonably desires to discuss and negotiate; and

•

at or after 5:00 p.m. eastern time on the final day of the notice period, the Company board has considered in good faith the effect of any irrevocable written binding offer proposed by Parent to amend the terms of the merger agreement (which we refer to as an “offered amendment”) and has determined, after consideration and consultation with its financial advisors and outside legal counsel, and taking into consideration any offered amendment from Parent, that the applicable acquisition proposal continues to be a superior proposal and that the failure of the Company board to effect a Company adverse recommendation change or terminate the merger agreement would continue to be inconsistent with the Company board’s fiduciary duties under applicable law.

The Company board may also effect a Company adverse recommendation change in response to an intervening event (as defined below) if the Company board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company adverse recommendation change would be inconsistent with the Company board’s fiduciary duties under applicable law. However, the Company board may not take any such actions unless:

•	the Company provides Parent with at least four business days’ prior written notice of the Company board’s intention to effect a Company adverse recommendation change, specifying in such notice the reasons underlying such intention and including a reasonably detailed description of the intervening event, and during the four-business-day period following Parent’s receipt of such notice, Parent may propose revisions to the terms of the transactions contemplated by the merger agreement;

•

the Company board will negotiate, and will cause its representatives to negotiate, in good faith with Parent during the four-business-day notice period to the extent Parent reasonably desires to negotiate; and

•

at or after 5:00 p.m. eastern time on the final day of the four-business-day notice period, the Company board has considered in good faith the effect of any offered amendment and has determined, after consideration and consultation with its financial advisors and outside legal counsel, and taking into consideration any offered amendment from Parent, that the failure of the Company board to effect a Company adverse recommendation change would continue to be inconsistent with the Company board’s fiduciary duties under applicable law.

Under the merger agreement, an intervening event means a material event, circumstance, change, effect, development or condition that was unknown to the Company board as of the date of signing the merger agreement (or if known, the consequences of which were unknown to the Company board as of the date of signing the merger agreement), except that in no event does the receipt, existence or terms of an acquisition proposal constitute an intervening event.

Certain Permitted Disclosure

Nothing in the merger agreement will prevent the Company or any of its subsidiaries from taking and disclosing to the Company shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or making a disclosure to the Company shareholders if the Company board determines in good faith, after consultation with its outside legal counsel, that a failure to do so would be inconsistent with applicable law, except that in no event will the Company or the Company board or any committee of the Company board take any action prohibited by the restrictions on the Company in the merger agreement related to the Company board’s ability to effect a Company adverse recommendation change (except that any “stop, look and listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act will not be deemed a Company adverse recommendation change), unless such action is required by applicable law and, if such action constitutes a Company adverse recommendation change prior to the time the Company shareholder approval is obtained, then Parent will have the right to terminate the merger agreement (as described in the section below entitled “—Termination” beginning on page 147 of this proxy statement).

Company Shareholders Meeting

The Company has agreed to hold a special meeting (which we refer to as the “Company shareholders meeting”) as promptly as practicable after clearance of the proxy statement by the SEC (and, in any event, within 45 days, but subject to certain extensions for adjournment or postponement as described in the merger agreement) to consider and vote upon the adoption of the merger agreement. Subject to the provisions of the merger agreement discussed above under “—No Change in Board Recommendation; No Entry into Alternative Transactions” beginning on page 134 of this proxy statement, the Company board has agreed to recommend that the Company shareholders adopt the merger agreement in this proxy statement and in other materials and communications between the Company and the Company shareholders and to use its reasonable best efforts to solicit the adoption of the merger agreement at the Company shareholder meeting. The Company has agreed to keep Parent and Merger Sub reasonably informed of the proxy solicitation results. Notwithstanding anything to the contrary in the merger agreement, the Company may not adjourn or postpone the Company shareholder meeting, except (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the Company shareholders at least five business days in advance of the vote to adopt the merger agreement, (ii) in the event any acquisition proposal is structured as a tender or exchange offer pursuant to rule 14d-2 of the Exchange Act, to the extent necessary to ensure that the Company shall have ten business days after the commencement thereof to take or disclose to the Company shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act at least five business days in advance of a vote on the adoption of the merger agreement, (iii) if the Company reasonably believes that it is necessary and advisable to do so, in order to solicit additional proxies in order to obtain the Company shareholder approval or (iv) if, as of the time for which the meeting of the Company shareholders is originally scheduled, the Company will not have sufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting of the Company shareholders.

Filings; Other Actions; Notification

General Obligations

As a general matter, the Company and its subsidiaries and Parent and its affiliates must cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary and proper on their part under the merger agreement and applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

Efforts to Complete the Merger

The Company and Parent have agreed to cooperate with each other, to the extent not prohibited by applicable law and under the terms and subject to the conditions contained in the merger agreement, in connection with the obtaining the regulatory approvals described below, including by:

•

promptly notifying the other of, and, if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any governmental entity with respect to the merger or any of the other transactions contemplated by the merger agreement;

•

permitting the other to review and discuss in advance, and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any governmental entity;

•

not participating, and not permitting any of its representatives to participate, in any meeting with any governmental entity unless the party notifies the other in advance and, to the extent permitted by the applicable governmental entity, gives the other the opportunity to attend and participate at such meeting;

•

furnishing the other with copies of all correspondence and communications (and memoranda setting forth the substance thereof) between the party and any governmental entity with respect to the merger agreement and the merger; and

•

cooperating with the other to furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with the parties’ mutual cooperation in preparing any necessary filings or submissions of information to any governmental entity, provided that each of Parent and Company may designate in good faith any non-public information provided to any governmental entity as restricted to “outside antitrust counsel” only and such information may not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the information and such information can be redacted to remove references to the valuation of the Company, as determined in good faith is necessary to comply with contractual arrangements or other confidentiality obligations or applicable law or as necessary to address reasonable attorney client or other privilege or confidentiality concerns. In addition, either Parent or the Company may request entry into a joint defense agreement as a condition to providing the foregoing materials and, upon receipt of that request, the parties have agreed to work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

Notwithstanding anything to the contrary in the merger agreement, in order to obtain the regulatory approvals described below, the Company will not agree or consent to dispose of, license or hold separate any assets, or otherwise commit to take or take any action that would limit Parent’s ability to retain the Company or any of its affiliates (or any of their respective businesses, product lines or assets) or Parent or any of its affiliates (or any of their respective businesses, product lines or assets) or agree to alter or restrict the business or commercial practices, including any terms or conditions of any contracts, of the Company or any of its affiliates (or any of their respective businesses, product lines or assets) without Parent’s prior written consent.

Antitrust Approval

The Company and Parent have agreed, as promptly as practicable but no later than ten business days following the execution and delivery of the merger agreement, to file or cause to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required for the merger and the other transactions contemplated by the merger agreement and any supplemental information requested in connection with filing the notification and report form, and, as promptly as practicable, to make, or cause to be made, any filing that may be necessary or, in the reasonable opinion of Parent, advisable under any other antitrust or competition law and provide each governmental entity with jurisdiction over enforcement of any antitrust or competition law applicable to the Company or its subsidiaries or Parent or Parent’s affiliates all non-privileged information and documents that are required or reasonably requested by any governmental entity or by Parent pursuant to applicable antitrust or competition law in connection with consummation of the merger and the other transactions contemplated by the merger agreement.

DSS Notification

The Company and Parent have also agreed to use their reasonable best efforts to (i) have the Company prepare and submit, at the Company’s sole expense, to DSS and, to the extent applicable, any other agency of the U.S. government, notification of the merger and the other relevant transactions contemplated by the merger agreement pursuant to Section 1-302(g) of the NISPOM, and (ii) take all steps that are, among other things, necessary to obtain assurances, reasonably deemed sufficient by Parent or one of its subsidiaries, that neither DSS nor any other governmental entity of competent jurisdiction will take unfavorable actions to deny or delay the merger, or make an unfavorable national interest determination in accordance with the NISPOM, or similar determinations under any applicable national or industrial security regulations of any federal governmental entity of the U.S. government.

Certain Limitations on Parent’s Obligations to Obtain Regulatory Approvals

Notwithstanding anything to the contrary in the merger agreement, nothing contained in the merger agreement will require Parent or any of its affiliates to agree to any action to (i) dispose of, license or hold separate any assets, or otherwise take or commit to take any action that limits the freedom of action of Parent or any of its affiliates with respect to, or their ability to retain, the Company or any of its affiliates (or any of their respective businesses, product lines or assets) or Parent or any of its affiliates (or any of their respective businesses, product lines or assets), or (ii) alter or restrict in any way the business or commercial practices, including any terms or conditions of any contracts, of the Company or any of its affiliates (or any of their respective businesses, product lines or assets) or Parent or any of its affiliates (or any of their respective businesses, product lines or assets), except that if requested by a governmental entity in order to obtain the regulatory approvals described above,

Parent will agree to the disposal (and the Company will agree to do so after the closing if requested by Parent) of any assets of the Company or its subsidiaries (but not of Parent or its affiliates) that do not relate to the sonobuoy business of the Company or its subsidiaries and that, individually or in the aggregate, are not material in any respect to the Company and its subsidiaries.

Financing

The obligation of Parent and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement is not contingent upon the receipt by Parent of any financing.

Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub have agreed to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the financing under the equity commitment letter (which we refer to as the “equity financing”) on the terms and conditions described in the equity commitment letter, including using reasonable best efforts to (i) maintain in effect the equity commitment letter in accordance with the terms and subject to the conditions thereof (or on such other terms as are permitted by the merger agreement or agreed to in writing by the Company), (ii) satisfy on a timely basis, all conditions to funding that are applicable to Parent and Merger Sub in the equity commitment letter that are within their control, (iii) comply with its obligations pursuant to the equity commitment letter and (iv) enforce its rights pursuant to the equity commitment letter.

Prior to the closing and as promptly as practicable following the date of the merger agreement, the Company has agreed to and has agreed to cause its subsidiaries and its subsidiaries’ respective representatives to, use commercially reasonable efforts to cooperate with Parent, in connection with facilitating (i) the replacement (effective as of the date of the closing) of all outstanding letters of credit of the Company or any of its subsidiaries issued under the Company’s existing credit facility with BMO Harris Bank N.A. with letters of credit issued under the debt financing and/or the Company providing, as of the closing date, cash or other collateral or other credit back stop satisfactory to the bank issuing any such existing letter of credit, and (ii) the payoff of other credit facilities of the Company and its subsidiaries as of the closing date and, as applicable, release of liens thereunder and receipt of documentation, including customary payoff letters, confirming same. Such cooperation shall include facilitating the direct contact between Parent and its representatives and parties under credit facilities of the Company and its subsidiaries and the beneficiaries of the existing letters of credit with the Parent and its representatives, as well as direct contact between such beneficiaries and the Parent’s lenders, in all such cases upon reasonable advance notice.

Prior to the effective time, the Company has agreed to, and to cause its subsidiaries to, use commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its and its subsidiaries’ officers, directors, employees, advisors and other representatives to provide to Parent such cooperation as may be reasonably requested by Parent in connection with arranging and obtaining the debt financing; provided, however, that such requested cooperation is otherwise consistent with the merger agreement and does not unreasonably interfere in any material respect with the operations of the Company, its subsidiaries and the ERAPSCO JV. Such cooperation by the Company includes, at the reasonable request of Parent:

•

commenting on or assisting with the preparation (including providing information and materials to be used in the preparation) of customary confidential information memoranda (including a private supplement) or similar offering documents for the debt financing, customary rating agency presentations and lender presentations; provided, however, that any such documents and rating agency presentations shall contain disclosure and financial statements reflecting the Company as the obligor;

•

reasonably assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates, documents, or closing deliverables with respect to the debt financing as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by the merger agreement and the release of related liens and termination of security interests (including delivering payoff letters, prepayment or termination notices as required by the terms of any existing indebtedness and delivering termination agreements and/or UCC-3 or equivalent financing statements or notices));

•

furnishing Parent and Parent’s debt financing sources and their respective representatives with the required information and such pertinent and customary information regarding the Company and its subsidiaries as may be reasonably requested by Parent in order to consummate the debt financing;

•

furnishing Parent for distribution to the debt financing sources information required by any financing sources for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including USA Patriot Act of 2001, at least two business days prior to closing to the extent reasonably requested at least five business days prior to the closing;

•

causing the management teams of the Company and its subsidiaries with appropriate seniority and expertise and requesting external auditors to, upon reasonable notice, participate in and prepare for a reasonable number of meetings with prospective lenders and purchasers of the debt financing and senior management and representatives, with appropriate seniority and expertise, of the Company and its subsidiaries, presentations, due diligence sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of Parent and its financing sources, in each case in connection with the debt financing;

•	cooperating reasonably with the due diligence requests of the debt financing sources, to the extent customary and reasonable;

•	cooperating reasonably with Parent in Parent’s efforts to obtain reasonable and customary consents, legal opinions, surveys, title insurance and insurance affidavits as reasonably requested by Parent;

•

providing customary authorization letters to the debt financing sources authorizing the distribution of information to prospective lenders (subject to confidentiality provisions) and, with respect to any public-side version of such information, confirming that such version consists exclusively of information and documentation that does not contain information that is of a type that would not be publicly available (or could be derived from publicly available information) and material with respect to the Company or its subsidiaries or any of their respective securities for purposes of United States federal and state and (if applicable to the Company and debt financing) foreign securities laws;

•

using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements to the extent necessary or reasonably required by Parent’s financing sources (including the debt financing source); provided, however, that neither the Company nor any of its subsidiaries or representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information; and

•

using reasonable best efforts to permit the prospective lenders involved in the debt financing to evaluate the Company and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and permit representatives of the one (1) prospective lender to conduct commercial field examinations, inventory appraisals, and make audits and appraisals delivered for the purposes of any credit facility available to Parent for purposes of its debt financing.

Parent has agreed to promptly, upon written request by the Company, reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including (1) reasonable outside attorneys’ fees and (2) fees and expenses of the Company’s outside accounting firms engaged to assist in connection with the debt financing) incurred by the Company, its affiliates or any of their respective representatives in connection with the cooperation and other obligations of the Company or its affiliates contemplated by the merger agreement and indemnify and hold harmless the Company, its affiliates and their respective representatives from and against any and all losses and liabilities suffered or incurred by them in connection with the arrangement of the debt financing and the performance of their respective obligations relating thereto under the merger agreement and any information utilized in connection therewith, except in the event such losses or liabilities arose out of or resulted from the gross negligence or willful misconduct of such person. However, nothing in the merger agreement shall require any cooperation to the extent that it would require the Company or any of its subsidiaries or representatives to (i) to waive or amend any terms of the merger agreement, (ii) agree to pay any commitment or other fees or incur any other liability or obligation prior to the effective time, (iii) provide any indemnity or reimburse any expenses prior to the effective time, (iv) approve or perform the execution or delivery of any document or certificate in connection with the debt financing (or any alternative financing other than the authorization letters discussed above) or that requires persons who are directors (or equivalent) of the Company or its subsidiaries prior to the effective time (in their capacity as such) to pass resolutions or consents to approve or authorize the debt financing (or any alternative financing) (except that, with respect to any person who is continuing as a director or officer (or equivalent) of the Company or its subsidiaries following the effective time, such person may execute or deliver any such documents or certificates or pass such resolutions or consents following the effective time) or (v) take any action for which it is not indemnified hereunder.

At the reasonable request of Parent, the Company has agreed to and has agreed to cause its subsidiaries to, use reasonable best efforts to periodically update any required information provided to Parent as may be necessary so that such required information (i) is compliant, and (ii) meets the applicable requirements set forth in the definition of “required information” in the merger agreement. Parent shall be permitted to disclose such information provided by the Company or any of its affiliates or any of their respective representatives to Parent’s debt financing sources, rating agencies and prospective lenders during syndication of the debt financing subject to Parent’s debt financing sources, ratings agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information.

Upon the reasonable written request of the Company, the Company and its legal counsel will be given reasonable opportunity to review and comment upon any marketing materials for debt financing sources, ratings agencies and prospective lenders, in each case, prepared after the date of the merger agreement, that include information about the Company or its subsidiaries prepared in connection with the debt financing. The Company has consented to the use of all logos of the Company and its subsidiaries in connection with the debt financing so long as such logos are (i) used solely in connection with an accurate description of the Company, its subsidiaries and the ERAPSCO JV and their respective businesses and products or the transactions contemplated by the merger agreement and (ii) used solely in a manner that is not intended to, or that would not reasonably be expected to, harm or disparage the Company, any of its subsidiaries or the ERAPSCO JV or the reputation or goodwill of the Company, any of its subsidiaries or the ERAPSCO JV.

Employee Matters

From and after the effective time until the later of the first anniversary of the date of the closing and December 31, 2019 (which we refer to as the “continuation period”), Parent has agreed to provide, or will cause the surviving corporation to provide, each individual who is employed by the Company or any of its subsidiaries immediately before the effective time (which we refer to as “Company employees”) and who continues employment with the Company or any of its subsidiaries during the continuation period with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (including target cash incentive amounts but excluding equity compensation incentives, severance payments and any compensation or benefits triggered in whole or in part by the consummation of the transactions contemplated by the merger agreement or other transactions that would constitute a “change in control” or “change of control” or similar transaction for purposes of a Company benefit plan or comparable plan) provided to the company employee as of the date of the merger agreement, or to the extent such compensation or benefits are modified or amended after the date of the merger agreement, immediately prior to the effective time.

Parent, the surviving corporation and their respective subsidiaries, as applicable, have agreed to cause each Company benefit plan or comparable benefit plan maintained by Parent, the surviving corporation or their respective subsidiaries in which the Company employees are eligible to participate after the date of the closing (including any vacation and paid time-off and severance plans) to take into account each company employee’s service with the Company or any of its subsidiaries (as well as service with any predecessor employer of the Company or any of its subsidiaries, to the extent service with the predecessor employer is recognized by the Company or any of its subsidiaries) for purposes of determining the company employee’s eligibility to participate and vesting in such plan (but not for accrual of benefits other than determining the level of vacation pay accrual), except that the Company employee’s service need not be considered to the extent that the recognition by Parent described above would result in any duplication of benefits for the same period of service.

Parent has also agreed, to the extent permitted by applicable law and the relevant insurance carriers, to use commercially reasonable efforts to, waive or cause the surviving corporation to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the surviving corporation or any of their respective subsidiaries in which Company employees (and their eligible dependents) will be eligible to participate from and after the effective time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company benefit plan immediately prior to the effective time. Parent will, or will cause the surviving corporation to, for any employee who becomes covered under a group health plan of Parent or its affiliates, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the effective time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the effective time.

Shareholder Litigation

The Company and Parent must promptly notify each other of, and give each other the opportunity to participate in the defense, settlement and/or prosecution of, any proceeding (including derivative claims) brought by any of the Company shareholders against the Company and/or members of the Company board relating to the merger or the other transactions contemplated by the merger agreement. The Company and Parent will keep each other reasonably informed with respect to the status of any such litigation, and the Company may not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same, without the Parent’s prior written consent (which will not be unreasonably withheld, conditioned or delayed).

Indemnification; Directors’ and Officers’ Insurance

Parent will, and will cause the surviving corporation to, indemnify and hold harmless certain employees of the Company listed on the company disclosure letter and each present and former director and officer of the Company and its subsidiaries (in each case, when acting in such capacity), whom we collectively refer to as the indemnified parties, to the fullest extent permitted under applicable law from and against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with any proceeding arising out of or pertaining to matters existing or occurring at or prior to the effective time relating to the indemnified party’s service with, at the request of or for the benefit of the Company or any of its subsidiaries, including the transactions contemplated by the merger agreement. From and after the effective time, Parent will, and will cause the surviving corporation to, advance expenses to any indemnified party claiming indemnification pursuant to the merger agreement as incurred to the fullest extent permitted under applicable law, except that such indemnified party must provide a written undertaking in form and substance reasonably satisfactory to Parent to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

From and after the effective time, Parent will cause the surviving corporation to honor the provisions, to the extent they are enforceable under applicable law, regarding exculpation of directors, limitation of liability of directors and officers and advancement of expenses contained in the Company’s articles of incorporation, code of regulations, the comparable organizational documents of any of the Company’s subsidiaries or any indemnification contract between the applicable indemnified party and the Company or any of its subsidiaries immediately prior to the effective time.

From and after the effective time, Parent will cause the surviving corporation to maintain for a period of at least six years following the effective time directors’ and officers’ liability insurance and fiduciary liability insurance policies (which we refer to as the “D&O policies”), with respect to matters existing or occurring at or prior to the effective time, including for acts or omissions in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement. The D&O policies must be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with benefits, levels of coverage and terms and conditions that are at least as favorable as the Company’s D&O policies existing immediately prior to the effective time. However, neither Parent nor the surviving corporation will be required to expend for any year of such D&O policy coverage an annual premium amount greater than 300% of the annual premium paid by the Company for the D&O policies for the fiscal year immediately prior to the effective time, but Parent and the surviving corporation will still be required to obtain D&O policies with the greatest coverage available for an annual premium not exceeding such amount.

Notwithstanding Parent’s obligations described above, the Company may in its sole discretion obtain, prior to the effective time, six year pre-paid “tail” insurance coverage, at an aggregate cost no greater than six times 300% of the annual premium paid by the Company for the D&O policies for the fiscal year immediately prior to the effective time, providing for D&O policy coverage not less favorable than the coverage described above. If the Company obtains such six year pre-paid “tail” insurance policy, Parent will cause such policy to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the surviving corporation, and Parent will have no further obligation to purchase or pay for the D&O policies.

Each of the indemnified parties will have the right to enforce the provisions of the merger agreement relating to their indemnification as third-party beneficiaries of such provisions and the obligations of Parent and the surviving corporation under such provisions will not be terminated or modified in any manner that could adversely affect any indemnified party without such indemnified party’s consent.

Expenses

Subject to certain exceptions, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated. The Company must reimburse Parent for all reasonable documented out-of-pocket expenses (which we refer to as the “expenses”) to the extent incurred by Parent, Merger Sub or any of their respective affiliates in connection with the merger agreement if the merger agreement is terminated by Parent due to a willful breach by the Company of any of its covenants or agreements contained in the merger agreement. The aggregate amount of such expenses payable by the Company shall not exceed $4,750,000.

Government Contracts

If a responsible contracting officer for the U.S. government determines before the closing that there are any issues related to the transactions contemplated by the merger agreement with respect to any government contract to which the Company or any of its subsidiaries is a party and that such issues should be addressed in a formal agreement between the Company or any of its subsidiaries and the U.S. government (including pursuant to Federal Acquisition Regulation 42.12), the Company and Parent have agreed to prepare, and, if applicable, the Company will cause the applicable Company subsidiary to prepare, with Parent’s assistance, the required agreement within a reasonable time following the effective time to be submitted by the Company to the responsible contracting officer for the U.S. government. Each party will promptly provide to the others any information with respect to such party that may be required in connection with preparing, processing, entering into and completing the agreement (including the information required pursuant to FAR 42.12). Each party has agreed to use its reasonable best efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into, and completing the agreement with respect to the government contracts, including responding to any requests for information by the U.S. government with regard to such agreement.

The Company will, at Parent’s reasonable request, or, if applicable, cause the applicable Company subsidiary to, with respect to certain contracts listed in the Company disclosure letter, communicate to each responsible contracting officer for the U.S. government the fact that the transactions contemplated by the merger agreement are pending. Such communications will be made as soon as practicable after the date of signing the merger agreement and prior to the date of closing and will be made in the manner Parent reasonably determines is appropriate to preserve the Company’s or its applicable subsidiary’s relationship with such responsible contracting officers for the U.S. government.

The parties acknowledge that, under applicable provisions of the FAR, Parent and its affiliates should not be required to obtain novation agreements regarding any of the Company’s government contracts in order to consummate the transactions contemplated by the merger agreement. However, to the extent any agency of the U.S. federal government (or any contracting officer thereof) asserts that a novation is required in connection with the transactions contemplated by the merger agreement, Parent shall, and shall cause its affiliates to, comply with all reasonable requests from the Company necessary to prepare and execute any such novation agreement.

Notification of Certain Matters

The Company, Parent and Merger Sub have agreed to give prompt written notice to the others of (i) any notice or other communication received by the Company, Parent or Merger Sub from any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement or from any person alleging that their consent is or may be required in connection with the merger or the other transactions contemplated by the merger agreement, (ii) to the Company’s, Parent’s or Merger Sub’s knowledge, the occurrence, or non-occurrence, of any change or event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligation of the Company, Parent or Merger Sub to effect the merger as described below under “—Conditions to the Merger,” beginning on page 145 of this proxy statement, not to be satisfied, (iii) any notice, other written or, with respect to certain specific solicitations, oral communication received by the Company or its subsidiaries from a governmental entity, with respect to any current or potential contract that involves or is expected to involve annual revenues in excess of $5,000,000; (iv) any notice or other written or oral communication received by the Company or its subsidiaries or their legal counsel from the Department of Justice in connection with or with respect to the DOJ investigation; or (v) any notice or other written or material oral communication received by the Company or its subsidiaries from Ultra or USSI or planned to be delivered by or on behalf of the Company or its subsidiaries to Ultra or USSI in connection with or with respect to the rights of the Company, SDS, Ultra or USSI pursuant to the ERAPSCO agreement or the scope of the ERAPSCO agreement.

Other Agreements

The merger agreement contains certain other covenants and agreements between the Company, Parent and Merger Sub, including covenants and agreements relating to:

•	cooperation by the Company with Parent to use its reasonable best efforts to delist the Company common stock from the NYSE and to deregister the Company common stock under the Exchange Act;

•	cooperation between the Company and Parent in connection with public announcements relating to the merger or the other transactions contemplated by the merger agreement;

•

the Company’s agreement to take the steps reasonably necessary or advisable to cause any dispositions of the Company’s equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

the Company’s and Parent’s agreement to provide each other with certain resolutions and written consents effected in connection with the merger agreement and the transactions contemplated by the merger agreement;

•

Parent’s agreement to cause Merger Sub and the surviving corporation to comply with their obligations under the merger agreement and Merger Sub’s agreement not to engage in any activities except as provided in or contemplated by the merger agreement;

•

the agreement that the Company, Parent, Merger Sub and their respective boards of directors will, if any takeover statute is or may be applicable to the merger or the other transactions contemplated by the merger agreement, grant reasonable approvals and take reasonable actions as are necessary to consummate, as promptly as practicable, the transactions contemplated by the merger agreement and will otherwise act to eliminate or minimize the effects of any takeover statute or regulations on the transactions contemplated by the merger agreement; and

•

the resignation of certain of the Company’s and its subsidiaries’ directors and officers as requested by Parent that will be effective on or before the effective time, except that the Company’s failure to obtain any such resignation shall not be a breach of such covenant if Parent will have the power, directly or indirectly, to remove any such person from his or her position as a director or officer without cause immediately after the effective time.

Conditions to the Merger

Each of the Company’s, Parent’s and Merger Sub’s obligation to effect the merger is subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the closing of each of the following conditions:

•

the merger agreement having been duly adopted by the holders of at least two-thirds of the outstanding shares of Company common stock entitled to vote at the Company shareholder meeting (which we refer to as the “Company shareholder approval”);

•

the absence of an enactment, entering, promulgation or enforcement of any law, executive order, ruling, injunction, or other order (whether temporary, preliminary or permanent) by a governmental entity of competent jurisdiction that is in effect and restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	the expiration or early termination of the waiting period applicable to the consummation of the merger under the HSR Act (or any extension thereof);

•

the expiration or termination of any agreement with a governmental entity not to consummate the merger, which agreement will have been entered into with both the Company’s and Parent’s prior written consent;

The obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the closing of each of the following conditions:

•

the representations and warranties of the Company relating to its ownership of its subsidiaries, capital structure, corporate power and authority and brokers and other advisors being true and correct in all respects as of the date of signing the merger agreement and as of the date of the closing as though made on and as of the date of the closing (except to the extent the representation or warranty is expressly made as of a specific date (including the date of signing the merger agreement) in which case the representation and warranty must be true and correct only as of that specific date), except, in the case of the Company’s representations and warranties relating to its ownership of its subsidiaries and capital structure, for de minimis inaccuracies;

•

the representations and warranties of the Company relating to the absence of certain changes or events since September 30, 2018 being true and correct in all respects as of the date of signing the merger agreement and as of the date of the closing as though made on and as of the date of the closing;

•

the representations and warranties of the Company relating to noncontravention and the DOJ investigation being true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of signing the merger agreement and as of the date of the closing as though made on and as of the date of the closing (except to the extent the representation or warranty is expressly made as of a specific date (including the date of signing the merger agreement) in which case the representation and warranty must be true and correct only as of that specific date);

•

each of the representations and warranties of the Company other than those referred to in the first three bullets above being true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of signing the merger agreement and as of the date of the closing as though made on and as of the date of the closing (except to the extent the representation or warranty is expressly made as of a specific date (including the date of signing the merger agreement) in which case the representation and warranty must be true and correct only as of that specific date), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the Company having performed in all material respects all of its obligations under the merger agreement on or prior to the date of the closing; and

•

Parent having received a certificate of the chief executive officer or the chief financial officer of the Company, certifying that the conditions set forth in the preceding five bullets have been satisfied.

The obligations of the Company to effect the merger are further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the closing of each of the following conditions:

•

the representations and warranties of Parent and Merger Sub relating to its power and authority being true and correct in all respects as of the date of signing the merger agreement and as of the date of the closing as though made on and as of such date (except to the extent the representation or warranty is expressly made as of a specific date (including the date of signing the merger agreement) in which case the representation and warranty must be true and correct only as of that specific date);

•

each of the representations and warranties of Parent and Merger Sub other than the representations and warranties referred to in the first bullet above being true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of signing the merger agreement and as of the date of the closing as though made on and as of such date (except to the extent the representation or warranty is expressly made as of a specific date (including the date of signing the merger agreement) in which case the representation and warranty must be true and correct only as of that specific date), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement;

•	Parent and Merger Sub having performed in all material respects all of their obligations under the merger agreement on or prior to the date of the closing; and

•

the Company having received a certificate of the chief executive officer or the chief financial officer (or comparable officer) of Parent, certifying that the conditions set forth in the preceding three bullets have been satisfied.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after (except as set forth below) the Company shareholders’ approval, under the following circumstances:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•

if the merger is not consummated on or before May 11, 2019 (unless any condition relating to (x) a governmental order having been entered pursuant to the HSR Act or any other applicable antitrust or competition law or (y) the expiration or termination of the waiting period under the HSR Act, in each case has not been satisfied by May 11, 2019, in which case Parent or the Company may extend the date to June 11, 2019), except that this right to terminate the merger agreement will not be available to Parent or the Company if either party (or, in the case of Parent, Merger Sub) has materially breached its obligations under the merger agreement if such breach was the principal cause of or resulted in the failure of a condition to any party’s obligation to effect the merger on or prior to such date (we refer to such date as the “outside date” and a termination of the merger agreement for this reason as an “outside date termination”);

•

if, at the Company shareholders meeting (or any adjournment or postponement thereof), a proposal to adopt the merger agreement is voted upon by the Company shareholders and the Company shareholder approval is not obtained (we refer to a termination of the merger agreement for this reason as a “Company shareholder no-vote termination”); or

•

if any law, executive order, ruling, injunction or other order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable, except that this right to terminate the merger agreement will not be available to any party that has not complied in all material respects with its obligations under the regulatory approvals covenant of the merger agreement (with any non-compliance by Merger Sub being attributed to Parent).

•	by the Company:

•

at any time prior to the Company shareholder approval being obtained and, if the Company is in compliance in all respects with its obligations under the acquisition proposals covenant of the merger agreement, in order to accept a superior proposal and enter into an acquisition agreement providing for the superior proposal concurrently with terminating the merger agreement (we refer to a termination of the merger agreement for this reason as a “superior proposal termination”);

•

if Parent or Merger Sub has breached any of their respective representations or warranties or failed to perform any of their respective covenants or other agreements contained in the merger agreement, in each case such that the conditions to the Company’s obligations to effect the merger would not be satisfied and such breach is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of 45 days after written notice of such breach is given by the Company to Parent, and the outside date, except that this right of the Company to terminate the merger agreement will not be available to the Company if it is then in material breach of the merger agreement such that the conditions to Parent’s and Merger Sub’s obligations to effect the merger would not be satisfied (which we refer to as a “termination for Parent/Merger Sub breach”); or

•	if the mutual conditions to closing and Parent and Merger Sub’s conditions to closing have been either satisfied or waived in accordance with the merger agreement, Parent and Merger Sub fail to consummate the merger on the date that the closing should have occurred pursuant to the merger agreement, the Company delivers written notice to Parent that it stands ready and willing to consummate the merger and Parent and Merger Sub fail to consummate the merger within five business days after the delivery of such notice (we refer to a termination of the merger agreement for this reason as a “failure to close termination”).

•	by Parent:

•

at any time prior to the Company shareholder approval being obtained, if the Company board effects a Company adverse recommendation change (we refer to a termination of the merger agreement for this reason as a “termination for Company adverse recommendation change”);

•

if the Company has breached or been deemed to have breached the Company’s covenant related to non-solicitation of acquisition proposals in any material respect, except that this right of Parent to terminate the merger agreement will not be available to Parent if the Company shareholder approval has been obtained (we refer to a termination of the merger agreement for this reason as a “termination for breach of the non-solicitation covenant”);

•

if the Company has breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the merger agreement, in each case such that the conditions to Parent’s and Merger Sub’s obligations to effect the merger would not be satisfied and such breach is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of, with respect to the Company’s failure to file this proxy statement within 20 business days of the date of the merger agreement or a failure to hold the special meeting as promptly as practicable after this proxy statement is cleared by the SEC (and, in any event, within 45 days thereafter) 15 days, and with respect to other breaches, 45 days, after written notice of such breach or failure to perform is given by Parent to the Company, and the outside date, except that this right of Parent to terminate the merger agreement will not be available to the Parent if it is then in material breach of the merger agreement such that the conditions to the Company’s obligations to effect the merger would not be satisfied (we refer to a termination of the merger agreement for this reason as a “termination for Company breach”); or

•

if following the date of the merger agreement, the Company, its subsidiaries or the ERAPSCO JV shall have been suspended, debarred, excluded or proposed for debarment from doing business with any governmental entity or shall have been declared non-responsible or ineligible for contracting with any governmental entity and such suspension, debarment, exclusion, proposed debarment (including any subsequent debarment) or declaration is incapable of being cured, or if capable of being cured, is not cured prior to the earlier of (i) 60 days after written notice of such matter is given by Parent to the Company, and (ii) the outside date.

Termination Fees

The Company will be required to pay Parent a termination fee equal to $7,500,000 (less the aggregate amount of any expenses previously paid by the Company as described in “—Expenses”), if:

•	a superior proposal termination has occurred;

•

after the date of signing the merger agreement and prior to the date of the Company shareholders meeting (or the date of postponement or adjournment thereof, if applicable), a bona fide acquisition proposal is publicly announced or otherwise publicly disclosed and not withdrawn prior to the date of the Company shareholders meeting (or the date of postponement or adjournment thereof, if applicable) and thereafter a Company shareholder no-vote termination occurs and (i) within twelve months after such termination, the Company enters into a definitive agreement to consummate an acquisition proposal and the acquisition proposal is subsequently consummated or (ii) an acquisition proposal is otherwise consummated within twelve months after such termination (for these purposes, “acquisition proposal” has the same meaning assigned elsewhere in this proxy statement), provided that, in the case of each of clause (i) and clause (ii) above, such acquisition proposal provides for aggregate consideration in excess of $65 million to be paid to the Company, its subsidiaries or their respective shareholders;

•

after the date of signing the merger agreement and prior to the outside date, a bona fide acquisition proposal is publicly announced or otherwise disclosed to the Company board and (i) an outside date termination or a termination for Company breach occurs, (ii) such acquisition proposal shall not have been withdrawn (A) prior to the outside date, or (B) the applicable date the merger agreement was terminated, if a termination for Company breach occurred and (iii)(A) within twelve months after such termination, the Company enters into a definitive agreement to consummate an acquisition proposal and such acquisition proposal is subsequently consummated or (B) an acquisition proposal is otherwise consummated within twelve months after such termination (for these purposes, “acquisition proposal” has the same meaning assigned elsewhere in this proxy statement), provided that, in the case of clause (iii) above, such acquisition proposal provides for aggregate consideration in excess of $65 million to be paid to the Company, its subsidiaries or their respective shareholders; or

•	a termination for Company adverse recommendation change or termination for breach of the non-solicitation covenant has occurred.

If the merger agreement is terminated pursuant to the first bullet above, the termination fee must be paid on the date of termination. If the merger agreement is terminated pursuant to the second bullet or third bullet above, the termination fee must be paid on the date of consummation of the acquisition proposal. If the merger agreement is terminated pursuant to the fourth bullet above, the termination fee must be paid within three business days of the date of termination. The Company will not be required under any circumstances to pay the termination fee on more than one occasion.

Parent will be required to pay the Company a Parent termination fee equal to $9,250,000 if:

•	a termination for Parent/Merger Sub breach occurs;

•	the Company exercises its failure to close termination right; or

•	an outside date termination occurs, and as of the time of such termination the Company was entitled to terminate the merger agreement as described in either of the two immediately preceding bullets.

If the merger agreement is terminated pursuant to any of the three bullets above, the Parent termination fee must be paid within three business days of termination. Parent will not be required under any circumstances to pay the Parent termination fee on more than one occasion.

Remedies

The parties are entitled to seek an injunction, specific performance or other equitable remedies to prevent breaches of the merger agreement and to enforce specifically its terms. Furthermore, the Company is entitled to seek specific performance, injunctive relief or other equitable remedies to cause Parent to obtain the equity financing in order to consummate the closing so long as (i) the mutual conditions to closing and Parent and Merger Sub’s conditions to closing have been satisfied or waived in accordance with the merger agreement at the time that the closing would have occurred, or would have been required to occur, pursuant to the merger agreement and (ii) the Company irrevocably confirms to Parent that it stands ready and willing to consummate the merger in the event specific performance is granted and the equity financing is funded.

The Company is not entitled to receive (i) both (A) a grant of specific performance to cause the equity financing to be funded and the closing to be consummated and (B) the payment of any monetary damages or the payment of the Parent termination fee or (ii) both (A) a payment of any monetary damages and (B) payment of the Parent termination fee.

Aside from the equitable relief described above, the Company’s sole and exclusive remedy under the merger agreement is the right to receive the Parent termination fee and the reimbursement of certain out-of-pocket costs and expenses as provided in the merger agreement. If the Company has received the Parent termination fee and the reimbursement of the costs and expenses contemplated by the merger agreement and the limited guarantee, then none of Parent, Merger Sub or any of their affiliates shall have any liability or obligation with respect to any losses or damages suffered by the Company or any of its affiliates in connection with the merger or the merger agreement, and none of the Company or any of its affiliates shall be entitled to bring any claim arising out of any such matters.

Aside from the equitable relief described above, if Parent has received (i) the termination fee or the expenses (as defined in “—Expenses”) (but, in the case of the payment of the expenses, if the Company is subsequently required to pay the termination fee, it must have paid the termination fee) and (ii) the reimbursement of the costs and expenses contemplated by the merger agreement, then none of the Company or any of its affiliates shall have any liability or obligation with respect to any losses or damages suffered by Parent, Merger Sub or any of their affiliates in connection with the merger or the merger agreement, and none of Parent, Merger Sub or any of their affiliates shall be entitled to bring any claim arising out of any such matters.

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended or modified by the Company, Parent or Merger Sub at any time prior to the effective time (in the case of the Company or Merger Sub, by action of their respective board of directors to the extent required by law) by written agreement, executed and delivered by duly authorized officers of the Company, Parent and Merger Sub, provided that certain provisions of the merger agreement may not be modified or waived in a manner adverse to a debt financing related party without the prior written consent of the related debt financing source.

At any time prior to the effective time, the Company, Parent or Merger Sub may: extend the time for the performance of any of the obligations or other acts of the other parties; to the extent permitted by law, waive any inaccuracies in the representations and warranties of the other parties in the merger agreement or any document delivered pursuant to the merger agreement; and, subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement, except that neither Parent nor Merger Sub may perform any of the actions described above with respect to Merger Sub or Parent, respectively. Such extensions or waivers will only be valid if set forth in a writing signed by the party or parties to be bound thereby and specifically referencing the merger agreement. The failure of the Company, Parent or Merger Sub to assert any of their respective rights or remedies will not constitute a waiver of such rights or remedies.

PROPOSAL 1—VOTE ON ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, at the special meeting Company shareholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. For more information please see the discussion in the sections entitled “The Merger” beginning on page 26 and “The Merger Agreement” beginning on page 121 of this proxy statement.

The Company board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

If you submit your proxy, but do not indicate instructions to vote your shares of Company common stock for, against or abstain on the merger proposal, your shares will be voted “FOR” the proposal to adopt the merger agreement.

The proposal to adopt the merger agreement requires the affirmative vote in person or by proxy of holders of at least two-thirds of the outstanding shares of Company common stock entitled to vote thereon. If you fail to submit a proxy card or vote in person, mark “abstain” on your proxy or fail to instruct your broker how to vote with respect to the merger proposal, it will have the same effect as a vote against the proposal.

PROPOSAL 2—ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company is seeking a non-binding, advisory shareholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed in this proxy statement in the section entitled “The Merger—Interests of the Company’s Executive Officers and Directors in the Merger—Golden Parachute Compensation.” The proposal gives the Company shareholders the opportunity to express their views on the merger-related compensation of the Company’s named executive officers.

Accordingly, the Company is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘The Merger—Interests of the Company’s Executive Officers and Directors in the Merger—Golden Parachute Compensation,’ are hereby APPROVED.”

Approval of this proposal is not a condition to the consummation of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. If the merger is consummated, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of the employment arrangements even if the Company shareholders fail to approve the advisory vote regarding merger-related compensation.

The Company board unanimously recommends that you vote “FOR” the compensation proposal.

If you submit your proxy, but do not indicate instructions to vote your shares of Company common stock for, against or abstain on the compensation proposal, your shares will be voted “FOR” the compensation proposal.

Approval, on a non-binding, advisory basis, of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting. If you mark “abstain” on your proxy card, it will have the same effect as a vote against the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your broker how to vote with respect to the compensation proposal, it will have no effect on the proposal.

PROPOSAL 3—VOTE ON ONE OR MORE ADJOURNMENTS OF THE

SPECIAL MEETING, IF NECESSARY OR ADVISABLE

If, at the special meeting, the number of shares of Company common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the merger proposal, the Company intends to ask its shareholders to vote to adjourn the special meeting to another time or place to allow for the solicitation of additional proxies to approve the merger proposal. In this event, the Company will request that the shareholders vote on the adjournment proposal and not the merger proposal. The Company does not intend to call a vote on the adjournment proposal if the merger proposal has been approved at the special meeting.

Accordingly, the Company is asking its shareholders to authorize the holder of any proxy solicited by the Company board, and each of them individually, to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies. If the Company requests a vote on the adjournment proposal and the Company shareholders approve this proposal, the Company could adjourn the special meeting and use this additional time to solicit proxies from its shareholders, including those shareholders who have previously voted.

The Company board unanimously recommends that you vote “FOR” the adjournment proposal.

If you submit your proxy, but do not indicate instructions to vote your shares of Company common stock for, against or abstain on the adjournment proposal, your shares will be voted “FOR” the adjournment proposal.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present. If you mark “abstain” on your proxy card, it will have the same effect as a vote against the proposal. If you fail to submit a proxy card or vote in person at the special meeting, or fail to instruct your broker how to vote with respect to the adjournment proposal, it will have no effect on the proposal.

DISSENTERS’ RIGHTS

If the merger agreement is adopted by the Company shareholders, Company shareholders who do not vote in favor of or consent to the merger proposal and who properly demand payment of the fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL.

The following is a summary of the principal steps a shareholder must take to perfect dissenting shareholders’ rights under the OGCL. This summary is qualified by reference to the full text of Sections 1701.84 and 1701.85 and other provisions of the OGCL. Any shareholder contemplating exercise of dissenting shareholders’ rights is urged to review carefully the provisions of Sections 1701.84 and 1701.85 and to consult an attorney because failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights. A copy of Sections 1701.84 and 1701.85 is attached as Annex C to this proxy statement.

To perfect dissenting shareholders’ rights, a dissenting Company shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

•

Must be a shareholder of record. A dissenting shareholder must be a record holder of Company common stock on [●], 2019 the record date for determining those shareholders entitled to vote on the proposal to adopt the merger agreement. Because only shareholders of record on the record date may exercise dissenting shareholders’ rights, any person who beneficially owns shares of Company common stock that are held of record by a bank, broker or other holder of record and who desires to exercise dissenting shareholders’ rights must, in all cases, instruct the record holder of the common stock to satisfy all of the requirements outlined under Section 1701.85 of the OGCL. The Company may make a written request for evidence of authority if the dissenting demand is executed by a signatory who was designated and approved by the shareholder. The shareholder shall provide the evidence within a reasonable time to the Company, but not sooner than 20 days after receipt of the Company’s written request.

•

Does not vote in favor of adopting the merger agreement. A dissenting shareholder must not vote his, her or its common stock in favor of the proposal to adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to the Company signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will constitute a waiver of dissenting shareholders’ rights.

•

File a written demand. Before the shareholder vote on the adoption of the merger agreement, any shareholder seeking to perfect dissenting shareholders’ rights must make a written demand upon the Company for the fair cash value of the shares of Company common stock held by him, her or it. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of the shares of Company common stock held by the shareholder. Voting against the adoption of the merger agreement does not satisfy the requirement of a written demand to the Company as required by Section 1701.85 of the OGCL.

•

Deliver certificates for placement of a legend. If the Company sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder must submit his, her or its share certificates to the Company within 15 days from the date of the sending of such request so that the Company may endorse on them a legend that a demand for the fair cash value of the shares of Company common stock has been made. Such a request is not an admission by the Company that a dissenting shareholder is entitled to relief. The Company will promptly return the endorsed share certificates to the dissenting shareholder. At the option of the Company, exercised by written notice sent to the dissenting shareholder, a dissenting shareholder who fails to deliver his, her or its certificates upon request may have his, her or its dissenting shareholder’s rights terminated within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs.

The Company and a dissenting shareholder may come to an agreement as to the fair cash value of the dissenting shareholder’s shares of Company common stock. If the Company and any dissenting shareholder cannot agree upon the fair cash value of the shares of Company common stock, then either the Company or the dissenting shareholder may, within three months after service of the dissenting shareholder’s demand for the fair cash value of the shares of Company common stock, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio, for a determination that the shareholder is entitled to exercise dissenting shareholders’ rights and to determine the fair cash value of the shares of Company common stock. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the court considers equitable.

“Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the meeting to vote on the adoption of the merger agreement. For purposes of determining fair cash value of a common share listed on a national securities exchange (such as NYSE, on which Company common stock is currently listed) immediately before the effective time of the merger, fair cash value will be the closing sale price on the day before the shareholders meeting to vote on the adoption of the merger agreement. Otherwise, the amount of the fair cash value excludes any appreciation or depreciation in market value of the shares of Company common stock resulting from the merger, any premium associated with control of the Company, or any discount for lack of marketability or minority status. The fair cash value of the shares of Company common stock may be higher, the same as, or lower than the value that shareholders would be entitled to receive under the terms of the merger agreement.

Payment of the fair cash value must be made within 30 days after the later of the final determination of that value or the closing date of the merger. Any such payment will be made only upon simultaneous surrender to the Company of the share certificates for which the payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his, her or its shares of Company common stock will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85 of the OGCL, unless the Company by its board of directors agrees to waive such failure;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or shareholders rescind their adoption of the merger agreement;

•	the dissenting shareholder withdraws his, her or its demand with the consent of the Company by its board of directors; or

•

the dissenting shareholder and the Company have not agreed on the fair cash value per share and neither has filed or joined in a timely complaint in the Court of Common Pleas of Cuyahoga County, Ohio, requesting a determination of fair cash value within three months after the dissenting shareholder delivered his, her or its demand for fair cash value to the Company.

If a Company shareholder exercises his, her or its dissenters’ rights under Section 1701.85, all other rights with respect to such Company shareholder’s shares of Company common stock, including voting and dividend or distribution rights, will be suspended until the Company purchases the shares, or the right to receive the fair cash value is otherwise terminated. All rights of the dissenter with respect to the dissenter’s shares of Company common stock will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

As of January 1, 2019, there were 9,834,723 shares of Company common stock issued and outstanding. Only Company shareholders of record at the close of business on the record date will be entitled to vote at the special meeting or any adjournment or postponement thereof.

The Company has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, the Company believes, based on the information furnished to us, that the persons and entities named in the tables below have voting and investment power with respect to all shares of Company common stock that they beneficially own, subject to applicable community property laws. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the date of determination. The footnotes to the tables indicate how many shares each person has the right to acquire within 60 days of January 1, 2019, along with any Company equity awards that vest within 60 days of January 1, 2019. The Company has based the calculation of the percentage of beneficial ownership on 9,834,723 shares of Company common stock outstanding as of January 1, 2019 plus, with respect to each person, the number of shares that person has the right to acquire within 60 days of January 1, 2019 including shares resulting from Company equity awards that vest within 60 days of January 1, 2019.

Security Ownership of Certain Beneficial Owners

The following table sets forth the Company common stock beneficially owned as of January 1, 2019 by each shareholder known to the Company, based on public filings made with the SEC as of January 1, 2019, to beneficially own more than 5% of the Company’s outstanding common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percentage
Blackrock, Inc. 55 East 52nd Street New York, New York 10055	540,684	(1)	5.50%

Dimensional Fund Advisors, LP Building One, 6300 Bee Cave Road Austin, Texas 78746	751,955	(2)	7.65%

GAMCO Investors, Inc. et al. One Corporate Center Rye, New York 10580-1435	1,063,802	(3)	10.82%

Renaissance Technologies, LLC 800 Third Ave. New York, New York 10022	608,935	(4)	6.19%

(1)

The shares presented are according to information included in the Form 13F filed November 9, 2018, by Blackrock Inc. (“BlackRock”) for the quarter ending September 30, 2018. BlackRock, a parent holding company or control person, is deemed to have beneficial ownership of 540,684 shares of common stock, with sole voting power over 525,101 shares and sole investment power over 540,684 shares.

(2)

The shares presented are according to information included in the Form 13F filed November 9, 2018, by Dimensional Fund Advisors LP (“Dimensional”) for the quarter ending September 30, 2018. Dimensional, an investment advisor, is deemed to have beneficial ownership of 751,955 shares of common stock, with sole voting power over 720,951 shares and sole investment power over 751,955 shares.

(3)

The shares presented are according to information in the Schedule 13D/A filed on December 13, 2018, by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer (the “Reporting Persons”). That Schedule 13D/A reported that the Reporting Persons beneficially own shares of common stock as follows as of such date:

Name	Number of Shares	Percent of Class
GAMCO Asset Management Inc.	237,992	2.42%
One Gabelli Funds, LLC	316,792	3.22%
Gabelli & Company Investment Advisers, Inc.	251,631	2.56%
Teton Advisors, Inc.	257,387	2.62%

Mario Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons. Gabelli & Company Investment Advisers, Inc. is deemed to have beneficial ownership of the shares owned beneficially by G.research, LLC. Associated Capital Group, Inc. (“AC”), GAMCO Investors, Inc. (“GBL”) and GGCP, Inc. (“GGCP”) are deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons other than Mario Gabelli and the Gabelli Foundation, Inc. Each of the Reporting Persons and their executive officers and directors and other related persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares of the Company held by The Gabelli Equity Trust Inc., The Gabelli Asset Fund, The GAMCO Growth Fund, The Gabelli Convertible and Income Securities Fund Inc., The Gabelli Value 25 Fund Inc., The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli ABC Fund, The GAMCO Global Content & Connectivity Fund, The Gabelli Gold Fund, Inc., The Gabelli Multimedia Trust Inc., The Gabelli Global Rising Income & Dividend Fund, The Gabelli Capital Asset Fund, The GAMCO International Growth Fund, Inc., The GAMCO Global Growth Fund, The Gabelli Utility Trust, The Gabelli Utilities Fund, The Gabelli Dividend Growth Fund, The Gabelli Focus Five Fund, The Comstock Capital Value Fund, The Gabelli Dividend and Income Trust, The Gabelli Global Utility & Income Trust, The GAMCO Global Gold, Natural Resources, & Income Trust, The GAMCO Natural Resources Gold & Income Trust, The GDL Fund, Gabelli Enterprise Mergers & Acquisitions Fund, The Gabelli ESG Fund, Inc., The Gabelli International Small Cap Fund, The Gabelli Healthcare & Wellness Rx Trust, The Gabelli Global Small and Mid Cap Value Trust, Gabelli Value Plus+ Trust, Gabelli Merger Plus+ Trust Plc, The Gabelli Global Financial Services Fund, The Gabelli Global Mini Mites Fund, The Gabelli Go Anywhere Trust, The Gabelli U.S. Treasury Money Market Fund, Bancroft Fund Ltd. and Ellsworth Growth & Income Fund Ltd. (each a “Fund”), which are registered investment companies, so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (ii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iii) the power of Mario Gabelli, AC, GBL, and GGCP is indirect with respect to shares beneficially owned directly by other Reporting Persons.

(4)

The shares presented are according to information included in the Form 13F filed on November 13, 2018 by Renaissance Technologies, LLC (“Renaissance”) for the quarter ending September 30, 2018. Renaissance is deemed to have beneficial ownership of 608,935 shares, with sole voting power over 608,935 shares and sole investment power over 608,935 shares.

Security Ownership of Management and Directors

The following table sets forth information about the beneficial ownership of Company common stock for each named executive officer, each director and all executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Sparton Corporation, 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173.

	Shares Beneficially Owned
Name	Number	Percentage
Alan L. Bazaar	3,349	*
James D. Fast (1)	38,307	*
Michael A. Gaul	9,019	*
Joseph J. Hartnett	48,580	*
Charles R. Kummeth	16,197	*
James R. Swartwout (2)	43,466	*
Frank A. “Andy” Wilson	7,972	*
Joseph G. McCormack	13,715	*
Gordon B. Madlock	31,846	*
Joseph T. Schneider (3)	—	*
Steven M. Korwin	40,483	*
All directors and executive officers as a group (12 persons)	302,040	3.05%

*	Less than 1%

(1)	Includes 25,663 shares over which Mr. Fast’s spouse shares voting and investment control.

(2)	Includes 26,953 shares over which Mr. Swartwout’s spouse shares voting and investment control.

(3)

Mr. Schneider’s employment terminated April 13, 2018 at which point all his unvested options and restricted stock units were forfeited. On July 12, 2018 (90 days after Mr. Schneider’s termination) his 5,465 vested options were forfeited.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

Company common stock is currently listed on the NYSE under the symbol “SPA.” If the merger is consummated, Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock. The Company will cease to be an independent public company and will become a wholly owned subsidiary of Parent. You will no longer have any ownership interest in the Company.

OTHER MATTERS

The Company does not know of any business to be presented for action at the special meeting other than those items referred to in this proxy statement. If any other matters properly come before the special meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the proxy card.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries (such as banks, brokers and other holders of record) to satisfy the delivery requirement for proxy materials with respect to two or more shareholders sharing the same address by delivering a single copy of the proxy materials addressed to all shareholders at that address, unless one or more of the affected shareholder has provided contrary instructions to such company or intermediary, as applicable. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible.

Certain brokerage firms, banks or similar entities holding shares of Company common stock for their customers may household notices or proxy materials. Shareholders sharing an address whose shares of our common stock are held in “street name” should contact their bank, broker or other holder of record if they wish to receive separate copies of these materials in the future or if they are receiving multiple copies and wish to receive only one copy per household in the future. The Company will also promptly deliver a separate copy of the notice or proxy materials to Company shareholders at a shared address to which a single copy of the documents was delivered, and Company shareholders can notify the Company that they wish to receive separate materials in the future, upon written or oral request at the following address or telephone number: Sparton Corporation, Shareholders’ Relations Department, 425 North Martingale Road, Suite 1000, Schaumburg, Illinois 60173, telephone 847-762-5800.

SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not consummated prior to our 2019 annual meeting of shareholders, we expect to hold a 2019 annual meeting and will provide notice of or otherwise publicly disclose the date on which such meeting will be held.

Any shareholder proposal intended for inclusion in the proxy materials for the 2019 annual meeting of shareholders of the Company must be received by the Company not later than July 22, 2019, at its principal executive offices, 425 N. Martingale Road, Suite 1000, Schaumburg, Illinois 60173-2213, Attention: Corporate Secretary. Shareholder proposals to be presented at the 2019 annual meeting that will not be included in the

Company’s proxy statement because they were not received prior to the above date, or shareholder proposals related to director nominations, must be received by the Company at the address above no later than August 22, 2019. The Company will not consider shareholder proposals for the 2019 annual meeting that are received prior to April 24, 2019 and that are not otherwise in compliance with the requirements of Article I, Section 10 of the Company’s code of regulations or, as applicable, Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet website maintained by the SEC is https://www.sec.gov. You may also retrieve the Company’s SEC filings at its Internet website at http://www.sparton.com under the heading “Investor Relations” and then under the heading “SEC Filings” in the “Additional Info” drop down menu. The information contained on our Internet website, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference into this proxy statement.

Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC’s rules allow the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement from the date those documents are filed, except for any information superseded by information contained directly in this proxy statement. The Company has filed the documents listed below with the SEC under the Exchange Act, and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):

•	Annual Report on Form 10-K for the year ended July 1, 2018, filed on September 14, 2018, as amended by Amendment No. 1 on Form 10-K/A, filed on October 29, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed on November 11, 2018; and

•	Current Reports on Form 8-K filed with the SEC on July 9, 2018, September 5, 2018, September 13, 2018, December 12, 2018, December 14, 2018 and December 21, 2018.

All documents that the Company files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements (other than information in such documents that is furnished and not deemed to be filed) shall also be deemed to be incorporated by reference into this proxy statement from the date of filing of those documents.

You may obtain any of the documents incorporated by reference from the SEC’s Internet website described above. Documents incorporated by reference into this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference into such documents. Shareholders may obtain any and all documents incorporated by reference into this proxy statement, including documents filed subsequent to the date of this proxy statement up to the date that we respond to your request, without charge, by requesting them in writing or by telephone from the Company at the following address and telephone number:

Sparton Corporation

Attention: Shareholders’ Relations Department

425 North Martingale Road, Suite 1000

Schaumburg, Illinois 60173

Telephone: 847-762-5800

If you would like to request documents, please do so by [●], 2019 to receive them before the special meeting. If you request any incorporated documents, the Company undertakes to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares of Company common stock at the special meeting. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement is dated [●]. 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

STRIKER PARENT 2018, LLC,

STRIKER MERGER SUB 2018, INC.

and

SPARTON CORPORATION

Dated as of December 11, 2018

A-i

(continued)

Annex I	Definitions

Exhibit A	Articles of Incorporation of the Surviving Corporation

Exhibit B	Code of Regulations of the Surviving Corporation

Exhibit C	FIRPTA Certificate

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2018 (this “Agreement”), is entered into by and among Striker Parent 2018, LLC, a Delaware limited liability company (“Parent”), Striker Merger Sub 2018, Inc., an Ohio corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Sparton Corporation, an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the managing member of Parent (the “Managing Member”) has approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the shareholders of the Company (the “Company Shareholders”) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and (c) resolved, subject to the terms and conditions of this Agreement, to recommend that the Company Shareholders adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and the sole shareholder of Merger Sub that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and (c) resolved to recommend that the sole shareholder of Merger Sub adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Cerberus Institutional Partners VI, L.P. (the “Guarantor”) has entered into a limited guarantee in favor of the Company (the “Limited Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of each of Parent and Merger Sub set forth in this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned Subsidiary of Parent (the “Merger”). The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the OGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the assets, property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and the Surviving Corporation shall be liable for all of the obligations of the Company and Merger Sub. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its full right, title, possession or interest in, to or under any of the rights, properties, assets, privileges, powers or franchises of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will execute and deliver, in the name and on behalf of the Company, Merger Sub or the Surviving Corporation, all such deeds, bills of sale, assignments and assurances and will take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title, possession and interest in, to and under such rights, properties, assets, privileges, powers or franchises in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.02. Closing. The closing for the Merger (the “Closing”) shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m., local time, on the third (3rd) Business Day following the first (1st) day on which all of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement, or at such other time and place or by such other means (including by teleconference or through electronic exchange of transaction documents in portable document format by facsimile or electronic mail) as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03. Effective Time. As soon as practicable on the Closing Date, the Company and Parent will cause the Merger to become effective by filing with the Secretary of State of the State of Ohio a certificate of merger (the “Certificate of Merger”), in such form as required by, and to be executed and filed in accordance with, the applicable provisions of the OGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 1.04. Articles of Incorporation; Code of Regulations.

(a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the code of regulations of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit B and, as so amended, shall be the code of regulations of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.05. Directors and Officers.

(a) The Company and the Surviving Corporation shall take all necessary action (including procuring the resignations of members of the Company Board in accordance with Section 5.14) such that, at the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation.

(b) The officers of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Merger Consideration. Each share of common stock, par value $1.25 per share, of the Company (including any Restricted Shares that fully vest pursuant to Section 2.02(a)) (each, a “Share”) issued and outstanding immediately prior to the Effective Time, other than (i) the Cancelled Shares, which shall be treated in accordance with Section 2.01(b), and (ii) the Dissenting Shares, which shall be treated in accordance with Section 2.05, shall be converted into the right to receive $18.50 per Share in cash, without interest thereon (the “Per Share Merger Consideration”). At the Effective Time, all such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Share, whether represented by a certificate (“Certificate”) or in non-certificated form and represented by book-entry (“Book-Entry Shares”), shall thereafter represent only the right to receive the Per Share Merger Consideration in accordance with this ARTICLE II.

(b) Cancellation of Cancelled Shares. Each Share that immediately prior to the Effective Time is owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent and each Share that immediately prior to the Effective Time is owned by the Company or any wholly owned Subsidiary of the Company (including as treasury stock) (collectively, the “Cancelled Shares”) shall at such time automatically cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(c) Capital Stock of Merger Sub. Each common share, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation, and all such shares when so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.02. Treatment of Company Equity Awards.

(a) Treatment of Restricted Stock. With respect to each Share that is subject to any vesting, forfeiture, repurchase or other lapse restriction under any Company Equity Award Plan (each, a “Restricted Share”) and outstanding as of immediately prior to the Effective Time, such vesting, forfeiture, repurchase or other lapse restriction shall lapse as of the Effective Time and such Restricted Share shall be fully vested and shall be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.01(a).

(b) Treatment of Restricted Stock Units. At the Effective Time, each restricted stock unit award in respect of Shares granted under a Company Equity Award Plan that is outstanding immediately prior to the Effective Time (a “Company RSU”) shall fully vest and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than five (5) Business Days) after the Effective Time, from or on behalf of the Surviving Corporation, an amount in cash, without interest, equal to the Per Share Merger Consideration in respect of each Share underlying such Company RSU.

(c) Treatment of Company Options. At the Effective Time, each option award in respect of Shares granted under a Company Equity Award Plan that is outstanding immediately prior to the Effective Time (a “Company Option”), whether vested or unvested, and has an exercise price per Share that is less than the Per Share Merger Consideration shall fully vest and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than five (5) Business Days) after the Effective Time, from or on behalf of the Surviving Corporation, an amount in cash, without interest, equal to the product of (i) the amount by which the Per Share Merger Consideration exceeds the exercise price per Share of such Company Option and (ii) the total number of Shares subject to such Company Option. At the Effective Time, each Company Option that has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor. From and after the Effective Time, there shall be no outstanding Company Options.

(d) Corporate Actions. Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Sections 2.02(a) through 2.02(c). Prior to the Closing, the Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Restricted Shares, Company RSUs, Company Options or any other awards under any Company Equity Award Plan.

(e) Funding. As promptly as practicable after the Effective Time, Parent shall make a cash contribution to the Surviving Corporation in immediately available funds to permit the Surviving Corporation to make or cause to be made the payments required under Sections 2.02(b) and 2.02(c) to the extent, if any, the Surviving Corporation does not otherwise have sufficient funds to make such payments.

Section 2.03. Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a paying agent (the “Paying Agent”) that is reasonably acceptable to the Company and enter into an agreement with such Paying Agent (the “Paying Agent Agreement”) in form and substance reasonably acceptable to the Company wherein the Paying Agent will act as agent for the Company Shareholders in connection with the Merger and receive payment of the aggregate Per Share Merger Consideration to which the Company Shareholders shall become entitled pursuant to Section 2.01(a). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments required pursuant to Section 2.01(a) upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with Section 2.03(b) (such cash amount being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Subject to Section 2.03(c), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to satisfy Parent’s remaining obligations to make prompt cash payment of the Per Share Merger Consideration as contemplated by Section 2.01(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.01(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.03(a) shall not be used for any purpose other than as contemplated by this Section 2.03(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and, in any event, within four (4) Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, as of immediately prior to the Effective Time, a holder of record of Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal, specifying that delivery of Shares shall be effected, and risk of loss and title with respect to Shares shall pass, only upon proper delivery of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent.

(ii) Payment of Per Share Merger Consideration. Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions or by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver promptly after the Effective Time, a cash amount in immediately available funds equal to the product of (A) the number of Shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares and (B) the Per Share Merger Consideration, without any interest thereon, and any Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares.

(iii) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, a check or wire transfer for any cash to be exchanged upon due surrender of the Certificate may, in the reasonable discretion of the Paying Agent, be issued to such transferee or other Person if the Certificate formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or, to the reasonable satisfaction of Parent, are not applicable. For the avoidance of doubt, payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iv) Rights of Holders of Shares; Expenses. Until surrendered as contemplated by this Section 2.03(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions or by the Paying Agent) the Per Share Merger Consideration as contemplated by Section 2.01(a), except for (A) Dissenting Shares, which shall be deemed to represent the right to receive the consideration due with respect to such Dissenting Shares in accordance with Section 2.05 and to the extent provided by Section 1701.85 of the OGCL and (B) Cancelled Shares. Parent shall pay or cause to be paid all charges and expenses of the Paying Agent set forth in the Paying Agent Agreement.

(c) Termination of the Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed one (1) year after the Effective Time shall be delivered to Parent or the Surviving Corporation, upon demand by Parent. Any holders of Shares (other than Cancelled Shares or Dissenting Shares) who have not theretofore complied with this ARTICLE II shall thereafter be entitled to look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration upon surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with the provisions set forth in Section 2.03(b), and Parent and the Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Law) payment of their claims for the Per Share Merger Consideration payable upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or other similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which the related Per Share Merger Consideration would escheat to or become the property of any Governmental Entity, any such Per Share Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, acceptable evidence of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share (other than a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in respect of Dissenting Shares) is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Shares shall be given a copy of the transmittal materials referred to in Section 2.03(b)(i) and instructed to comply with the instructions thereto in order to receive the cash amount to which such holder is entitled pursuant to Section 2.01(a).

(e) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, Surviving Corporation or Parent, the posting by such Person of a bond in a reasonable amount as the Paying Agent, Surviving Corporation or Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate and (ii) delivery of the other materials provided for in Section 2.03(b)(ii), the Paying Agent shall pay and deliver promptly after the Effective Time in exchange for such Certificate a cash amount in immediately available funds equal to the product of (A) the number of Shares represented by such lost, stolen or destroyed Certificate and (B) the Per Share Merger Consideration, without any interest thereon.

Section 2.04. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Restricted Shares, Company RSUs or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law, taking into account any applicable exemption under such Law. To the extent that amounts are so withheld by the Paying Agent, Surviving Corporation or Parent, as the case may be, such withheld amounts (a) shall be promptly remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made by the Paying Agent, Surviving Corporation or Parent, as the case may be. For purposes of this Section 2.04, the Paying Agent, Parent and Surviving Corporation may treat the Company as a United States real property holding corporation, and interests in the Company as United States real property interests, for purposes of Sections 897 and 1445 of the Code if the Company fails to deliver to Parent at the Closing a certification issued in accordance with the procedures of Section 897 and 1445 of the Code and the Treasury Regulations thereunder, in the form attached hereto as Exhibit C, to the effect that interests in the Company are not United States real property interests and that, throughout the period described in Section 897(c)(1)(A)(ii)(II) of the Code, the Company has not been a United States real property holding corporation (as defined in Section 897 of the Code).

Section 2.05. Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who is entitled to demand and properly demands payment of the fair cash value of such Shares as a dissenting shareholder pursuant to, and who complies in all respects with, the provisions of Section 1701.85 of the OGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration payable pursuant to Section 2.01(a), but instead at the Effective Time shall become entitled to receive the fair cash value of such Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL and, at the Effective Time, all such Dissenting Shares shall cease to be outstanding and shall automatically be canceled and cease to exist, and the holder of such Dissenting Shares shall cease to have any rights with respect thereto, except as set forth in this Section 2.05 and the OGCL. Notwithstanding the immediately preceding sentence, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to proceed under Section 1701.85 of the OGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 1701.85 of the OGCL, then the right of such holder to be paid the fair cash value of such holder’s Dissenting Shares under Section 1701.85 of the OGCL shall be forfeited and cease, and each of such holder’s Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for the fair cash value of any Shares, attempted withdrawals of such demands and any other instruments delivered to the Company pursuant to the OGCL with respect to a demand for the fair cash value of the Shares, and shall provide Parent with the opportunity to participate in all negotiations and Proceedings with respect to any demands under Section 1701.85 of the OGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to take any such action.

Section 2.06. Adjustments to Prevent Dilution. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to provide the holders thereof the same economic effect contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 2.06 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company. Except (x) as disclosed in the SEC Reports filed with the SEC since September 1, 2016 and publicly available at least two (2) Business Days prior to the date of this Agreement (and only as and to the extent disclosed therein), other than any disclosures in any such SEC Reports contained under the captions “Risk Factors”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” sections thereof or other similarly cautionary, forward-looking or predictive statements in such SEC Reports but it being understood that this clause (x) shall not be applicable to Sections 3.01(b) (Subsidiaries), 3.01(c) (Capital Structure), 3.01(d)(i) (Authority), 3.01(h)(ii) (Litigation), 3.01(s) (Voting Requirements), 3.01(t) (Brokers and Other Advisors) and 3.01(u) (Opinions of Financial Advisors), or (y) as set forth in the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Ohio and has all requisite corporate power and authority to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Law of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Second Amended Articles of Incorporation of the Company (the “Company Articles of Incorporation”) and the Amended and Restated Code of Regulations of the Company (the “Company Code of Regulations”), as amended to date, and each as so made available is in full force and effect. The Company is not in material violation of any of the provisions of the Company Articles of Incorporation or the Company Code of Regulations.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company and the jurisdiction of organization of each such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have, in all cases, been duly authorized and validly issued and are fully paid and nonassessable, and are wholly owned, directly or indirectly, by the Company, free and clear of all preemptive rights, rights of first refusal, option or similar rights, pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various states of the United States or similar Law of other applicable jurisdictions) (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the organizational documents of each of its Subsidiaries, each as amended to date, and each as made available are in full force and effect. None of the Subsidiaries of the Company is in material violation of its respective organizational documents.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 15,000,000 Shares and 200,000 shares of serial preferred stock, without par value (such preferred stock, the “Company Preferred Stock”). At the close of business on December 10, 2018 (the “Cutoff Date”), there were (A)(1) 9,834,723 Shares issued and outstanding (which number includes zero (0) Restricted Shares) and (2) no Shares held by the Company in its treasury, (B) 74,593 Shares underlying the outstanding Company RSUs, (C) 68,469 Shares reserved for issuance pursuant to outstanding Company Options, and (D) no shares of Company Preferred Stock issued or outstanding. Except as set forth in the immediately preceding sentence, at the close of business on the Cutoff Date, no shares of capital stock or other voting securities of the Company were issued or outstanding or subject to issuance in connection with an outstanding Company RSU, Company Option or other security, obligation or arrangement of the Company giving any Person a right to subscribe for or acquire shares of capital stock or other voting securities of the Company. Since the Cutoff Date to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company other than pursuant to the exercise of Company Options or the vesting of Company RSUs, in each case, outstanding as of the Cutoff Date and (y) there have been no issuances by the Company of options, restricted stock units, warrants, other rights to subscribe for or acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Shares. All outstanding Shares are, and all such shares that may be issued prior to the Effective Time, including all Shares reserved for issuance pursuant to outstanding Company Options as noted in clause (C) of the second sentence of this Section 3.01(c)(i), will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(ii) Section 3.01(c)(ii) of the Company Disclosure Letter sets forth the aggregate amount of Company Options, Restricted Shares and Company RSUs outstanding as of the Cutoff Date, including with respect to each such award, as applicable, the holder, type of award, date of grant, exercise price, vesting schedule, expiration date, total initial number of Shares underlying such award and total outstanding number of Shares underlying such award.

(iii) No Subsidiary of the Company owns any shares of capital stock of the Company. There are no bonds, debentures, notes, obligations or other Indebtedness or obligations of the Company or any of its Subsidiaries that give the holders thereof the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares or the securityholders of the Company’s Subsidiaries may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the date hereof, there are no subscriptions, options, warrants, calls, rights (including preemptive, conversion, stock appreciation, redemption or repurchase rights), convertible or exchangeable securities, profits interests, stock-based performance units or other similar rights, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, shares of capital stock or other securities of, or equity or voting interests in, or any security convertible or exchangeable for any capital stock or other security of, or equity or voting interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (B) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such subscription, option, warrant, call, right, security, unit, profits interest or other similar right, Contract or undertaking or (C) that give any Person the right to subscribe for or acquire any securities of the Company or any of its Subsidiaries, or to receive any economic interest of a nature accruing to the holders of Shares or otherwise based on the performance or value of shares of capital stock of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests of the Company or any Subsidiary of the Company, other than pursuant to the Company Equity Award Plans. There are no stockholder agreements, registration right agreements, voting trusts, voting agreements or proxies (other than customary revocable proxies solicited by the Company for any meeting of the holders of Shares) to which the Company or any of its Subsidiaries is a party with respect to equity interests of the Company.

(d) Authority; Noncontravention.

(i) The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger only, to receipt of the Company Requisite Vote. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger only, to receipt of the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The Company Board duly and validly adopted resolutions (A) determining that the Merger is in the best interests of the Company Shareholders, (B) authorizing, approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, (C) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company Shareholders (the “Company Shareholders Meeting”) and (D) recommending that the Company Shareholders adopt this Agreement (the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(iii) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default, with or without notice, lapse of time or both, under, or give rise to any right or obligation (including a right of termination, modification, cancellation or acceleration of any right or obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or require consent under, or result in the creation of any Lien (other than Permitted Liens and Liens created solely as a result of any action taken by Parent or Merger Sub or any of their respective Affiliates) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Articles of Incorporation, the Company Code of Regulations or the comparable organizational or governing documents of any of the Company’s Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any Permit or Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any Law, in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of the foregoing clause (B), any such conflicts, violations, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. No consent, approval, order, waiver or permit of, action by, authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company, any of its Subsidiaries or any of the material assets or businesses of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the HSR Act, (II) filings with, and submissions as may be advisable to, the DSS or other agency of the U.S. government in accordance with the NISPOM, (III) notification to DDTC pursuant to Section 122.4(a)(2) of the ITAR, (IV) the filing with the SEC of such reports and other documents under the Exchange Act and the rules and regulations promulgated thereunder as may be required in connection with this Agreement and the transactions contemplated by this Agreement (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” Laws, (V) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (VI) any filings required under the rules and regulations of the NYSE, (VII) any consents, approvals, orders, waivers, permits, actions, authorizations, registrations, declarations, filings and notices required to be made or obtained by Parent or any of its Affiliates or as a result of the identity of Parent or any of its Affiliates and (VIII) such other consents, approvals, orders, waivers, permits, actions, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement.

(e) Applicable SEC Reports; Financial Statements; Undisclosed Liabilities.

(i) The Company has timely filed or furnished, as applicable, all SEC Reports, including all schedules, forms, statements and other documents, required to be filed or furnished by it with the SEC since September 1, 2016 (such SEC Reports, the “Applicable SEC Reports”). As of their respective effective dates (in the case of Applicable SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other Applicable SEC Reports) or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Applicable SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such effectiveness or filing. As of the time of effectiveness, filing with, or furnishing to, the SEC, none of the Applicable SEC Reports (or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent that any such information in such Applicable SEC Reports has been amended or superseded by a later Applicable SEC Report that was effective, filed or furnished with the SEC prior to the date of this Agreement. The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since September 1, 2016, and prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Applicable SEC Reports, and to the Knowledge of the Company, none of the Applicable SEC Reports is the subject of ongoing SEC review. As of the date hereof, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or Section 15(d) under the Exchange Act.

(ii) As of their respective dates, the audited and unaudited consolidated financial statements of the Company (including any related notes thereto) included or incorporated by reference in the Applicable SEC Reports (A) have been prepared (except, as applicable, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC) in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated results of their operations and cash flows for the periods indicated (taking into account the notes thereto) and subject, in the case of unaudited financial statements, to normal year-end adjustments and (B) have been prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, in all material respects. Since September 1, 2016, the Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect, or that have identified any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or Rule 15d-15(e) under the Exchange Act. The Company has established and maintains a system of internal controls over financial reporting required by Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act. Since September 1, 2016, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) and (B) any known fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of all such disclosures made by management to the Company’s auditors and the audit committee of the Company Board since September 1, 2016.

(iv) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Applicable SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement.

(v) There are no liabilities or obligations, whether accrued or unaccrued, known or unknown, or matured or unmatured, of the Company or any of its Subsidiaries of a nature that would be required under GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (A) liabilities or obligations reflected or reserved against in the Company’s unaudited consolidated balance sheet (or the notes thereto) (the “Balance Sheet”) as of September 30, 2018 (the “Balance Sheet Date”) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2018, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (C) liabilities or obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement and (D) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vi) Except as described in the Applicable SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to (A) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (B) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(f) Disclosure Documents. The Proxy Statement and any amendment or supplement thereto, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the Company Shareholders and at the time the Company Shareholders vote on the adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof expressly for inclusion or incorporation by reference therein.

(g) Absence of Certain Changes or Events. Since the Balance Sheet Date, (i) there have not been any changes, effects, events, occurrences, state of circumstances, or developments (changes, effects, events, occurrences, state of circumstances, and developments being collectively referred to as “Changes”) that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement, (ii) except as contemplated or required by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (iii) neither the Company nor any of its Subsidiaries has taken, or agreed or committed to take, any actions that would constitute a breach or violation of Sections 4.01(a)(v), (ix), (xi), (xii), (xv), and (xvi) if such covenants had been in effect as of the Balance Sheet Date.

(h) Litigation.

(i) (A) There is no, and since September 1, 2016 there has not been any, suit, action, arbitration, litigation, mediation or legal, arbitral, administrative or other proceeding (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against, the Company or any of its

Subsidiaries or any of their respective properties or assets, at law or in equity, (B) there is no pending or, to the Knowledge of the Company, threatened material governmental or regulatory audit, review, inspection, survey or investigation of, the Company or any of its Subsidiaries or any of their respective properties or assets, at law or in equity (including any review or investigation of the Company or any of its Subsidiaries, by the United States Department of Justice (the “DOJ”), the United States Department of Defense, or the United States Department of the Navy or any other Governmental Entity including relating to issues arising during the review of the proposed acquisition of the Company by Ultra) and (C) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding against the Company or any of its Subsidiaries or any of their respective directors or officers in their capacities as such or any of their respective properties or assets, at law or in equity, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement.

(ii) On March 7, 2018, the Company received a letter (the “DOJ Letter”) from the DOJ informing the Company that the DOJ had opened an investigation into the JV Agreement as being a potential violation of Section 1 of the Sherman Act, 15 U.S.C. §1 (the “DOJ Investigation”), and directing the Company to preserve documents and information relating to the DOJ Investigation. In response to the DOJ Letter, in March 2018, the Company and the DOJ agreed on the identities of the employees of the Company and its Subsidiaries that would be subject to the document preservation requirements in the DOJ Letter. The Company implemented a document preservation plan consistent with such agreement with the DOJ. Since the date of the DOJ Letter, the Company and its Subsidiaries have complied with the document preservation requirements of the DOJ Letter, as such requirements were subsequently modified by the Company’s agreement with the DOJ. Prior to the date hereof, the Company was informed by the DOJ that the DOJ Investigation is focused on the future activities of ERAPSCO, the Company and Ultra Electronics Holdings plc (“Ultra”) as each of the parties to ERAPSCO enhances its ability to independently develop, produce and sell sonobuoys and over time such parties work toward the elimination of their use of ERAPSCO for such activities. Prior to the date of this Agreement, the Company made available to Parent a true and complete copy of all written communications sent or received since the date of the DOJ Letter and prior to the date of this Agreement between the DOJ, on one hand, and the Company, any of its Subsidiaries or any of their respective advisors, on the other hand, relating to or in connection with the DOJ Investigation, which written communications are described in Section 3.01(h)(ii) of the Company Disclosure Letter. Since the date of the DOJ Letter and prior to the date of this Agreement, none of the Company, any of its Subsidiaries or any of their respective advisors has had any oral communications with the DOJ relating to or in connection with the DOJ Investigation that materially alter the representations made in this Section 3.01(h)(ii).

(i) Contracts. Section 3.01(i) of the Company Disclosure Letter sets forth a correct and complete list of the following Contracts (excluding in each case any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound, in each case, as of the date of this Agreement:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract creating or evidencing any Indebtedness of the Company or any of its Subsidiaries, in each case having an outstanding amount in excess of $1,000,000, other than any Contract between or among the Company and its Subsidiaries;

(iii) any Contract constituting a guaranty by the Company or any of its Subsidiaries of Indebtedness of any third party;

(iv) any Contract that restricts the ability of the Company or any of its Subsidiaries to (A) engage in any line of business in any geographic area, solicit customers or compete with any other Person or (B) acquire or dispose of the securities of another Person;

(v) any Contract that contains a requirement for the Company or any of its Subsidiaries to conduct its business on an exclusive or preferential basis or any “most favored nation” or any other provisions for the benefit of a third party that restricts the type of business activity of the Company or any of its Subsidiaries in a material manner;

(vi) any Contract that is related to the creation, governance or operation of any joint venture, partnership, limited liability company, strategic alliance or other similar arrangement, other than any such Contract solely between or among the Company and its Subsidiaries;

(vii) any Contract that by its terms calls for aggregate payments, commitments or expenditures by the Company or any of its Subsidiaries of more than $2,000,000 in any fiscal year period or $3,000,000 in the aggregate over the term of such Contract, except for any such Contract that may be cancelled by the Company, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of ninety (90) days or less;

(viii) any Contract that involves, or is reasonably expected in the future to involve, annual revenues of $2,000,000 or more;

(ix) any Contract for an acquisition, disposition, merger or similar transaction by the Company or any of its Subsidiaries of properties or assets, including securities, (A) in each case, for aggregate consideration of more than $5,000,000 or (B) that contains material continuing obligations of the Company or any of its Subsidiaries following the date of this Agreement;

(x) any Government Contract that contains a legal obligation of the Company or any of its Subsidiaries to provide goods or services that resulted in revenues in an aggregate amount that exceeded $2,500,000;

(xi) any Contract of employment, consulting, management, separation, or other similar agreement (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations on or after the date hereof) with any current or former employee, any consultant or any individual who is an independent contractor providing for total annual compensation from the Company or any of its Subsidiaries in excess of $300,000;

(xii) any Contract of employment, consulting, management, separation, severance, indemnification or similar agreement with any member of the Company Board, any executive officer of the Company or any Person holding more than five percent (5%) of the outstanding shares of common stock of the Company as of the Balance Sheet Date;

(xiii) any Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire any of the assets or securities of any Person;

(xiv) any Contract constituting an Affiliate Transaction;

(xv) any employee collective bargaining agreement or other Contract with any labor union or association representing employees of the Company or any of its Subsidiaries;

(xvi) any Contract that grants any right of first refusal, right of first negotiation, right of first offer, or similar right to any Person with respect to the sale, transfer, or other disposition of any business or line of business or any material assets, rights or properties of the Company or any of its Subsidiaries;

(xvii) any Contract between the Company and its Subsidiaries, on the one hand, and a Company Shareholder beneficially owning five percent (5%) or more of the outstanding shares of common stock of the Company or such shareholder’s Affiliate, on the other hand, other than Contracts entered into in the ordinary course of business of the Company or any of its Subsidiaries;

(xviii) any IP Contract that is material to the business of the Company or any of its Subsidiaries;

(xix) any lease or sublease of personal property providing for annual payments of $1,000,000 or more;

(xx) any Contract relating to any swap, forward, futures, warrant, option or other derivative transactions;

(xxi) any Contract with a Major Supplier or Major Customer; and

(xxii) each amendment, modification or supplement in respect of any of the foregoing.

Each such Contract described in the foregoing clauses (i) through (xxii) is referred to herein as a “Material Contract“. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Material Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, as of the date hereof, the other party or parties thereto, and is in full force and effect and is enforceable against the Company or its Subsidiaries parties thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, (B) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, has substantially performed all obligations required to be performed by it to date under each Material Contract and is not in breach of or default under such Material Contract, (C) since September 1, 2016, neither the Company nor any of its Subsidiaries has received written notice of breach or default under any Material Contract or the existence of any event or condition which constitutes or, after notice or lapse of time or both, will constitute, a default or breach on the part of the Company or any of its Subsidiaries under any such Material Contract, and, to the Knowledge of the Company, no such condition exists, and (D) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract with respect to the termination of any Material Contract that has not been cured or withdrawn. Since September 1, 2016, neither the Company nor any of its Subsidiaries has received from any of their customers any written requests for corrective actions and analyses of root causes of failure or defects in relation to any of such customer’s products that are regulated as medical devices and were manufactured in whole or in part by the Company or any of its Subsidiaries, which requests arose as a result of a request or investigation by a Governmental Entity with respect to such products. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since September 1, 2016, the Company has been in compliance with, and each product regulated as a medical device in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance with, a recognized quality management system, including the Quality System Regulation set forth in 21 C.P.R. Part 820, the current Good Manufacturing Practice (GMP) regulation set forth in 21 C.F.R. Part 211, as applicable, and the provisions of any similar non-U.S. requirements, such as the EU Medical Device Directives and ISO 13485 and ISO 9000 series, as applicable.

(j) Compliance with Law; Permits.

(i) The Company and each of its Subsidiaries are, and since September 1, 2016, have at all times been, in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. Since September 1, 2016, neither the Company nor any of its Subsidiaries has (A) received any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law, or (B) provided any written notice to any Governmental Entity regarding any violation of the Company or any of its Subsidiaries of any Law, except, in each case, where such non-compliance or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement.

(ii) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities and have filed all tariffs, reports, notices, and other documents with all Governmental Entities necessary for the

Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as presently conducted (collectively, “Permits”), except where the failure to have any of such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. All Permits are valid and in full force and effect and are not subject to any administrative or judicial Proceeding or investigation that would reasonably be expected to result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. The Company is, and each of its Subsidiaries is, (A) in compliance with the terms and requirements of such Permits, and (B) has not made any untrue statement or failed to disclose a fact required to be disclosed to any Governmental Entity in connection with any application for, or reporting required pursuant to, any Permit, except, in the case of the foregoing clauses (A) and (B), where such non-compliance, untrue statement or failure to disclose has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. Since September 1, 2016, neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated, revoked or modified, is threatened with suspension or cannot be renewed in the ordinary course of business consistent with past practice, and the Company has no Knowledge of any reasonable basis for any such termination, revocation, modification, suspension or non-renewal, except, in each case, where such termination, revocation, modification, suspension or non-renewal has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not otherwise prevent or materially adversely affect the Company’s ability to perform any of its obligations under this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since September 1, 2016, no product manufactured by the Company or its Subsidiaries has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and there are no facts or circumstances reasonably likely to cause (I) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product, (II) a change in the labeling of any such product, or (III) a termination, seizure or suspension of the marketing or distribution (including for commercial, investigational, or any other use) of any such product.

(k) Labor and Employment Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or similar organization. As of the date hereof, (A) to the Knowledge of the Company, there are no union or other labor organizing activities occurring concerning any employees of the Company or any of its Subsidiaries and (B) there are, and since September 1, 2016 have been, no labor strikes, slowdowns, work stoppages or lockouts pending or, the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are, and since September 1, 2016 have been, no material legal actions, labor grievances or investigations by any Governmental Entity pending or, to the Knowledge of the Company, threatened relating to any employment-related matter involving any Company Employee or applicant, including claims of unlawful discrimination, harassment or retaliation, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, employee classification, unfair labor practices, or other alleged violations of employment-related Law.

(ii) The Company and its Subsidiaries are, and have been since September 1, 2016, in compliance in all material respects with all applicable Laws respecting labor, employment, discrimination in employment, terms and conditions of employment, payroll, worker classification, wages, mandatory social security schemes, hours and occupational safety and health and employment practices.

(iii) Since September 1, 2016, (A) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (B) there has not occurred a “mass layoff” (as defined in the WARN Act) by the Company or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility, and (C) neither the Company nor any of its Subsidiaries has engaged in any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application to the Company or any of its Subsidiaries of any similar Law. During the three (3) years prior to the date of this Agreement, each Person employed by the Company or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no Person treated as an independent contractor or consultant by the Company or any of its Subsidiaries should have been properly classified as an employee under applicable Laws.

(l) Employee Benefit Matters.

(i) Section 3.01(l)(i) of the Company Disclosure Letter sets forth a complete and accurate list of each Company Benefit Plan in effect as of the date of this Agreement. True and complete copies (or summaries for any Company Benefit Plan for which a separate document does not exist) of all Company Benefit Plans listed on Section 3.01(l)(i) of the Company Disclosure Letter have been made available to Parent, and the Company has made available to Parent where applicable (A) the most recently prepared actuarial report or financial statement, (B) the most recent summary plan description, and all material modifications thereto, (C) the most recent annual report (Form 5500 Series) and accompanying schedule, (D) the most recent determination letter or opinion letter, (E) copies of any material written correspondence with a Governmental Entity relating to a Company Benefit Plan since September 1, 2016, and (F) any related funding arrangements. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved nor have the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

(ii) (A) Each Company Benefit Plan (and any related trust or other funding vehicle) has been in all material respects established, operated and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Law, (B) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, the Code, the terms of such plans and other applicable Laws, (C) each of the Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws, in each case, applicable to Company Benefit Plans and (D) each Company Benefit Plan (and any related trust) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file an application for such determination or opinion from the IRS and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) no Proceedings (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of the Company, threatened relating to or otherwise in connection with any Company Benefit Plan or the assets thereof and (B) there are no pending or, to the Knowledge of the Company, threatened material administrative investigations, audits or other administrative Proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Entity relating to any Company Benefit Plan.

(iv) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity of the Company has, within the past six (6) years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is (and no Company Benefit Plan is) subject to Section 302 or Title IV of ERISA or Sections 412 or 4971 of the Code, or is otherwise a defined benefit plan (as defined in Section 4001 of ERISA). The fair market value of assets available for benefits under each Company Benefit Plan which is subject to Title IV of ERISA exceeds the present value of accumulated benefit obligations under such Company Benefit Plan, and also, on a plan termination basis, exceeds the value of “benefit liabilities” under such Company Benefit Plan within the meaning of Section 4001(a)(16) of ERISA, and the actuarial valuation of each such Company Benefit Plan for the most recent plan year accurately reflects its actuarial condition as of the first day of such plan year, and there has been no material change in such actuarial condition since such date.

(v) Neither the Company nor any of its Subsidiaries nor any Commonly Controlled Entity of the Company has any liability for providing health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Law).

(vi) None of the execution and delivery of this Agreement, the obtaining of the Company Requisite Vote or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to (A) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or material benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or material benefits or trigger any other material obligation under any Company Benefit Plan, (C) result in any material breach or violation of, or material default under, or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (D) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits, or otherwise give rise to any material liability, under any Company Benefit Plan.

(vii) No amount paid or which could become payable (whether in cash or property or the vesting of property) by the Company or any of its Subsidiaries as a result of the execution and delivery of this Agreement, the obtaining of the Company Requisite Vote or the consummation of the Merger (in each case, alone, or in combination with any other event, whether or not such other event could reasonably be expected to occur) to any of their respective employees, officers, directors or independent contractors, or otherwise, could not be deductible by reason of Section 280G of the Code or may be subject to an excise tax under Section 4999 of the Code. There is no agreement, plan or other arrangement to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes imposed pursuant to Section 4999 of the Code.

(viii) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance are applicable to such Company Benefit Plan. To the Knowledge of the Company, all prior instances of material operational and/or documentary non-compliance with respect to Section 409A of the Code have been corrected under applicable IRS guidance. There is no agreement, plan or other arrangement to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes imposed pursuant to Section 409A of the Code.

(ix) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person has engaged in a transaction in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(x) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Company Benefit Plan which is for the benefit of any employee or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries who is located outside or whose principal place of work is outside the United States but excluding any employee benefit plan that is statutorily required, government sponsored or not otherwise sponsored, maintained or controlled by the Company or any of its Subsidiaries (each an “International Plan”) that under applicable Laws requires registration has been duly registered with the necessary Governmental Entity and no event has occurred which is reasonably likely to cause the loss of such registered status, (B) the Company and each Subsidiary has complied with and performed all material obligations under and in respect of the International Plans under the terms thereof, any funding agreements and all applicable Law (including any fiduciary, funding, investment and administration obligations), (C) there are no taxes, penalties or interest owing in respect of any International Plan and (D) the solvency liabilities of each International Plan (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Entities and which are consistent with generally accepted actuarial principles) do not exceed the market value of the assets held in connection with such plan in any material respect.

(m) Taxes.

(i) (A) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any valid extension of time within which to file) and all such Tax Returns are correct and complete in all material respects, (B) all Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Return) that are required to be paid or discharged have been timely paid and discharged other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and maintained on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (C) there are no Tax Liens, other than for Taxes not yet due and payable, on any asset of the Company or any of its Subsidiaries that exist in connection with any failure (or alleged failure) to pay any Tax and (D) neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations for the assessment or collection of any Tax which waiver is currently in effect.

(ii) Any unpaid Taxes of the Company and each of its Subsidiaries (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(iii) All assessments for Taxes due with respect to completed and settled audits or examinations have been fully paid. No federal, state, local or non-U.S. audits, examinations, investigations or Proceedings are being conducted, have been threatened in writing against the Company or any of its Subsidiaries or, to the Knowledge of the Company, are pending in respect of any Taxes, which audits, examinations, investigations or Proceedings have not been resolved.

(iv) The Company and each of its Subsidiaries has withheld and paid or remitted Taxes required by Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other Person.

(v) Neither the Company nor any of its Subsidiaries (A) is a party to, is bound to, or has any obligation under any Tax allocation or sharing agreement or any Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes such as a lease or a loan or to which the only parties are the Company or any of its Subsidiaries), (B) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the five (5)-year period ending on the date hereof that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any analogous provision of state, local or non-U.S. Law), (C) is a party to any Contract, arrangement or plan that has resulted or could reasonably be expected to result, individually or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any analogous provision of state, local or non-U.S. law), (D) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax return, (E) has any liability for the Taxes of any other Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation §1.1502-6 (or any analogous provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes such as a lease or a loan), (F) has engaged in any “reportable transaction” described in Treasury Regulation §1.6011-4(b) or (G) has received a written inquiry from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(vi) In the past three (3) taxable years, none of the Company or any of its Subsidiaries has ever had to include material amounts in income under Section 951(a) of the Code. The aggregate inclusions in the income of the Company and its Subsidiaries as a result of Section 956 of the Code during the last three taxable years was not in excess of $2,000,000. None of the Subsidiaries of the Company have materially increased their amount treated as invested in United States property since the beginning of their current taxable year. The aggregate Taxes of the Company and its Subsidiaries as a result of Section 965 of the Code have not exceeded and will not exceed $200,000.

(vii) If the Company or any of its Subsidiaries is required to be registered for value added tax or any similar tax on consumption (“VAT”) in any jurisdiction, it (A) is so registered in each such applicable jurisdiction, (B) has complied in all material respects with all applicable Law in respect of such VAT, (C) maintains full and accurate records with respect to VAT to the extent required by applicable Law and (D) has not in the six (6) year period ending with the Closing Date been subject to any material interest, forfeiture, surcharge or penalty in respect of VAT. None of the Company or its Subsidiaries is or has been in the six (6) year period ending with the Closing Date a member of a group or consolidation with any company other than the Company or any of its Subsidiaries for purposes of VAT.

(viii) Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any material adjustments after the Closing Date pursuant to Section 481(a) of the Code or any similar Law by reason of a change in accounting method initiated by it or any other relevant party prior to the Closing Date, and, as of the date hereof, the IRS has not proposed any such adjustment or change in accounting method in writing nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(ix) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (A) installment sale or other open transaction disposition; (B) closing agreement described in Section 7121 of the Code or any similar provision of Applicable Law; (C) required change in accounting method; (D) prepaid amount received prior to the Closing Date; (E) intercompany transaction or excess loss account described in Treasury Regulations Section 1.1502 or any similar provision of Applicable Law, in each case occurring, entered into, made or in existence prior to the Effective Time; or (F) any election under Section 108(i) of the Code.

(x) Neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of any other Tax Laws) arising out of the transactions contemplated by this Agreement.

(xi) The Company is not, and at no time during the last five years has the Company been, a “United States real property holding corporation” (as defined in Section 897 of the Code).

(n) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and since September 1, 2016 has been, in compliance with all applicable Environmental Laws and, since September 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity that has not been fully resolved alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, including a request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, (ii) each of the Company and its Subsidiaries possesses and is in compliance with all Permits required under applicable Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (iii) since September 1, 2016, there have been no Proceedings or investigations pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, (iv) there have been no Releases or threatened Releases of Hazardous Materials at, on, under or from any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, in each case, in a manner that would reasonably be expected to result in any obligation to conduct any investigation, remediation or other corrective or response action by the Company or any of its Subsidiaries or impose liability upon the Company or any of its Subsidiaries for any investigation, remediation or other corrective or response action, and (v) neither the Company nor any of its Subsidiaries is subject to any consent decrees, orders, settlements or compliance agreements, nor has any of them entered into by Contract or, to the Knowledge of the Company, by operation of Law any other commitments that impose any current or future obligations or liability under Environmental Law. The Company has made available to Parent copies of all environmental assessments and investigative or remedial action reports for any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and all material documents and reports regarding liabilities or obligations of the Company or any of its Subsidiaries under Environmental Laws, in each case, to the extent such assessments, reports and documents are within the custody or control of the Company or any Subsidiary.

(o) Insurance. The Company has delivered or otherwise made available to Parent copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date hereof (collectively, the “Insurance Policies”). The Insurance Policies provide coverage in such amounts and against such risks as the Company has reasonably determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all Insurance Policies are in full force and effect and all premiums thereon have been timely paid, or if not yet due, accrued; (ii) there has not been any default by the insured under any Insurance Policy or any event which, with the giving of notice or lapse of time or both, would constitute a default by the insured and preclude coverage thereunder; (iii) no notice of cancellation has been given to the Company or any of its Subsidiaries with respect to any Insurance Policy; (iv) the Company and its Subsidiaries are in compliance with the terms of each Insurance Policy; (v) as of the date of this Agreement, there is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies; and (vi) as of the date of this Agreement, the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any Insurance Policy.

(p) Property.

(i) Section 3.01(p)(i) of the Company Disclosure Letter contains a correct and complete list of all Contracts (each, a “Company Real Property Lease”) under which the Company or any Subsidiary thereof is the tenant, subtenant or occupant with respect to material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Company Leased Real Property”). The Company has made available to Parent a true and complete copy of each Company Real Property Lease (including all exhibits, schedules, amendments and extensions thereto). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and enforceable against the Company or the Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto, (B) there is no uncured default of any provision of any Company Real Property Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto and (C) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Company Leased Real Property has not been disturbed, and, to the Knowledge of the Company, there are no disputes with respect to the corresponding Company Real Property Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Company Real Property Lease or any material interest therein nor has the Company or any of its Subsidiaries subleased, licensed or otherwise granted any Person (other than another Subsidiary of the Company) a material right to use or occupy any Company Leased Real Property or any material portion thereof.

(ii) The Company or one of its Subsidiaries has good and valid fee simple title to all material real property currently owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property” and, with the Company Leased Real Property, collectively the “Company Real Property”). The fee simple or leasehold (as applicable) title held by the Company or its Subsidiaries to the Company Real Property is free and clear of all Liens (other than Permitted Liens), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.01(p)(ii) of the Company Disclosure Letter contains a true and complete list by address and legal description of the Company Owned Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the buildings, structures, fixtures and improvements located on the Company Owned Real Property, taken as a whole, are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted, ordinary wear and tear excepted, (B) to the Knowledge of the Company, there are no pending or threatened condemnation Proceedings against the Company Real Property, and (C) to the Knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Company Real Property or any of the facilities, buildings, component parts or other constructions, structures, erections, improvements, fixtures and fixed assets of a permanent nature annexed, affixed or attached to, or located on the Company Real Property. The Company has provided to Parent true and correct copies of all title reports and title policies (including all exception documents referenced therein), zoning reports, appraisals, surveys and engineering reports in the possession or control of the Company or any of its Subsidiaries regarding the Company Owned Real Property. There are no outstanding options, rights of first offer, rights of refusal or similar preemptive rights granted to third parties to purchase or lease any of the Company Owned Real Property, or any portion thereof or interest therein.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens and (B) such personal property is, to the Knowledge of the Company, in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted.

(q) Intellectual Property.

(i) Registered IP. Section 3.01(q)(i) of the Company Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property (including pending applications therefor) owned by the Company or any of its Subsidiaries and material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, whether considered individually or in the aggregate, that has not otherwise been abandoned or expired in the ordinary course of business consistent with past practice, indicating for each item the registration or application number and the applicable filing jurisdiction (the “Company Registered Intellectual Property”).

(ii) The Company and its Subsidiaries have complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Entities to maintain their Patents in full force and effect, including payment of all required fees when due to such offices or agencies.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company or a Subsidiary of the Company (1) is the sole and exclusive legal and beneficial, and with respect to the Company Registered Intellectual Property, record, owner of all right, title and interest in and to the Company Intellectual Property, (2) has the valid and enforceable right to use, sell, convey, transfer, license and otherwise exploit the Company Intellectual Property, (3) has the valid and enforceable right to use the Licensed Intellectual Property which is currently used or held for use in or necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted, in each case, free and clear of all Liens other than Permitted Liens, and (4) since September 1, 2016, has not received a written notice of breach of any agreement that licenses or grants to Company or any of its Subsidiaries any Licensed Intellectual Property and, to the Knowledge of the Company, is not in breach of any agreement that licenses or grants to Company or any of its Subsidiaries any Licensed Intellectual Property, (B) the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require consent of any other Person in respect of, the Company’s or any of its Subsidiaries’ rights with respect to Company Intellectual Property or material Licensed Intellectual Property currently used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted, and (C) the Company and its Subsidiaries possess all Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries.

(iv) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since September 1, 2016 infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any Person and (B) as of the date of this Agreement, there are no investigations or Proceedings (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of the Company, since September 1, 2016, threatened against the Company or any of its Subsidiaries (1) alleging that the operation or conduct of the Company’s or any of its Subsidiaries’ business infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any Person, (2) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s or any of its Subsidiaries’ rights with respect to any Company Intellectual Property or material Licensed Intellectual Property, (3) offering the Company the opportunity to license the Patents of any Person or (4) claiming ownership of any Company Intellectual Property.

(v) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) to the Knowledge of the Company, since September 1, 2016, no Person has misappropriated, infringed, diluted or otherwise violated any Company Intellectual Property or is misappropriating, infringing, diluting or otherwise violating any Company Intellectual Property, (B) the Company and its Subsidiaries have taken all reasonable measures in accordance with prevailing industry practice to protect and to maintain the confidentiality of the Company Intellectual

Property, and no Company Intellectual Property has been disclosed other than to Persons bound by valid written confidentiality agreements, (C) the Company and its Subsidiaries have taken reasonable measures in accordance with prevailing industry practice to protect and maintain the Company Intellectual Property, (D) the Company and its Subsidiaries have obtained from all parties (including employees) who have created any portion of, or otherwise who would have any rights in or to, material Company Intellectual Property valid and enforceable written assignments of any such work, invention, improvement, or other rights, as applicable, and (E) neither the Company nor any of its Subsidiaries has disclosed or delivered to any other Person, or permitted the disclosure or delivery to any other Person, of (1) any source code of the Company or its Subsidiaries used in or necessary for the conduct of the business of the Company or its Subsidiaries (other than any disclosure or delivery of any such source code that (x) is not material to the business of the Company and its Subsidiaries and (y) was disclosed or delivered solely in accordance with the terms of any Contracts set forth on Section 3.01(q)(v)(E) of the Company Disclosure Letter (but only if true and complete copies of such Contracts have been provided to Parent) and such Contracts specify that the confidentiality of the source code must be maintained by the receiving party) or (2) other material trade secrets of the Company and its Subsidiaries.

(vi) Section 3.01(q)(vi) of the Company Disclosure Letter sets forth a true and complete list of all Contracts pursuant to which a Person has licensed or granted any right to the Company or any of its Subsidiaries involving any Licensed Intellectual Property or any other material Intellectual Property Rights or agreed to provide any services (including hosted services) related to any material Intellectual Property Rights to the Company or any of its Subsidiaries other than commercially available Software licensed under commercially available “shrink wrap” or other comparable standard form licenses (“In-Licenses”).

(vii) Section 3.01(q)(vii) of the Company Disclosure Letter sets forth a true and complete list of all Contracts pursuant to which the Company or any of its Subsidiaries has granted to any Person any rights, interests or licenses to any material Company Intellectual Property, excluding non-exclusive licenses entered in the ordinary course of business (the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”). Neither the Company nor any of its Subsidiaries has granted to any Person any exclusive or sole license under any material Company Intellectual Property.

(viii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Intellectual Property and the Company Systems do not (A) contain any viruses, back doors, drop dead devices, time bombs, Trojan horses, worms, or any other contaminants (including codes, commands, instructions, devices, techniques, bugs, defects, errors, web bugs, or design flaws) that access (without authorization), harm, impede, alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down any computer systems, networks, infrastructures, devices, websites, databases, Software or other data or property; (B) cause or permit the unauthorized access (either internally or externally) to systems, networks, infrastructures, devices, websites, databases, Software, or other data or property; (C) cause or permit the misappropriation of personal or corporate information or Intellectual Property from any computer systems, networks, infrastructures, devices, websites, databases, Software, or other data or property or (D) cause or permit denial-of-service (DoS) attacks or distributed denial-of-service (DDoS) attacks (collectively, “Cyber Attacks”). The Company and its Subsidiaries have taken commercially reasonable steps to prevent Cyber Attacks on the Company Systems.

(ix) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Intellectual Property that is Software and Company Systems contain no Open Source Software.

(x) The Company Systems are materially sufficient for the current needs of the business of the Company and its Subsidiaries subject to ongoing maintenance and planned hardware and software system upgrades reflected in the capital budget, and are subject to commercially reasonable disaster recovery and business continuity procedures. To the Knowledge of the Company, since September 1, 2016, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced in all material respects. The Company and its Subsidiaries have purchased and paid in full for a sufficient number of licenses for the operation of such Company Systems as operated on the date hereof except for any discrepancies that are not expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(xi) No funding, facilities, or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to any Company Intellectual Property.

(r) Privacy and Data Protection.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and each of its Subsidiaries has complied at all times since September 1, 2016 with all Privacy Laws relating to Personal Data, (B) the Company and each of its Subsidiaries have policies, programs and procedures that are in compliance with all Privacy Laws, and (C) since September 1, 2016, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any claim, complaint, inquiry, or notice from any Person related to the Company’s or such Subsidiary’s collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any Privacy Law.

(ii) To the Knowledge of the Company, the Company and each of its Subsidiaries have not experienced any security breaches affecting Personal Data since September 1, 2016 that would require notification to any law enforcement or Governmental Entity by applicable Privacy Laws.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have implemented and followed commercially reasonable physical, technical, organizational, and administrative security measures, policies, and procedures that are designed to: (A) mitigate potential security risks with respect to the Company’s services; (B) comply with the Data Privacy Requirements, (C) identify security breach risks relating to the Company’s information technology systems, (D) prevent security breaches, and (E) identify, document, and remediate actual or suspected security breaches relating to the Company’s information technology systems and the Company’s services.

(s) Voting Requirements. Assuming the accuracy of the representations and warranties set forth in Section 3.02(g), the affirmative vote of holders of at least two-thirds (2/3rds) of the outstanding Shares entitled to vote thereon at the Company Shareholders Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Requisite Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve and consummate the Merger and the other transactions contemplated by this Agreement.

(t) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities LLC and Raymond James & Associates, Inc., is entitled to, or will be entitled to, any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

(u) Opinions of Financial Advisors. The Company Board has received the written opinions (or oral opinions to be confirmed in writing) on or prior to the date hereof of each of Wells Fargo Securities LLC and Raymond James & Associates, Inc. to the effect that, as of the date of the meeting of the Company Board at which this Agreement was approved by the Company Board, and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinions, the Per Share Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

(v) State Takeover Statutes; No Rights Agreement. The Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable state anti-takeover statutes or regulations (including Chapter 1704 of the OGCL) and any similar provisions in the Company Articles of Incorporation and the Company Code of Regulations. Assuming the accuracy of the representations and warranties set forth in Section 3.02(g), as of the date of this Agreement, no “fair price”, “business combination”, “moratorium”, “control share acquisition” or other state takeover Law or similar Law (collectively, “Takeover Statutes”) enacted by any jurisdiction will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement. The Company does not have any shareholder rights plan, “poison pill” or similar arrangement in effect.

(w) Affiliate Transactions. There are not, and since September 1, 2016 there have not been, any transactions, Contracts, arrangements, or understandings (each, an “Affiliate Transaction”) required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been disclosed in the Applicable SEC Reports filed prior to the date of this Agreement. The Company has made available to Parent copies of each material Contract or other relevant material documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.

(x) Export; Foreign Corrupt Practices Act; UK Bribery Act. With respect to the business of the Company and its Subsidiaries:

(i) Since that date which is five (5) years prior to the date of this Agreement the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws concerning the trade of any products, technology, technical data and services (“Export Control Laws”), including (A) the EAR (including the anti-boycott regulations contained therein) and Foreign Trade Regulations administered by the United States Department of Commerce; (B) the ITAR administered by the United States Department of State; (C) those administered by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury; and (D) those administered by the Bureau of Customs and Border Protection of the United States Department of Homeland Security. There is no export-related or import-related legal or enforcement Proceeding and there is no export related or import related investigation or inquiry pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or, to the Knowledge of the Company, any officer, manager or director of the Company or any of its Subsidiaries (in his or her capacity as such) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(ii) Since the date which is five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries have provided unauthorized access to, and no Affiliate of the Company or its Subsidiaries (or any of their personnel, representatives, or agents) has had unauthorized access to, export-controlled information in the possession of the Company or any of its Subsidiaries. No Affiliate of the Company or any of its Subsidiaries that is located outside of the United States has had access to the electronic networks or systems of the Company or any of its Subsidiaries inside the United States in material violation of applicable Law.

(iii) No director or officer or, to the Knowledge of the Company, any employee of the Company or any of its Subsidiaries is or, to the Knowledge of the Company, since the date which is five (5) years prior to the date of this Agreement, has been identified on any of the following: (A) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (B) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (C) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties,” including both administrative and statutory debarments; or (D) the Bureau of International Security and Nonproliferation of the United States Department of State listing of “Nonproliferation Sanctions.” The Company and its Subsidiaries are not and, since the date which is five (5) years prior to the date of this Agreement, have not been involved in business arrangements or otherwise engaged in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving SDNs, in violation of the regulations maintained by OFAC.

(iv) The Company and its Subsidiaries are not currently and have not been, at any time since September 1, 2016, denied export privileges involving items subject to the EAR, or debarred or suspended from participating directly or indirectly in the export of defense articles, including technical data, or in the furnishing of defense services, for which a license or approval is required under the ITAR.

(v) Since the date which is five (5) years prior to the date of this Agreement, the Company and its Subsidiaries have not made any voluntary disclosure to the DDTC, the United States Department of Commerce’s Bureau of Industry and Security, OFAC, or any other Governmental Entity respecting compliance by the Company or any of its Subsidiaries with Export Control Laws or with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(vi) The Company and its Subsidiaries have had, since the date which is five (5) years prior to the date of this Agreement, and have all necessary authority under the United States Export Control Laws to conduct their businesses as currently conducted in all material respects, including (A) necessary permits for any import or export transactions, (B) necessary permits and clearances for the disclosure of information to foreign persons and (C) necessary registrations with any United States Governmental Entity with authority to implement such Laws.

(vii) Since the date which is five (5) years prior to the date of this Agreement, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any officer, director, employee, agent, or representative of the Company or any of its Subsidiaries (acting in such capacity), nor, to the Knowledge of the Company, any other Person acting at the direction of the Company or any of its Subsidiaries, has violated or is violating any provision of the FCPA or any other similar Law of any non-U.S. jurisdiction.

(viii) Since the date which is five (5) years prior to the date of this Agreement, the Company and its Subsidiaries are not and have not engaged in any activity, practice or conduct in violation of, and are not committing and have not committed an offence under, the UK Bribery Act 2010, to the extent applicable.

(ix) Since the date which is five (5) years prior to the date of this Agreement, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any officer, director, employee, agent, or representative of the Company or any of its Subsidiaries (acting in such capacity), nor, to the Knowledge of the Company, any other Person acting at the direction of the Company or any of its Subsidiaries, is or has been the subject of any investigation, inquiry or enforcement Proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence, or liability or alleged liability, under the FCPA, and no such investigation, inquiry or Proceedings are pending or, to the Knowledge of the Company, threatened.

(x) The Company and its Subsidiaries maintain on an ongoing basis written policies, procedures, codes of conduct, and guidelines and internal accounting controls which are designed to ensure compliance with the FCPA and all requirements of the Material Government Contracts, FAR, and DFARS (including FAR 52.203-13, where applicable) by the Company, its Subsidiaries and their respective officers, directors, employees, agents and representatives (acting in such capacity) and other persons acting at the direction of the Company or any of its Subsidiaries. The Company and its Subsidiaries maintain a compliance program with respect to export controls, international contracting, and trade sanctions under the Laws of the United States which are designed to ensure compliance with such Laws.

(y) Government Contracts.

(i) Section 3.01(y)(i) of the Company Disclosure Letter identifies (A) each Government Contract as of the date of this Agreement awarded to the Company, any of its Subsidiaries, or, subject to Section 8.16,

ERAPSCO, that is active and relates to a program set forth on Section 3.01(y)(i) of the Company Disclosure Letter or that is subject to ongoing audits by a Governmental Entity prior to receipt of final payment with respect to such Government Contracts (collectively, and together with all other Government Contracts as of the date of this Agreement awarded to the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, which remain open to audit periods, “Material Government Contracts”), and (B) all quotations, bids, and proposals submitted by the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, that are outstanding as of the date hereof, which, to the Knowledge of the Company, are still subject to acceptance by either a Governmental Entity or any proposed prime contractor or subcontractor of a Governmental Entity (including ERAPSCO) with respect to any potential Government Contract (x) having aggregate future payments to the Company, its Subsidiaries, and/or, subject to Section 8.16, ERAPSCO, in excess of $250,000 or (y) for which the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, provided any bid bond (collectively, “Government Bids”). To the Knowledge of the Company, all of the Material Government Contracts were legally awarded and are binding on the parties and the Government Bids are not currently the subject of bid or award protest proceedings.

(ii) Since the date which is five (5) years prior to the date of this Agreement, the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, have complied in all material respects with all applicable Laws with respect to each Material Government Contract and Government Bid.

(iii) Since the date which is five (5) years prior to the date of this Agreement, neither a Governmental Entity nor any prime contractor or subcontractor of a Governmental Entity (including ERAPSCO) has notified the Company, its Subsidiaries, or, subject to Section 8.16, ERAPSCO, in writing that the Company, any of its Subsidiaries, or ERAPSCO has breached a requirement of a Material Government Contract, or violated any applicable Law with respect to any Material Government Contract or with respect to any Government Bid. All representations, certifications, disclosures and warranties made by the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, with respect to such Material Government Contracts or Government Bids were current, accurate and complete in all material respects as of their effective date, and the Company, any of its Subsidiaries, and, subject to Section 8.16, ERAPSCO, have complied in all material respects with such representations, certifications, disclosures and warranty requirements and all other terms and conditions of each Material Government Contract.

(iv) To the Knowledge of the Company, since September 1, 2016, (A) no written notices of terminations for convenience or default, show cause or cure notices and no stop work orders or notices of non-exercise of an option to extend a multi-year contract have been issued to or against the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, with respect to any Material Government Contract; and (B) there have been no (and there are no pending) Proceedings, audits, claims, or investigations involving or related to the Company, any of its Subsidiaries, subject to Section 8.16, ERAPSCO, or any of their partners, principals, officers, or employees (but, in each case, excluding any general partner of ERAPSCO other than Sparton DeLeon Springs LLC (“Deleon”)) with respect to an alleged or potential material violation of a contract requirement or Law applicable to any Material Government Contract.

(v) To the Knowledge of the Company, since September 1, 2016, (A) no costs incurred in respect of any Material Government Contract by the Company, any of its Subsidiaries or ERAPSCO, have been questioned, withheld or set-off, and remain unresolved or disallowed because of a finding or determination of any kind by a Governmental Entity, including the Defense Contract Audit Agency, and (B) no outstanding material costs invoiced or claimed by the Company, any of its Subsidiaries or ERAPSCO, with respect to any Material Government Contract have been questioned, withheld or set-off, and remain unresolved or disallowed.

(vi) Since September 1, 2016, (A) the pricing, cost accounting, estimating, purchasing, material management, earned value management, property management and other business systems (including those defined in Defense Federal Acquisition Regulation Supplement (“DFARS”) 252.242-7005) relating to all Material Government Contracts have been disclosed in all material respects to the applicable Governmental Entity to the extent required by applicable Law or the terms of any applicable Material Government Contract, and (B) none of such systems have been determined to be inadequate in any material respect by a Governmental Entity. Since September 1, 2016, no significant deficiency (as defined in DFARS 252.242-7000) has been identified to the Company and remains unresolved with respect to any Material Government Contract and no Material Government Contract is subject to withholding under DFARS 252.242-7000.

(vii) Since September 1, 2016, the accounting systems for the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, have met the applicable requirements of the FAR and federal Cost Accounting Standards (“CAS”) and Cost Principles (as defined in FAR Part 31) in all material respects. Since September 1, 2016, there have been no reports resulting from financial audits or other investigations by Governmental Entities of any Material Government Contract that conclude that the Company, its Subsidiaries, or, subject to Section 8.16, ERAPSCO, engaged in any overcharging or other defective pricing practices or in any other practices in violation of the FAR or applicable Law. Since September 1, 2016, the Company’s indirect costs and general and administrative costs associated with each Material Government Contract, including real property rental costs and executive compensation, meet the requirements for allowability and allocability under the FAR and the CAS. Since September 1, 2016, the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, have complied in all material respects with the Truthful Cost of Pricing Data Statute (formerly the Truth in Negotiations Act) (“TINA”) and have not failed to make any disclosures required under TINA that would reasonably be expected to result in a defective pricing claim against any of them.

(viii) Since September 1, 2016, all invoices and claims resulting from Material Government Contracts, including requests for progress payments, submitted by the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, were correct as of their submission date in all material respects, and all Cost Accounting Standard Disclosure Statements required to be submitted have been submitted and are correct in all material respects.

(ix) Since September 1, 2016, no contracting officer’s final decisions have been issued by a Governmental Entity concerning and referencing any Material Government Contract.

(x) None of the Company, its Subsidiaries, subject to Section 8.16, ERAPSCO, or any of their respective principals (as defined in FAR 52.209-5) (but excluding any general partner of ERAPSCO other than Deleon) or, to the Knowledge of the Company, their vendors, is, or since September 1, 2016, has been, suspended, debarred, or excluded or proposed for debarment from doing business with any Governmental Entity or has been declared non-responsible or ineligible for contracting with or for any Governmental Entity or for any reason listed on the “List of Parties Excluded from Federal Procurement and Non-procurement Programs” (or similar listing). Since September 1, 2016, the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, have not made a voluntary disclosure or a mandatory disclosure pursuant to the Federal Acquisition Regulation (“FAR”) mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) to any Governmental Entity, and no facts exist which would reasonably be expected to give rise to a claim for fraud under federal or state Law. The Company has no Knowledge of any facts or circumstances that may reasonably lead to a requirement to make a mandatory disclosure under the FAR with respect to the Company, its Subsidiaries, or ERAPSCO.

(xi) To the Knowledge of the Company, there are no outstanding material claims or disputes against the Company, any of its Subsidiaries, or ERAPSCO by a Governmental Entity or by any prime contractor or subcontractor (including ERAPSCO) arising under or relating to any Material Government Contract or Government Bid.

(xii) Neither the Company, nor any of its Subsidiaries, nor, subject to Section 8.16, ERAPSCO, are under an organizational conflict of interest (as defined in FAR Subpart 9.5) mitigation plan with respect to any Government Contract. There are no clauses or provisions concerning any organizational conflict of interest contained in any Government Contract that would render the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, ineligible to participate in contracts or programs relating to its Material Government Contracts (including any follow-on procurements relating thereto).

(xiii) To the Knowledge of the Company, all technical data, Software (other than third party Software), and Software documentation delivered to a Governmental Entity or to any prime contractor (including ERAPSCO) by the Company, any of its Subsidiaries, or ERAPSCO in performance of a Material Government Contract, has included the proper restrictive legends identified in the FAR and the Department of Defense FAR Supplement to protect Intellectual Property Rights of the Company, any of its Subsidiaries, or ERAPSCO.

(xiv) Neither the Company, nor any of its Subsidiaries, nor, subject to Section 8.16, ERAPSCO, has any pending or anticipated requests for equitable adjustment, claims, requests for waiver or deviation from contract requirements, or disputes against a Governmental Entity, or against any prime contractor or subcontractor (including ERAPSCO), arising under or relating to any Material Government Contract or Government Bid, except for routine demands for payment.

(xv) No Material Government Contract or Government Bid is based on the Company, any of its Subsidiaries, or, subject to Section 8.16, ERAPSCO, having some form of small business or preferred status afforded by applicable statute or regulation.

(xvi) To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, nor ERAPSCO has received any past performance rating less than “satisfactory” with respect to any Material Government Contract with a Governmental Entity since September 1, 2016.

(xvii) Section 3.01(y)(xvii) of the Company Disclosure Letter sets forth true and complete listings (including an indication of the type of clearance) of all facility security clearances issued by any Governmental Entity held by the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO. The facility security clearances set forth in Section 3.01(y)(xvii) of the Company Disclosure Letter and the personnel security clearances held by the officers, directors, managers and employees of the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, constitute all of the facility and personnel security clearances necessary to conduct the business of the Company, any of its Subsidiaries, and, subject to Section 8.16, ERAPSCO, as it is currently being conducted. To the Knowledge of the Company, the Company, each of its cleared Subsidiaries, and ERAPSCO holds, and at all relevant times since September 1, 2016, has held, at least a “satisfactory” rating from the DSS with respect to their respective facility security clearances and there are no liabilities or obligations relating to or arising from any violation by the Company, any of its Subsidiaries, or ERAPSCO of the NISPOM or prior failure by the Company, any of its Subsidiaries, or ERAPSCO to maintain at least a “satisfactory” rating from the DSS. The Company, its cleared Subsidiaries, and, subject to Section 8.16, ERAPSCO, are in compliance with all national security obligations specified in the NISPOM. All facility security clearances held by the Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, are currently in full force and effect. No termination for default, notice of rescission, notice of revocation, notice of wrongdoing, notice of breach, cure notice or show cause notice from the DSS or any other Governmental Entity has been issued and remains unresolved with respect to any such facility security clearance.

(xviii) To the Knowledge of the Company, (A) no Material Government Contracts have funding limits that have been exceeded or that are likely to be exceeded in order to be completed, (B) no Material Government Contracts that are fixed price contracts will be completed at a financial loss and (C) there are no Government Bids that, if accepted or entered into by the applicable Governmental Entity or prime contractor or subcontractor of a Governmental Entity, would reasonably be expected to result in a financial loss to the Company, any of its Subsidiaries, or ERAPSCO.

(xix) To the Knowledge of the Company, since September 1, 2016 and with regard to Government-furnished property (as defined in FAR 45.101) provided to the Company, any of its Subsidiaries, or

ERAPSCO pursuant to a Material Government Contracts (A) the Company’s, its Subsidiaries’, and ERAPSCO’s inventory, accounting, and physical security systems for controlling Government-furnished property, equipment, and fixtures that are loaned, bailed, leased, or otherwise furnished to Company, any of its Subsidiaries, or ERAPSCO, comply in all material respects with all applicable Laws; (B) the Company, its Subsidiaries, and ERAPSCO have not received any and there are no reports arising from audits or investigations of any of the Company’s, any of its Subsidiaries’, or ERAPSCO’s inventory, accounting, maintenance, and physical security systems for controlling Government-furnished property, equipment, and fixtures in their or their subcontractors’ possession that have led or would reasonably be expected to lead to any claim, damages, penalty, assessment, recoupment of payment, disallowance of any cost, or any material adjustment of direct or indirect rates applied to Material Government Contracts; and (C) neither the Company, nor any of its Subsidiaries, nor ERAPSCO has any material financial liability to any applicable Governmental Entity for the condition or accounting of any Government-furnished property, equipment, and fixtures that are loaned, bailed, leased, or otherwise furnished to them.

(xx) To the Knowledge of the Company, since September 1, 2016, the Company, its Subsidiaries, and ERAPSCO have complied in all material respects with all applicable Laws relating to the hiring of former Governmental Entity employees.

(xxi) The Company, its Subsidiaries, and, subject to Section 8.16, ERAPSCO, are in compliance with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), as amended.

(z) Customers and Suppliers. Section 3.01(z) of the Company Disclosure Letter contains a true and complete list of the names of the ten (10) largest suppliers (with the dollar volume of purchases for each) of products and services to the Company and its Subsidiaries (the “Major Suppliers”) and the ten (10) largest customers (with the dollar amount of revenue for each) of the Company and its Subsidiaries (the “Major Customers”), in each case for the fiscal year ended on July 1, 2018. Since July 1, 2018 through the date of this Agreement, none of the Major Suppliers or Major Customers has given the Company or any of its Subsidiaries written notice terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Contract or relationship with the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened to take any of such actions.

(aa) ERAPSCO. Subject to Section 8.16:

(i) ERAPSCO is a general partnership under the Laws of Indiana and has all requisite power and authority to carry on its business as presently conducted. ERAPSCO is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Joint Venture Agreement between Undersea Sensor Systems Incorporated (“USSI”) and Deleon for the supply of Anti-Submarine Warfare Products, dated as of January 31, 2007 (the “JV Agreement”), as amended as of the date of this Agreement, and as so made available is in full force and effect. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, is in material violation of any of the provisions of the JV Agreement. ERAPSCO does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(ii) There are no material liabilities or obligations, whether accrued or unaccrued, known or unknown, or matured or unmatured, of ERAPSCO of a nature that would be required under GAAP to be reflected on a balance sheet of ERAPSCO, other than (A) liabilities or obligations reflected or reserved against in the Balance Sheet, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (C) liabilities or obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement.

(iii) Since the Balance Sheet Date, (A) there have not been any Changes that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of ERAPSCO, (B) except as contemplated or required by this Agreement, ERAPSCO has conducted its businesses in all material respects in the ordinary course of business consistent with past practice, and (C) ERAPSCO has not taken, or agreed or committed to take, any actions that would constitute a breach or violation of Sections 4.01(a)(y)(v), (ix), (xi), (xii) or (xv), as applicable to ERAPSCO pursuant to Section 4.01(c), if such covenants had been in effect as of the Balance Sheet Date.

(iv) (A) There is no, and since September 1, 2016 there has not been any, Proceeding pending or threatened against, ERAPSCO or any of its properties or assets, at law or in equity (B) there is no pending or threatened material governmental or regulatory audit, review, inspection, survey or investigation of, ERAPSCO or any of its properties or assets, at law or in equity (including any review or investigation of ERAPSCO by the United States Department of Justice, the United States Department of Defense, or the United States Department of the Navy or any other Governmental Entity, including with respect to issues arising during the review of the proposed acquisition of the Company by Ultra), and (C) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding against ERAPSCO or any of its directors or officers in their capacities as such or any of its properties or assets, at law or in equity, except, in the case of (A), (B) and (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v) Section 3.01(aa)(v) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of each Contract to which ERAPSCO is a party or by which ERAPSCO is otherwise bound (each such Contract, a “JV Contract”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the JV Contracts is valid and binding on ERAPSCO and, as of the date hereof, the other party or parties thereto, and is in full force and effect and is enforceable against ERAPSCO and each other party thereto, in accordance with its terms, (B) ERAPSCO and each other party thereto, has substantially performed all obligations required to be performed by it to date under each JV Contract and is not in breach of or default under such JV Contract, (C) since September 1, 2016, ERAPSCO has not received written notice of breach or default under any JV Contract or the existence of any event or condition which constitutes or, after notice or lapse of time or both, will constitute, a default or breach on the part of ERAPSCO under any such JV Contract, and no such condition exists, and (D) ERAPSCO has not received written notice from any other party to a JV Contract with respect to the termination of any JV Contract that has not been cured or withdrawn.

(vi) ERAPSCO is, and since September 1, 2016, has at all times been, in compliance with, and is not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since September 1, 2016, ERAPSCO has not (A) received any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law, or (B) provided any written notice to any Governmental Entity regarding any violation by ERAPSCO of any Law, except, in each case, where such non-compliance or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vii) ERAPSCO is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities and has filed all tariffs, reports, notices, and other documents with all Governmental Entities necessary for ERAPSCO to own, lease and operate its properties and assets and to carry on its businesses as presently conducted (collectively, “ERAPSCO

Permits”), except where the failure to have any of such ERAPSCO Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All ERAPSCO Permits are valid and in full force and effect and are not subject to any administrative or judicial Proceeding or investigation that would reasonably be expected to result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. ERAPSCO is in compliance with the terms and requirements of such ERAPSCO Permits, except where non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since September 1, 2016, ERAPSCO has not received notice that any ERAPSCO Permit will be terminated, revoked or modified, is threatened with suspension or cannot be renewed in the ordinary course of business consistent with past practice, and the Company has no Knowledge of any reasonable basis for any such termination, revocation, modification, suspension or non-renewal, except, in each case, where such termination, revocation, modification, suspension or non-renewal has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(viii) ERAPSCO does not have, and has never had, any employees and does not, and has never, maintained any benefit plan.

(ix) ERAPSCO does not own or lease, and has never owned or leased, any real or personal property.

(x) ERAPSCO does not own or license any Intellectual Property.

(xi) Since the date which is five (5) years prior to the date of this Agreement, neither ERAPSCO nor any officer, director, agent, or representative of ERAPSCO (acting in such capacity), nor, to the Knowledge of the Company, any other Person acting at the direction of ERAPSCO, has violated or is violating any provision of the FCPA or any other similar Law of any non-U.S. jurisdiction.

(bb) No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.02, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company or its Representatives.

Section 3.02. Representations and Warranties of Parent and Merger Sub. Except as set forth in the Parent Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), Parent and Merger Sub each represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Law of its respective jurisdiction of organization and has all requisite limited liability or corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the organizational documents of Parent (the “Parent Organizational Documents”), and the comparable organizational documents of Merger Sub, in each case as amended and in effect as of the date of this Agreement. Parent and Merger Sub are not in material violation of any of the provisions thereof.

(b) Authority; Noncontravention.

(i) Each of Parent and Merger Sub has all requisite limited liability or corporate power and authority to execute and deliver this Agreement and subject to, in the case of Merger Sub only, the delivery by

Parent, its sole shareholder, of the written consent (as sole shareholder of Merger Sub) referenced in Section 5.10, to perform its obligations under and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability or corporate action on the part of each of Parent and Merger Sub, subject to, in the case of Merger Sub only, the delivery by Parent of the written consent (as sole shareholder of Merger Sub) referenced in Section 5.10. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The Managing Member duly and validly adopted resolutions authorizing, approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(iii) The board of directors of Merger Sub duly and validly adopted resolutions (A) determining that the Merger is fair to, and in the best interests of, Merger Sub and its shareholder and authorizing Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (B) authorizing, approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger and (C) recommending that the sole shareholder of Merger Sub adopt this Agreement, which resolutions of Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way.

(iv) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default, with or without notice, lapse of time or both, under, or give rise to any right or obligation (including a right of termination, modification, cancellation or acceleration of any right or obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or require consent under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (A) the Parent Organizational Documents or the comparable organizational or governing documents of any of Parent’s Subsidiaries, including Merger Sub, or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any Permit or Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (2) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of foregoing clause (B), any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to perform any of its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. No consent, approval, order, waiver or permit of, action by, authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made, by or with respect to Parent or Merger Sub, any of their respective Subsidiaries or any of Parent’s or Parent’s Subsidiaries’ material assets or businesses in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (II) filings with, and submissions as may be advisable to, the DSS or other agency of the U.S. government in accordance with the NISPOM, (III) notification to DDTC pursuant to Section 122.4(a)(2) of the ITAR, (IV) the filing with the SEC of such reports and other documents under the Exchange Act and the rules and regulations promulgated thereunder as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (V) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (VI) any consents, approvals, orders, waivers, permits, actions, authorizations, registrations, declarations, filings and notices required to be made or obtained by the Company or any of its Affiliates or as a result of the identity of the Company or any of its Affiliates and (VII) such other consents, approvals, orders, waivers, permits, actions, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(c) Disclosure Documents. All of the information relating to Parent and its Subsidiaries supplied in writing by, or on behalf of, Parent, its Subsidiaries or its Affiliates to the Company expressly for inclusion in, or incorporation by reference into, the Proxy Statement, or any amendment or supplement thereto, in each case in connection with the transactions contemplated by this Agreement will not, at the time the Proxy Statement and any amendments or supplements thereto are first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Litigation. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (i) there is no Proceeding pending or, to the Knowledge of Parent, threatened against, or pending or, to the Knowledge of Parent, threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

(e) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, is entitled to, or will be entitled to, any broker’s, finder’s or financial advisor’s fee or commission or similar payments from Parent or any of its Affiliates in connection with the Merger and the other transactions contemplated by this Agreement for which the Company could have any liability.

(f) Ownership and Operation of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 common shares, no par value, 1,000 of which are validly issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incident to its formation pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Ownership of Shares and Derivatives. None of Parent, Merger Sub or any of their Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person may have entered into other transactions that hedge the economic effect of such derivative. None of Parent, Merger Sub or any of their Subsidiaries has beneficially owned during the three (3) years immediately preceding the date of this

Agreement a number of Shares that would make it an “interested shareholder” (as such term is defined in Section 1704.01(C) of the OGCL) of the Company.

(h) Financing. As of the date hereof, Parent has delivered to the Company a true and complete copy of the executed Equity Commitment Letter pursuant to which the Guarantor and the other parties thereto have committed, subject to the terms and conditions thereof, to invest the Equity Financing. The Equity Commitment Letter, in the form so delivered, is in full force and effect, has not been terminated or otherwise amended or modified, and the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated or rescinded, in each case in any respect. The Equity Commitment Letter constitutes a legal, valid and binding obligation of Parent and the Guarantor and the other parties thereto, is in full force and effect and is enforceable against Parent, the Guarantor and the other parties thereto in accordance with its terms. No event has occurred which, with or without notice or lapse of time or both, would constitute a default under or breach on the part of Parent, the Guarantor or any other party thereto under the Equity Commitment Letter and, subject to the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, Parent has no reason to expect that any of the conditions to the Equity Financing contemplated by the Equity Commitment Letter applicable to Parent or Merger Sub will not be satisfied on the Closing Date. The Equity Financing, when funded in accordance with the terms and conditions of the Equity Commitment Letter, will provide Parent with funds sufficient to satisfy, or cause to be satisfied, all of Parent’s, Merger Sub’s and the Surviving Corporation’s obligations under this Agreement (including all amounts required to be paid pursuant to ARTICLE II), repay or refinance the Indebtedness of the Company and its Subsidiaries required in connection with the transactions contemplated by this Agreement and pay all fees and expenses of Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the transactions contemplated by this Agreement. The obligations to make the Equity Financing available to Parent pursuant to the terms of the Equity Commitment Letter are not subject to (i) any conditions precedent other than as set forth in the Equity Commitment Letter or (ii) any contingencies that would permit the Guarantor or any other party thereto to reduce the amount of the Equity Financing, other than as set forth in the Equity Commitment Letter. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Equity Financing, the Debt Financing or any other financing for or related to any of the transactions contemplated hereby.

(i) Voting Requirements. No vote of the holders of any class of capital stock of Parent is necessary for Parent to approve this Agreement and approve and consummate the Merger and the other transactions contemplated by this Agreement.

(j) Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of the Limited Guarantee, dated as of the date of this Agreement, which has been duly executed and delivered by the Guarantor. The Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor, is in full force and effect and is enforceable against the Guarantor in accordance with its terms. As of the date hereof, there is no default or breach under the Limited Guarantee by the Guarantor and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach under the Limited Guarantee by the Guarantor.

(k) Solvency. After giving effect to the transactions contemplated by this Agreement, including the Financing, and payment of all fees and expenses of, and any other amounts payable by, Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the transactions contemplated by this Agreement, the Surviving Corporation and the Subsidiaries of the Surviving Corporation will be Solvent as of and immediately after the Effective Time. Parent is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

(l) Access to Information. Each of Parent and Merger Sub has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Company and its Subsidiaries and it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its

Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Company to discuss the foregoing, and it and its Representatives have not relied on any representation, warranty, or any other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties expressly set forth in Section 3.01.

(m) Sanctions. To the Knowledge of Parent, no director, officer or employee of Parent or Merger Sub is identified on any of the following: (i) the OFAC list of SDNs; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties,” including both administrative and statutory debarments; or (iv) the Bureau of International Security and Nonproliferation of the United States Department of State listing of “Nonproliferation Sanctions”.

(n) ITAR and NISPOM Matters.

(i) Parent and Merger Sub, and all of Parent’s Affiliates which would have direct or indirect ownership or control of the Surviving Corporation after the Effective Time, are organized under the Laws of the United States. None of Parent, Merger Sub or any of Parent’s Subsidiaries or Affiliates is registered for any purpose under the provisions of the ITAR, including 22 CFR parts 122 or 129. The execution, delivery and performance by Parent and Merger Sub of this Agreement dos not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, result in ownership or control of the Company by or on behalf of one or more foreign persons within the meaning of the ITAR, including 22 CFR §§ 120.16 and 120.37.

(ii) Neither Parent nor Merger Sub intends, nor, to the Knowledge of Parent, do any of Parent’s Affiliates intend, to cause or permit any direct or indirect transfer of any of the articles, software, or technology (including technical data) of the Company, its Subsidiaries or ERAPSCO to any foreign Person, whether located in the United States or elsewhere, which transfer would reasonably be expected to result in a violation of the ITAR or the EAR.

(iii) None of Parent or its Affiliates is or could reasonably be considered to be under foreign ownership, control, or influence under the NISPOM (“FOCI”). After the Effective Time, no “foreign interest” (as defined in the NISPOM) will have the direct or indirect power, whether or not exercised and whether or not exercisable through the direct or indirect ownership of Parent’s or any of its Affiliates’ securities, through contractual arrangements or otherwise, to direct or decide matters affecting the management or operations of Parent or any of its Affiliates in a manner which may result in unauthorized access to classified information or may adversely affect the performance of classified Contracts. Parent does not have any Knowledge of any information that could reasonably be expected to result in DSS (or any other Governmental Entity) preventing, or materially impairing or delaying, the consummation of the transactions contemplated by this Agreement as a result of FOCI-related issues concerning Parent or any of its Affiliates.

(o) No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.01, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or ERAPSCO or with respect to any other information provided to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in any virtual data room maintained by or on behalf of the Company or any confidential information package or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01. Conduct of Business Pending the Merger.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, except as otherwise expressly contemplated by this Agreement, set forth in Section 4.01(a) of the Company Disclosure Letter, required by applicable Law, or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (x) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (I) preserve substantially intact its current business organizations, (II) maintain its goodwill and preserve its relationships with significant customers and suppliers and other Persons with whom it has material business relationships in a manner consistent with past practice, (III) retain the services of its officers and key employees as of the date of this Agreement and (IV) maintain its goodwill and preserve its relationships with Governmental Entities that regulate the conduct of business by the Company and its Subsidiaries and (y) without limiting the foregoing, the Company shall not, and shall cause it Subsidiaries not to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other voting securities or equity interests, other than cash dividends or distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than transactions solely between or among the Company and its wholly owned Subsidiaries;

(iii) purchase, redeem or otherwise acquire any shares of its or its Subsidiaries’ capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (A) the withholding of Shares in the ordinary course of business consistent with past practice to satisfy Tax obligations or the exercise price with respect to awards granted pursuant to the Company Equity Award Plans and (B) the acquisition by the Company in the ordinary course of business consistent with past practice of awards granted pursuant to the Company Equity Award Plans in connection with the forfeiture of such awards or rights, in each case, with respect to awards that are outstanding as of the date hereof and in accordance with their terms as of the date hereof or granted after the date hereof in accordance with this Agreement;

(iv) issue, deliver, sell, pledge, dispose of, encumber or subject to any Lien any shares of its capital stock, ownership interests, any other voting securities (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than upon the vesting or settlement of Restricted Shares, Company RSUs and Company Options granted under the Company Equity Award Plans that are outstanding as of the date hereof or granted after the date hereof in accordance with this Agreement, in each case, vested or settled in accordance with their terms;

(v) amend, waive or rescind (A) the Company Articles of Incorporation or the Company Code of Regulations or (B) the comparable organizational or governing documents of any Subsidiary of the Company, other than, in the case of this clause (B), amendments that effect solely ministerial changes to such documents;

(vi) merge or consolidate with any Person, or purchase property or assets (including equity interests) of any Person, or make capital contributions to any Person, in each case, other than (A) purchases of inventory, equipment and other personal property (1) in the ordinary course of business or (2) for such purchases not in the ordinary course of business, in an amount not in excess of $1,000,000 in the aggregate, or (B) transactions solely between or among the Company and its wholly owned Subsidiaries;

(vii) sell, license, lease, transfer, assign, divest, cancel, abandon or otherwise dispose of or permit a Lien (other than a Permitted Lien) to be placed upon any of its properties, rights or assets (including Company Intellectual Property) with a value in excess of $1,000,000 in the aggregate, other than (A) sales, licenses or other dispositions of assets in the ordinary course of business consistent with past practice, (B) sales, transfers and dispositions of obsolete, non-operating or worthless assets or properties, (C) sales, licenses, leases, transfers or other dispositions made in connection with any transaction between or among the Company and its wholly owned Subsidiaries or (D) pursuant to Contracts existing as of the date hereof;

(viii) incur, create, assume, redeem, prepay, defease, cancel, or, in any material respect, modify any Indebtedness or enter into any arrangement having the economic effect of any of the foregoing, other than (A) borrowings and prepayments under the Company’s existing revolving credit facilities in existence on the date hereof that are made solely for working capital purposes in the ordinary course of business consistent with past practice, (B) the incurrence, redemption, prepayment, defeasance, cancellation or modification of Indebtedness of the Company or a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (C) the incurrence, creation or assumption of Indebtedness to replace, renew, extend, refinance or refund any existing Indebtedness on substantially the same or more favorable terms to the Company or a Subsidiary of the Company than such existing Indebtedness (including with respect to any prepayment penalties, fees or changes) and (D) with respect to any Indebtedness not incurred, created, assumed, redeemed, prepaid, defeased, cancelled or modified in accordance with the foregoing clauses (A) through (C), the incurrence, creation, assumption, redemption, prepayment, defeasance, cancellation or modification of Indebtedness not in excess of $1,000,000 in aggregate principal amount outstanding that does not provide for any prepayment penalties, fees or changes;

(ix) (A) subject to Section 5.15, settle, terminate or compromise Proceedings or investigations with a Governmental Entity or third party, in each case, threatened, made or pending against the Company or any of its Subsidiaries, other than the settlement, termination or compromise of Proceedings or investigations made in the ordinary course of business or for an amount (excluding any amounts that are covered by any insurance policies of the Company or its Subsidiaries, as applicable) not in excess of the amount reflected or reserved therefor in the most recent financial statements (or the notes thereto) of the Company included in the Applicable SEC Reports or in excess of $1,000,000 in the aggregate for all such Proceedings or investigations; provided, however, that in no event shall the Company or any of its Subsidiaries settle, terminate or compromise any Proceeding or investigation if such settlement, termination or compromise involves injunctive relief against the Company, any of its Subsidiaries or restricts the conduct of the Company’s business following the Effective Time or (B) commence any Proceeding without first consulting with Parent and considering its views in good faith;

(x) except as required pursuant to the terms of any Company Benefit Plan or other written agreement disclosed to Parent in the Company Disclosure Letter, in each case, as in effect on the date hereof, (A) promote or hire any officers or employees to a position of Vice President or more senior without first consulting with Parent and considering its views in good faith, (B) grant to any director or executive officer or employee any increase in compensation or pay, or award any bonuses or incentive compensation other than, in the case of non-executive employees, in the ordinary course of business consistent with past practice, (C) grant to any current or former director, executive officer or employee any increase in severance, change of control, retention or termination pay, (D) grant or amend any equity awards, (E) enter into any new, or modify any existing, employment, consulting, severance, retention or termination agreement with any (1) current or former director, (2) executive officer or

(3) any other employee or individual consultant pursuant to which the annual base salary of such individual under such agreement exceeds $150,000, (F) establish, adopt, enter into, terminate, waive or amend in any material respect any collective bargaining agreement or material Company Benefit Plan or (G) take any action to accelerate any rights or benefits under any Company Benefit Plan; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants, but excluding any individual severance arrangements or any options or other equity awards) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xi) other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including pursuant to SEC rule or policy, make any change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company where such change would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(xii) (A) make any material Tax election or change or rescind any material Tax election, Tax method of accounting or, except as may be required by Law, Tax accounting period, (B) settle or compromise any Tax liability or, with respect to any claim or assessment that does not relate to U.S. federal income Tax, consent to any claim or assessment relating to a material amount of Taxes, (C) other than in the ordinary course of business consistent with past practice, file any amended Tax Return, (D) enter into any Tax allocation, sharing, indemnity or closing Contract or similar arrangement relating to any potential claim or assessment of Taxes, (E) consent to any extension or waiver of the statute of limitations period applicable to any material Taxes or (F) prepare any Tax Return in a manner inconsistent with past practice, except as may be required by Law;

(xiii) materially amend or modify or cancel or terminate, or waive any material rights under, any Material Contract, or create or waive any material rights with respect to any material Company Real Property, or make any material alterations, improvements, or modifications to any Company Real Property;

(xiv) enter into any Contract that would constitute a “Material Contract” under clauses (i), (iv), (v), (xiii) and (xv) of Section 3.01(i) had it been in existence prior to or on the date of this Agreement, except (A) in the ordinary course of business consistent with past practice or (B) as otherwise expressly permitted under this Section 4.01(a);

(xv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and any other mergers, consolidations, restructurings, recapitalizations or other reorganizations solely between or among the Company and its wholly owned Subsidiaries;

(xvi) make (A) capital expenditures or (B) other expenditures to implement, install or integrate any new Software (as opposed to patches or repairs to existing Software) used for enterprise resource planning or management of the Company’s core business processes, or otherwise replace any such Software, including any such Software used with respect to the Company’s facilities in Irvine, California, in the case of the foregoing clauses (A) and (B), in excess of $300,000 in the aggregate other than for expenditures in accordance with the Company’s expenditure plans set forth in Annex I and Annex II of Section 4.01(a)(xvi) of the Company Disclosure Letter; provided, however, that the Software expenditures described in clause (B) may not be classified as capital expenditures permitted by clause (A), and the Company shall not replace its Lotus Notes Software with any new Software; provided, further, that nothing contained in this Section 4.01(a)(xvi) shall restrict or prevent the Company and its Subsidiaries from making any expenditures that are reasonably necessary to preserve, restore or continue, but not upgrade, the functionality of any material asset or property of the Company or any of its Subsidiaries at the same level of functionality as of the date hereof, in each case, in response to any event or change that occurs after the date hereof in the event that (x) the Company delivers to Parent a written request for Parent to provide its consent to such action and (y) Parent fails to object in writing to providing its consent to such action within three (3) Business Days after Parent’s receipt of such request (and in such event Parent will be deemed to have consented to such action);

(xvii) fail to keep in force any Insurance Policy or comparable replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect; or

(xviii) authorize any of, or commit or agree to take any of, the foregoing actions prohibited pursuant to clauses (i) through (xvii) of this Section 4.01(a).

(b) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, except as expressly permitted by this Agreement, neither Parent nor the Company shall, and each shall cause its respective Subsidiaries not to, take any action that is reasonably likely to prevent, or materially impair or delay, the consummation of the Merger.

(c) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, except as expressly contemplated by this Agreement, set forth in Section 4.01(c) of the Company Disclosure Letter, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (i) the Company and Deleon shall take all actions in their respective power and within their reasonable control to carry on the business of ERAPSCO in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (A) preserve substantially intact the current business organizations of ERAPSCO, (B) maintain ERAPSCO’s goodwill and preserve ERAPSCO’s relationships with significant customers and suppliers and other Persons with whom ERAPSCO has material business relationships in a manner consistent with past practice and (C) retain the services of ERAPSCO’s general manager, officers and personnel as of the date of this Agreement and (ii) without limiting the foregoing, the Company and Deleon shall take all actions in their respective power and within their reasonable control to ensure ERAPSCO does not take any of the actions listed in Section 4.01(a) as may be applicable to ERAPSCO, mutatis mutandis; provided, however, that no action, undertaking, agreement or omission by ERAPSCO in violation of this Section 4.01(c) caused by or otherwise arising as a result of the actions, undertakings, agreements or omissions of a general partner of ERAPSCO other than Deleon, assuming Deleon has complied with its obligations in clause (ii) of this Section 4.01(c), shall constitute a breach of this Section  4.01(c).

Section 4.02. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as permitted by this Section 4.02, neither it nor any of its Subsidiaries nor any of the officers, directors and employees of it or its Subsidiaries or any of its or its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) retained by the Company or its Subsidiaries in connection with the Merger or the other transactions contemplated hereby (collectively such Representatives, the “Company Transaction Representatives”) shall, and it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives retained by the Company or its Subsidiaries other than in connection with the Merger or the other transactions contemplated hereby (collectively such Representatives, the “Other Company Representatives”), in each case, not to, directly or indirectly, (i) initiate, solicit or knowingly take any action to facilitate, encourage or solicit any Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish or provide any non-public information to any Person in connection with, any Acquisition Proposal or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort relating to an Acquisition Proposal by, any Person that is seeking to make, or has made, an Acquisition Proposal, (iii) except as required by applicable Law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal. In furtherance of the foregoing, except as permitted by this Section 4.02, the Company shall and shall cause its Subsidiaries and its and their Company Transaction Representatives to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Other Company Representatives to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Parent’s Affiliates and their respective Representatives) with respect to an Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal that existed on or prior to the date hereof. The Company shall promptly request the return or destruction of all non-public information furnished by or on its behalf to any Person and its Representatives (other than Parent, Parent’s Affiliates and their respective Representatives) with respect to any Acquisition Proposal prior to the date hereof. It is understood that any violation of the restrictions on the Company set forth in this Section 4.02 by any Subsidiary of the Company or any Company Transaction Representative shall be deemed a breach of this Section 4.02 by the Company.

(b) Notice. Until the Effective Time, promptly (and, in any event, within forty-eight (48) hours) after receipt by the Company, any of its Subsidiaries or their respective Representatives of any Acquisition Proposal or any request for non-public information or inquiry relating to any Acquisition Proposal, the Company shall provide Parent with notice of such receipt, the identity of the Person making any such Acquisition Proposal or request for non-public information or inquiry, the material terms and conditions of such Acquisition Proposal, request or inquiry, as applicable, and copies of any documents evidencing or delivered in connection therewith. The Company shall keep Parent informed on a reasonably current basis of any material developments, discussions or negotiations regarding any such Acquisition Proposal, request or inquiry (including any changes thereto), and shall promptly (and, in any event, within forty-eight (48) hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal, request or inquiry.

(c) Information Exchange; Discussions or Negotiation. Notwithstanding anything to the contrary contained in Section 4.02(a), prior to obtaining the Company Requisite Vote, in the event that the Company, any of its Subsidiaries or any of their respective Representatives receive from any Person, after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal that did not result from a breach of this Section 4.02, and that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is, or is reasonably likely to lead to, a Superior Proposal, then the Company may (i) furnish or provide information to the Person making such Acquisition Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement; provided, however, that the Company shall promptly (and, in any event, within forty-eight (48) hours) make available to Parent and its Representatives any written material non-public information concerning the Company or its Subsidiaries that is provided to any Person pursuant to this Section 4.02(c) (i) to the extent such information was not previously made available to Parent and its Representatives and (ii) engage in discussions and negotiations with such Person and its Representatives with respect to such Acquisition Proposal. As used in this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company before or after the date of this Agreement that contains confidentiality provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that any such confidentiality agreement may contain provisions that permit the Company to comply with the terms of this Agreement, but shall not include in any event any provisions requiring exclusive negotiations, a copy of which confidentiality agreement shall be provided to Parent promptly after the execution thereof.

(d) No Change in Recommendation; Exceptions.

(i) Except as set forth in this Section 4.02(d), the Company Board (including any committee thereof) shall not (A) withdraw, fail to make or modify in a manner adverse to Parent or Merger Sub, or propose to withdraw, fail to make or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to include, in the Proxy Statement, the Company Board Recommendation, (C) approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal, (D) if any Acquisition Proposal is structured as a tender or exchange offer that is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company Shareholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act (or such fewer number of days as remain prior to the Company Shareholders Meeting, as it may be adjourned or postponed in accordance with this Agreement), or (E) agree or resolve to take actions set forth in the foregoing clauses (A) through (D) (any of the actions set forth in the foregoing clauses (A) through (E), a “Company Adverse Recommendation Change”).

(ii) Notwithstanding Section 4.02(d)(i), at any time prior to obtaining the Company Requisite Vote, in the event that the Company, any of its Subsidiaries or any of their respective Representatives receives from any Person, after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal that did not result from a breach of this Section 4.02 and that the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel is a Superior Proposal, the Company Board may, in response to such Superior Proposal, (A) effect a Company Adverse Recommendation Change or (B) terminate this Agreement pursuant to and in accordance with Section 7.01(c)(i) in order to enter into a definitive, written agreement concerning such Superior Proposal; provided, however, that prior to taking any such action, and as a condition precedent to taking any such action, (1) the Company shall provide Parent with at least four (4) Business Days’ prior written notice of the Company Board’s intention to take such action (which notice shall specify the reasons therefor and include an unredacted copy of any relevant proposed transaction agreements, the identity of the party making such Superior Proposal and the material terms thereof) during which period Parent may propose revisions to the terms of the transactions contemplated by this Agreement (it being understood that, in the event of any change to the financial terms or any other material terms of any such Superior Proposal, such notice period shall be extended to ensure that at least two (2) Business Days remain in such notice period following any such change), (2) the Company Board shall have discussed and negotiated, and shall have caused its Representatives to discuss and negotiate, in good faith with Parent during such notice period to the extent Parent reasonably desires to discuss and negotiate and (3) the Company Board, at or after 5:00 p.m. Eastern Time on the final day of such notice period, shall have considered in good faith the effect of any irrevocable written binding offer proposed by Parent to amend the terms of this Agreement (such amendment, the “Offered Amendment”) and shall have determined, after consideration and consultation with its financial advisors and outside legal counsel, and taking into consideration such Offered Amendment, that any such Acquisition Proposal continues to be a Superior Proposal and that the failure to take such action would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(iii) Notwithstanding Section 4.02(d)(i), other than in connection with an Acquisition Proposal (which shall be governed by Section 4.02(d)(ii)), if an Intervening Event occurs and the Company Board determines in good faith after considering advice from its financial advisors and outside legal counsel that the failure to effect a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company Board may, in response to such Intervening Event, effect a Company Adverse Recommendation Change; provided, however, that prior to taking any such action, (A) the Company shall provide Parent with at least four (4) Business Days’ prior written notice of the Company Board’s intention to take such action (which notice shall specify the reasons therefor and include a reasonably detailed description of the Intervening Event) during which period Parent may propose revisions to the terms of the transactions contemplated by this Agreement, (B) the Company Board shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent reasonably desires to negotiate and (C) the Company Board, at or after 5:00 p.m. Eastern Time on the final day of such notice period, shall have considered in good faith the effect of any Offered Amendment in consultation with its financial advisors and outside legal counsel, and shall have determined, after such consideration and consultation and taking into consideration such Offered Amendment, that a failure to effect a Company Adverse Recommendation Change would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e) Certain Permitted Disclosure. Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company or any of its Subsidiaries from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or (ii) making a disclosure to the Company Shareholders if the Company Board determines in good faith in consultation with its outside legal counsel that a failure to do so would be inconsistent with applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take any action prohibited by Section 4.02(d)(i) (except that any “stop, look and listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Company Adverse Recommendation Change), unless such action is required by applicable Law and, if such action constitutes a Company Adverse Recommendation Change before the Company Requisite Vote, then Parent will have the right to terminate this Agreement pursuant to Section 7.01(d)(i).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Proxy Statement; Company Shareholders Meeting.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and, in any event, within twenty (20) Business Days), a proxy statement, in preliminary form, relating to the Company Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The fees and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be paid by the Company. As promptly as practicable after the date of this Agreement, Parent will use reasonable best efforts to furnish or cause to be furnished to the Company the information relating to Parent and its Affiliates to be set forth in the Proxy Statement (or any amendment or supplement thereto). The Company, Parent and Merger Sub will cooperate with one another in the preparation of the Proxy Statement (or any amendment or supplement thereto). Without limiting the foregoing, the Company shall not file the Proxy Statement (or any amendment or supplement thereto) without first providing Parent and Merger Sub a reasonable opportunity to review and propose comments thereon (which comments shall be considered in good faith by the Company). Each of the Company and Parent agree to correct any information provided by it for inclusion in the Proxy Statement that, to its Knowledge, was when provided, or shall have become, false or misleading.

(b) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and, after the Company and its Representatives shall have had a reasonable opportunity to review and consider any written correspondence or comments received from the SEC relating to the Proxy Statement (or any amendment or supplement thereto), provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Proxy Statement (or any amendment or supplement thereto). Subject to Parent’s compliance with its obligations under Section 5.01(a), (i) the Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and (ii) the Company shall use its commercially reasonable efforts to cause the Proxy

Statement in definitive form to be cleared by the SEC and mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(c) The Company shall cause the Company Shareholders Meeting to be duly called and held as promptly as practicable after the clearance of the Proxy Statement by the SEC (and, in any event, within forty-five (45) days, but subject to any extension of such date for any adjournment or postponement made pursuant to the last sentence of this Section 5.01(c)), to consider and vote upon the adoption of this Agreement. Subject to Section 4.02, the Company Board shall recommend such adoption in the Proxy Statement and in such other materials and communications between the Company and the Company Shareholders as are reasonable and customary and shall use reasonable best efforts to solicit such adoption of this Agreement at the Company Shareholders Meeting. The Company shall keep Parent and Merger Sub reasonably informed with respect to proxy solicitation results. Notwithstanding anything to the contrary in this Agreement, the Company may not adjourn or postpone the Company Shareholders Meeting except (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Shareholders at least five (5) Business Days in advance of a vote on the adoption of this Agreement, (ii) in the event any Acquisition Proposal is structured as a tender or exchange offer pursuant to Rule 14d-2 of the Exchange Act, to the extent necessary to ensure that the Company shall have ten (10) Business Days after the commencement thereof to take or disclose to the Company Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act at least five (5) Business Days in advance of a vote on the adoption of this Agreement, (iii) if the Company reasonably believes it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote or (iv) if, as of the time for which the Company Shareholders Meeting is originally scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

Section 5.02. Filings; Other Actions; Notification.

(a) Cooperation; Efforts. Subject to the terms and conditions set forth in this Agreement, including Section 5.01 (provided, that in the event of any conflict between Section 5.01 and this Section 5.02(a), Section 5.01 shall govern with respect to the matters set forth therein), the Company and Parent shall cooperate with each other and use (and (x) in the case of the Company, shall cause its Subsidiaries to use and (y) in the case of Parent, shall cause its Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary and proper on their part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. To the extent not prohibited by applicable Law and upon the terms and subject to the terms and conditions set forth in this Agreement, each of the Company and Parent shall, and Parent shall cause each of its Affiliates to, cooperate with each other in connection with the matters contemplated by this Section 5.02, including (i) promptly notifying the other of, and, if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permitting the other to review and discuss in advance, and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (iii) not participating, and not permitting any of its Representatives to participate, in any meeting with any such Governmental Entity unless it notifies the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat, (iv) furnishing the other with copies of all correspondence and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and

(v) cooperating with the other to furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with the parties’ mutual cooperation in preparing any necessary filings or submissions of information to any such Governmental Entity. Notwithstanding anything in this Agreement to the contrary, the Company shall not agree or consent to dispose of, license or hold separate any assets, or otherwise take to commit or take any action that would limit Parent’s ability to retain the Company or any of its Affiliates (or any of their respective businesses, product lines or assets) or Parent or any of its Affiliates (or any of their respective businesses, product lines or assets) or agree to alter or restrict the business or commercial practices, including any terms or conditions of any Contracts, of the Company or any of its Affiliates (or any of their respective businesses, product lines or assets) without the prior written consent of Parent, in each case, in order to obtain the consents, registrations, approvals, permits and authorizations contemplated by this Section 5.02.

(b) No Divestiture or Other Remedial Action. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any of its Affiliates to agree to any action to: (i) dispose of, license or hold separate any assets, or otherwise take or commit to take any action that limits the freedom of action of Parent or any of its Affiliates with respect to, or their ability to retain, the Company or any of its Affiliates (or any of their respective businesses, product lines or assets) or Parent or any of its Affiliates (or any of their respective businesses, product lines or assets), or (ii) alter or restrict in any way the business or commercial practices, including any terms or conditions of any Contracts, of the Company or any of its Affiliates (or any of their respective businesses, product lines or assets) or Parent or any of its Affiliates (or any of their respective businesses, product lines or assets); provided, however, that, if requested by a Governmental Entity in order to obtain consents, registrations, approvals, permits or authorizations contemplated by this Section 5.02, Parent shall agree to the disposal (and the Company shall agree to do so after the Closing if requested by Parent) of any assets of the Company or its Subsidiaries (but not of Parent or any of its Affiliates) that do not relate to the sonobuoy business of the Company or its Subsidiaries and that, individually or in the aggregate, are not material in any respect to the Company and its Subsidiaries.

(c) Information. Without limiting the generality of Section 5.01, subject to applicable Laws relating to the exchange of information, the Company and Parent each shall, and shall instruct its Representatives to, upon request by the other, furnish the other with all information concerning itself and its Subsidiaries, directors, managers, officers, shareholders and equityholders (and, in the case of Parent, its Affiliates), and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. Notwithstanding the foregoing provisions of this Section 5.02(c), (i) each of Parent and the Company may designate in good faith any non-public information provided to any Governmental Entity as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the non-public information and (ii) materials may be redacted (A) to remove references concerning the valuation of the Company, (B) as determined in good faith is necessary to comply with contractual arrangements or other confidentiality obligations or applicable Law and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In addition to the foregoing provisions of this Section 5.02(c), a party hereto may request entry into a joint defense agreement as a condition to providing any materials hereunder and, upon receipt of that request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

(d) Status. Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective

Subsidiaries (and, in the case of Parent, its Affiliates), from any third party or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

(e) Regulatory Approvals.

(i) HSR/Antitrust. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.02, each of the Company and Parent agree (A) as promptly as practicable but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, to file or cause to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required for the Merger and the other transactions contemplated hereby and any supplemental information requested in connection therewith and (B) as promptly as practicable, to make, or cause to be made, any filing that may be necessary or, in the reasonable opinion of Parent, advisable under any other antitrust or competition Law and provide each and every Governmental Entity with jurisdiction over enforcement of any antitrust or competition Law applicable to the Company, the Company’s Subsidiaries, Parent or Parent’s Affiliates, all non-privileged information and documents that are required or reasonably requested by any such Governmental Entity or by Parent pursuant to applicable antitrust or competition Law in connection with consummation of the Merger and the other transactions contemplated by this Agreement.

(ii) NISPOM. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.02, Parent and the Company shall use their reasonable best efforts to:

(A) have the Company prepare and submit, at its sole expense, to the DSS and, to the extent applicable, any other agency of the U.S. government, notification of the Merger and the other relevant transactions contemplated hereby pursuant to Section 1-302(g) of the NISPOM; and

(B) take all steps advisable, necessary or desirable to obtain assurances, reasonably deemed sufficient by Parent or one of its Subsidiaries, that neither DSS nor any other Governmental Entity of competent jurisdiction will take unfavorable actions to deny or delay the Merger, or make an unfavorable National Interest Determination in accordance with the NISPOM, or make any other negative determinations concerning the Company under any applicable national or industrial security regulations of any federal Governmental Entity of the U.S. government.

Section 5.03. Access and Reports; Confidentiality.

(a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s and its Affiliates’ officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested (including such information as Parent may request in accordance with Section 5.02(c)); provided, however, that no investigation pursuant to this Section 5.03 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that the foregoing shall not require the Company to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations to a third party with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) disclose any attorney-client privileged information of the Company or any of its Subsidiaries or information of the Company or any of its Subsidiaries subject to the work product doctrine if the Company shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege, (iii) permit any invasive environmental testing or sampling at any property or (iv) take or allow any action that would unreasonably interfere with the Company’s or any of its Subsidiaries’ business or operations; provided, further, that in the event the Company or any of its

Subsidiaries do not provide material information reasonably requested by Parent because the disclosure thereof would violate a confidentiality obligation binding on the Company or any of its Subsidiaries or result in a waiver of attorney-client privilege as contemplated by the foregoing clauses (i) and (ii), the Company will promptly provide notice to Parent that such information is being withheld. All requests for information made pursuant to this Section 5.03 shall be directed to the executive officer or other Person designated by the Company.

(b) Each of Parent and Merger Sub will comply with the terms and conditions of that certain letter agreement, dated March 27, 2018, by and between Cerberus Capital Management, L.P. and the Company (as may be amended from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives to hold and treat, in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement (including pursuant to Section 5.03(a)) in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.04. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time (and, in any event, within ten (10) days after the Closing Date).

Section 5.05. Publicity. Each of the Company and Parent shall issue its own initial news release regarding the Merger, the form of which, in both cases, shall be mutually agreed upon by the Company and Parent and, except with respect to any action taken pursuant to Section 4.02 or Section 7.01, thereafter neither the Company nor Parent (nor any of their respective Affiliates) shall issue or disseminate any press release or public announcement with respect to the Merger and/or the other transactions contemplated by this Agreement without the consent of the other (such consent not to be unreasonably withheld or delayed) and the Company and Parent shall consult with each other prior to issuing and, to the extent practicable and permitted by applicable Law, give each other the reasonable opportunity to review and comment upon, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement, except where and to the extent any such press release or public announcement is required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or any interdealer quotation service or by the request of any Governmental Entity.

Section 5.06. Employee Matters.

(a) Following the Effective Time and until the later of the first (1st) anniversary of the Closing Date and December 31, 2019 (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, each individual who is employed by the Company or any of its Subsidiaries immediately before the Effective Time (the “Company Employees”) and who continues employment with the Company or any of its Subsidiaries during such time period with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (including target cash incentive amounts but excluding equity compensation incentives, severance payments and any compensation or benefits triggered in whole or in part by the consummation of the transactions contemplated hereby or other transactions that would constitute a “change in control” or “change of control” or similar transaction for purposes of a Company Benefit Plan or comparable plan) provided to such Company Employee as of the date hereof, or to the extent such compensation or benefits are modified or amended after the date hereof as permitted pursuant to this Agreement, as provided immediately prior to the Effective Time.

(b) With respect to all plans (if any) maintained by Parent, the Surviving Corporation or their respective Subsidiaries in which the Company Employees are eligible to participate after the Closing Date (including any vacation and paid time-off and severance plans), Parent, the Surviving Corporation and their respective Subsidiaries, as applicable, shall cause each Company Benefit Plan or comparable benefit plan to take into account each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) for purposes of determining such Company Employee’s eligibility to participate and vesting in such plan (but not for accrual of benefits other than determining the level of vacation pay accrual); provided, however, that such service need not be considered to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c) Without limiting the generality of Section 5.06(a), to the extent employees become covered under any benefit plan of Parent or its Affiliates (other than the Company), to the extent permitted by applicable Law and the relevant insurance carriers, Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to, waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, for any employee who becomes covered under a group health plan of Parent or its Affiliates, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(d) The provisions of this Section 5.06 are solely for the benefit of the parties to this Agreement, and no other Person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Section 5.06, and no provision of this Section 5.06 shall create such rights in any such Persons. No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Company Employee, (ii) to limit the right of Parent or the Surviving Corporation to terminate the employment of any Company Employee or require Parent, the Surviving Corporation or any of its Subsidiaries to provide any such employee compensation or benefits for any period following any such termination, (iii) to prevent the amendment, modification or termination of any Company Benefit Plan after the Closing (in each case in accordance with the terms of the applicable Company Benefit Plan) or (iv) as an amendment or modification of the terms of any Company Benefit Plan.

Section 5.07. Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 5.08. Indemnification; Directors’ and Officers’ Insurance.

(a) Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the Persons listed on Section 5.08(a) of the Company Disclosure Letter and each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) to the fullest extent permitted under applicable Law from and against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with any Proceeding arising out of or pertaining to matters existing or occurring at or prior to the Effective Time relating to the Indemnified Party’s service with, at the request of or for the benefit of the Company or any of its Subsidiaries, including the transactions contemplated by this Agreement. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance expenses to any Indemnified Party claiming indemnification pursuant to this Section 5.08 as incurred to the fullest extent permitted under applicable Law; provided, however, that such Indemnified Party provides a written undertaking in form and substance reasonably satisfactory to Parent to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor the provisions, to the extent they are enforceable under applicable Law, regarding (i) exculpation of directors, (ii) limitation of liability of directors and officers and (iii) advancement of expenses, in each case, contained in the Company Articles of Incorporation, Company Code of Regulations, the comparable organizational documents of any of the Company’s Subsidiaries or any indemnification Contract between the applicable Indemnified Party and the Company or any of its Subsidiaries immediately prior to the Effective Time.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation to maintain for a period of at least six (6) years following the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance policies (collectively, “D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with benefits, levels of coverage and terms and conditions that are at least as favorable as the Company’s D&O Insurance existing immediately prior to the Effective Time with respect to matters existing or occurring at or prior to the Effective Time, including for acts or omissions in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for any year of such D&O Insurance coverage an annual premium amount greater than three hundred percent (300%) of the annual premium paid by the Company for D&O Insurance for the fiscal year immediately prior to the Effective Time (such amount, the “Maximum Annual Premium”). The Company represents and warrants that the annual premium paid by the Company for D&O Insurance for the fiscal year immediately prior to the Effective Time is set forth in Section 5.08(c) of the Company Disclosure Letter. If the annual premiums of such D&O Insurance coverage exceed the Maximum Annual Premium, Parent and the Surviving Corporation shall obtain a policy with the greatest coverage available for an annual premium not exceeding the Maximum Annual Premium.

(d) Notwithstanding Section 5.08(c), the Company may in its sole discretion obtain, prior to the Effective Time, six (6) year pre-paid “tail” insurance coverage, at an aggregate cost no greater than six (6) times the Maximum Annual Premium, providing for D&O Insurance not less favorable than that described in Section 5.08(c). If the Company has obtained such policy pursuant to this Section 5.08(d), Parent will cause such policy to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation, and Parent will have no further obligation to purchase or pay for insurance pursuant to Section 5.08(c).

(e) If the Surviving Corporation or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of the Surviving Corporation shall assume and comply with all of the obligations set forth in this Section 5.08.

(f) The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The obligations of Parent and the Surviving Corporation in this Section 5.08 will not be terminated or modified in any manner which could adversely affect any Indemnified Party without the consent of such Indemnified Party.

(g) The rights of the Indemnified Parties under this Section 5.08 shall be in addition to, and not in limitation of, any rights such Indemnified Parties may have under the Company Articles of Incorporation, the Company Code of Regulations or any of the comparable organizational documents of any of the Company’s Subsidiaries, or under any applicable Contracts or Law.

Section 5.09. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10. Written Consents, Resolutions and Other Materials.

(a) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and in its capacity as the sole shareholder of Merger Sub, a written consent adopting this Agreement.

(b) Promptly following the date hereof, Parent shall make available to the Company true and complete copies of (i) the resolutions described in Sections 3.02(b)(ii) and 3.02(b)(iii) and (ii) the written consent described in Section 5.10(a).

(c) Promptly following the date hereof, the Company shall make available to Parent true and complete copies of (i) the resolutions described in Section 3.01(d)(ii) and (ii) the opinions described in Section 3.01(u) for informational purposes only.

Section 5.11. Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub and the Surviving Corporation to comply with all of its obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 5.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, Parent, Merger Sub, the Company and their respective boards of directors shall grant such reasonable approvals and take such reasonable actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.13. Control of Operations. Without limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement will give any party hereto, directly or indirectly, the right to control or direct any other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.14. Resignation of Directors and Officers. The Company will cause each of the directors and officers of the Company and its Subsidiaries requested by Parent in writing to the Company not later than ten (10) Business Days prior to the Closing Date to submit at the Closing a letter of resignation in form reasonably satisfactory to Parent and effective on or before the Effective Time. Notwithstanding the foregoing, the Company will not be in breach of this Section 5.14 if it fails to obtain the resignation of any such director or officer if Parent will have the power, directly or indirectly, to remove any such Person from his or her position as a director or officer without cause immediately after the Effective Time.

Section 5.15. Transaction Litigation. The Company and Parent shall promptly notify each other of, and shall give each other the opportunity to participate in the defense, settlement and/or prosecution of, any Proceeding (including derivative claims) brought by any of the Company Shareholders against the Company and/or members of the Company Board relating to the Merger or the other transactions contemplated by this Agreement (collectively, “Transaction Litigation”); provided, however, that (a) the parties shall keep each other reasonably informed with respect to the status of any Transaction Litigation brought against such party, and (b) the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 5.16. Government Contracts.

(a) With respect to any Government Contract to which the Company or any of its Subsidiaries is a party, if a “Responsible Contracting Officer” (as that term is defined in FAR 42.1202) for the United States government determines that there are any issues related to the transactions contemplated by this Agreement that should be addressed in a formal agreement between the Company or any of its Subsidiaries and the United States government (including pursuant to FAR 42.12), the Company and Parent shall, and, if applicable, the Company shall cause the applicable Subsidiary of the Company to, prepare (with Parent’s assistance) the required agreement within a reasonable time following the Effective Time, which shall be submitted by the Company to the Responsible Contracting Officer, for the United States government. Each party hereto shall provide to the others promptly any information with respect to such party that may be required in connection with preparing, processing, entering into and completing the agreement (including the information required pursuant to FAR 42.12). Each party hereto shall each use reasonable best efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into, and completing the agreement with respect to the Government Contracts, including responding to any requests for information by the U.S. Government with regard to such agreement.

(b) With respect to any Government Contract set forth in Section 3.01(y)(i) of the Company Disclosure Letter, at Parent’s reasonable request, the Company shall, or, if applicable, cause its Subsidiary to, communicate to each Responsible Contracting Officer for the United States government the fact that the transactions contemplated by this Agreement are pending. Such communications shall be made as soon as practicable after the date hereof and prior to the Closing Date and shall be made in such manner as Parent reasonably determines to be appropriate to preserve the Company’s or its applicable Subsidiary’s relationship with such Responsible Contracting Officers for the United States government.

(c) Without limiting the generality of Section 5.16(a) and Section 5.16(b), the parties hereto acknowledge that, under applicable provisions of the FAR, Parent and its Affiliates should not be required to obtain novation agreements regarding any of the Company’s Government Contracts in order to consummate the transactions contemplated by this Agreement. However, to the extent any agency of the U.S. federal Government (or any contracting officer thereof) asserts that a novation is required in connection with the transactions contemplated by this Agreement, Parent shall, and shall cause its Affiliates to, comply with all reasonable requests from the Company necessary to prepare and execute any such novation agreement.

Section 5.17. Notification of Certain Matters. Each party hereto shall give prompt written notice to the other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) to the Knowledge of such party, the occurrence, or non-occurrence, of any change or event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger set forth in ARTICLE VI not to be satisfied, (c) any notice, other written communication or, with respect to Solicitation N00019-19-R-0001 and Solicitation N00019-19-R0002, oral communication received by the Company or its Subsidiaries from a Governmental Entity, with respect to any current or potential Contract that involves, or is reasonably expected in the future to involve, annual revenues in excess of $5,000,000 (including written and oral communications from a Governmental Entity received by ERAPSCO related to Solicitation N00019-19-R-0001 and Solicitation N00019-19-R0002), (d) any notice or other written or oral communication received by the Company or its Subsidiaries or their legal counsel from the DOJ in connection with or with respect to the DOJ Investigation or (e) any notice or other written or material oral communication received by the Company or its Subsidiaries from Ultra or USSI or planned to be delivered by or on behalf of the Company or its Subsidiaries to Ultra or USSI in connection with or with respect to the rights of the Company, Deleon, Ultra or USSI pursuant to the JV Agreement or the scope of the JV Agreement; provided, however, that (i) the delivery of any notice pursuant to this Section 5.17 shall not cure any breach of any representation or warranty, breach of covenant or failure to satisfy the conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice and (ii) a failure to comply with clause (b) of this Section 5.17 will not be deemed to be a breach of this Agreement.

Section 5.18. Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter without the Company’s prior written consent (which consent may be withheld in the sole discretion of the Company).

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof (or on such other terms as are permitted by this Section 5.18 or Section 5.19 or agreed to in writing by the Company), (ii) satisfy on a timely basis, all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter that are within their control, (iii) comply with its obligations pursuant to the Equity Commitment Letter and (iv) enforce its rights pursuant to the Equity Commitment Letter.

Section 5.19. Financing Cooperation.

(a) Prior to the Closing and as promptly as practicable following the date hereof, the Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives to, use commercially reasonable efforts to cooperate with Parent, in connection with facilitating (i) (A) the replacement (effective as of the Closing Date) of all outstanding letters of credit of the Company or any its Subsidiaries issued under the Company’s existing credit facility with BMO Harris Bank N.A. (such letters of credit, the “Existing Letters of Credit”) with letters of credit issued under the Debt Financing and/or (B) the Company providing, as of the Closing Date, cash or other collateral or other credit back stop satisfactory to the bank issuing any such Existing Letter of Credit, and (ii) the payoff of other credit facilities of the Company and its Subsidiaries as of the Closing Date and, as applicable, release of Liens thereunder and receipt of documentation, including customary payoff letters, confirming same. Such cooperation shall include facilitating the direct contact between Parent and its Representatives and parties under credit facilities of the Company and its Subsidiaries, the beneficiaries of the Existing Letters of Credit with the Parent and its Representatives, as well as direct contact between such beneficiaries and the Parent’s lenders, in all such cases upon reasonable advance notice.

(b) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ officers, directors, employees, advisors and other representatives to provide to Parent such cooperation as may be reasonably requested by Parent in connection with arranging and obtaining the Debt Financing; provided, however, that such requested cooperation is otherwise consistent with this Agreement and does not unreasonably interfere in any material respect with the operations of the Company, its Subsidiaries and ERAPSCO. Such cooperation by the Company includes, at the reasonable request of Parent (and subject to the proviso in the immediately foregoing sentence):

(i) commenting on or assisting with the preparation (including providing information and materials to be used in the preparation) of customary confidential information memoranda (including a private supplement) or similar offering documents for the Debt Financing, customary rating agency presentations and lender presentations; provided, however, that any such documents and rating agency presentations shall contain disclosure and financial statements reflecting the Company as the obligor;

(ii) reasonably assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates, documents, or closing deliverables with respect to the Debt Financing as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interests (including delivering payoff letters, prepayment or termination notices as required by the terms of any existing Indebtedness and delivering termination agreements and/or UCC-3 or equivalent financing statements or notices));

(iii) furnishing Parent and Parent’s Debt Financing Sources and their respective representatives with (A) the Required Information and (B) such pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in order to consummate the Debt Financing;

(iv) furnishing Parent for distribution to the Financing Sources information required by any Financing Sources for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including USA Patriot Act of 2001, at least two (2) Business Days prior to Closing to the extent reasonably requested at least five (5) Business Days prior to the Closing;

(v) causing the management teams of the Company and its Subsidiaries with appropriate seniority and expertise and requesting external auditors to, upon reasonable notice, participate in and prepare for a reasonable number of meetings with prospective lenders and purchasers of the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries, presentations, due diligence sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of the Parent and its Financing Sources, in each case in connection with the Debt Financing;

(vi) cooperating reasonably with the due diligence requests of the Financing Sources, to the extent customary and reasonable;

(vii) cooperating reasonably with Parent in Parent’s efforts to obtain reasonable and customary consents, legal opinions, surveys, title insurance and insurance affidavits as reasonably requested by Parent;

(viii) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders (subject to confidentiality provisions) and, with respect to any public-side version of such information, confirming that such version consists exclusively of information and documentation that does not contain information that is (A) of a type that would not be publicly available (or could be derived from publicly available information) and (B) material with respect to the Company or its Subsidiaries or any of their respective securities for purposes of United States federal and state and (if applicable to the Company and Debt Financing) foreign securities laws;

(ix) using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements to the extent necessary or reasonably required by Parent’s financing sources (including the Debt Financing Source); provided, however, that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information; and

(x) using reasonable best efforts to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (C) permit representatives of the one (1) prospective lender to conduct commercial field examinations, inventory appraisals, and make audits and appraisals delivered for the purposes of any credit facility available to Parent for purposes of its Debt Financing.

Parent shall (x) promptly, upon written request by the Company, reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including (1) reasonable outside attorneys’ fees and

(2) fees and expenses of the Company’s outside accounting firms engaged to assist in connection with the Financing) incurred by the Company, its Affiliates or any of their respective Representatives in connection with the cooperation and other obligations of the Company or its Affiliates contemplated by this Section 5.19 and (y) indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses and liabilities suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 5.19 (including any action taken in accordance with this Section 5.19) and any information utilized in connection therewith, except in the event such losses or liabilities arose out of or resulted from the gross negligence or willful misconduct of such Person. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any cooperation to the extent that it would require the Company or any of its Subsidiaries or Representatives to (I) to waive or amend any terms of this Agreement, (II) agree to pay any commitment or other fees or incur any other liability or obligation prior to the Effective Time, (III) provide any indemnity or reimburse any expenses prior to the Effective Time, (IV) approve or perform the execution or delivery of any document or certificate in connection with the Financing (or any alternative financing) (other than the authorization letters contemplated above) or that requires Persons who are directors (or equivalent) of the Company or its Subsidiaries prior to the Effective Time (in their capacity as such) to pass resolutions or consents to approve or authorize the Debt Financing (or any alternative financing) (except that, with respect to any Person who is continuing as a director or officer (or equivalent) of the Company or its Subsidiaries following the Effective Time, such Person may execute or deliver any such documents or certificates or pass such resolutions or consents following the Effective Time) or (V) take any action for which it is not indemnified hereunder.

(c) At the reasonable request of Parent, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information (i) is Compliant, and (ii) meets the applicable requirements set forth in the definition of “Required Information.” Parent shall be permitted to disclose such information provided by the Company or any of its Affiliates or any of their respective Representatives pursuant to this Section 5.19 to its Debt Financing Sources, rating agencies and prospective lenders during syndication of the Debt Financing subject to its Debt Financing Sources, ratings agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information.

(d) Upon the reasonable written request of the Company, the Company and its legal counsel will be given reasonable opportunity to review and comment upon any marketing materials for Debt Financing Sources, ratings agencies and prospective lenders, in each case, prepared after the date hereof, that include information about the Company or its Subsidiaries prepared in connection with the Debt Financing. The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the Debt Financing so long as such logos are (i) used solely in connection with an accurate description of the Company, its Subsidiaries and ERAPSCO and their respective businesses and products or the transactions contemplated by this Agreement and (ii) used solely in a manner that is not intended to, or that would not reasonably be expected to, harm or disparage the Company, any of its Subsidiaries or ERAPSCO or the reputation or goodwill of the Company, any of its Subsidiaries or ERAPSCO.

Section 5.20. Treatment of Company Options. Prior to the Effective Time, the Company Board shall adopt resolutions (a) determining that the value of each Company Option that has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration is zero and (b) authorizing the cancellation of such Company Options pursuant to Section 2.02(c).

ARTICLE VI

CONDITIONS

Section 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of each of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have been duly adopted by the holders of Shares constituting the Company Requisite Vote;

(b) No Orders. No Governmental Entity of competent jurisdiction shall have enacted, entered, promulgated or enforced any Law, executive order, ruling, injunction, or other order (whether temporary, preliminary or permanent) (collectively, “Orders”) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger; and

(c) Antitrust Clearance. (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted, and (ii) any agreement with a Governmental Entity not to consummate the Merger, which agreement shall have been entered into with the prior written consent of both the Company and Parent, shall have expired or been terminated.

Section 6.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in the second sentence of Section 3.01(b) (Subsidiaries), Section 3.01(c) (Capital Structure), Section 3.01(d)(i) (Authority) and Section 3.01(t) (Brokers and Other Advisors) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except, in the case of Section 3.01(b) or Section 3.01(c), for de minimis inaccuracies, (ii) the representation and warranty set forth in Section 3.01(g)(i) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, (iii) the representations and warranties of the Company set forth in Section 3.01(d)(ii) and (iii)(A) (Authority; Noncontravention) and Section 3.01(h)(ii) (Litigation) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specific date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specific date), and (iv) the representations and warranties of the Company set forth in Section 3.01 (other than the representations and warranties referred to in the foregoing clauses (i), (ii) and (iii)) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and

(c) Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of Parent and Merger Sub set forth in Section 3.02(b)(i) (Authority) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date) and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.02 (other than the representations and warranties referred to in the foregoing clause (i)) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except in the case of this clause (ii) only, where the failure to such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) Certificate. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer (or comparable officer) of Parent, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as set forth below) the Company Requisite Vote is obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before May 11, 2019 (such date or such later date, if any, as provided in the proviso of this Section 7.01(b)(i), the “Termination Date”); provided, however, that (x) if any of the conditions set forth in Section 6.01(b) (solely with respect to any Order entered pursuant to the HSR Act or any other applicable antitrust or competition Law) or Section 6.01(c) shall not have been satisfied as of May 11, 2019, either Parent or the Company may extend the Termination Date to June 11, 2019, or (y) if the Company Shareholders Meeting is not called and held prior to the May 11, 2019, either Parent or the Company may extend the Termination Date to June 11, 2019; provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party if such party (or, in the case of Parent, Merger Sub) has materially breached its obligations under this Agreement in a manner that shall have been the principal cause of or resulted in the failure of a condition to any party’s obligation to effect the Merger on or prior to such date;

(ii) if at the Company Shareholders Meeting (or any adjournment or postponement thereof), a proposal to adopt this Agreement shall have been voted upon by the Company Shareholders and the Company Requisite Vote shall not have been obtained; or

(iii) if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided, however, that a party may not terminate this Agreement pursuant to this Section 7.01(b)(iii) if such party (or, in the case of Parent, Merger Sub) has not complied in all material respects with its obligations under Section 5.02;

(c) by the Company:

(i) at any time prior to obtaining the Company Requisite Vote and, subject to the Company being in compliance in all respects with Section 4.02, in order to accept a Superior Proposal and enter into an acquisition agreement providing for such Superior Proposal, in accordance with Section 4.02, concurrently with such termination;

(ii) if Parent or Merger Sub shall have breached any of their respective representations or warranties or failed to perform any of their respective covenants or other agreements contained in this Agreement, where such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (1) the forty-fifth (45th) day after written notice thereof is given by the Company to Parent and (2) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(ii) if the Company is then in material breach of this Agreement such that any of the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied; or

(iii) if (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing; provided, however, that such conditions are capable of being satisfied at the Closing), (B) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 1.02, (C) the Company has delivered written notice to Parent that the Company stands ready and willing to consummate the transactions contemplated by this Agreement and (D) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within five (5) Business Days after the delivery of such notice;

(d) by Parent:

(i) at any time prior to the time the Company Requisite Vote is obtained, if (A) the Company Board shall have effected a Company Adverse Recommendation Change or (B) the Company shall have breached or been deemed to have breached (as provided in the last sentence of Section 4.02(a)) Section 4.02(a) in any material respect;

(ii) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, where such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) such breach or failure to perform is incapable of being cured, or if capable of being cured, is not cured prior to the earlier of (1) (x) with respect to a failure to perform the covenants set forth in the first sentence of Section 5.01(a) or the first sentence of Section 5.01(c), the fifteenth (15th) day after written notice thereof is given by Parent to the Company or (y) with respect to any such breach or failure to perform not contemplated by the foregoing clause (x), the forty-fifth (45th) day after written notice thereof is given by Parent to the Company, and (2) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(ii) if either Parent or Merger Sub is then in material breach of this Agreement such that any of the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied; or

(iii) if following the date hereof (A) the Company, any of its Subsidiaries or ERAPSCO shall have been suspended, debarred, excluded or proposed for debarment from doing business with any

Governmental Entity or shall have been declared non-responsible or ineligible for contracting with any Governmental Entity and (B) such suspension, debarment, exclusion, proposed debarment (including any subsequent debarment) or declaration is incapable of being cured, or if capable of being cured, is not cured prior to the earlier of (1) the sixtieth (60th) day after written notice thereof is given by Parent to the Company, and (2) the Termination Date.

Section 7.02. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger as provided in Section 7.01, written notice thereof shall be given to the other parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no effect, except as provided in the provisions of Section 5.03(b) (Access and Reports; Confidentiality), Section 5.07 (Expenses), the penultimate sentence of Section 5.19(b) (Financing Cooperation), this Section 7.02, Section 7.03 (Termination Fee), Section 7.04 (Parent Termination Fee), Section 7.05 (Costs and Expenses), Section 7.06 (Limitations) and ARTICLE VIII (Miscellaneous) and the Confidentiality Agreement, all of which shall survive such termination; provided, however, that no such termination shall relieve any party hereto from liability for any damages incurred or suffered by any other party hereto as a result of any actual and intentional fraud by such party with respect to any of its representations, warranties, covenants or agreements set forth in this Agreement or any Willful Breach by such party of any of its covenants or agreements set forth in this Agreement, and the aggrieved party will be entitled to all rights and remedies available at law or in equity. The parties hereto acknowledge and agree that nothing in this Section 7.02 shall be deemed to impair their right to compel specific performance by another party in accordance with the terms of Section 8.11 prior to the termination of this Agreement.

Section 7.03. Termination Fee; Expenses.

(a) The Company shall pay Parent (or its designee) a fee equal to $7,500,000, less the aggregate amount of all Expenses previously paid by the Company pursuant to Section 7.03(c) (the “Termination Fee”), if:

(i) this Agreement is terminated by the Company pursuant to Section 7.01(c)(i);

(ii) after the date of this Agreement and prior to the date of the Company Shareholders Meeting (or the date of any postponement or adjournment thereof, if applicable), a bona fide Acquisition Proposal shall have been publicly announced or otherwise publicly disclosed and not have been withdrawn prior to the date of the Company Shareholders Meeting (or the date of any postponement or adjournment thereof, if applicable) and thereafter (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(ii), and (B) (1) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate an Acquisition Proposal and such Acquisition Proposal is subsequently consummated or (2) an Acquisition Proposal is otherwise consummated within twelve (12) months after such termination; provided, however, that in order to satisfy either condition set forth in this Section 7.03(a)(ii)(B), the applicable Acquisition Proposal must provide for aggregate consideration in excess of $65 million to be paid to the Company, its Subsidiaries or their respective shareholders;

(iii) after the date of this Agreement and prior to the Termination Date, a bona fide Acquisition Proposal shall have been publicly announced or otherwise disclosed to the Company Board and (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(i) or by Parent pursuant to Section 7.01(d)(ii), (B) such Acquisition Proposal shall not have been withdrawn (1) in the case of a termination pursuant to Section 7.01(b)(i), as of the Termination Date and (2) in the case of a termination pursuant to Section 7.01(d)(ii), as of the date of such termination, and (C) (1) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate an Acquisition Proposal and such Acquisition Proposal is subsequently consummated or (2) an Acquisition Proposal is otherwise consummated within twelve (12) months after such termination; provided, however, that in order to satisfy either condition set forth in this Section 7.03(a)(iii)(C), the applicable Acquisition Proposal must provide for aggregate consideration in excess of $65 million to be paid to the Company, its Subsidiaries or their respective shareholders; or

(iv) this Agreement is terminated by Parent pursuant to Section 7.01(d)(i)(A) or Section 7.01(d)(i)(B).

(b) The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by Parent (i) in the case of Section 7.03(a)(i), simultaneously with the termination of this Agreement pursuant to Section 7.01(c)(i), (ii) in the case of Section 7.03(a)(ii) or 7.03(a)(iii), on the date of consummation of such Acquisition Proposal and (iii) in the case of Section 7.03(a)(iv), within three (3) Business Days of the termination of this Agreement pursuant to Section 7.01(d)(i)(A) or 7.01(d)(i)(B). Parent shall provide to the Company notice designating an account for purposes of payment of the Termination Fee within forty-eight (48) hours of a request by the Company to provide such information. For purposes of this Section 7.03, the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I, except that all references to fifteen percent (15%) therein shall be deemed to be references to fifty percent (50%).

(c) If this Agreement is terminated by Parent pursuant to Section 7.01(d)(ii) as a result of a Willful Breach by the Company of any of its covenants or agreements contained in this Agreement, then the Company shall pay to Parent (or its designee(s)) all reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment banks, advisors, and consultants to Parent, Merger Sub or their respective Affiliates, including, for the avoidance of doubt, Cerberus Operations and Advisory Company LLC) solely to the extent incurred by Parent, Merger Sub or any of their respective Affiliates in connection with the preparation, negotiation and execution of this Agreement (the “Expenses”) by wire transfer of immediately available funds within five (5) Business Days of the later of (i) the date of such termination and (ii) the date that Parent shall have provided to the Company true and complete copies of invoices and other reasonable documentation evidencing such Expenses, to an account designated by Parent; provided, however, that the aggregate amount of the Expenses payable by the Company pursuant to this Section  7.03(c) shall not exceed $4,750,000.

Section 7.04. Parent Termination Fee.

(a) Parent shall pay to the Company (or its designee) a fee equal to $9,250,000 (the “Parent Termination Fee”) if this Agreement is terminated (i) by the Company pursuant to Section 7.01(c)(ii) or Section 7.01(c)(iii) or (ii) by either Parent or the Company pursuant to Section 7.01(b)(i) and, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.01(c)(ii) or Section 7.01(c)(iii).

(b) The Parent Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by the Company within three (3) Business Days of the termination of this Agreement pursuant to Section 7.01(c)(ii), Section 7.01(c)(iii) or Section 7.01(b)(i) (if applicable as provided in Section 7.04(a)(ii)). The Company shall provide to Parent notice designating an account for purposes of payment of the Parent Termination Fee within forty-eight (48) hours of a request by Parent to provide such information.

Section 7.05. Costs and Expenses. Each party acknowledges that the agreements contained in this ARTICLE VII are an integral part of the transactions contemplated by this Agreement and that, without these agreements, such party would not enter into this Agreement. Accordingly, if the applicable party fails promptly to pay any amount due pursuant to this ARTICLE VII, such party shall also pay any reasonable out-of-pocket costs, fees and expenses incurred by the other party (including reasonable legal fees and expenses) in connection with a legal action to enforce this Agreement that results in a final non-appealable judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this ARTICLE VII shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of such payment.

Section 7.06. Limitations.

(a) The parties agree and understand that, notwithstanding the terms of Section 7.03 and Section 7.04, (i) in no event shall (A) the Company be required to pay, either the Termination Fee or the Expenses, respectively, on more than one occasion and (B) the aggregate amount of all amounts paid by the Company pursuant to Section 7.03 exceed $7,500,000 and (ii) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(b) Notwithstanding anything in this Agreement (including Section 7.02) to the contrary (other than the last sentence of this Section 7.06(b)), (i) the Company’s right to receive the Parent Termination Fee pursuant to Section 7.04 (and all amounts, if any, required to be paid by Parent pursuant to Section 7.05 and the penultimate sentence of Section 5.19(b) and all amounts, if any, required to be paid by Guarantor pursuant to Section 1(b) of the Limited Guarantee) shall be the sole and exclusive remedy of the Company and its Subsidiaries and Affiliates against Parent, Merger Sub, Guarantor and the Parent Related Parties for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement or in any certificate or instrument delivered in connection herewith or the failure of the Merger to be consummated, and (ii) if Parent has paid to the Company (or its designee) (A) the Parent Termination Fee in accordance with Section 7.04 and (B) all amounts, if any, required to be paid by Parent pursuant to Section 7.05 and the penultimate sentence of Section 5.19(b) and Guarantor has paid to the Company (or its designee) all amounts, if any, required to be paid by Guarantor pursuant to Section 1(b) of the Limited Guarantee, then no Parent Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other Company Related Party in connection with this Agreement (including the Equity Commitment Letter) (including the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any other Company Related Party shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. Notwithstanding anything in this Section 7.06(b) to the contrary, nothing shall limit the right of the Company to specific performance pursuant to Section 8.11 prior to the termination of this Agreement in accordance with its terms.

(c) Notwithstanding anything in this Agreement (including Section 7.02) to the contrary (other than the last sentence of this Section 7.06(c)), if the Company has paid to Parent (or its designee) (i) (A) the Termination Fee or (B) the Expenses (provided that, for purposes of this clause (B), if the Company shall become required to pay the Termination Fee pursuant to Section 7.03(a)(iii), the Company shall have paid to Parent (or its designee) the Termination Fee), in all cases, in accordance with Section 7.03 and (ii) all amounts, if any, required to be paid by the Company pursuant to Section 7.05, then no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by Parent or any other Parent Related Party in connection with this Agreement (including the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither Parent nor any other Parent Related Party shall be entitled to bring or maintain any other claim, action or proceeding against Company or any other Company Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. In addition, the Company and its Subsidiaries agree on behalf of themselves and their respective Affiliates, directors, officers, employees, agents, partners, managers, members and stockholders that (A) none of the Company or its Subsidiaries, or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against any Debt Financing Related Party in any way related to this Agreement or any of the transactions contemplated hereby, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, including any dispute arising out of or related in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) none of the Debt Financing Related Parties shall have any liability or obligation to the Company and its Subsidiaries or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders relating to this Agreement or any of the transactions contemplated hereby (including the Debt Financing) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything in this Section 7.06(c) to the contrary, nothing shall limit the right of the Parent or Merger Sub to specific performance pursuant to Section 8.11 prior to the termination of this Agreement in accordance with its terms.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this ARTICLE VIII.

Section 8.02. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto (in the case of the Company or Merger Sub, by action of their respective boards of directors to the extent required by Law) may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective parties; provided, however, that Section 7.06(b), Section 7.06(c), this Section 8.02, Section 8.03, clause (d) of Section 8.08, Section 8.10, Section 8.11 and Section 8.12 (and any other provision of this Agreement to the extent an amendment of such provision would modify the substance of any of the foregoing provisions) may not be amended in a manner that is adverse to a Debt Financing Related Party without the prior written consent of the related Debt Financing Source.

Section 8.03. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that neither Parent nor Merger Sub may perform any of the actions set forth in the foregoing clauses (a), (b) and (c) with respect to Merger Sub or Parent, respectively. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. The failure of any party hereto to assert any rights or remedies shall not constitute a waiver of such rights or remedies. Notwithstanding anything to the contrary contained in Section 7.06(b), Section 7.06(c), Section 8.02, this Section 8.03, clause (d) of Section 8.08, Section 8.10, Section 8.11 and Section 8.12 (and any other provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) may not be waived by Parent or Merger Sub in a manner that is adverse to a Debt Financing Related Party without the prior written consent of the related Debt Financing Source.

Section 8.04. Notices. All notices, consents, waivers, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if (a) on the date of delivery if delivered personally, (b) on the date of delivery if sent by overnight courier (providing proof of delivery) or (c) on the date of transmission if faxed (with confirmation of transmission) or electronically mailed in portable document format (PDF) (with confirmation of transmission by the sender) and, in the case of this clause (c) confirmed with a copy delivered as provided in the foregoing clauses (a) or (b), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Striker Parent 2018, LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, New York 10022

Fax	No.: (212) 894-5345
Attention:	Tarek B. Ajouz and Alexander D. Benjamin
Email:	tajouz@cerberuscapital.com and
albenjamin@cerberuscapital.com

with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Fax	No: (973) 535-3357
Attention:	Marita A. Makinen
Email:	mmakinen@lowenstein.com

if to the Company, to:

Sparton Corporation

425 North Martingale Road, Suite 1000

Schaumburg, Illinois 60173

Fax	No.: (847) 762-5820
Attention:	Joseph J. Hartnett
Email:	Joseph.Hartnett@sparton.com

with a copy to (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Fax No.:	(312) 706-8183
Attention:	Frederick B. Thomas
Andrew J. Noreuil
Email:	fthomas@mayerbrown.com
anoreuil@mayerbrown.com

Section 8.05. Definitions. Capitalized terms used in this Agreement have the meanings specified in Annex I.

Section 8.06. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and shall not be interpreted as limiting the category or class of items immediately preceding such phrase. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive and the word “or” shall be deemed to mean “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(c) When a reference is made in this Agreement or the Company Disclosure Letter to information or documents being “provided”, “made available” or “disclosed” to Parent or its Affiliates, such information or documents shall include any information or documents (i) included in the SEC Reports filed with, or furnished to, the SEC by the Company publicly available at least two (2) Business Days prior to the date of this Agreement, (ii) furnished at least two (2) Business Days prior to the date of this Agreement in the electronic “data room” maintained by the Company and to which access has been granted to Parent and its Representatives or (iii) otherwise provided in writing (including electronically) to Parent or any of its Affiliates or Representatives.

(d) All terms defined in this Agreement shall have the meanings set forth herein when used in any certificate or document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e) Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein.

(f) References to a Person are also to its permitted successors and permitted assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(g) Where this Agreement states that a party “shall”, “will” or “must” perform in some manner, it means that the party is legally obligated to do so under this Agreement.

(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.07. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF), each of which shall be deemed an original to the other parties), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original but all of which taken together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) after the Effective Time, with respect to the provisions of Section 5.08 which shall inure to the benefit of the Persons benefiting therefrom, who are intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Shares (including Restricted Shares) to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) after the Effective Time, the rights of the holders of Company RSUs and Company Options to receive the payments contemplated by the applicable provisions of Section 2.02, in each case, in accordance with the terms and conditions of this Agreement and (d) the Debt Financing Sources (who may enforce on behalf of the Debt Financing Related Parties (and the Debt Financing Related Parties are intended third party beneficiaries)) with respect to the provisions of Section 7.06(b), Section 7.06(c), Section 8.02, Section 8.03, Section 8.10, Section 8.11 and Section 8.12, which shall inure to the benefit of the Debt Financing Sources (and the Debt Financing Related Parties), who are intended third party beneficiaries thereunder and shall be entitled to rely on and enforce any and all such provisions. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.03 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Law and judicial decisions of the State of Ohio applicable to agreements executed and performed entirely within such State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof.

Section 8.10. Entire Agreement; Assignment. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties hereto; provided, however, that, without the prior written consent of the Company, Parent may assign all or any portion of its rights and obligations under this Agreement, from and after the Closing, to the Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise providing collateral in respect of the Debt Financing. Any purported assignment in contravention of this Agreement is null and void and of no effect. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. No assignment by any party shall relieve such party of any of its obligations hereunder.

Section 8.11. Specific Enforcement; Consent to Jurisdiction.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 7.01, each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which it is entitled at law or in equity. Each of the parties hereto further agrees that, prior to the valid termination of this Agreement pursuant to Section 7.01, it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek specific performance, injunctive relief or other equitable remedies in connection with enforcing Parent’s obligation to obtain the Equity Financing in order to consummate the Closing (but not the right of the Company to specific performance, injunctive relief or other equitable remedies for obligations other than with respect to the actual obtaining of the Equity Financing to consummate the Closing, including the right of the Company to enforce or cause Parent and/or Merger Sub to enforce the obligations under the Limited Guarantee to the extent reasonably necessary to fund costs and expenses of Parent and/or Merger Sub incurred and payable prior to Closing, which shall not be limited by this Section 8.11) shall be subject to the requirements that (x) all the conditions in Section 6.01 and Section 6.02 have been satisfied (and continue to be satisfied) or validly waived (other than those conditions that by their terms are to be satisfied at the Closing; provided, however, that such conditions are capable of being satisfied at the Closing) at the time when the Closing would have occurred (not taking into account the failure of the Equity Financing to be funded) or been required to occur pursuant to Section 1.02 and (y) the Company has irrevocably confirmed that it stands ready and willing to effect the Closing if specific performance is granted and the Equity Financing is funded. Until such time as this Agreement is validly terminated in accordance with Section 7.01 and Parent pays or causes to be paid the Parent Termination Fee payable pursuant to Section 7.04 (and any amounts owed pursuant to Section 7.05 and the penultimate sentence of

Section 5.19(b)), nothing in this Agreement shall prohibit the Company from its right to obtain specific performance, injunctive relief or other equitable remedies subject to the limitations in this Section 8.11. Notwithstanding anything in this Section 8.11 to the contrary, although the Company may pursue both a grant of specific performance and payment of the Parent Termination Fee, under no circumstances shall the Company be permitted or entitled to receive: (i) both (A) a grant of specific performance to cause the Equity Financing to be funded pursuant to the terms of the Equity Commitment Letter (whether in connection with enforcing Parent’s obligation under this Agreement to obtain the Equity Financing or enforcing Parent’s right to cause the Equity Financing to be funded pursuant to the terms of the Equity Commitment Letter) and the consummation of the transactions contemplated hereby to occur or other equitable relief compelling the consummation of the transactions contemplated hereby, on the one hand, and (B) payment of any monetary damages whatsoever and/or the payment of the Parent Termination Fee and any amounts owed pursuant to Section 7.05, on the other hand; or (ii) both (A) payment of any monetary damages whatsoever, on the one hand, and (B) payment of the Parent Termination Fee and any amounts owed pursuant to Section 7.05, on the other hand.

(c) Each of the parties hereto irrevocably (i) submits itself to the personal jurisdiction of the state and federal courts located in Cleveland, Ohio and any appellate court therefrom, in connection with any matter based upon or arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state and federal courts located in Cleveland, Ohio and (iv) consents to service being made through the notice procedures set forth in Section 8.04; provided, however, that nothing in this Section 8.11 shall affect the right of any party to serve legal process in any other manger permitted by Law. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.04 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated by this Agreement. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Proceeding in any such court is brought in an inconvenient forum, that the venue of such Proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Ohio and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 8.11 is solely for the purpose referred to in this Section 8.11 and shall not be deemed to be a general submission to said courts or in the State of Ohio other than for such purpose. Notwithstanding anything in this Section 8.11 to the contrary, each of the parties agrees (A) that any claim, cross-claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, to which any of the Debt Financing Related Parties are party arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the transactions contemplated by the Debt Financing or the performance of services thereunder shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and shall be subject to the exclusive jurisdiction of a state or federal court sitting in the

Borough of Manhattan within the City of New York and the appellate courts thereof, (B) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other courts, other than a state or federal court sitting in the Borough of Manhattan within the City of New York and (C) to waive and hereby waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 8.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT, ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13. Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 8.14. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest, but excluding, for the avoidance of doubt, any Taxes based upon or measured by net income or gain) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

Section 8.15. Disclosure Letters. Certain items and matters are listed in the Company Disclosure Letter and the Parent Disclosure Letter for informational purposes only and may not be required to be listed therein by the terms of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter and the information and disclosures contained therein are intended to qualify the representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement. Inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter (a) shall not be construed as an admission or indication that such item or matter is material or would constitute a Material Adverse Effect, (b) shall not be deemed to establish a standard for materiality or Material Adverse Effect and (c) does not represent an admission or determination by the Company, Parent or Merger Sub that such item did not arise in the ordinary course of business or in a manner inconsistent with past practice. Where a representation or warranty in this Agreement is qualified by a reference to materiality or Material Adverse Effect, in no event shall the disclosure of any matter in the Company Disclosure Letter or the Parent Disclosure Letter imply that any other undisclosed matter that has a greater value or could otherwise be deemed more significant (i) is or is reasonably likely to be material or (ii) has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract or Law in the Company Disclosure Letter or the Parent Disclosure Letter shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Disclosure of any item in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter shall also be deemed disclosure with respect to any other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Sections or subsections. The information in the Company Disclosure Letter is subject to the terms of the Confidentiality Agreement. In disclosing the information set forth in the Company Disclosure Letter and the Parent Disclosure Letter, each of the Company, Parent and Merger Sub, as applicable, expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable.

Section 8.16. ERAPSCO Matters. Notwithstanding anything in this Agreement to the contrary, for purposes of this Agreement and any certificate or document made or delivered pursuant to this Agreement, the Company makes the representations and warranties with respect to ERAPSCO set forth in Section 3.01(y) and Sections 3.01(aa)(ii), (iii), (iv), (v), (vi), (vii) and (xi) of this Agreement (a) solely to the extent the matters contemplated by such representations and warranties are (i) within the power and under the control of Deleon or (ii) are caused by or otherwise arise as a result of any actions, undertakings, agreements or omissions of Deleon acting in its capacity as a general partner of ERAPSCO and (b) to the extent not covered by clause (a) of this Section 8.16, solely to the “Knowledge of the Company” to the extent not so expressly qualified. For the avoidance of doubt, this Section 8.16 shall not apply in any respect to any representations and warranties in this Agreement made by the Company with respect to the Company or any of its Subsidiaries.

Section 8.17. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the transactions contemplated by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SPARTON CORPORATION

By:	/s/ JOSEPH J. HARTNETT
	Name:	Joseph J. Hartnett
	Title:	Interim President & CEO

[Signature page to Agreement and Plan of Merger]

STRIKER PARENT 2018, LLC

By:	/s/ MARK NEPORENT
	Name:	Mark Neporent
	Title:	Authorized Person

STRIKER MERGER SUB 2018, INC.

By:	/s/ TAREK AJOUZ
	Name:	Tarek Ajouz
	Title:	Authorized Person

[Signature page to Agreement and Plan of Merger]

ANNEX I

DEFINITIONS

(a) The following terms have the following meanings:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or their respective Affiliates) relating to (i) any direct or indirect acquisition or purchase of a business or assets in a single transaction or series of related transactions that constitutes more than fifteen percent (15%) of the net revenues, net income or assets of the Company and its Subsidiaries, on a consolidated basis, or more than fifteen percent (15%) of the issued and outstanding Shares of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning, directly or indirectly, more than fifteen percent (15%) of the issued and outstanding Shares of the Company, (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company, in each case, whose business constitutes more than fifteen percent (15%) of the net revenues, net income or assets of the Company and its Subsidiaries, on a consolidated basis); or (iv) any merger, consolidation, share exchange, business combination, joint venture, partnership or similar transaction or any reorganization, recapitalization or dissolution or similar transaction (other than a reorganization, recapitalization or dissolution involving solely the parties to such partnership on a pro rata basis in accordance with their then-current equity ownership), in each case, involving any partnership to which the Company is party whose business constitutes more than fifteen percent (15%) of the net revenues, net income or assets of the Company and its Subsidiaries, on a consolidated basis.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in the City of New York are required or authorized to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means, with respect to a Person, any other Person that, together with such first Person, is treated as a single employer under Section 414 of the Code.

“Company Benefit Plan” means any (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment profit-sharing, insurance, health, medical or fringe plan, program, policy or arrangement, (ii) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (iii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement (including the Company Equity Award Plans), (iv) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (v) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Commonly Controlled Entity of the Company (A) for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries or (B) under which the Company or any Commonly Controlled Entity of the Company had or has any present or future liability, other than any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) plan, program, policy or arrangement mandated by applicable Law.

“Company Disclosure Letter” means the confidential disclosure letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub.

“Company Equity Award Plans” means the Sparton Corporation Stock Incentive Plan and the Sparton Corporation 2010 Long-Term Incentive Plan.

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“Company Intellectual Property” means any and all of the Intellectual Property Rights owned or purportedly owned by the Company or any of its Subsidiaries.

“Company Related Party” means the Company, its Affiliates and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents, advisors or other representatives or any of their respective successors and permitted assigns.

“Company Systems” means all Systems, including any and all outsourced systems and processes that are owned or used by the Company or any of its Subsidiaries in the conduct of the business of the Company or any of its Subsidiaries.

“Compliant” means, with respect to the Required Information, that (i) such Required Information, does not contain any untrue statement of material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries, in each case, necessary in order to make such Required Information not misleading under the circumstances in which they were made, (ii) such Required Information constituting projections and other forward-looking information has been prepared in good faith based upon reasonable assumptions, (iii) the Company’s independent auditors have not withdrawn, or have not advised the Company or its Subsidiaries in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information, and (iv) the Company’s independent auditors shall not have publicly announced an intention to restate any financial statements contained in the Required Information.

“Contract” means a contract, teaming agreement or arrangement, basic ordering agreement, purchase order, task order, delivery order, change order, license, sublicense, lease, sublease, option, warrant, guaranty, indenture, note, bond, mortgage, estoppel certificate or other legally binding agreement or instrument, whether written or unwritten.

“control” (including in the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” means moral rights, copyrights and works of authorship, whether or not copyrightable and whether or not published, and all registrations, applications for registration, and renewals for any of the foregoing.

“Data Privacy Requirements” means (i) applicable Laws relating to data protection, data privacy, or the monitoring or interception of communications, and/or data security, and (ii) contractual and other legally binding commitments made by the Company or any of its Subsidiaries to any of its customers or any other Person in relation to data protection, data privacy, and/or data security.

“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.

“Debt Financing” means the debt financing incurred or intended to be incurred by Parent, Merger Sub and/or their respective Affiliates in connection with the Merger, which may include asset-based and cash flow-based financing.

“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to Debt Financing or any alternative financing, their respective Affiliates and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their respective successors and permitted assigns.

“Debt Financing Sources” means the entities that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or other debt financings (for the

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avoidance of doubt, other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, their Representatives and their respective Affiliates’ Representatives and their respective successors and assigns.

“Designs” means unregistered design rights, design rights and rights in the nature of design rights, registered designs and all applications for registrations and renewals for any of the foregoing.

“DSS” means the Defense Security Service of the United States Department of Defense.

“EAR” means the U.S. Department of Commerce’s Export Administration Regulations, codified at 15 CFR parts 730-774.

“Environmental Law” means any Law relating to (i) pollution or protection of the public health and safety (as relates to Hazardous Materials) or environment or the mitigation of, restoration of or payment for damages to natural resources, including indoor and ambient air, soil, surface water or groundwater, sediment, flora and fauna, (ii) the exposure to hazardous, deleterious or toxic materials, and (iii) the presence of, exposure to, or the management, manufacture, generation, use, storage, recycling, treatment, discharge, Release, transportation, processing, disposal or remediation of Hazardous Materials.

“Equity Commitment Letter” means the equity financing commitment letter executed and delivered to the Company concurrently with the execution and delivery of this Agreement, between Parent and the signatories thereto, naming the Company as an express third party beneficiary and pursuant to which such signatories have committed, subject only to the conditions set forth therein, to invest or cause to be invested in the equity capital of Parent the cash amounts set forth therein for the purposes of financing the transactions contemplated hereby.

“Equity Financing” means the equity financing provided or to be provided pursuant to the Equity Commitment Letter.

“ERAPSCO” means the joint venture, operated under the name ERAPSCO for U.S. sales and STS (Sonobuoy TechSystems) for foreign sales, pursuant to the JV Agreement, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU Medical Device Directives” means Council Directive 90/385/EEC on active implantable medical devices, Council Directive 93/42/EEC concerning medical devices, and Directive 98/79/EC on in vitro diagnostic medical devices.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” means the Equity Financing and the Debt Financing (including any alternative financing).

“Financing Source” means the Guarantor and the Debt Financing Sources.

“Government Contract” means any Contract between the Company, any of its Subsidiaries, or ERAPSCO, on the one hand, and (i) any Governmental Entity, (ii) any prime contractor to any Governmental Entity or (iii) any subcontractor with respect to any Person described in the foregoing clauses (i) and (ii), including ERAPSCO, on the other hand. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Entity” means any government or political subdivision, whether federal, state, local, non-U.S. or supranational, or any agency, authority, department, official or instrumentality of any such government or

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political subdivision, or any federal, state, local, non-U.S. or supranational court or tribunal, body, board or any other entity exercising executive, legislative, regulatory (including a stock exchange), judicial, military, regulatory or administrative functions of or pertaining to government, including public international organizations (e.g., the North Atlantic Treaty Organization and the United Nations).

“Hazardous Materials” means any substance, waste or material defined, characterized or regulated as hazardous, acutely hazardous, toxic, a pollutant or a contaminant, or that could reasonably be expected to result in liability, controls or restrictions under any applicable Environmental Law currently in effect, including petroleum, petroleum products, by-products and distillates, pesticides, dioxin, polychlorinated biphenyls, lead-based paint, mold, biological hazards, asbestos and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, other than trade payables entered into in the ordinary course of business consistent with past practice, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of such Person under any lease of property, real or personal, which obligations are required to be classified as capital leases in accordance with GAAP, (iv) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (v) all letters of credit or performance bonds issued for the account of such Person, and (vi) all guarantees and keepwell arrangements of such Person of any obligation of any other Person other than a wholly owned Subsidiary of such Person.

“Intellectual Property” means all information, materials and other subject matter that are covered by, or are embodiments of, Intellectual Property Rights, including, by way of example, proprietary business methods and other inventions, works of authorship, artistic works and other subject matter that are covered by copyrights, trademarks, service marks, logos, domain names, and all information subject to protection as trade secrets. For avoidance of doubt, without limiting the foregoing, Intellectual Property includes algorithms, formulae, protocols, software code (in any format, including Source Code and executable formats), software documentation, books and reports, marketing and advertising content, audiovisual works, websites, system architectures and configurations, database schemas, non-public data, and all electronic and digital records or any kind.

“Intellectual Property Rights” means any and all statutory and/or common law intellectual property rights, rights of priority, and all other intellectual or industrial property and proprietary rights throughout the world, including any of the following: (i) Patents; (ii) trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), ideas, discoveries, improvements, technology, business and technical information, databases, database rights, data compilations and collections (including knowledge databases, customer lists and customer databases), tools, methods, processes, techniques and other confidential and proprietary information and all rights therein; (iii) Copyrights; (iv) Trademarks; (v) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights, together with all goodwill relating thereto; (vi) Designs; (vii) similar, corresponding or equivalent rights to any of the foregoing or any tangible embodiments thereof; (viii) registrations and renewals of or applications to register any of the foregoing; and (ix) rights to income, royalties, damages (including punitive, statutory, and willful), and injunctive relief related thereto.

“Intervening Event” means any material event, circumstance, change, effect, development, or condition that was not known to the Company Board as of the date hereof (or if known, the consequences of which were not known to the Company Board as of the date hereof); provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal constitute an Intervening Event.

“IRS” means the U.S. Internal Revenue Service.

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“ITAR” means the U.S. Department of State’s International Traffic In Arms Regulations, codified at 22 C.F.R. parts 120-130.

“Knowledge” means (i) with respect to the Company, the actual knowledge of any of the Persons set forth in Section 8.05(a)(i) of the Company Disclosure Letter after reasonable inquiry, provided, that with respect to representations and warranties regarding ERAPSCO qualified by the Knowledge of the Company (whether expressly or by operation of Section 8.16), “Knowledge” means the actual knowledge of any of the Persons set forth in Section 8.05(a)(ii) of the Company Disclosure Letter; and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the Persons set forth in Section 8.05(a) of the Parent Disclosure Letter after reasonable inquiry.

“Law” means any federal, state, local or non-United States law, statute, regulation, rule, ordinance, judgment, order, injunction or decree of any Governmental Entity, including treaties and conventions and the common law.

“Licensed Intellectual Property” means any and all Intellectual Property Rights in which the Company or any of its Subsidiaries holds any rights or interests granted from other Persons.

“Material Adverse Effect” means any Change that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including, for the avoidance of doubt, (a) the suspension, debarment, or exclusion or proposed debarment from doing business with any Governmental Entity of the Company, its Subsidiaries or ERAPSCO, or (b) the declaration of the Company, its Subsidiaries or ERAPSCO as non-responsible or ineligible for contracting with any Governmental Entity; provided, however, that, except in the case of clauses (a) and (b), no Changes arising out of or resulting from any of the following shall, either alone or in combination, constitute or contribute to a Material Adverse Effect: (i) Changes in the economy in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) Changes that affect any of the industries in which the Company or any of its Subsidiaries do business, (iii) Changes in financial, debt, capital, credit or securities markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) Changes in the stock price or trading volume of the Shares or credit rating of the Company or any of its Subsidiaries or any failure by the Company to meet published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the Changes underlying any such Change or failure described in this clause (iv) that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), (v) Changes in any applicable Law or GAAP (or any principles or interpretations of GAAP), (vi) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any weather related events, force majeure events or natural disasters, (vii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or the other transactions contemplated by this Agreement, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, joint venture counterparties or employees of the Company and its Subsidiaries, or any action taken or requirements imposed by any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, (viii) the performance by the Company of this Agreement and the transactions contemplated by this Agreement, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request of, as a result of an express instruction by or with the prior written consent of, Parent or Merger Sub, and (ix) any matter disclosed in the Company Disclosure Letter; provided, further, that, with respect to the foregoing clauses (i), (ii), (iii) and (vi), such Changes do not disproportionally adversely affect the Company and its Subsidiaries, taken as a whole, compared to the other companies operating in the industries in which the Company and its Subsidiaries operate in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect.

“NISPOM” means the National Industrial Security Program Operating Manual (DoD 5220.22-M).

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“NYSE” means the New York Stock Exchange.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source License” means a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that may otherwise require, as a condition of use or distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (i) be disclosed or distributed in Source Code form, (ii) be licensed for purposes of preparing derivative works, (iii) be redistributed at no charge, or (iv) be otherwise limited, restricted or conditioned with respect to any right or ability to use or distribute such Software.

“Open Source Software” means any Software that is distributed as “free software,” “open source software” or pursuant to any Open Source License.

“Parent Disclosure Letter” means the confidential disclosure letter dated as of the date of this Agreement delivered by Parent to the Company.

“Parent Related Party” means Parent, its Affiliates and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents, advisors or other representatives or any of their respective successors and permitted assigns.

“Patents” means patents, patent applications and invention disclosures, including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents and patent utility models).

“Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like statutory Liens arising out of operation of Law, if any, for amounts that are not yet due and payable and were incurred in the ordinary course of business, (ii) title defects (other than those constituting Liens for the payment of Indebtedness or Taxes and other than judgments and other involuntary Liens), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use, occupancy or marketability of the assets to which they relate, (iii) Liens for Taxes that are not yet due or payable or that are being contested by appropriate Proceedings and for which appropriate reserves have been reflected on the most recent consolidated balance sheet of the Company included in the Applicable SEC Reports or notes thereto, (iv) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Company and its Subsidiaries, (v) Liens that are disclosed on the most recent consolidated balance sheet of the Company included in the Applicable SEC Reports or notes thereto or security interests of lessors in assets that are the subject of capital leases for which liabilities are reflected on such balance sheet, (vi) Liens arising under or pursuant to the organizational documents of the Company or any of its Subsidiaries, (vii) grants to others of rights-of-way, surface leases or crossing rights and amendments, modifications, and releases of rights-of-way, surface leases or crossing rights in the ordinary course of business that do not or would not, individually or in the aggregate, impair in any material respect, the use, occupancy or marketability of the Company Owned Real Property and the Company Leased Real Property, as applicable, as presently operated, and (viii) Liens that do not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as presently operated.

“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).

A-I-6

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or Tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords, or any other piece of information that allows the identification of such person or enables access to such person’s financial information, or as that term is otherwise defined by applicable Law.

“Privacy Law” means any and all applicable Laws, rules, regulations and guidance pertaining to privacy, data processing, data protection, data security, encryption, and confidentiality, including (i) directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regards to the processing of Personal Data and on the free movement of such data, including The General Data Protection Regulation (679/2016/EU); (ii) all national or other Laws implementing the Laws set forth in the foregoing clause (i), including the UK Data Protection Act 1998; (iii) Subtitle A of Title V of the Gramm-Leach-Bliley Act and all regulations issued thereunder and any other federal and state financial privacy and information security Laws, and (iv) all other applicable Laws relating to the processing of Personal Data in force.

“Registered Intellectual Property” means any and all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Designs; and (v) other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

“Required Information” shall mean all financial statements, financial data, projections, audit reports and other information of the type and form customarily included in marketing documents used to consummate transactions of the type to be included in the Debt Financing , as may be reasonably requested in writing by Parent, to consummate the transactions contemplated by the Debt Financing, including (i) all financial statements, financial information, financial data or other financial information as reasonably required in connection with the Debt Financing, (ii) customary authorization letters for inclusion in any information materials that authorize the distribution of information provided under clause (i) above to prospective lenders and (iii) such other information as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by this Agreement as may be reasonably and timely requested in writing by Parent and necessary to permit Parent to prepare a customary bank information memorandum (and private supplement thereto).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, statements, certifications, reports and other documents required to be filed or furnished by the Company with the SEC, including (i) those filed or furnished subsequent to the date of this Agreement and (ii) all exhibits and other information incorporated therein and all amendments and supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Solvent” means, when used with respect to any Person, as of any date of determination, (i) the amount of the fair saleable value of the assets of such Person will, as of such date, exceed the sum of (A) the value of all

A-I-7

liabilities of such Person, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, (i) any other Person (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests entitled to vote in the election of directors, managers or trustees is at the time of determination owned or controlled, directly or indirectly, by such first Person and (ii) any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity or voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person, whether in the form of membership, general, special or limited partnership interests or otherwise or (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity, but excluding, in each case, ERAPSCO with respect to the Company.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that did not result from a breach of Section 4.02 and relating to any direct or indirect acquisition or purchase of (i) assets that generate more than fifty percent (50%) of the consolidated total revenues and operating income of the Company and its Subsidiaries, as set forth in the Company’s audited consolidated financial statements for the fiscal year ended on July 1, 2018 in the Company’s Annual Report on Form 10-K filed with the SEC on September 14, 2018 (the “Financial Statements”), (ii) assets that constitute more than seventy-five percent (75%) of the consolidated total assets of the Company and its Subsidiaries as set forth in the Financial Statements, or (iii) more than fifty percent (50%) of the total voting power of the equity securities of the Company, in each case, that the Company Board determines in good faith (x) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and (y) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger (taking into account the most recent Offered Amendment, if any, proposed by Parent).

“Systems” means computers, computer systems, workstations, computer hardware, computer software, data, databases, documentation, designs, files, records, mask works, firmware, middleware, servers, networks, platforms, peripherals, data communication lines, routers, hubs, switches, and all other information technology equipment and other information technology equipment and related systems, including Software and Technology.

“Tax” (including, with correlative meaning, the term “Taxes”) means any and all taxes, including all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, government pension, estimated, use, property, withholding, excise, unclaimed property, production, value added, goods and services, harmonized sales, occupancy and other taxes, premiums and duties or assessments in the nature of a tax in each case, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or any other statement or form filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

A-I-8

“Technology” means all tangible items constituting, disclosing or embodying any or all of the following: technology, technical information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all user documentation.

“Trademarks” means trademarks, service marks, brands, certification marks, logos, trade dress, rights in get-up, trade names and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing.

“Willful Breach” means, with respect to any breach or failure to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement. For the avoidance of doubt, the failure of a party hereto to consummate the Closing when required pursuant to Section 1.02 shall be a Willful Breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	Section 4.02(c)
Affiliate Transaction	Section 3.01(w)
Agreement	Preamble
Applicable SEC Reports	Section 3.01(e)(i)
Balance Sheet	Section 3.01(e)(v)
Balance Sheet Date	Section 3.01(e)(v)
Book-Entry Shares	Section 2.01(a)
CAS	Section 3.01(y)(vii)
Cancelled Shares	Section 2.01(b)
Certificate	Section 2.01(a)
Certificate of Merger	Section 1.03
Changes	Section 3.01(g)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(d)(i)
Company Articles of Incorporation	Section 3.01(a)
Company Board	Recitals
Company Board Recommendation	Section 3.01(d)(ii)
Company Code of Regulations	Section 3.01(a)
Company Employees	Section 5.06(a)
Company Leased Real Property	Section 3.01(p)(i)
Company Option	Section 2.02(c)
Company Owned Real Property	Section 3.01(p)(ii)
Company Preferred Stock	Section 3.01(c)(i)
Company Real Property	Section 3.01(p)(ii)
Company Real Property Lease	Section 3.01(p)(i)
Company Registered Intellectual Property	Section 3.01(q)(i)
Company Requisite Vote	Section 3.01(s)
Company RSU	Section 2.02(b)
Company Shareholders	Recitals
Company Shareholders Meeting	Section 3.01(d)(ii)
Company Transaction Representatives	Section 4.02(a)
Confidentiality Agreement	Section 5.03(b)
Continuation Period	Section 5.06(a)

A-I-9

Term	Section
Cutoff Date	Section 3.01(c)(i)
Cyber Attacks	Section 3.01(q)(viii)
D&O Insurance	Section 5.08(c)
Deleon	3.01(y)(iv)
DFARS	3.01(y)(vi)
DOJ	Section 3.01(h)(i)
DOJ Investigation	Section 3.01(h)(ii)
DOJ Letter	Section 3.01(h)(ii)
Dissenting Shares	Section 2.05
Effective Time	Section 1.03
ERAPSCO Permits	Section 3.01(aa)(vii)
Exchange Fund	Section 2.03(a)
Existing Letters of Credit	Section 5.19(a)
Expenses	Section 7.03(c)
Export Control Laws	Section 3.01(x)(i)
FAR	Section 3.01(y)(ix)
FCPA	Section 3.01(x)(v)
FOCI	Section 3.02(n)(ii)
GAAP	Section 3.01(e)(ii)
Government Bids	Section 3.01(y)(i)
Guarantor	Recitals
In-Licenses	Section 3.01(q)(vi)
Indemnified Parties	Section 5.08(a)
Insurance Policies	Section 3.01(o)
International Plan	Section 3.01(l)(x)
IP Contracts	Section 3.01(q)(vii)
JV Agreement	Section 3.01(aa)(i)
JV Contract	Section 3.01(aa)(v)
Liens	Section 3.01(b)
Limited Guarantee	Recitals
Major Customers	Section 3.01(z)
Major Suppliers	Section 3.01(z)
Managing Member	Recitals
Material Contract	Section 3.01(i)
Material Government Contracts	Section 3.01(y)(i)
Maximum Annual Premium	Section 5.08(c)
Merger	Section 1.01
Merger Sub	Preamble
OFAC	Section 3.01(x)(i)
Offered Amendment	Section 4.02(d)(ii)
OGCL	Section 1.01
Orders	Section 6.01(b)
Other Company Representatives	Section 4.02(a)
Out-Licenses	Section 3.01(q)(vii)
Parent	Preamble
Parent Organizational Documents	Section 3.02(a)
Parent Termination Fee	Section 7.04(a)
Paying Agent	Section 2.03(a)
Paying Agent Agreement	Section 2.03(a)
Per Share Merger Consideration	Section 2.01(a)
Permits	Section 3.01(j)(ii)
Proceeding	Section 3.01(h)
Proxy Statement	Section 5.01(a)

A-I-10

Term	Section
Representatives	Section 4.02(a)
Restricted Share	Section 2.02(a)
Sarbanes-Oxley Act	Section 3.01(e)(i)
SDNs	Section 3.01(x)(iii)
Share	Section 2.01(a)
Surviving Corporation	Section 1.01
Takeover Statutes	Section 3.01(v)
Termination Date	Section 7.01(b)(i)
Termination Fee	Section 7.03(a)
TINA	Section 3.01(y)(vii)
Transaction Litigation	Section 5.15
Ultra	Section 3.01(h)(ii)
USSI	Section 3.01(aa)(i)
VAT	Section 3.01(m)(vii)
Voting Company Debt	Section 3.01(c)(iii)
WARN Act	Section 3.01(k)(iii)

A-I-11

Annex B-1

December 11, 2018

Board of Directors

Sparton Corporation

425 North Martingale Road, Suite 1000

Schaumburg, IL 60173

Members of the Board of Directors:

We understand that Cerberus Capital Management L.P. (“Cerberus”), through Striker Parent 2018, LLC (“Parent”) and Striker Merger Sub 2018, Inc. (“Merger Sub”), proposes to enter into the Agreement (defined below) with Sparton Corporation (the “Company”), pursuant to which, among other things, Merger Sub shall be merged with and into the Company and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $1.25 per share, of the Company, other than Cancelled Shares and Dissenting Shares, as defined in the Agreement (the “Common Shares”) will be converted into the right to receive $18.50 in cash (the “Common Share Transaction Consideration”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Common Share Transaction Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that the Common Share Transaction Consideration is $18.50 per share in cash.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company, dated as of December 11, 2018 (the “Agreement”);

2.	reviewed the Company’s audited and unaudited financial statements;

3.

reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for each quarterly period from September 30, 2018 through June 30, 2023, as approved for our use by the Company (the “Projections”);

4.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

5.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

6.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deemed to be relevant;

7.	considered the publicly available financial terms, and terms available to us on a confidential basis, of certain transactions we deemed to be relevant;

8.	reviewed the current and historical market prices for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

Board of Directors

Sparton Corporation

December 11, 2018

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

10.

reviewed a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

11.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided by the Company to or otherwise reviewed by or discussed between us and the Company, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided by the Company became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of December 10, 2018 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration

Board of Directors

Sparton Corporation

December 11, 2018

for the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Common Share Transaction Consideration to be received by the holders of the Common Shares.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, Cerberus or Parent or the ability of the Company, Cerberus or Parent to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Other than in connection with the Transaction, Raymond James has not provided services to the Company, Cerberus or any other party to the Transaction in the previous two years and has not been paid any fees from such parties except as set forth on Schedule A to this Opinion. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Cerberus or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to

Board of Directors

Sparton Corporation

December 11, 2018

any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion and a description of this Opinion that is reasonably acceptable to Raymond James may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Share Transaction Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Signature: /s/ Raymond James & Associates, Inc.

Board of Directors

Sparton Corporation

December 11, 2018

SCHEDULE A

•	Raymond James received a success fee of approximately $2 million in December 2016 and a subsequent payment of approximately $800,000 in August 2017 regarding the sale of a Cerberus portfolio company.

•

Raymond James’s fixed income group has participated in mortgage-backed underwritings sponsored by FirstKey, a subsidiary of Cerberus, and earned fees (underwriter discounts) in the amount of approximately $163,000.

•	In addition, Raymond James’s fixed income institutional sales has earned commissions of $868,000 since January 1, 2016, for trading with various Cerberus funds or accounts.

•

Raymond James Bank (“RJ Bank”), directly or indirectly holds or recently held the following loan positions regarding Cerberus-affiliated entities which may have provided fees to the firm during the duration of the loan:

•	RJ Bank holds a loan to Cerberus Executive, for which RJ Bank earned a $250,000 upfront fee in 2017. Current exposure to this loan is $17.8 million (down from original $50.0 million).

•

Cerberus ASRS—RJ Bank holds a loan to Cerberus ASRS, for which RJ Bank earned a $160,000 extension fee in 2016. Current exposure to this loan is $40.0 million. An additional amendment fee of $160,000 was received on 7/20/2018.

•

RJ Bank held a $17.342 million share of a $1.007 billion Term Loan to FCA US LLC (f/k/a Chrysler), which was paid off on November 13, 2018. (FCA Venezuela L.L.C. of Bermuda is a subsidiary of FCA US LLC that was deconsolidated (but not sold) in 2017.)

•

Raymond James Finance Company of Canada Ltd. (“RJFCC”), a wholly-owned subsidiary of RJ Bank, held a loan to a portfolio of real property in Canada, which is 70% beneficially-owned by Cerberus. RJFCC earned a $250,000 upfront fee on this loan in 2015. This loan was paid off on November 15, 2018.

Annex B-2

December 11, 2018

Sparton Corporation

425 N. Martingale Road, Suite 1000

Schaumburg, IL 60173

Attention: Board of Directors

Members of the Board of Directors:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Sparton Corporation (the “Company”) with respect to the fairness, from a financial point of view, to the holders of common stock, par value $1.25 per share (“Common Stock”), of the Company, of the Consideration (as defined below) to be received by such holders in the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Striker Parent 2018, LLC (the “Acquiror”), Striker Merger Sub 2018, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. We understand that, among other things, pursuant to the Agreement, Merger Sub will merge with the Company (the “Merger”), each outstanding share of Common Stock will be converted into the right to receive $18.50 in cash (the “Consideration”), and the Company will become a wholly owned subsidiary of the Acquiror. We further understand that the Acquiror is an affiliate of Cerberus Capital Management, L.P. (“Cerberus” and, together with its portfolio companies and other entities affiliated or associated with Cerberus, the “Cerberus Group”).

In arriving at our opinion, we have:

•	Reviewed a draft, dated December 11, 2018, of the Agreement and certain publicly available business and financial information relating to the Company;

•

Reviewed certain other information relating to the Company, including certain financial forecasts for the Company prepared and provided to us by the management of the Company (the “Company Projections”);

•	Spoken with the management of the Company regarding the business and prospects of the Company;

•

Considered certain financial and stock market data of the Company and compared that data with similar data for other companies with publicly traded equity securities in businesses that we deemed relevant;

•	Considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that we deemed relevant; and

•	Considered such other information, financial studies and analyses and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects. We have been advised, and at your direction have assumed, that the Company Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. At your direction, we have further assumed that the Company Projections are a reasonable basis on which to evaluate the Company and the Merger and have used and relied upon such forecasts for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Projections or the assumptions upon which they are based.

For purposes of our analyses and this opinion we have at your direction assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. We have also assumed that the Merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. With your consent we have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.

Our opinion only addresses the fairness, from a financial point of view, to the holders of Common Stock of the Consideration to be received by such holders in the Merger pursuant to the Agreement and does not address any other aspect or implication (financial or otherwise) of the Merger, or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from appropriate professional sources.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Merger as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Merger. We are not expressing any opinion as to the prices at which Common Stock may be purchased or sold at any time.

Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Wells Fargo Securities has acted as financial advisor to the Board in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. As you know, we were initially engaged in December 2015 to act as a financial advisor to a Special Committee of the Board to assist the Special Committee in evaluating certain strategic alternatives available to the Company. In September 2016, following the Board determining that the Special Committee shall become inactive and that all of the responsibilities of the Special Committee shall be discharged by the Board, the terms of our engagement were amended such that, at the request and with the agreement of the Board and the Special Committee, we were deemed engaged by the Board rather than the Special Committee under the terms of our engagement letter. In addition, as you know, we acted as financial advisor to the Board in connection with the previously proposed transaction (the “Ultra Transaction”) with Ultra Electronics Holdings PLC (“Ultra”) contemplated by the Agreement and Plan of Merger by and among Ultra, Ultra Electronics Aneira Inc., a wholly owned subsidiary of Ultra, and the Company, which agreement was terminated prior to the consummation of the Ultra Transaction, and we received a fee for providing certain advice in connection therewith.

We and our affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. We and our affiliates may in the future provide investment and commercial banking advice and services to, and may otherwise seek to expand our business and commercial relationships with the Company and certain of its affiliates for which we and our affiliates would expect to receive, compensation. We and our affiliates have in the past provided investment and commercial banking advice and services to certain members of the Cerberus Group, including among other things, during the past two years, having provided certain debt and equity underwriting and real estate related advisory services to portfolio companies in the Cerberus Group that are unrelated to the Merger, for which we and our affiliates have received compensation. We and our affiliates may in the future seek to expand our business and commercial relationships with, the Acquiror and certain of its affiliates, for which we and our affiliates would expect to receive compensation. We and our affiliates are also lenders to or participants in one or more of the credit facilities of the Company and its affiliates and certain members of the Cerberus Group, including a member of the Cerberus Group providing financing to the Acquiror. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Acquiror and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and our affiliates have adopted policies and procedures designed to preserve the independence of our research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing this opinion.

This opinion is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to any stockholder of the Company as to how such stockholder should vote or act on any matter relating to the proposed Merger. The issuance of this opinion has been approved by an authorized committee of Wells Fargo Securities.

Based upon and subject to the foregoing, and our experience as investment bankers, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

WELLS FARGO SECURITIES, LLC

/s/ Wells Fargo Securities, LLC

Annex C

SECTIONS 1701.84 AND 1701.85 OF THE OGCL

Section 1701.84 Dissenting shareholders entitled to relief.

(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

Section 1701.85 Dissenting shareholders – compliance with section – fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section

1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Preliminary Proxy Card—Subject to Completion

SPARTON CORPORATION

425 NORTH MARTINGALE ROAD

SUITE 1000

SCHAUMBURG, IL 60173-2213

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
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Preliminary Proxy Card—Subject to Completion	DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.
		For	Against	Abstain

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of December 11, 2018, by and among Sparton Corporation, Striker Parent 2018, LLC, and Striker Merger Sub 2018, Inc. (“the Merger Agreement”).	☐	☐	☐

2.	Proposal to approve, on a non-binding, advisory basis, the compensation that certain executive officers of the Company may receive in connection with the merger pursuant to agreements or arrangements with the Company.	☐	☐	☐

3.

Proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

		☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Bring this ticket (or other proof of ownership) and valid photo identification in order to be admitted to the Special Meeting.

ADMISSION TICKET

SPARTON CORPORATION

Special Meeting of Shareholders

[●], 2019 at [●] [a.m.][p.m.] Central Time

Sparton Corporation

425 North Martingale Road, Suite 1000

Schaumburg, IL 60173-2213

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Meeting, Proxy Statement and Form of Proxy Card are available at www.proxyvote.com

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SPARTON CORPORATION

Special Meeting of Shareholders

[●], 2019 at [●] [a.m.][p.m.] Central Time

This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Sparton Corporation, an Ohio corporation (the “Company”), hereby appoint(s) Joseph Hartnett, Joseph McCormack and James Mahoney, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of the Company which the undersigned is entitled to vote at the special meeting of shareholders of the Company, to be held at Sparton Corporation, 425 North Martingale Road, Suite 1000, Schaumburg, IL 60173-2213, and at any and all adjournments, postponements, continuations or rescheduling thereof, with all the powers the undersigned would possess if personally present at the special meeting, as directed on this ballot.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

Continued and to be signed on reverse side